                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. 2)

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))

[x] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to 'ss.'240.14a-11(c) or 'ss.'240.14a-12

                         BELDING HEMINWAY COMPANY, INC.
                (Name of Registrant As Specified In Its Charter)

                                       N/A
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
   [ ] $125 per Exchange Act Rules 0-11(c)(1)(ii),  14a-6(i)(1),  or 14a-6(i)(2)
or Item 22(a)(2) of Schedule 14A.


   [ ] $500 per  each  party  to the controversy pursuant to Exchange  Act  Rule
        14a-6(i)(3).

   [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

          1)   Title of each class of securities to which  transaction  applies:
               N/A

          2)   Aggregate number of securities to which transaction applies: N/A

          3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: N/A

          4)   Proposed maximum aggregate value of transaction: N/A

          5)   Total fee paid: N/A

   [X] Fee paid previously with preliminary materials.


   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          1)   Amount Previously Paid: N/A

          2)   Form, Schedule or Registration Statement No.: N/A

          3)   Filing Party: N/A

          4)   Date Filed: N/A

                         BELDING HEMINWAY COMPANY, INC.

                                  1430 BROADWAY
                            NEW YORK, NEW YORK 10018

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS


                                 March 26, 1997


              TO THE STOCKHOLDERS OF BELDING HEMINWAY COMPANY, INC.


                  NOTICE is hereby given that a Special Meeting (the "Meeting") of Stockholders of BELDING HEMINWAY COMPANY, INC. (the "Company"), a Delaware corporation, will be held at the Company's executive offices, 1430 Broadway, 12th Floor, New York, New York, on Wednesday, March 26, 1997 at 10:00 a.m. for the following purposes:


                  1. To consider and vote upon a proposal to approve (A) the Asset Purchase Agreement dated as of December 12, 1996 (the "Sale Agreement"), among the Company, The Belding Thread Group, LLC, Danfield Threads, Inc., Culver International, Inc., American Collars, Inc. and The Bridge Realty Company and Hicking Pentecost PLC and its subsidiary, HP Belt Acquisition Corporation, (B) the sale (the "Sale") of substantially all the business, operations and assets of the Company and its subsidiaries related to the manufacturing, marketing and sale of industrial and consumer thread, including sewing threads and certain non-sewing yarns (collectively, the "Thread Division"), for an aggregate cash consideration of $54,924,200, subject to adjustment, plus the assumption of certain liabilities, as contemplated by the Sale Agreement, and (C) the amendment to the Company's Restated Certificate of Incorporation to change the name of the Company to Carlyle Industries, Inc., effective upon the consummation of the Sale; and

                  2. To transact such other business as may properly come before the Meeting or any adjournment thereof.

                  All the above matters are more fully described in the accompanying Proxy Statement. Under the General Corporation Law of the State of Delaware, stockholders do not have appraisal rights in connection with the Sale.


                  The Board of Directors has fixed the close of business on February 21, 1997 as the date for the determination of stockholders entitled to notice of, and to vote at, the Meeting. A list of stockholders entitled to vote at the Meeting will be open to examination by stockholders during ordinary business hours for a period of ten (10) days prior to the Meeting at the executive offices of the Company, 1430 Broadway, New York, New York 10018. The list will also be available at the Meeting.


                                           By order of the Board of Directors,

                                           EDWARD F. COOKE
                                           Secretary


New York, New York
March 3, 1997


WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE PROVIDED. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS EXERCISE BY SENDING WRITTEN NOTICE OF REVOCATION TO THE SECRETARY OF THE COMPANY PRIOR TO THE MEETING OR BY ATTENDING THE MEETING AND VOTING YOUR SHARES IN PERSON.

                                TABLE OF CONTENTS

SUMMARY.....................................................................................................  2
      The Meeting...........................................................................................  2
      The Sale Transaction..................................................................................  3

THE MEETING.................................................................................................  8

THE SALE TRANSACTION........................................................................................  8
      Background............................................................................................  8
      Recommendation of the Board of Directors.............................................................. 20
      Opinion of Bridgeford................................................................................. 21
      Opinion of Advest..................................................................................... 24
      Certain Information Concerning Hicking Pentecost and the HP Financing................................. 27
      Conduct of Business after the Sale; Use of Proceeds................................................... 29
      Potential Effect of the Sale upon Holders of Common Stock and Preferred Stock......................... 30
      Terms of the Sale Agreement........................................................................... 32
      Federal Income Tax Consequences of the Sale........................................................... 38
      Accounting Treatment of the Sale...................................................................... 38
      Absence of Dissenters' Rights of Appraisal............................................................ 38

BUSINESS OF THE COMPANY..................................................................................... 38
      Thread Division....................................................................................... 39
      Button Division....................................................................................... 41
      Legal Proceedings..................................................................................... 43

CAPITALIZATION.............................................................................................. 46

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS....................................................... 47

SELECTED FINANCIAL DATA..................................................................................... 52

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

 RESULTS OF OPERATIONS...................................................................................... 53

MARKET INFORMATION AND RELATED STOCKHOLDER MATTERS.......................................................... 62

PRINCIPAL STOCKHOLDERS...................................................................................... 63
      Changes In Control.................................................................................... 64

EQUITY SECURITIES BENEFICIALLY OWNED BY THE DIRECTORS AND EXECUTIVE

 OFFICERS................................................................................................... 64

INDEPENDENT AUDITORS........................................................................................ 68

STOCKHOLDERS' PROPOSALS..................................................................................... 68

OTHER BUSINESS.............................................................................................. 68


INDEX TO FINANCIAL STATEMENTS...............................................F-1

APPENDIX A  OPINION OF THE BRIDGEFORD GROUP.................................A-1

APPENDIX B  OPINION OF ADVEST, INC..........................................B-1

APPENDIX C  ASSET PURCHASE AGREEMENT........................................C-1

APPENDIX D  PROPOSED CERTIFICATE OF AMENDMENT ..............................D-1

                         BELDING HEMINWAY COMPANY, INC.

                                  1430 Broadway
                            New York, New York 10018

                         SPECIAL MEETING OF STOCKHOLDERS

                                 PROXY STATEMENT


                   Approximate Date of Mailing: March 3, 1997


                  The enclosed Proxy (the "Proxy") is solicited on behalf of the Board of Directors (the "Board") of Belding Heminway Company, Inc. (the "Company") for use at a Special Meeting of Stockholders to be held at the time and place set forth in the foregoing notice and at any adjournment thereof (the "Meeting"). At the Meeting, the Company's stockholders will consider and vote upon a proposal to approve (A) the Asset Purchase Agreement dated as of December 12, 1996 (the "Sale Agreement"), among the Company, The Belding Thread Group, LLC, Danfield Threads, Inc., Culver International, Inc., American Collars, Inc. and The Bridge Realty Company (collectively, the "Sellers"); and Hicking Pentecost PLC ("Hicking Pentecost") and its subsidiary, HP Belt Acquisition Corporation ("Buyer"), (B) the sale (the "Sale") of substantially all the business, operations and assets of the Company and its subsidiaries related to the manufacturing, marketing and sale of industrial and consumer thread, including sewing threads and certain non-sewing yarns (collectively, the "Thread Division"), for an aggregate cash consideration of $54,924,200, subject to adjustment, plus the assumption of certain liabilities, as contemplated by the Sale Agreement, and (C) the amendment (the "Amendment") to the Company's Restated Certificate of Incorporation to change the name of the Company to Carlyle Industries, Inc., effective upon the consummation of the Sale.

                  The Company's Board of Directors unanimously recommends that the Company's stockholders approve the Sale Agreement, the Sale and the Amendment (collectively, the "Sale Transaction").

                  The Company has two classes of outstanding voting securities entitled to be voted at the Meeting: Common Stock, par value $.01 per share ("Common Stock"), and Preferred Stock, par value $.01 per share ("Preferred Stock"). The Common Stock and the Preferred Stock are referred to herein together as the "Capital Stock" of the Company. Each outstanding share of Capital Stock is entitled to one vote. Unless otherwise stated, the Common Stock and the Preferred Stock will vote together as a single class on all matters submitted for a stockholders' vote at the Meeting.


                  The Board has fixed February 21, 1997 as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Meeting. At the close of business on February 21, 1997, there were outstanding and entitled to vote 7,388,282 shares of Common Stock and 20,805,060 shares of Preferred Stock.


                  Proxies in the accompanying form, which are properly executed and duly returned to the Company and not revoked prior to exercise, will be voted in accordance with the instructions contained therein. If a proxy is executed and returned without instructions as to how it is to be voted, such proxy will be voted in favor of the proposal to approve the Sale Transaction. Each proxy granted pursuant to this solicitation is revocable and may be revoked at any time prior to its exercise, provided written notice of revocation is received by the Secretary of the Company prior to the Meeting. A stockholder who attends the Meeting in person may, if he or she wishes, vote by ballot at the Meeting, thereby cancelling any proxy previously given by such stockholder.

                  Under the General Corporation Law of the State of Delaware, stockholders do not have appraisal rights in connection with the Sale.

                                     SUMMARY

                  The following is a summary, is not complete and is qualified in its entirety by reference to the more detailed information set forth elsewhere in this Proxy Statement, including the appendices hereto, which stockholders are urged to read in its entirety.

                                   THE MEETING

TIME, PLACE, AND PURPOSE


                  The Special Meeting will be held at 10:00 a.m. on Wednesday, March 26, 1997 at the Company's executive offices, 1430 Broadway, 12th Floor, New York, New York to vote upon the proposal to approve the Sale Transaction.


REQUIRED VOTE.

                  Approval of a majority of the 28,193,345 shares of the Capital Stock outstanding on the Record Date has been established as a requirement for the approval of the Sale Transaction in order to comply with the provisions of
Section 271 of the Delaware General Corporation Law which requires such approval for the sale of all or substantially all of a corporation's assets since that provision may be applicable to the Sale Transaction. Noel Group, Inc. ("Noel") has irrevocably agreed with Hicking Pentecost and the Buyer to vote for approval of the Sale Transaction. As Noel holds 76.3% of the Capital Stock of the Company, Noel's vote is sufficient to approve the Sale Transaction. See "The Meeting."

RECOMMENDATION

                  The Board of Directors believes that the Sale Transaction is in the best interest of, and is fair to, the Company and its stockholders. The Special Committee of the Board of Directors, which was established to determine the fairness of the terms of the Sale Transaction to the Company's Common Stockholders, believes that the Sale Transaction is fair to the holders of Common Stock. The Board of Directors unanimously recommends that stockholders vote FOR approval of the Sale Transaction. See "The Sale Transaction - Recommendation of the Board of Directors."

                  The Bridgeford Group, Inc. ("Bridgeford") was retained by the Company to identify and analyze strategic alternatives for the Company. Bridgeford has delivered a written opinion, dated December 12, 1996, to the Board of Directors of the Company to the effect that, as of the date of its opinion, based upon the considerations and subject to the assumptions and limitations set forth in such opinion, the proposed Sale as set forth in the Sale Agreement is fair to the Company and its stockholders, from a financial point of view. Stockholders should read the opinion of Bridgeford, a copy of which opinion is included as Appendix A to this Proxy Statement. See " The Sale Transaction - Opinion of Bridgeford."

                  Advest, Inc. ("Advest") was retained by the Special Committee and has delivered a written opinion, dated December 10, 1996, to the Special Committee to the effect that, as of the date of its opinion, based upon the considerations and subject to the assumptions and limitations set forth in such opinion, the proposed Sale is fair to the holders of Common Stock, from a financial point of view. Stockholders should read the opinion of Advest, a copy of which opinion is included as Appendix B to this Proxy Statement. See " The Sale Transaction - Opinion of Advest."

                              THE SALE TRANSACTION

REASONS FOR THE SALE

                  The Board of Directors unanimously approved the proposed Sale Transaction, and recommends that stockholders approve the proposed Sale
Transaction, for the reasons discussed below under "The Sale Transaction - Recommendation of the Board of Directors; Reasons for the Sale" including the Board's belief that the total consideration to be received by the Company in the Sale represents an attractive valuation for the Thread Division.

TERMS OF THE SALE


                  Pursuant to the terms of the Sale Agreement, the Buyer has agreed to pay $54,924,200 in cash, subject to adjustment, and to assume certain liabilities of the Company relating to the assets and business to be transferred with the exception of certain excluded liabilities. The liabilities to be assumed by the Buyer include certain environmental and long-term liabilities estimated by the Company to be approximately $6,900,000, as well as certain current and other liabilities estimated by the Company to be approximately $3.0 million as well as contingent and unknown liabilities related to the assets and the business transferred the amount of which cannot be determined. A dollar-for-dollar post-Closing Purchase Price adjustment will be made to the extent of changes in the Thread Division's Working Capital, as defined, from September 30, 1996 through the Closing. The amount of any such post-Closing Purchase Price adjustment is not limited. The Company estimates that if the Closing of the Sale Transaction had occurred on January 24, 1997, the post-Closing Purchase Price adjustment would have resulted in a decrease in the Purchase Price of approximately $582,000, resulting from a decrease in the Thread Division's working capital from September 30, 1996 to such date. Because there would have been an approximately equivalent increase of cash remaining in the Company (which will not be transferred to the Buyer) resulting from such decrease in the Thread Division's working capital, the Company estimates that such post-Closing Purchase Price adjustment as of January 24, 1997, would not have had a material effect on the post-Closing pro forma balance sheet of the Company as of such date. The Sale will result in a taxable disposition for Federal income tax purposes and taxes due with respect to the Sale will be payable by the Company. A copy of the Sale Agreement is included as Appendix C to this Proxy Statement. For a more particular description of the Sale Agreement and the assets and liabilities to be transferred to the Buyer and to be retained by the Company, see "The Sale Transaction - Terms of the Sale Agreement."


CONDITIONS TO THE SALE

                  Consummation of the Sale is subject to the satisfaction of a number of conditions, including obtaining the approval of the stockholders of the Company. See "The Sale Transaction - Terms of the Sale Agreement."

ACCOUNTING TREATMENT OF THE SALE


                  If the Sale is consummated, the Company will record the disposition of the Thread Division as a discontinued operation. The pro forma loss to be recorded in the disposal is approximately $11.3 million, including a tax provision of $4.5 million. A tax provision is required because the loss includes the write-off of approximately $18.0 million of goodwill. The estimate does not consider the proceeds, if any, which may be received by the Company from the $3.0 million of sales proceeds to be held in escrow or the related taxes payable (estimated to be approximately 40%) with respect to any such proceeds. The actual loss will depend on results of operations through the disposal date, working capital at the disposal date, and the Company's 1997 tax position. See "Capitalization" and "Unaudited Pro Forma Consolidated Financial Statements."


FEDERAL INCOME TAX CONSEQUENCES OF THE SALE

                  The Sale will result in a taxable disposition for Federal income tax purposes. Gain on the Sale generally will be taxable to the Company based on the amount realized (including liabilities assumed) in excess of the tax basis of assets sold. See "The Sale Transaction - Federal Income Tax
Consequences of the Sale" and "Unaudited Pro Forma Consolidated Financial Statements".

CONDUCT OF BUSINESS AFTER THE SALE; USE OF PROCEEDS


                  After completion of the proposed Sale of the Thread Division, the button business (the "Button Division") will constitute the sole business of the Company. Although the Board has no current intention of selling or otherwise disposing of the Button Division, the Board intends to explore any opportunities which arise in the future and which it believes are in the best interests of the Company's stockholders. Such opportunities might include continuing to operate the Button Division as currently constituted; expanding the Button Division through acquisitions, or selling the stock of the Company in the future. If the Company elects to expand the Button Division, such expansion would depend on the availability of attractive acquisition candidates and the Company's ability to finance any such acquisition. The Company has not identified any acquisition candidates or the availability of financing arrangements and there can be no assurance that any acquisition will be accomplished.

                  The Company plans to use the cash proceeds from the Sale to repay its outstanding bank indebtedness, which as of December 31, 1996 consisted of $36,929,000 in principal and $20,000 in accrued interest. The actual amount required to discharge the Company's outstanding bank indebtedness in full will depend on the amount of principal and accrued interest outstanding on the date of the Closing. The Company may use the remainder of the proceeds which total approximately $4.4 million on a pro forma basis, net of taxes and $2.3 million of estimated expenses of the Sale, and exclusive of $3 million held in escrow, for general corporate purposes, to finance additional growth in the Button Division, or for acquisitions, as yet unidentified.

                  As of December 31, 1996, the Company was in arrears in dividend and redemption payments with respect to the Preferred Stock totalling approximately $2,739,000 and $8,322,000, respectively (the "Arrearages"). The Company intends to fulfill its obligation to pay the Arrearages and to make future dividend payments to the holders of Preferred Stock and to redeem such stock as required by the Company's Restated Certificate of Incorporation, to the extent that the Company has cash resources in excess of those required to operate its business. As the Company does not currently expect to have such excess resources upon conclusion of the Sale, in the absence of additional financing, which the Company has not yet determined to seek, the Company currently anticipates that all of the proceeds of the Sale will be retained for use in its business. The availability of resources to make payments to the holders of Preferred Stock in the future will depend on the Company's future cash flow, the timing of the settlement of the liabilities recorded in the financial statements of the Company; and the ability of the Company to obtain financing. In addition, as the Company has agreed to notify the Pension Benefit Guaranty Corporation ("PBGC") thirty (30) days prior to taking certain actions including the payment of any dividend on or any redemption of stock, the Company's decision to make any such payments will depend on the successful resolution of any issues which may arise with the PBGC relating to the Company unfunded liability to its defined benefit plan which liability is estimated in accordance with financial accounting standards to be $1.502 million as of December 31, 1996. Were the plan to be terminated or were the PBGC to require that the plan be funded according to different standards, the Company's obligation to transfer cash to the plan would be substantially larger than the liability reflected on the balance sheet. Based on preliminary estimates, the obligation to transfer cash in the event of a termination could be $3.5 to $4.5 million in excess of the balance sheet liability. Any actual amount transferred in the event of a plan termination would depend on PBGC action and market conditions at the time of transfer and could differ significantly from these estimates.

                  In the event the Company does not pay the Arrearages after the repayment of its bank indebtedness, the Company will be in default of its obligations to the holders of its Preferred Stock under its Certificate of Incorporation. In such event, additional dividends will continue to accrue on amounts due to such holders at the rate of 6% per annum. The Company expects to enter into discussions with Noel, the holder of 93.83% of the Preferred Stock and 29.86% of the Common Stock, with a view to satisfying the Arrearages in accordance with the terms of the Restated Certificate of Incorporation and to the extent consistent with the Company's resources. The Company may also enter into negotiations to modify the terms of the Preferred Stock, although the Company has not yet determined to do so. If such negotiations are commenced, they may result in an acceleration of the redemption of the Preferred Stock or other modifications to the terms of the Preferred Stock, if the Company determines that such modification is in its interest. In the event the Company elected to accelerate the redemption of the Preferred Stock and redeem such stock in full, an aggregate of $20.8 million plus accrued and unpaid dividends on the Preferred Stock to the date of redemption (totalling approximately $2.7 million as of December 31, 1996), would be payable to the holders of Preferred Stock. See "Unaudited Pro Forma Consolidated Financial Statements" and "The Sale Transaction - Background; Potential Effect of Sale upon Holders of Common Stock and Preferred Stock."


                  Under the terms of the Sale Agreement, the Company has agreed to change its name upon consummation of the Sale and the Sellers have agreed to cease using certain names in the conduct of their business. Accordingly, if the proposed Sale is approved, the Company must amend its Restated Certificate of Incorporation to change the Company's name. The Board of Directors proposes to change the name of the Company to "Carlyle Industries, Inc.". Approval of the proposed Sale Transaction includes the approval to amend the Restated
Certificate of Incorporation to change the name of the Company to "Carlyle Industries, Inc.".

POTENTIAL EFFECT OF SALE UPON HOLDERS OF COMMON STOCK AND PREFERRED STOCK


                  Under  the  terms of the  Company's  Restated  Certificate  of
Incorporation, the Company is obligated to pay dividends on its Preferred Stock and to redeem 20% of the Preferred Stock per annum (subject to adjustment) commencing in 1995, unless the Company has a contractual obligation which prevents such payments (a "Restrictive Agreement"). As of December 31, 1996, the Company was in arrears in dividend and redemption payments totalling approximately $2,739,000 and $8,322,000, but had no current legal obligation to pay the Arrearages as the Company was and continues to be restricted from making such payments under the terms of its prior and current credit agreements. As the Company plans to repay its bank indebtedness in full with the proceeds of the proposed Sale, under the terms of its Restated Certificate of Incorporation, the Company will become obligated to pay the Arrearages. The Company has informed Noel that it intends to fulfill its obligation to pay the Arrearages and to make future dividend payments to the holders of Preferred Stock and to redeem such stock as required by the Company's Restated Certificate of Incorporation, to the extent that the Company has cash resources in excess of those required to operate its business. The Company does not expect to have the excess cash resources to pay the Arrearages promptly in the absence of further borrowing. If the Company enters into a new credit facility after the Sale Transaction, the Company may have sufficient resources to pay, and the new facility may permit the payment of, the Arrearages and future amounts due to the holders of Preferred Stock in accordance with the terms of the Company's Restated Certificate of Incorporation. The availability of resources to make payments to the holders of Preferred Stock will depend on the Company's future cash flow, the timing of the settlement of the liabilities recorded in the financial statements of the Company; and the ability of the Company to obtain financing. The Company expects to enter into discussions with Noel, the holder of 93.83% of the Preferred Stock and 29.86% of the Common Stock, with a view to satisfying the Arrearages in accordance with the terms of the Restated Certificate of Incorporation and to the extent consistent with the Company's resources. The Company may also enter into negotiations to modify the terms of the Preferred Stock, although the Company has not yet determined to do so. If such negotiations are commenced, they may result in an acceleration of the redemption of the Preferred Stock or other modifications to the terms of the Preferred Stock, if the Company determines that such modification is in its interest. In the event the Company elected to accelerate the redemption of the Preferred Stock and redeem such stock in full, an aggregate of $20.8 million plus accrued and unpaid dividends on the Preferred Stock to the date of redemption (totalling approximately $2.7 million as of December 31, 1996), would be payable to the holders of Preferred Stock. For a more detailed discussion of the potentially differing effects of the Sale Transaction on the holders of the two classes of the Company's stock, see "The Sale Transaction - Potential Effects of Sale upon Holders of Common Stock and Preferred Stock".


                  A reduction in operating assets and/or scope of operations as a result of a sale of assets is one criteria which may be considered by the New York Stock Exchange in determining the suitability of continued listing of a security. In addition, the Exchange is not limited to the numerical and other criteria in making this determination and may consider all pertinent facts deemed appropriate. Thus, although the Company does not expect that its Common Stock will be immediately delisted from the New York Stock Exchange as a result of the Sale Transaction, there can be no assurance that the Common Stock will not be delisted from such exchange in the future as a direct or indirect result of the Sale Transaction. In such event, the Company intends to apply for listing of its Common Stock on The Nasdaq SmallCap Market, although no assurance can be given that the Company will be in compliance with the listing requirements for such market then in effect. If the Common Stock is delisted from the New York Stock Exchange in the future, the market on which the Common Stock trades after the Sale may offer less liquidity than the present market, which could adversely affect the value of the Common Stock.

NO DISSENTERS' RIGHTS OF APPRAISAL

                  Under the General Corporation Law of the State of Delaware, stockholders do not have appraisal rights in connection with the Sale. See "The Sale Transaction - Absence of Dissenters' Rights of Appraisal."

PRO FORMA FINANCIAL INFORMATION

                  See "Capitalization" and "Unaudited Pro Forma Consolidated Financial Statements" for certain pro forma financial information with respect to the Sale Transaction.

                                   THE MEETING

                  As of the Record Date, 28,193,342 shares of Capital Stock of the Company were issued and outstanding and entitled to vote at the Meeting. The holders of a majority of such shares, present in person or represented by proxy, shall constitute a quorum at the Meeting. Any stockholder present in person or by proxy who abstains from voting on any particular matter described herein will be counted for purposes of determining a quorum. An abstention from voting or a broker's non-vote by a stockholder will have the same effect as a vote against such matter by such stockholder.

                  Approval of a majority of the 28,193,342 shares of Capital Stock of the Company outstanding on the Record Date has been established as a requirement for the approval of the Sale Transaction in order to comply with the provisions of Section 271 of the Delaware General Corporation Law which requires such approval for the sale of all or substantially all of a corporation's assets since that provision may be applicable to the Sale Transaction. Noel Group, Inc. ("Noel") has irrevocably agreed with Hicking Pentecost and the Buyer to vote for approval of the Sale Transaction. As Noel holds 76.3% of the Capital Stock of the Company, Noel's vote is sufficient to approve the Sale Transaction.

                  Proxies in the accompanying form, which are properly executed and duly returned to the Company and not revoked prior to exercise, will be voted in accordance with the instructions contained therein. If a proxy is executed and returned without instructions as to how it is to be voted, such proxy will be voted in favor of the proposal to approve the Sale Transaction. Each proxy granted pursuant to this solicitation is revocable and may be revoked at any time prior to its exercise, provided written notice of revocation is received by the Secretary of the Company prior to the Meeting. A stockholder who attends the Meeting in person may, if he or she wishes, vote by ballot at the Meeting, thereby canceling any proxy previously given by such stockholder.

                  Officers and employees of the Company may solicit proxies by personal interview, mail, telegraph or telephone. The Company may also retain third parties to solicit proxies from stockholders. Brokers, bankers and other nominees will be reimbursed for out-of-pocket and other reasonable clerical expenses incurred in obtaining instructions from beneficial owners of the Company's Capital Stock. The cost of preparing this Proxy Statement and all other costs in connection with solicitation of proxies for the Meeting are being borne by the Company.

                  Even if you plan to attend the Meeting in person, please sign, date and return the enclosed proxy promptly. If you attend the Meeting, your proxy will be voided and you can vote in person. A postage-paid return-addressed envelope is enclosed for your convenience. Your cooperation in giving this matter your immediate attention and in returning your proxy will be appreciated.

                              THE SALE TRANSACTION

BACKGROUND

                  As of December 31, 1995, the Company was in default under its Credit Agreement dated October 29, 1993, as amended (the "Prior Credit Agreement") between the Company, NationsBank of North Carolina, N.A., Fleet Bank, The Bank of New York and the Daiwa Bank,

Ltd. (collectively, the "Banks") as a result of its non-compliance with financial covenants set forth in such Prior Credit Agreement. The Company had outstanding balances under the term facility and revolving credit facility of the Prior Credit Agreement of $20,650,000 and $25,450,000, respectively, as of December 31, 1995. On March 15, 1996, the Prior Credit Agreement was amended, among other things: to accelerate the maturity of amounts due thereunder from December 31, 1999 to July 1, 1997; to revise the revolving credit facility to reduce advances available effective September 30, 1996 and December 31, 1996; to impose fees if advances against the Company's Home Furnishing Division's receivables and inventory existed on July 31, 1996 and August 31, 1996; and to impose additional fees of $300,000, $700,000 and $1,500,000 due September 30, November 15, and December 31, 1996, respectively, if the Company had not refinanced the term facility in full by December 31, 1996 or demonstrated progress towards the disposition of assets, in addition to the Home Furnishings Division, at sufficient levels to repay the term facility by December 31, 1996. At December 31, 1995, the Company was also in default of its financial covenants under certain leasing arrangements which were amended on terms similar to the amendment to the Prior Credit Agreement, including an acceleration of the maturity date for the $2.2 million indebtedness due thereunder to July 1, 1997. For a more detailed description of the terms of the Prior Credit Agreement and leasing arrangements, as amended, see Note 9 to the "Notes to Consolidated Financial Statements."


                  From March through the end of June, the Board convened on a monthly basis to review general corporate matters including, among others, financial and operating information with respect to each division, to consider management issues, to review the status of efforts to dispose of the Home Furnishings Division, the status of the Company's efforts to renegotiate the terms of the Prior Credit Agreement or to refinance the indebtedness under such agreement, and the progress of Bridgeford which was engaged to analyze strategic alternatives for the Company, including the opportunities for the sale of the Company. At the meeting of the Board held on March 14th, management of the Company suggested that attention be focused on the refinancing of the Company's debt and that any decision on the disposition of assets, other than the Home Furnishings Division, be deferred. At that meeting, the non-management directors preliminarily discussed the possibility of reviewing the Company's strategic alternatives and determined that serious consideration should be given to all alternatives including the possible sale of the Company and that consideration should also be given to locating an appropriate financial advisor to advise the Company in that respect. At its April meeting, the Board unanimously approved the retention of Bridgeford to analyze the Company's strategic alternatives. At the May meeting, Ms. Brenner was appointed as Chairman of the Board. In February 1996, Ms. Brenner had been appointed as Vice Chairman, engaged as a consultant to the Company at an annual rate of $100,000 and granted stock options entitling her to purchase 200,000 shares of Common Stock. In view of her election as Chairman of the Company, in late May, the Compensation Committee decided to increase Ms. Brenner's compensation to an annual rate of $250,000 and to award Ms. Brenner a bonus of $250,000 upon the successful sale of the Company. The Committee also agreed to consider a bonus for Ms. Brenner if the Company is not sold by year-end, depending on the circumstances. On July 10, 1996, the Executive Committee met by telephone conference call to approve the sale of the Home Furnishings Division.


                  In late March 1996,  Hicking Pentecost  approached the Company with a view to acquiring either the entire Company or its Thread Division. Shortly thereafter, the Company and Hicking Pentecost entered into a confidentiality agreement which included provisions relating to the confidentiality of the information concerning the Company that was to be furnished to Hicking

Pentecost but did not restrict the ability of the Company to solicit or respond to other potential purchasers while Hicking Pentecost conducted its due diligence.


                  In May 1996, Middleburg Yarns ("Middleburg") contacted Noel to express an interest in the Company and was referred to Bridgeford. Middleburg executed a confidentiality agreement dated June 18, 1996. In early July, Bridgeford had various conversations with Middleburg regarding potential valuations for the entire Company and the importance to the Company of structuring a sale of the entire Company as a stock transaction as opposed to an asset transaction. On July 9, 1996, Middleburg wrote Bridgeford expressing an interest in buying the assets of the Thread and Button divisions, stating its view that the "asset value" was in the $75-100 million range and requesting further information. Other than the implication that Middleburg was interested in an asset rather than a stock transaction, this letter did not contain any information as to the structure of a proposed transaction or as to whether Middleburg proposed to assume all of the Company's liabilities in connection with such a transaction. In late July, Bridgeford discussed this letter with Middleburg again stressing the Company's desire that any transaction for both the Thread Division and the Button Division be a stock sale in order minimize the Company's tax liabilities associated with such a transaction and to ensure the assumption of the Company's liabilities as the Company would have no remaining operating business. Bridgeford suggested that Middleburg consider an acquisition of the Company's stock and supply evidence of Middleburg's ability to finance the transaction. Middleburg did not contact the Company again until late October.

                  During June 1996, in the course of investigating a sale of the entire Company, Bridgeford contacted entities that Bridgeford and the Company considered potential buyers for the Company. As Bridgeford had also received indications of interest in a transaction for the Thread Division, Bridgeford continued to pursue the possible sale of the Thread Division with potential purchasers. In July, Hicking Pentecost orally proposed a valuation of the Thread Division of approximately $62 million, including the assumption of certain long term liabilities. Hicking Pentecost was then allowed to perform a more detailed business due diligence investigation of the Thread Division and was given access to the Company's corporate and divisional management. While Hicking Pentecost performed its additional due diligence, Bridgeford continued its efforts to determine the interest, if any, of other potential purchasers.

                  On August 9, 1996, after negotiations on a possible letter of intent, Hicking Pentecost submitted to the Company a letter of intent (the "Letter of Intent") which set forth some of the basic terms upon which Hicking Pentecost was willing to acquire the Thread Division, subject to a number of contingencies, including a financing contingency. The Letter of Intent did not bind any party to proceed with the Sale Transaction but contained, among other things, two binding provisions: an exclusivity provision which prohibited the Company from pursuing a transaction with, or responding to inquiries from, other proposed purchasers for 60 days; and a non-disclosure provision. The exclusivity provision did not contain provisions which would have permitted the directors to respond to other potential purchasers if such response was required to satisfy their fiduciary duties to the Company's stockholders (a "Fiduciary Out"). At the time of the presentation of the Letter of Intent, representatives of Hicking Pentecost stressed that the exclusivity provision was an essential and non-negotiable condition of further negotiations on the proposed acquisition of the Thread Division by Hicking Pentecost at the valuation suggested in the Letter of Intent. At that time, no negotiations with other parties were in progress, although an exploratory meeting had been scheduled with Coats North America, an affiliate of Coats Viyella Plc (collectively referred to herein as "Coats"). The purpose of this meeting was to assist Coats in determining what, if any, interest Coats had in an acquisition of the Company. Bridgeford had previously attempted to contact Coats in late June 1996. Independently, Coats' investment advisor had contacted Noel in June, and Noel referred Coats' investment advisor to Bridgeford. Bridgeford sent a draft confidentiality agreement to Coats on June 27, 1996, followed by several calls to both Coats and its investment advisor. A mutually acceptable confidentiality agreement was signed and returned by Coats on July 29, 1996, and on that date Bridgeford sent to Coats a descriptive memorandum with respect to the Company. Given what Bridgeford advised was a highly favorable valuation for the Thread Division, the level of interest expressed by Hicking Pentecost and the absence of any competing offers, Bridgeford and management of the Company did not believe that it was in the best interests of the Company to risk losing the possibility of selling the Thread Division to Hicking Pentecost by refusing to sign the Letter of Intent in order to continue its discussions with Coats. Accordingly, the Company entered into the Letter of Intent which, by its terms, could be terminated by the Company prior to the close of business on August 14, 1996. Bridgeford then cancelled the previously scheduled meeting with Coats. During the exclusivity period, the Company received a letter dated August 9, 1996 from the Chief Executive of Coats North America stating that Coats was and continued to be, interested in the possible acquisition of the Company and that Coats was disappointed that it had not been given the opportunity to meet with senior executives of the Company in furtherance of a possible acquisition. The letter also stated that based on the information that Coats had been provided, Coats believed that it may be in the best position to maximize shareholder value of the Company in such an acquisition. The Company also received a letter dated August 12, 1996 from Coats Viyella Plc, confirming its interest in the possible acquisition of Belding, noting that they had only recently received the descriptive memorandum and requesting that the exploratory meeting be rescheduled. Neither letter included an estimated valuation, proposed price, indication of intent or ability to finance a proposed transaction, or other proposed transaction terms for the Board to consider.

                  At a meeting held on August 14, 1996, the Board of Directors reviewed the status of negotiations with the Banks to eliminate the fees payable under the Prior Credit Agreement and the possibility of refinancing the Company's indebtedness. The directors then reviewed the terms of the Letter of Intent. At the request of the Board, representatives of Bridgeford attended the meeting and made a preliminary presentation to the Board which included a review of Bridgeford's efforts to solicit proposals for the acquisition of the entire Company and for the acquisition of the Thread Division, including its contacts with fourteen potential acquirors. Bridgeford also reviewed three strategic alternatives for the Company which were described as (i) maintaining the status quo and refinancing the Company's bank indebtedness, (ii) selling the Thread Division and continuing to operate the Button Division and (iii) selling the Thread Division and selling the stock of the Company, whose only operating asset would then be the Button Division, separately. In its presentation, Bridgeford reviewed the business and financial issues relating to these alternatives including issues of capital adequacy, industry risks, leverage and refinancing risks and risks associated with the continued operation of the Thread Division. The presentation also included a review of the prior contacts with Hicking Pentecost and with other potential purchasers, the proposal set forth in the Letter of Intent, the anticipated cash proceeds of the proposed transaction and the ability of the Company to retire its bank indebtedness if the transaction were consummated, the timing of the proposed transaction, the status of the Button Division if the proposed transaction were consummated and substantial corporate overhead reductions were implemented; a review of the market value of the residual company in comparison with pro forma operating results of the Button Division as a multiple of EBIT and EBITDA; preliminary comparable company and preliminary comparable transaction analyses and an analysis of the factors that might affect the market value of the Company's Common Stock if the status quo were maintained. The Bridgeford presentation also reviewed the history of its contacts with Coats. As the Bridgeford presentation was preliminary, Bridgeford did not make any formal findings or recommendations to the Board at this meeting. Representatives of Bridgeford stated that, if the Board elected to proceed with a sale of the Thread Division, based on Bridgeford's survey of the market and contacts with potential buyers and based on Bridgeford's preliminary financial analyses (that were consistent with, and substantially in the form of, the financial analyses later presented by Bridgeford to the Board at its December 10, 1996 meeting), Bridgeford believed the Hicking Pentecost offer in the Letter of Intent was a "pre-emptive bid" and an "outstanding offer" which was substantially higher in amount than any indications of interest for the Thread Division received from any of the potential buyers contacted by Bridgeford. Bridgeford believed that it was unlikely that there were any remaining potential buyers who might be interested in acquiring the Thread Division or the entire Company who had not been contacted by Bridgeford. Bridgeford's preliminary presentation with respect to the Company's status quo alternative reflected the fact that such alternative may not be feasible based on, among other factors, the Company's leveraged financial situation. Bridgeford's preliminary presentation with respect to the Company's other strategic alternative (i.e., the simultaneous separate sales of the Thread Division and the stock of the remaining Company whose only operating asset would then be the Button Division) reflected the fact that such alternative would not be practicable given the complexity of completing the sale of the Thread Division and the need to ensure the assumption of the Company's liabilities, including any residual liabilities related to the sale of the Thread Division. With respect to the Company's status quo alternative, Bridgeford considered the value of the common stock on a total enterprise value basis (which indicated the stock was fully valued based on the Company's stock prices at that time) and on a break-up value basis (which indicated a value range of approximately $1.40 to $2.10 per share). The various analyses included in Bridgeford's preliminary presentation were consistent with its preliminary view as presented to the Board regarding the attractiveness of the proposed sale of the Thread Division. For additional information relating to Bridgeford, its qualifications, its selection and retention by the Company and a description of its final analyses with respect to the proposed transaction, see "The Sale Transaction - Opinion of Bridgeford."


                  The Board then reviewed the Bridgeford presentation and considered the strategic alternatives referred to above. The Board and
Bridgeford discussed, among other things, the 1995 results of the Thread Division and recent improvements in the results of operations of Thread Division and of the Company, as a whole; the status of the Company's negotiations with potential lenders to refinance the Company's bank indebtedness; the characteristics of the thread industry including increased competition, excess capacity and the competitive advantage enjoyed by companies with international operations; the Hicking Pentecost valuation of the Thread Division as compared to comparable transactions; the ability of the Company to reduce its current bank indebtedness if the sale were consummated on substantially the terms included in Hicking Pentecost's offer; the prospects for, and potential valuation of, the Company's Button Division as a stand-alone business; the potential effect of the sale of the Thread Division on the trading market for and liquidity of the Company's Common Stock; and other relevant factors.

                  The Board and Bridgeford's representatives then proceeded to review the Letter of Intent, commencing with the aggregate consideration of $62 million (which included the assumption of certain liabilities). The Board and its advisors discussed in detail the fairness of the price, and the likelihood that any other buyer would be willing to pay a price equal to or exceeding that offered by Hicking Pentecost for the Thread Division in view of Bridgeford's extensive effort to locate buyers over a considerable period of time. The Board and its advisors also reviewed the various contingencies set forth in the Letter of Intent including, among others, the conclusion of a mutually acceptable agreement, the ability of Hicking Pentecost to obtain financing through both bank borrowing and an equity offering in the United Kingdom and the completion of Hicking Pentecost's due diligence. The directors and the Company's counsel reviewed the likelihood of these contingencies being met; the exclusivity provision and the absence of a Fiduciary Out; the tax effect of the proposed Sale; the status of the Company's continued listing on the New York Stock Exchange if the Sale were effected; the position of Noel as a holder of substantial blocks of both Preferred and Common Stock of the Company and the binding and irrevocable nature of the commitment which Hicking Pentecost sought to obtain from Noel which would assure stockholder approval of the sale regardless of the votes of other stockholders. The Board reviewed the letters received from Coats, noting that the letters contained no proposals for a transaction, and discussed the likelihood of Coats submitting an offer for either the Company or the Thread Division, the numerous attempts by Bridgeford to contact Coats, delays by Coats in responding to such contacts, the status of Coats as a competitor of both the Company and Hicking Pentecost and the preliminary nature of the discussions proposed to take place.

                  The  Board  then  reviewed  the  advantages  to be  gained  by proceeding with Hicking Pentecost under the terms set forth in the Letter of Intent, which the Board had been advised included a highly advantageous valuation for the Thread Division, which Bridgeford believed was intended to be a "pre-emptive bid", and the likelihood of Hicking Pentecost terminating discussions if the Board rejected the exclusivity provision and provisions on non-disclosure in the form of Letter of Intent presented. The Board weighed these advantages against the disadvantage of restricting the Board's access to other potential purchasers during the exclusivity period and the likelihood of any other potential purchaser submitting an offer in the range submitted by Hicking Pentecost given Bridgeford's extensive efforts. After being advised by counsel of the relevant legal issues, including those relating to the absence of a Fiduciary Out, the Board concluded that it was not in the best interests of the Company to risk losing the possibility of a transaction with Hicking
Pentecost at a price which Bridgeford advised was highly favorable by terminating the Letter of Intent due to the absence of a Fiduciary Out or for any other reason. After additional discussion, the Board approved the Letter of Intent, thus continuing its effectiveness for the 60-day period commencing on August 9, 1996.


                  The Board then appointed a Negotiating Committee consisting of Ms. Karen Brenner, then the Chairman of the Company and a Managing Director of Noel, and Mr. Gregory H. Cheskin, then President and Chief Executive Officer of the Company, to negotiate a definitive agreement between the Company and Hicking Pentecost and to present such agreement to the Board for consideration. Neither Ms. Brenner nor the Company considered her position as a Managing Director of Noel to create a conflict of interest with respect to her duties as a negotiator because the holders of both classes of its stock, including Noel, had a common interest in obtaining the best possible price and terms for the sale of the Thread Division. At its August 14, 1996 meeting, the Board also approved the retention of Zimet, Haines, Friedman & Kaplan to assist the Negotiating Committee and to act as special counsel to the Company in connection with the transaction. Zimet, Haines, Friedman & Kaplan, which also serves as counsel to Noel, had been acting as special counsel for the Company in connection with its exploration of strategic alternatives since March. Herbert M. Friedman, a partner of Zimet, Haines, Friedman & Kaplan, is a director of Noel. Zimet, Haines, Friedman & Kaplan was retained to assist Belding in connection with its review of strategic alternatives, including the negotiations with Hicking Pentecost, as such firm had previously worked successfully with Ms. Brenner on similar transactions. Noel, the Board of the

Company and the Special Committee discussed below were each advised of and did not object to that law firm's representation of Noel and the Company. The services of Zimet, Haines, Friedman & Kaplan were limited to activities relating to the Company's examination of its strategic alternatives, including the Sale of the Thread Division, and the preparation of this Proxy Statement. Another law firm, which is general counsel to Belding and which has no connection to Noel, was kept informed of the progress of the transaction and participated in the negotiation of important provisions of the Sale Agreement, having responsibility for drafting provisions of the Sale Agreement relating to environmental and real estate matters. A representative of such firm was present and participated in the discussions at each meeting of the Board. In addition, the fairness of the proposed Sale, from a financial point of view, to the holders of Common Stock was passed upon by the Special Committee, discussed below, which retained independent counsel, who was also kept informed of the progress of the negotiations.

                  The Board also appointed a Special Committee consisting of Messrs. Robert A. Levinson, Alan E. Woltz and Gilbert H. Lamphere (a former officer and director of Noel), to review any agreement submitted to the Board with a view to determining the fairness of that agreement to the holders of Common Stock, to report its unanimous conclusion in that respect to the Board and to retain legal counsel and such financial or other advisors as such committee deemed appropriate. The Special Committee retained Morrison & Foerster LLP as its legal counsel and Advest as its financial advisor. For a description of the shares of Preferred Stock and Common Stock of the Company and the shares of Common Stock of Noel beneficially owned by the directors of the Company (including the Special Committee) and present and past relationships between the directors and Noel, see "Principal Stockholders" and "Equity Securities Beneficially Owned by the Directors and Executive Officers" including the footnotes to the charts set forth therein.


                  At a meeting held on September 10, 1996, the Board reviewed the status of discussions with the Banks regarding the deferral of fees payable under the Prior Credit Agreement on the basis of the signing of the Letter of Intent, the efforts to refinance the indebtedness under the Prior Credit Agreement and certain general corporate matters unrelated to the proposed Sale. Representatives of Bridgeford then reported on the status of the transaction with Hicking Pentecost and the potential alternatives with respect to the Button Division. It was believed that an attempt to sell the Button Division might delay the proposed Sale so no such effort was pursued. On September 30, 1996, the Board met to review a proposed extension of the terms of the Letter of Intent, including the exclusivity provision. The directors discussed the progress of Hicking Pentecost's due diligence, the status of the negotiations in respect of an asset purchase agreement, the alternatives to an extension and the risk that a failure to extend the Letter of Intent would result in the abandonment of the transaction by Hicking Pentecost. The directors also discussed the continued refusal of Hicking Pentecost to include a Fiduciary Out provision in the draft purchase agreement. As the Board concluded that negotiations with Hicking Pentecost were progressing and it was believed that discussions with other potential purchasers would jeopardize the eventual consummation of the Sale, the Board unanimously agreed to extend the exclusivity provisions of the Letter of Intent to October 21, 1996 and to continue to seek a Fiduciary Out. Continuing its consideration of management changes, which had been ongoing since March, the Board reviewed the terms of a possible separation agreement with Mr. Cheskin, proffered by the Company, in connection with his mutually anticipated resignation from his positions with the Company following discussions among Mr. Cheskin, members of the Board and representatives of Noel.


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                  On October 7, 1996 Ms. Brenner was elected President and Chief
Executive Officer of the Company effective upon Mr. Cheskin's formal resignation from such positions and the Board granted her authority to negotiate the terms of an asset purchase agreement with Hicking Pentecost. The Board met again on October 21, 1996 to review the status of Ms. Brenner's discussions with the Banks and other financing institutions to refinance the Company's indebtedness under the Prior Credit Agreement, the status of the transaction with Hicking Pentecost and to attend to general corporate matters unrelated to the proposed Sale. After reviewing the status of the negotiations, the directors and representatives of Bridgeford discussed the advisability of extending the Letter of Intent, which was scheduled to expire that day, and contacting Coats. After discussing with representatives of Bridgeford the risk that Hicking Pentecost would terminate discussions if the Company contacted other potential purchasers, even in the absence of an exclusivity agreement, the Board unanimously agreed to authorize Ms. Brenner to extend the Letter of Intent until noon on October 24, 1996. The Board reconvened on October 24, 1996 and reviewed the status of the refinancing of the Company's indebtedness under the Prior Credit Agreement, the status of the Letter of Intent and approved the terms of the engagement letter pursuant to which the Special Committee engaged Advest, which letter had previously been negotiated with Advest by the Committee's Special Counsel. Ms. Brenner and representatives of Bridgeford reported that good faith negotiations were continuing with Hicking Pentecost and that they had not required the extension of the Letter of Intent beyond October 21, 1996 (and the Letter of Intent was thus not so extended). The Board then discussed the Fiduciary Out and the advisability of contacting Coats since the exclusivity agreement with Hicking Pentecost was no longer in effect. After weighing the advisability of contacting other potential purchasers against the risk that any such contact would become known and would jeopardize the transaction with Hicking Pentecost, the Board unanimously agreed that such contact would be inadvisable and that discussions with Hicking Pentecost with the intent of negotiating for the inclusion of a Fiduciary Out in the draft asset purchase agreement should continue.


                  Prior to the next Board meeting, Bridgeford received a letter dated November 1, 1996 from Middleburg Yarns ("Middleburg"). For clarity, the contacts between Middleburg and the Company's representatives have been summarized before proceeding to a discussion of the November Board meeting:


                  As discussed above, in May 1996, Middleburg contacted Noel to express an interest in the Company, was referred to Bridgeford and executed a confidentiality agreement dated June 18, 1996. In early July, Bridgeford had various conversations with Middleburg regarding potential valuations and the importance to the Company of structuring a sale of the entire Company as a stock transaction as opposed to asset transaction. On July 9, 1996 Middleburg wrote Bridgeford expressing an interest in buying the assets of the Thread and Button divisions, stating its view that the "asset value" was in the $75-100 million range and requesting further information. In late July, Bridgeford discussed this letter with Middleburg again stressing the Company's desire that any transaction for both the Thread Division and the Button Division be a stock sale in order minimize the Company's tax liabilities associated with such a transaction and to ensure the assumption of the Company's liabilities as the Company would have no remaining operating business. After these discussions in late July, Middleburg did not contact the Company or its representatives and Bridgeford did not contact Middleburg as Bridgeford did not believe that Middleburg had the financial resources to complete a transaction with the Company. In late October, Middleburg's financial advisor telephoned Bridgeford and inquired as to the status of the "sale" of the Company. This was followed by a letter dated November 1, 1996 to Bridgeford indicating that Middleburg was

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prepared  to offer  between  $95 and  $105  million  to  purchase  the  Company, including both the Thread Division and the Button Division, subject to the successful completion of due diligence. The letter stated that Middleburg would
require  a  "break-up"  fee  of  $500,000  if  the  Company   completed  another
transaction for some or all of its business during such period. In discussions with Middleburg's financial advisor, Bridgeford concluded that Middleburg was still contemplating the purchase of the assets of both the Thread Division and the Button Division and not the outstanding securities of the Company and was informed by Middleburg's representatives that any tax liabilities generated would have to be dealt with by the Company. In addition, in such discussion, Bridgeford was informed that Middleburg, an independent privately held company, would be required to pursue external sources of debt and equity financing to consummate any potential transaction. Bridgeford responded to Middleburg by suggesting that it submit a firm offer with satisfactory evidence of financing capability. On December 9, 1996, Middleburg wrote to the Company stating that Middleburg was confident that it could secure the necessary financing and make a bid within the range previously stated within fourteen days. In this letter Middleburg expressed dissatisfaction with the manner in which its communications had been handled by Bridgeford. In discussing with the Company the contacts with Middleburg, Bridgeford stressed the following: Middleburg had not made an offer but merely expressed its qualified intention do so; the numbers given as the possible range of purchase price could not be evaluated since there was not even a general indication of the liabilities to be assumed; the potential liabilities were substantial and the effective price would depend upon which were assumed; Middleburg seemed to be committed to an asset transaction which would generate substantial taxes, although the amount of such taxes could not be accurately estimated absent more information as to the structure of such transaction; there was no assurance that financing could be obtained; and Middleburg had performed no due diligence which was likely to be a lengthy process. Although the proposed sale of the Thread Division to Hicking Pentecost was also expected to result in tax liability to the Company, which would be payable by the Company and not by Hicking Pentecost or the Buyer, the generation of such tax liability, viewed in the context of the relatively favorable terms of the proposed Sale to Hicking Pentecost including the Purchase Price, was considered by the Board to be an acceptable cost of completing the Sale Transaction.

                  At the November 21st Board meeting, representatives of Bridgeford reviewed the status of the transaction with Hicking Pentecost and the Board received a briefing from Bridgeford on the letter dated November 1, 1996 from Middleburg and again discussed, with representatives of Bridgeford, the advisability of approaching Coats, and the status of negotiations with Hicking Pentecost, including the likelihood of successfully negotiating a Fiduciary Out. Given the advanced negotiations with Hicking Pentecost, the Board concluded that it was not advisable to initiate a contact with Coats which had never expressed more than a preliminary interest in discussing a transaction and had not contacted the Company or its representatives since August. As Middleburg had recently contacted the Company, Bridgeford responded to Middleburg by again requesting additional information from Middleburg on the proposed structure of the transaction and the ability of Middleburg to obtain financing. The Board also reviewed the status of the refinancing, including a draft proposal from Heller Financial, Inc., and approved an agreement to amend the Prior Credit Agreement to postpone the date for payment of $2,500,000 in additional fees from December 31, 1996 to March 31, 1997 in consideration of the payment of a $250,000 fee. Negotiations towards a definitive agreement with, and the completion of due diligence by, Hicking Pentecost continued into December 1996.


                  On December 10, 1996, the Board of Directors met again to consider the terms of the proposed transaction. At that time, with the assistance of Bridgeford, the Board considered

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Middleburg's  letters of November 1, 1996 and December 9, 1996 in the context of the advanced negotiations with Hicking Pentecost; the time required for Middleburg to complete its due diligence and to negotiate the terms of a transaction; Middleburg's ability to obtaining financing in view of its size and status as a private company; and Middleburg's request for a break-up fee.
Middleburg's   financial  advisors  informed   Bridgeford  that  Middleburg  had
approximately $25 million in annual sales as compared to Hicking Pentecost which had, as of March 31, 1996, total assets of approximately $113 million (based on the prevailing rate of exchange on January 31, 1997) and annual sales and profit attributable to stockholders of approximately $138 million and $7.7 million, respectively (based on such prevailing exchange rate). The Company had assets of approximately $83 million as of September 30, 1996, and net sales for the 1995 calendar year of approximately $89 million. See "Selected Financial Data." The Board and Bridgeford also considered the fact that Hicking Pentecost and its United Kingdom underwriters were prepared to sign an agreement concerning a United Kingdom equity offering by Hicking simultaneously with the execution of the Sale Agreement which Bridgeford believed would substantially assure the availability of funds to Hicking. Despite repeated requests by Bridgeford, Middleburg had never indicated how it was prepared to finance the acquisition and it was believed that, given Middleburg's size, Middleburg would be required to pledge the assets to be acquired as collateral in order to finance a proposed transaction. The Board noted that, given the advanced state of the negotiations with Hicking Pentecost with respect to the Sale Agreement (which was executed on December 12, 1996), any negotiations with Middleburg would require postponing the transaction with Hicking Pentecost for at least 14 days (and probably much longer given the anticipated length of the due diligence and negotiation processes) and believed that this could not be done without making Hicking Pentecost aware of the reasons for the postponement. The Board, in consultation with its advisors, determined that such postponement and disclosure would likely result in Hicking Pentecost withdrawing from the transaction. It was the judgement of the Board, after consultation with Bridgeford, that the possibility of receiving a financed offer from Middleburg and negotiating a transaction, burdened as that possibility was with serious uncertainties, did not justify risking the loss of the Hicking Pentecost transaction.


                  Although Ms. Brenner's participated in the negotiations in her capacity as a negotiator for the Company, Noel did not participate in the negotiation of the terms of the Sale. The Board noted that, as a precondition of executing the proposed Sale Agreement, Hicking Pentecost was requiring Noel simultaneously to execute an irrevocable agreement to vote in favor of the proposed Sale Transaction at the Meeting, thereby assuring the irrevocable consent of a majority of the Company's stockholders to the Sale Transaction. The Board also reviewed Bridgeford's presentation on the proposed Sale which included a description of the sale process, the valuation methodologies utilized by Bridgeford (which are more particularly described under "Opinion of Bridgeford" below), an analysis of the residual company and the proposed form of Bridgeford's fairness opinion.

                  After reviewing the proposed terms of the Sale Agreement and the prospects for the Company if the Sale Transaction were not approved and after receiving the preliminary oral opinion of Bridgeford, the Board of Directors unanimously voted to authorize the execution of the Sale Agreement and to recommend that the stockholders of the Company approve the terms of the Sale Transaction at the Meeting, subject to the determination by the Special Committee that the terms of the Sale Transaction were fair to the holders of Common Stock and the receipt of Bridgeford's written fairness opinion.

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




                  In the course of performing its mandate of determining the fairness of the terms of the proposed Sale Agreement to the holders of Common Stock, the Special Committee met seven times. The Special Committee was provided with copies of the Sale Agreement for its review prior to its execution, and members of the Company's management and its financial advisors and counsel were made available to the Special Committee and its advisors. The Special Committee was also provided with copies of the correspondence, discussed above, that had been received by the Company and Bridgeford from other potential buyers. The Special Committee, its counsel and Advest had an opportunity to discuss issues relating to such other potential buyers (as well as such other issues as they deemed appropriate) with the Company's management, counsel and financial advisors, as did the members of the Special Committee through their participation in meetings of the full Board.

                  At its first three meetings,  the Special Committee focused on the preparations necessary to carry out its responsibilities including the engagement of an investment banking firm and legal counsel, and the Committee elected to retain Advest, Inc. and Morrison & Foerster respectively in those positions. At its fourth meeting held on October 21, 1996, the Special Committee reviewed the progress of the negotiations, the issue of a Fiduciary Out and the issue of extending the exclusivity period with Hicking Pentecost which the Special Committee found to be within the appropriate and proper business judgment of the Board. At its November 21st meeting, the Special Committee discussed the difficulty in negotiating a Fiduciary Out in the proposed agreement with Hicking Pentecost, and then focused on the potential competing indications of interest which the Company had received from Coats and Middleburg. The Special Committee noted that Middleburg was a small private company and had not provided information as to how a transaction would be financed. The Special Committee then turned to a review of Coats, noting that the Board had received a suggestion from the general counsel to the Company that the Company should consider contacting Coats and attempt to obtain a competing offer. After noting that this suggestion was contrary to Bridgeford's advice that such actions might imperil the success of the proposed transaction with Hicking Pentecost, counsel to the Special Committee then undertook to review the facts relating to Coats, meet with the Company's financial advisor and special legal counsel and report back to the Special Committee on the latitude enjoyed by the Board and the Special Committee to proceed with an agreement with Hicking without contacting Coats. Counsel to the Special Committee and representatives of Advest, Bridgeford, and Zimet, Haines, Friedman & Kaplan extensively discussed the prior contacts with Coats and Middleburg, Bridgeford's opinion that contacting another potential purchaser posed a grave risk that the Hicking Pentecost bid would be lost as Hicking would perceive the initiation of such contacts (as opposed to responding to the unsolicited inquiry of Middleburg) as acting in bad faith, Bridgeford's opinion on the superiority of the Hicking Pentecost offer and the views expressed by the Company's general counsel referred to above, regarding contacting Coats; the limited information available on Middleburg and Middleburg's failure to provide information as to the proposed structure of a transaction or any evidence of their ability to finance a transaction for the entire Company.

                  In considering the fairness of the terms of the proposed Sale Agreement to the holders of Common Stock, the Special Committee considered such factors as the Special Committee deemed appropriate, including among others, the correspondence from Coats and Middleburg (considered in the context of management's and Bridgeford's belief as to the likelihood that delaying the execution of the Sale Agreement to negotiate with those potential buyers would seriously jeopardize the proposed transaction with Hicking Pentecost), and the opinion of Advest, more fully described below, that the Sale Transaction is fair, from a financial point of view, to the Company's

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



Common Stockholders. In view of the wide variety of factors considered by the Special Committee, the Special Committee did not quantify or otherwise attempt to assign relative weights to the specific factors it considered.


                  On December 10 and 11, 1996, the Special Committee met to review the final terms of the Sale Agreement and the report of Advest, Inc.
which included a summary of its valuation methodologies (which are more particularly described below under "Opinion of Advest"), and the proposed form of Advest's fairness opinion. On December 10, 1996, based on the advice of its financial advisor and the Company's financial advisor, the Special Committee determined that the procedures followed by the Company and its advisors in soliciting bids, and selecting the successful bidder, including the decision with respect to Coats and Middleburg, for the Company's Thread Division were fair. While the Special Committee would have preferred to include a Fiduciary Out in the proposed agreement, the Special Committee was given to understand that Hicking Pentecost would not agree to such a provision under any circumstances and the Company's choice had to be made in view of this position. On the basis of the report of Advest and the Special Committee's own examination of the terms of the transaction, the Special Committee unanimously determined and concluded that the terms of the Sale Transaction are fair to the holders of Common Stock.

                  On December 12, 1996, the Company, certain of its subsidiaries, Hicking Pentecost and the Buyer executed the Sale Agreement and Noel, Hicking and the Buyer executed a separate agreement pursuant to which Noel irrevocably agreed to vote in favor of the Sale Transaction at the Meeting. The Company then publicly announced the Sale Transaction. Since publicly announcing the Sale Transaction, the Company has not received any additional indications of interest for the purchase of the Company or the Thread Division or any additional contact from Coats or Middleburg. Under the terms of the Sale Agreement, the Company is not permitted to participate in any discussions with, or provide any information to, any potential purchaser of the Thread Division or the entire Company, other than Hicking Pentecost.


                  On December 18, 1996, the Board approved the terms of the proposed refinancing of the Company's bank indebtedness, which refinancing was completed on December 30, 1996, the terms of which are more particularly described in "Management's Discussion and Analysis of Financial Position and Results of Operations - Liquidity and Capital Resources."


                  In January 1997, the Pension Benefit Guaranty Corporation ("PBGC") notified the Company that it was considering whether the Sale would create an obligation under ERISA to immediately fund, in whole or in part, the Company's unfunded liability to its defined benefit plan. In February 1997, at the request of the PBGC, the Company agreed to provide the PBGC with at least thirty (30) days advance notice of any proposed dividend, stock redemption, stockholder buyback or other distribution to shareholders of any class of equity which is projected to occur at any time prior to March 31, 2002. In consideration of such agreement, the PBGC agreed not to take action solely with respect to the proposed Sale. If the PBGC takes the position that the Company should fund, in whole or in part, the unfunded liability to the defined benefit plan, after receiving notice of a proposed dividend, stock redemption, stockholder buyback or other distribution to shareholders, and if such position is upheld, the ability of the Company to take any such proposed action could be adversely affected. The Company's unfunded liability to its defined benefit plan is estimated in accordance with financial accounting standards to be $1.502 million as of December 31, 1996. Were the plan to be terminated or were the PBGC to require that the plan be funded according to different standards, the Company's obligation to transfer cash to the plan

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




would be substantially larger than the liability reflected on the balance sheet. Based on preliminary estimates, the obligation to transfer cash in the event of a termination could be $3.5 to $4.5 million in excess of the balance sheet liability. Any actual amount transferred in the event of a plan termination would depend on PBGC action and market conditions at the time of transfer and could differ significantly from these estimates. For information with respect to the Company's unfunded liability to its defined benefit plan, see "Note 13 to Notes to Consolidated Financial Statements."

                  In February 1997, the Compensation Committee of the Board approved the payment of a $150,000 bonus to Ms. Brenner in consideration of her services to the Company in 1996. The Compensation Committee also approved a $250,000 bonus in consideration of her services in connection with the proposed Sale, the payment of which is contingent on the consummation of the proposed Sale.


RECOMMENDATION OF THE BOARD OF DIRECTORS

                  The Board of Directors of the Company believes that the Sale Transaction is in the best interests of, and is fair to, the Company and its stockholders. The Special Committee believes that the terms of the Sale Transaction are fair to the holders of Common Stock. The Board of Directors unanimously approved the Sale Transaction, subject to the approval of the stockholders of the Company, and unanimously recommends that the stockholders vote FOR approval of the Sale Transaction at the Meeting.


                  The terms of the Sale Transaction were the result of arm's length negotiations between the Company and Hicking Pentecost and their respective representatives. In the course of reaching their decisions to approve the transaction, the Board of Directors consulted with its professional advisors as well as with management. In voting upon the Sale Transaction, the Board considered in detail all the factors they deemed relevant to their decision, including the attractive valuation for the Thread Division included in the proposed Sale Transaction, the prospects for the Company if the Thread Division were retained in view of the increased competition in the thread industry, the likelihood of selling either the Thread Division or the entire Company to another buyer or buyers on more favorable terms, given the extensive work performed by Bridgeford to locate such other buyers, and the Company's ability to refinance its operations on advantageous terms. Throughout the negotiations with Hicking Pentecost, it was the view of the Board, based on the advice of Bridgeford, that the Hicking Pentecost offer was so favorable to the Company that no substantial risk of losing that opportunity should be taken unless the Board were assured that a better offer would be forthcoming. In this regard, it was noted that Bridgeford had contacted fourteen potential acquirors, including Coats and Middleburg, and that the only other preliminary indication of interest received for the Thread Division was a range of $35 to $40 million, neither Coats nor Middleburg had submitted an offer, Coats had not contacted the Company since August and Middleburg had never given an indication of their ability to finance a proposed transaction or the proposed structure thereof. Based on the information available to the Board, the advice of Bridgeford and the fact that no firm offer was received from either Coats or Middleburg, the Board concluded that neither party was likely to consummate a transaction on terms more favorable to the Company's stockholders than the terms offered by Hicking
Pentecost and that the Company should not risk losing the opportunity of concluding a transaction with Hicking Pentecost to pursue preliminary discussions with either Coats or Middleburg.

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                  The Board also considered the potential negative effect of the retention of the Excluded Liabilities (see "Terms of the Sale" and "Business of the Company - Legal Proceedings"), the potential delisting of the Common Stock from the New York Stock Exchange and the potential reduction in liquidity if such delisting were to occur, the tax effects of any proposed sale of the assets of the Thread Division, and the absence of a Fiduciary Out. After discussing these potential negative effects in detail, the Board determined that the benefits of selling the Thread Division to Hicking Pentecost, particularly what was considered to be a highly advantageous price, exceeded the potential negative effects of the transaction.


                  After considering these factors and the additional factors discussed above (to which the Board did not assign specific weights) and in consultation with its financial advisors, the Board approved the Sale Transaction, and recommends that the stockholders approve the Sale Transaction.

OPINION OF BRIDGEFORD

                  As described above under "Background," at the meeting of the Board of Directors held on December 10, 1996, Bridgeford delivered its oral opinion (subsequently confirmed in writing) to the effect that, based upon the assumptions made, matters considered and limits of the review undertaken, as described in the opinion, the proposed Sale as set forth in the Sale Agreement is fair to the Company and its stockholders from a financial point of view.

                  The full text of Bridgeford's written opinion,  dated December
12, 1996, is attached hereto as Appendix A. Stockholders are urged to read the opinion in its entirety including the portions thereof describing the assumptions made, matters considered and limits of the review undertaken by Bridgeford. Bridgeford's opinion is directed only to the fairness from a financial point of view of the cash consideration to be received by the Company and does not constitute a recommendation to any stockholder of the Company as to how the stockholder should vote on the Sale Transaction. The summary of the opinion of Bridgeford set forth in this Proxy Statement is qualified in its entirety by reference to the full text of the opinion. A summary of the terms under which Bridgeford was retained by the Company is set forth below.

                  In arriving at its opinion,  Bridgeford  reviewed and analyzed
(i) publicly available information concerning the Company which Bridgeford believed to be relevant to its inquiry, (ii) financial and operating information with respect to the business, operations and prospects of the Company furnished to Bridgeford by the Company, (iii) a comparison of the historical financial results and present financial condition of the Company with those of other companies which Bridgeford deemed relevant and (iv) a comparison of the financial terms of the proposed transaction with the financial terms of certain other recent transactions which Bridgeford deemed relevant. In addition, Bridgeford had discussions with the management of the Company concerning its businesses, operations, assets, present condition and future prospects, conducted a limited physical inspection of the properties and facilities of the Thread Division and undertook such other studies, analyses and investigations as Bridgeford deemed appropriate.

                  In arriving at its opinion, Bridgeford assumed and relied upon the accuracy and completeness of the financial and other information furnished to Bridgeford and did not make nor obtain any evaluations or appraisals of the assets or liabilities of the Thread Division but did utilize appraisals provided by the Company. Bridgeford's opinion was based upon market, economic and


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other  conditions  as they existed on, and could be evaluated as of, the date of
Bridgeford's written opinion.

                  No limitations were imposed on Bridgeford with respect to its investigations or procedures in arriving at its opinion. Bridgeford was not retained by the Company with respect to a possible restructuring of the Company's indebtedness; did not express an opinion as to the relative merits of the Sale or any other strategic alternative that might be available to the Company; and was not asked to, and did not, address the effects of the Sale or other strategic alternatives on the financial condition or the solvency of the Company, including the ability of the Company to pay dividends on its Preferred or Common Stock.

                  Based on and subject to the foregoing, Bridgeford prepared and presented to the Board of Directors various financial analyses at the Board's December 10, 1996 meeting. These analyses were confirmed in connection with the delivery of the written opinion and served as a basis for deriving reference ranges for the value of the Thread Division utilizing comparable transaction analysis, comparable company analysis, discounted cash flow analysis and leveraged buyout analysis.


                  In the comparable transaction analysis, Bridgeford reviewed the prices paid in recent acquisitions of companies in the industrial thread industry, comparing in particular the consideration received as a multiple of earnings before interest, taxes, depreciation and amortization (EBITDA") and earnings before interest and taxes ("EBIT"). Bridgeford evaluated the following seven acquisition transactions: Threads USA by Ruddick Corporation; Blue Mountain Industries by Hicking Pentecost; Rossville Companies by Culp, Inc.; Belding Heminway by Noel Group, Inc; Pioneer Corporation by Unifi, Inc.; Vintage Yarns by Unifi, Inc.; and MacField by Unifi, Inc. Of the seven acquisitions reviewed, Bridgeford identified two as relevant from a valuation standpoint due to the comparability of the businesses acquired: namely Hicking Pentecost's 1995 acquisition of Blue Mountain Industries and Ruddick Corporation's 1996 acquisition of Threads USA. Based on the prices paid in these two transactions, Bridgeford applied multiples of between 6.1 and 7.0 times expected and projected EBITDA for the fiscal years ending December 31, 1996 and December 31, 1997 and
7.7 times expected and projected EBIT for the fiscal years ending December 31, 1996 and December 31, 1997. This analysis derived a reference range for the Thread Division of between $56 million and $65 million.

                  In the comparable  company analysis,  Bridgeford  compared the
Thread Division to several publicly traded companies in textile-related businesses deemed by Bridgeford to be comparable to the Thread Division with respect to, among other things, lines of business, distribution systems and overall size. These companies included Burke Mills, Inc.; Culp, Inc.; Guilford Mills, Inc.; Texfi Industries, Inc.; Thomaston Mills, Inc.; and Unifi, Inc.. Bridgeford noted that because the operations of these companies were not limited to industrial thread manufacturing, these companies were not directly comparable to the Thread Division. In particular, Bridgeford reviewed the aggregate valuation of each of these companies as multiples of historical and projected operating results, including EBITDA and EBIT. Using the information available with respect to such companies, Bridgeford applied multiples of between 6.2 and
6.4 times expected and projected EBITDA for the fiscal years ending December 31, 1996 and December 31, 1997 and between 9.9 and 10.4 times expected and projected EBIT for the fiscal years ending December 31, 1996 and December 31, 1997. This analysis derived a reference range for the Thread Division of between $56 million and $81 million. Bridgeford considered this analysis less meaningful because the operations of these textile-related companies were not limited to the industrial thread business.



                                       22


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




                  In the discounted cash flow analysis, Bridgeford used an estimate of future cash flow generated by the Thread Division's operations over a five-year period based on a forecast developed by Bridgeford. Since Belding management's practice has been to generate projected financial results for only one fiscal year in advance, Bridgeford constructed a five year plan using the Company's projections for the year ended December 31, 1997 and Bridgeford estimates for the following four years. Bridgeford's estimates for the years ended December 31, 1998, 1999, 2000 and 2001 assumed modest revenue growth and operating margins constant at their expected levels for the year ended December 31, 1997. Bridgeford also reviewed the Thread Division's historical working capital requirements to construct an estimated schedule of working capital requirements for the years ended December 31, 1997, 1998, 1999, 2000 and 2001. The Thread Division's free cash flows, defined as EBIT before amortization ("EBITA") taxed at 40% ("Unlevered Net Income") plus depreciation, less capital expenditures, less increases in net working capital, were discounted to present value at discount rates ranging from 10% to 15%, reflecting the estimated weighted average after-tax cost of capital. Bridgeford multiplied EBITDA for the fifth year (fiscal 2001) by terminal value multiples of EBITDA ranging form 6.0 to 6.5, and discounted to present value the amounts derived thereby using the same ranges of discount rates. The foregoing procedure derived a reference range of $45 million to $58 million for the Thread Division.

                  In a leveraged buyout analysis, the price a financial buyer can afford to pay for a company, given certain assumptions regarding capital structure, interest rates, debt repayment requirements and required rates of return, is evaluated. In its leveraged buyout analysis of the Thread Division, Bridgeford used the same operating results and working capital requirement assumptions it employed in its discounted cash flow analysis and assumed an appropriate post-transaction capital structure to determine the value a financial acquiror would consider appropriate for the Thread Division. The foregoing procedure derived a value of $47 million for the Thread Division.


                  After reviewing the results of each of the foregoing analyses, and considering the current market and economic environment and the extensive marketing effort undertaken in connection with the sale of the Thread Division, which involved contacting fourteen potential strategic acquirors, only five of which expressed any interest in investigating a possible transaction, Bridgeford developed a reference range for the Thread Division of between $45 million and $65 million. In this connection, Bridgeford considered the comparable transaction analysis, with ranges from $56 million to $65 million, as the most meaningful analysis due to the direct comparability of the businesses acquired in those transactions.


                  The foregoing does not purport to be a complete description of Bridgeford's written opinion or its presentations to the Board. Bridgeford believes that its analyses must be considered as a whole and that selecting portions of those analyses or the factors considered by Bridgeford, rather than considering all of analyses and factors, could create an incomplete view of the procedures underlying its opinion. The process of preparing a fairness opinion involves many procedures, analyses and factors and is not readily susceptible to a partial or summary description. In arriving at its opinion, Bridgeford made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the Company's control. Bridgeford's analyses, estimates and views as to values developed in connection with its opinion are not necessarily indicative of actual values, which may be significantly more or less, and do not purport to be appraisals or necessarily reflect the prices at which businesses may


                                       23


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



actually be sold. The full text of Bridgeford's written opinion is set forth in Appendix A to the Proxy Statement.

                  Bridgeford engages in providing financial advisory services, on a fee basis, primarily to corporations in connection with mergers, acquisitions, divestitures, leveraged buy-outs, joint ventures, reorganizations, recapitalizations and other extraordinary corporate transactions. The Company selected Bridgeford to render its opinion on the basis of its expertise. Bridgeford has provided financial advisory services to Noel and certain of Noel's subsidiaries in the past, has received customary fees for those services and may provide similar services to Noel and its subsidiaries in the future.

                  The Company retained Bridgeford, under the terms of an agreement (the "Bridgeford Agreement"), for the purposes of (i) identifying and analyzing strategic alternatives for the Company, including but not limited to a sale of the Company, (ii) advising the Company concerning an appropriate course of action which would be in the best interests of the Company, whether or not identified by Bridgeford and (iii) as requested by the Company, participating on the Company's behalf in negotiations concerning such alternatives. Bridgeford performed such services, as described herein and in the section entitled "The Sale Transaction - Background," and shall be paid a fee for its services of approximately $928,000, contingent upon the closing of the Sale.

                  The Company has agreed to indemnify and hold harmless Bridgeford against any losses, claims, damages or liabilities to which it may become subject as a result of its rendering of services pursuant to the Bridgeford Agreement and to reimburse Bridgeford for its reasonable out-of-pocket expenses not in excess of $50,000 incurred in connection with its rendering of those services.

OPINION OF ADVEST

                  At the meeting of the Special Committee held on December 10, 1996, Advest delivered its oral opinion (subsequently confirmed in writing) to the effect that, based upon the assumptions made, matters considered and limits of the review undertaken, as set forth in such opinion, the proposed Sale as set forth in the Sale Agreement is fair, from a financial point of view, to the holders of Common Stock.

                  The full text of Advest's written opinion, dated December 10, 1996, is attached hereto as Appendix B. Stockholders are urged to read the opinion in its entirety for the assumptions made, matters considered and limits of the review undertaken by Advest. Advest's opinion is directed only to the fairness from a financial point of view of the cash consideration to be received by the Company and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote on the Sale Transaction. The summary of the opinion of Advest set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion. A summary description of the terms under which Advest was retained by the Company is set forth below.

                  In arriving at its opinion, Advest reviewed and analyzed: (i) publicly available information concerning the Company, its outstanding securities and such other information as Advest deemed appropriate, (ii) financial and operating information with respect to the business and prospects of the Company furnished to Advest by the Company or its advisors, (iii) a


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



comparison of the financial results and condition of the Company with those of other companies that Advest deemed relevant, and (iv) a comparison of the financial terms of the proposed transaction with those of certain other recent transactions that Advest deemed relevant. In addition, Advest had discussions with the Company's management concerning its present condition and future prospects.

                  In rendering its opinion, Advest relied upon the accuracy of the financial and other information provided to Advest by the Company and its Advisors and assumed the accuracy and completeness of such information and did not attempt to independently verify any of such information. In arriving at its opinion, Advest did not conduct a physical inspection of the properties and facilities of the Company. Advest's opinion is based on conditions as they existed and could be evaluated on December 10, 1996.

                  Advest, as part of its investment banking business is engaged in the valuation of securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements, and in valuations for corporate and other purposes. The Special Committee selected Advest to render its opinion on the basis of such firm's expertise. Advest has also performed certain financial advisory services for Noel and certain of Noel's other subsidiaries in the past, and has received customary fees for such services and may provide such services to Noel and its subsidiaries in the future.

                  No limitations were imposed by the Special Committee upon Advest with respect to the investigations made or procedures followed by Advest in rendering its opinion as to the fairness of the proposed Sale, from a financial point of view, to the holders of Common Stock. Advest did not express an opinion as to the relative merits of the Sale and other strategic alternatives that may be available to the Company.

                  Based upon and subject to the foregoing, Advest prepared and presented to the Special Committee certain financial analyses at its December 10, 1996 meeting, which analyses were subsequently confirmed in connection with its written opinion. Such financial analyses included a sale process analysis, a comparable company analysis, a comparable transactions analysis, and a discounted cash flow analysis, which are more particularly described below.

                  In its sale process review, Advest reviewed the sale process which was conducted by Bridgeford in the marketing of the Thread Division and found it to be sufficiently comprehensive.

                  In its comparable transaction analysis, Advest compared the proposed sale price for the Thread Division with selected comparable transactions in the yarn, thread and fabric industries. The transactions evaluated by Advest included the acquisitions of: Threads USA by Ruddick Corporation; Blue Mountain Industries by Hicking Pentecost; Rossville Companies by Culp, Inc.; Belding Heminway by Noel Group, Inc; Pioneer Corporation by Unifi, Inc.; Vintage Yarns by Unifi, Inc.; and MacField by Unifi, Inc. Advest compared Hicking Pentecost's offer for the Thread Division with certain averages and medians for the group as a whole and separately with the average of only the Threads USA and Blue Mountain Industries acquisitions, which were shown separately based on Advest's belief that these two target companies were most representative of Belding's Thread Division from a business point of view and were the most recent acquisitions in the yarn, thread and fabric industries. Based on the prices paid in these two transactions, Advest derived median consideration multiples based on, among others, Sales, EBIT and EBITDA. The median multiples for the Threads USA and Blue Mountain transactions were determined to be .62x sales, 7.7x EBIT and 6.6x EBITDA. The median multiples for all transactions evaluated by Advest were determined to be .62x sales, 7.7x EBIT and 6.9x EBITDA. These multiples compared favorably to the Thread Division's acquisition multiples of .92x sales, 8.0x EBIT and 6.6x EBITA and weighed strongly in Advest's conclusion that the proposed aggregate purchase price of $61.9 million for the Thread Division was within the range of fairness, from a financial point of view.


                  In its comparable company analysis, Advest compared the proposed sale price for the Thread Division with eight comparable threads, yarns and fabrics manufacturers and marketers: Burke Mills, Inc.; Culp, Inc.; Guilford Mills, Inc.; Texfi Industries, Inc.; Thomaston Mills, Inc.; Unifi, Inc.; Concord Fabrics, Inc. and Johnston Industries, Inc. Utilizing historical and projected operating data for the Thread Division provided to Advest by Bridgeford and the Company's management, Advest compared the proposed sale price with certain average and median valuation measures for the publicly traded comparable group. Using the information available with respect to such companies, Advest derived median multiples based on, among others, Sales, EBIT and EBITDA. The median multiples for the comparable group were determined to be .60x sales, 6.8x EBITDA and 12.2x EBIT. This compared with the Thread Division's estimated sale price of
 .92x sales, 6.6x projected EBITDA and 8.0x EBIT. Based on the public trading price of the Company's stock on December 9, 1996 and on the financial results for the latest available twelve months, Belding Heminway Company, Inc. had traded at 6.5x LTM EPS, .81x Revenue, 5.9x EBITDA and 7.9x EBIT. The medians for the comparable group were 15.5x LTM EPS, .60x Revenue, 6.8x EBITDA and 12.2x EBIT. As a result, Advest concluded that, in general, Belding Heminway Company, Inc. was valued at multiples below the medians for the group.

                  In its discounted cash flow analysis, Advest undertook a series of discounted cash flow studies based on the Button Division's projected operating income (EBIT) for the years 1997 through 2001. Since the Company's management practice has been to generate projected financial results for only one fiscal year in advance and as Advest had no previous working relationship with the Company, Advest did not believe that it had the information that it would have required to conduct a discounted cash flow analyses for the Thread Division or for the entire Company. However, since Advest did receive a five year financial projection for the Button Division, Advest conducted a discounted cash flow analyses for that division. Advest determined a range of present values for the Button Division ranging from a low of $38.2 million to a high of $60.5 million. Since all present values for the Button Division exceeded the market value for Belding Heminway Company, Inc.'s Common Stock plus the redemption value of the Preferred Stock, Advest further concluded that the proposed purchase price of $61.9 million for Belding's Thread Division was within the range of fairness, from a financial point of view.

                  In performing its analyses, Advest's methodology was to compare several valuation multiples for comparable transactions and comparable publicly traded companies to multiples based on Hicking Pentecost's offer of $61.9 million for the Thread Division. Therefore, Advest did not indicate an aggregate valuation or range of aggregate valuations for the Thread Division. Based on its analysis as a whole, Advest determined that Hicking Pentecost's $61.9 million offer was within the range of fairness, from a financial point of view.


                  Based on the foregoing, Advest concluded that the proposed aggregate purchase price for the Thread Division was within the range of fairness, from a financial point of view.

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



                  The summary set forth does not purport to be a complete description of Advest's written opinion or Advest's oral presentations to the Special Committee. Advest believed that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, could create an incomplete view of the processes underlying its opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analysis or summary description. In its analyses, Advest made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the Company's control. Any estimates contained therein are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Estimates of value of companies do not purport to be appraisals or necessarily reflect the prices at which companies may actually be sold.

                  The Special Committee retained Advest to render an opinion with respect to the fairness, from a financial point of view, to the Company's common stockholders of the consideration to be received in the proposed sale of the Thread Division. The opinion to be delivered was not intended to address the Company's underlying business decision to effect the sale of the Thread
Division. Under the terms of the agreement pursuant to which the Company retained Advest, as amended (the "Advest Agreement"), the Company agreed to pay Advest $50,000 for its services if no opinion was required, and $125,000 for its services if an opinion was requested. The Company also agreed to indemnify and hold harmless Advest against any losses, claims, damages or liabilities to which it may become subject as a result of its rendering of services pursuant to the Advest Agreement and to reimburse Advest for their reasonable out-of-pocket expenses not in excess of $5,000 incurred during the period of their engagement with respect to the services to be rendered by them.

CERTAIN INFORMATION CONCERNING HICKING PENTECOST AND THE HP FINANCING

                  Hicking Pentecost. Hicking Pentecost is a public limited company registered in England and Wales with its principal executive office at 19 Stanwell Road, Penarth, Vale of Glamorgan, United Kingdom CF64 2EZ. The Buyer, a Delaware corporation and an indirect, wholly owned subsidiary of Hicking Pentecost, was recently organized for the purpose of acquiring the assets of the Thread Division. The Buyer has not conducted any other business.

                  Hicking Pentecost is a leading manufacturer of specialty threads for non-clothing applications, with manufacturing facilities located worldwide. Hicking Pentecost also manufactures knitwear products and industrial products for the construction and water industries. At March 31, 1996, Hicking Pentecost had total assets of 70.7 million pounds sterling (approximately $113.3 million based on the prevailing rate of exchange on January 31, 1997), and turnover and profit attributable to stockholders of 85.9 million pounds sterling and 4.8 million pounds sterling, respectively (approximately $137.6 million and $7.7 million, respectively, based on the prevailing rate of exchange on January 31, 1997), for its fiscal year ended March 31, 1996. Hicking Pentecost's ordinary shares are traded on the London Stock Exchange (the "LSE").

                  HP Financing. Hicking Pentecost will finance the Purchase Price to be paid to the Company at the Closing of the Sale through (i) proceeds received by Hicking Pentecost from a placing and open offer (the "Placing and Open Offer") of 7,924,199 units of its convertible non-interest bearing unsecured loan stock (the "Stock Units") in the United Kingdom and (ii) bank facilities available to Hicking Pentecost.

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




                  Placing and Open Offer. A portion of the Purchase Price will be financed by the proceeds of the Placing and Open Offer, such proceeds amounting to approximately 22 million pounds sterling (approximately $35.2 million based on the prevailing rate of exchange on January 31, 1997), net of expenses.

                  The Placing and Open Offer was underwritten by Baring Brothers International Limited ("Baring Brothers") pursuant to a placing agreement dated December 12, 1996 (the "Placing Agreement"), between Hicking Pentecost and Baring Brothers. Under the Open Offer, Baring Brothers invited Qualifying Shareholders (as defined below) to apply for the allotment of and/or subscribe for Stock Units at the issue price of 300p per Stock Unit on the basis of one Stock Unit for every three ordinary shares of Hicking Pentecost held by such shareholders on December 5, 1996 (the "HP Record Date"), up to their respective maximum pro rata entitlements. "Qualifying Shareholders" were those holders of ordinary shares of Hicking Pentecost recorded on its register of members on the HP Record Date, excluding overseas shareholders.

                  Under  the  Open  Offer,   acceptances   were   received  from
Qualifying Shareholders in respect of 5,178,529 Stock Units. Those Stock Units not subscribed for under the Open Offer and fractions not issued, aggregating 2,745,670 Stock Units, were placed by Baring Brothers principally with institutional investors ("Placees") pursuant to the Placing Agreement. The Stock Units were allotted to Qualifying Shareholders and Placees on January 8, 1997. On January 31, 1997, the Stock Units were admitted to the Official List of the LSE and dealings in the Stock Units commenced, fully paid.

                  The Stock Units constitute non-interest bearing and unsecured obligations of Hicking Pentecost. Upon completion of the Sale, the Stock Units will automatically convert into new ordinary shares (the "New Shares") of Hicking Pentecost. Assuming the applicable conversion rate is one New Share for each Stock Unit, conversion of the Stock Units will result in the issue of 7,924,199 New Shares (representing approximately 25% of the issued ordinary share capital of Hicking Pentecost as enlarged by the conversion of Stock Units). In the event that the completion of the Sale does not take place on or before March 31, 1997 or the Sale Agreement is terminated prior to that date, the Stock Units will be repaid at the issue price on April 21, 1997, or, if earlier, 21 days after the date on which the Sale Agreement is terminated.

                  The Stock Units and the underlying ordinary shares of Hicking Pentecost have not and will not be registered under the Securities Act of 1933, as amended, or under the securities laws of any state of the United States, and were not offered or sold within the United States by Hicking Pentecost or Baring Brothers. This Proxy Statement does not constitute an offer to sell or the solicitation of an offer to purchase Stock Units or the underlying ordinary shares of Hicking Pentecost.

                  Bank Facilities. Hicking Pentecost is a party to credit facility agreements (the "HP Bank Agreements") with various banks. Hicking Pentecost currently has available borrowing capacity under the HP Bank Agreements of approximately 20 million pounds sterling (approximately $32.0 million based on the prevailing rate of exchange on January 31, 1997). The HP Bank Agreements contain customary representations and warranties, covenants and events of default.

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



CONDUCT OF BUSINESS AFTER THE SALE; USE OF PROCEEDS


                  After completion of the proposed Sale of the Thread Division, the button business (the "Button Division") will constitute the sole business of the Company. Although the Board has no current intention of selling or otherwise disposing of the Button Division, the Board intends to explore any opportunities which arise in the future and which it believes are in the best interests of the Company's stockholders. Such opportunities include continuing to operate the Button Division as currently constituted; expanding the Button Division through acquisitions, or selling the stock of the Company in the future. If the Company elects to expand the Button Division, such expansion would depend on the availability of attractive acquisition candidates and the Company's ability to finance any such acquisition. The Company has not identified any acquisition candidates or the availability of financing arrangements and there can be no assurance that any acquisition will be accomplished.

                  The Company plans to use the cash proceeds from the Sale to repay its outstanding bank indebtedness, which as of December 31, 1996 consisted of $36,929,000 in principal and $20,000 in accrued interest. The actual amount required to discharge the Company's outstanding bank indebtedness in full will depend on the amount of principal and accrued interest outstanding on the date of the Closing. The Company may use the remainder of the proceeds which total approximately $4.4 million on a pro forma basis, net of taxes and $2.3 million of estimated expenses of the Sale, and exclusive of $3 million held in escrow, for general corporate purposes, to finance additional growth in the Button Division, or for acquisitions, as yet unidentified.

                  As of December 31, 1996, the Company was in arrears in dividend and redemption payments with respect to the Preferred Stock totalling approximately $2,739,000 and $8,322,000, respectively (the "Arrearages"). The Company intends to fulfill its obligation to pay the Arrearages and to make future dividend payments to the holders of Preferred Stock and to redeem such stock as required by the Company's Restated Certificate of Incorporation, to the extent that the Company has cash resources in excess of those required to operate its business. As the Company does not currently expect to have such excess resources upon conclusion of the Sale, in the absence of additional financing, which the Company has not yet determined to seek, the Company currently anticipates that all of the proceeds of the Sale will be retained for use in its business. The availability of resources to make payments to the holders of Preferred Stock in the future will depend on the Company's future cash flow, the timing of the settlement of the liabilities recorded in the financial statements of the Company; and the ability of the Company to obtain financing. In addition, as the Company has agreed to notify the Pension Benefit Guaranty Corporation ("PBGC") thirty (30) days prior to taking certain actions including the payment of any dividend on or any redemption of stock, the Company's decision to make any such payments will depend on the successful resolution of any issues which may arise with the PBGC relating to the Company unfunded liability to its defined benefit plan which liability is estimated in accordance with financial accounting standards to be $1.502 million as of December 31, 1996. Were the plan to be terminated or were the PBGC to require that the plan be funded according to different standards, the Company's obligation to transfer cash to the plan would be substantially larger than the liability reflected on the balance sheet. Based on preliminary estimates, the obligation to transfer cash in the event of a termination could be $3.5 to $4.5 million in excess of the balance sheet liability. Any actual amount transferred in the event of a plan termination would depend on PBGC action and market conditions at the time of transfer and could differ significantly from these estimates.



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




                  In the event the Company does not pay the Arrearages after the repayment of its bank indebtedness, the Company will be in default of its obligations to the holders of its Preferred Stock under its Certificate of Incorporation. In such event, additional dividends will continue to accrue on amounts due to such holders at the rate of 6% per annum. The Company expects to enter into discussions with Noel, the holder of 93.83% of the Preferred Stock and 29.86% of the Common Stock, with a view to satisfying the Arrearages in accordance with the terms of the Restated Certificate of Incorporation and to the extent consistent with the Company's resources. The Company may also enter into negotiations to modify the terms of the Preferred Stock, although the Company has not yet determined to do so. If such negotiations are commenced, they may result in an acceleration of the redemption of the Preferred Stock or other modifications to the terms of the Preferred Stock, if the Company determines that such modification is in its interest. In the event the Company elected to accelerate the redemption of the Preferred Stock and redeem such stock in full, an aggregate of $20.8 million plus accrued and unpaid dividends on the Preferred Stock to the date of redemption (totalling approximately $2.7 million as of December 31, 1996), would be payable to the holders of Preferred Stock. See "Unaudited Pro Forma Consolidated Financial Statements" and "The Sale Transaction - Background; Potential Effect of Sale upon Holders of Common Stock and Preferred Stock."


                  Under the terms of the Sale Agreement, the Company has agreed to change its name upon consummation of the Sale and the Sellers have agreed to cease using certain names in the conduct of their business. Accordingly, if the proposed Sale Transaction is approved, the Company must amend its Restated Certificate of Incorporation to change the Company's name. The Board of Directors proposes to change the name of the Company to "Carlyle Industries, Inc.". Approval of the proposed Sale Transaction includes the approval of the Certificate of Amendment to the Restated Certificate of Incorporation to change the name of the Company to Carlyle Industries, Inc.", a copy of which is attached hereto as Appendix D.

                  Upon consummation of the proposed Sale Transaction, the Company intends to move its corporate headquarters to the corporate offices currently operated by the Button Division at 1 Palmer Terrace, Carlstadt, New Jersey 07072.

POTENTIAL EFFECT OF THE SALE UPON HOLDERS OF COMMON STOCK AND PREFERRED STOCK

                  If the Sale is consummated, the concentration of the Company's business in the Button Division will result in significant changes to the Company that may not affect the two classes of stock in the same way.

                  Preferred Stock. The potential return on the Preferred Stockholders' investment in the Company is limited by the terms of the Company's Restated Certificate of Incorporation to the redemption price or liquidation preference of such stock, plus accrued and unpaid dividends (the "Redemption Amount"). As long as the liquidation value of the Company remains in excess of the Redemption Amount, the amount eventually received by the Preferred Stockholders should not be directly affected by the Company's future financial performance or the positive or negative results of the disposition of the Thread Division and the concentration of capital and management resources on the development of the Button Division. However, the timing of the payment of the Redemption Amount may be affected by such factors and by the Sale.


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




                  Under  the  terms of the  Company's  Restated  Certificate  of
Incorporation, the Company is obligated to pay dividends on its Preferred Stock and to redeem 20% of the Preferred Stock per annum (subject to adjustment) commencing in 1995, unless the Company has a contractual obligation which prevents such payments (a "Restrictive Agreement"). As of December 31, 1996, the Company was in arrears in dividend and redemption payments totalling approximately $2,739,000 and $8,322,000, but had no current legal obligation to pay the Arrearages as the Company was and continues to be restricted from making such payments under the terms of its prior and current credit agreements. As the Company plans to repay its bank indebtedness in full with the proceeds of the proposed Sale, under the terms of its Restated Certificate of Incorporation, the Company will become obligated to pay the Arrearages. The Company has informed Noel that it intends to fulfill its obligation to pay the Arrearages and to make future dividend payments to the holders of Preferred Stock and to redeem such stock as required by the Company's Restated Certificate of Incorporation, to the extent that the Company has cash resources in excess of those required to operate its business. The Company does not expect to have the excess cash resources to pay the Arrearages promptly in the absence of further borrowing. If the Company enters into a new credit facility after the Sale Transaction, the Company may have sufficient resources to pay, and the new facility may permit the payment of, the Arrearages and future amounts due to the holders of Preferred Stock in accordance with the terms of the Company's Restated Certificate of Incorporation. The availability of resources to make payments to the holders of Preferred Stock will depend on the Company's future cash flow, the timing of the settlement of the liabilities recorded in the financial statements of the Company; and the ability of the Company to obtain financing. The Company expects to enter into discussions with Noel, the holder of 93.83% of the Preferred Stock and 29.86% of the Common Stock, with a view to satisfying the Arrearages in accordance with the terms of the Restated Certificate of Incorporation and to the extent consistent with the Company's resources. The Company may also enter into negotiations to modify the terms of the Preferred Stock, although the Company has not yet determined to do so. If such negotiations are commenced, they may result in an acceleration of the redemption of the Preferred Stock or other modifications to the terms of the Preferred Stock, if the Company determines that such modification is in its interest. In the event the Company elected to accelerate the redemption of the Preferred Stock and redeem such stock in full, an aggregate of $20.8 million plus accrued and unpaid dividends on the Preferred Stock to the date of redemption (totalling approximately $2.7 million as of December 31, 1996), would be payable to the holders of Preferred Stock.


                  Common Stock. As the return on the Preferred Stock is fixed, the Common Stock may be expected to benefit from any future growth in the Company and suffer as a result of a downturn in the Company's prospects. In addition, if the Company is in a position to and does effect a redemption or other retirement of shares of Preferred Stock, the Common Stock, which currently represents 26.2% of the voting securities of the Company, will represent a greater percentage of the Company's voting securities. In the event of the redemption of the Preferred Stock in full, voting control of the Company would pass to the holders of Common Stock. See "Principal Stockholders - Changes in Control."

                  After the Sale, decisions with respect to the financing of the Company's operations and the payment of amounts due to the holders of Preferred Stock will continue to be made by the Board of Directors of the Company. As the holder of 76.33% of the outstanding voting securities of the Company, Noel has the power to elect all the members of the Board of Directors. As the holder of 19,312,837.5 shares (92.83%) of the Preferred Stock, Noel would benefit from any payment to holders of Preferred Stock. Noel also holds 2,205,814 shares (29.86%) of the Common

Stock of the Company. For a description of the shares of Preferred Stock and Common Stock of the Company and the shares of Common Stock of Noel beneficially owned by the directors of the Company and present and past relationships between the directors and Noel, see "Principal Stockholders" and "Equity Securities Beneficially Owned by the Directors and Executive Officers" including the footnotes to the charts set forth therein.

                  In general, divergent interests between two classes of stock could give rise to a conflict of interest. In this instance, the Company believes that both classes of its stock will be benefited by the completion of the Sale Transaction. See "The Sale Transaction - Background; Recommendation of the Board of Directors."

                  A reduction in operating assets and/or scope of operations as a result of a sale of assets is one criteria which may be considered by the New York Stock Exchange in determining the suitability of continued listing of a security. In addition, the Exchange is not limited to the numerical and other criteria in making this determination and may consider all pertinent facts deemed appropriate. Thus, although the Company does not expect that its Common Stock will be immediately delisted from the New York Stock Exchange as a result of the Sale Transaction, there can be no assurance that the Common Stock will not be delisted from such exchange in the future as a direct or indirect result of the Sale Transaction. In such event, the Company intends to apply for listing of its Common Stock on The Nasdaq SmallCap Market, although no assurance can be given that the Company will be in compliance with the listing requirements for such market then in effect. If the Common Stock is delisted from the New York Stock Exchange in the future, the market on which the Common Stock trades after the Sale may offer less liquidity than the present market, which could adversely affect the value of the Common Stock.

                  A description of the terms of the Preferred Stock, including the liquidation and redemption value thereof and the dividend rate, is set forth in "Market Information and Related Stockholder Matters."

TERMS OF THE SALE AGREEMENT

                  The following is a summary, is not complete and is qualified in its entirety by reference to the copy of the Sale Agreement included as Appendix C to this Proxy Statement, which stockholders are urged to read in its entirety. Capitalized terms used but not defined herein shall have the meaning set forth in the Sale Agreement.

                  Pursuant to the terms of the Sale Agreement, in consideration of the transfer to the Buyer of all of the business and assets of the Thread Division, other than Excluded Assets, as defined, the Buyer has agreed to pay $54,924,200 in cash (the "Purchase Price"), subject to adjustment, and to assume the liabilities of the Sellers related to the Thread Division and the assets transferred, other than Excluded Liabilities, as defined. The liabilities to be assumed by the Buyer include certain environmental and long-term liabilities estimated by the Company to be approximately $6,900,000, as well as certain current, contingent and other liabilities.

                  The Purchase Price (subject to adjustment as described below) is payable at the Closing as follows: (i) an amount required to release the Acquired Assets from the lien securing the Company's bank indebtedness shall be paid to the holders of such indebtedness, which amount would have been $36,929,000 in principal plus $20,000 in accrued interest if the Closing had


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




occurred on December  31, 1996,  (ii) $3.0  million  shall be paid to the Escrow
Agent to be held to secure the Company's indemnification obligations to the Buyer described below, and (iii) the balance of the Purchase Price shall be paid to the Company. The amount held in escrow shall be reduced to $1,500,000 at the expiration of nine months from the Closing, and the escrow shall be terminated eighteen months after the Closing, in each case, assuming no claims have been made thereon by the Buyer. A dollar-for-dollar post-Closing Purchase Price adjustment will be made to the extent of changes in the Thread Division's Working Capital, as defined, from September 30, 1996 through the Closing. The amount of any such post-Closing Purchase Price adjustment is not limited. The Company estimates that if the Closing of the Sale Transaction had occurred on January 24, 1997, the post-Closing Purchase Price adjustment would have resulted in a decrease in the Purchase Price of approximately $582,000, resulting from a decrease in the Thread Division's working capital from September 30, 1996 to such date. Because there would have been an approximately equivalent increase of cash remaining in the Company (which will not be transferred to the Buyer) resulting from such decrease in the Thread Division's working capital, the Company estimates that such post-Closing Purchase Price adjustment as of January 24, 1997, would not have had a material effect on the post-Closing pro forma balance sheet of the Company as of such date.


                  The closing of the Sale (the "Closing") is scheduled to occur three business days after the satisfaction of the conditions to Closing. The obligations of the parties to consummate the Sale were subject to the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), which waiting period was terminated on December 23, 1996, and are subject to certain customary conditions such as the material accuracy of representations and warranties in the Sale Agreement and the performance of the covenants set forth therein. The obligations of Hicking Pentecost and the Buyer to consummate the Sale were subject to the successful completion of the Placing and Open Offer and the admission of the Stock Units to the official list of the LSE and the approval of the Sale and the HP Financing (and related matters) by the requisite vote of the holders of the outstanding ordinary shares of Hicking Pentecost, all of which have occurred (see "Certain Information Concerning Hicking Pentecost and the HP Financing"). The obligations of Hicking Pentecost and the Buyer to consummate the Sale are subject to the approval of the Sale by a majority of the Company's stockholders (which approval Noel, the holder of 76.3% of the Capital Stock, has irrevocably agreed to give, see "The Meeting") and the condition that the opinion of Bridgeford shall not have been modified or withdrawn.


                  Assets and Liabilities to be Transferred. The assets to be transferred to the Buyer include all tangible and intangible assets of the Thread Division with the exception of the Excluded Assets. Excluded Assets include, among other assets, the business, assets and properties of, or exclusively relating to, the Button Division; the real property, leases of real property and all other interests in the real property of the Company, together with all buildings, improvements, fixtures and all other appurtenances thereto, located at or otherwise relating to (i) 520 Reese Street, Emporia, Virginia,
(ii) 30-40 Echo Lake Road, Watertown, Connecticut, (iii) Route 12, Village of Grosvenordale, Thompson, Connecticut, (iv) 94, 107 and 112 Providence Street, Putnam, Connecticut, (v) 523-525 52nd Street, West New York, New Jersey and (vi) the Company's corporate headquarters in New York, New York (including all furniture, fixtures, computer equipment and other assets located at the Company's corporate headquarters and not primarily used by employees who will continue as employees of the Buyer after the Sale); the capital stock of, all cash and marketable securities held by, and all corporate records relating to, the Sellers and all rights under contracts exclusively between or among the Sellers; all assets held in connection with



                                       33


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



employee benefit plans (other than the Company's 401(k) plan); and all rights, claims and insurance policies related to the Excluded Assets or the Excluded Liabilities.


                  Assumed Liabilities include all liabilities and obligations of any Seller, known or unknown, arising out of the business of the Thread Division or the Acquired Assets including, among others, all liabilities related to any litigation, claims, contracts, or environmental laws relating to the Acquired Business or the Acquired Assets, other than Excluded Liabilities. As discussed below, all liabilities related to the matters described under the heading "Business of the Company - Legal Proceedings - Environmental Matters" are Excluded Liabilities and are therefore not included as Assumed Liabilities. The Buyer may seek indemnification from the Sellers to the extent that certain of the Assumed Liabilities exceed the amounts with respect thereto reflected or reserved on the Thread Division's September 30, 1996 balance sheet, which indemnification is subject to certain limitations including, among others, a $3,000,000 limit on Sellers' aggregate indemnification obligation (other than with respect to Excluded Liabilities), as more particularly described below. The Sellers' indemnification obligations with respect to Excluded Liabilities or Excluded Assets are not limited in amount and do not terminate.

                  Excluded Liabilities include, among other liabilities, liabilities related to the Excluded Assets (including environmental liabilities relating to the Excluded Assets); liabilities related to the disposal at specified superfund waste disposal sites prior to the Closing; liabilities that in accordance with generally accepted accounting principles were required to have been, but were not, in any amount, reflected or reserved for on the Thread Division's September 30, 1996 balance sheet; liabilities related to taxes attributable to taxable periods ending at or prior to the Closing and not taken into account as current liabilities for purposes of determining the working capital of the Acquired Business; any liability relating to indebtedness or guarantees of any Seller other than indebtedness in the principal amount of approximately $72,000 owed by the Company's subsidiary Danfield Threads, Inc. ("Danfield") to the State of Connecticut Department of Economic Development (the "CDA") under the Assistance Agreement dated as of November 19, 1993 between Danfield and the CDA; any liabilities of any Seller to affiliates, other than the Company's liabilities and obligations under the consulting agreement dated June 30, 1994 between the Company and Robert Hegan, Vice President of Danfield; liabilities under the WARN Act, if any, with respect to employee terminations effected by the Sellers; liabilities related to specified litigation or potential litigation; liabilities of a type recorded by any of the Sellers as a corporate or intercompany liability, including tax compliance costs, consultant, brokerage or actuary fees and insurance premiums, other than such liabilities and obligations to the extent shown on the Thread Division's September 30, 1996 balance sheet; pension, liabilities, or similar obligations to any employee or retired employee under any pension or similar plan, or any medical, life or long-term disability self-insurance program or plan of any Seller (other than post-retirement medical and life insurance plans with respect to specified employees and retirees of the Thread Division); workers compensation and medical insurance for any event prior to the Closing (other than post-retirement medical and life insurance plans with respect to specified employees and retirees of the Thread Division); liabilities under the Company's 1994 Incentive Program, as amended, and audit, legal and financial adviser fees payable by any Seller. Excluded Liabilities also include all matters described under the heading "Business of the Company -- Legal Proceedings -- Environmental Matters" below and all liabilities which relate to the business (other than the Thread Division) conducted by the Company prior to the Closing or to discontinued operations of the Company (which liabilities include liabilities relating to the Company's Button Division and to the Company's discontinued Home Furnishings Division).



                                       34


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




                  Reference  is  made  to  Sections  1(b)  and  (d) of the  Sale
Agreement, a copy of which is included as Appendix C, for a more detailed description of the terms "Excluded Assets" and "Excluded Liabilities". The retention of Excluded Liabilities could have a negative effect on the value of the Company's ongoing business.

                  All liabilities which were required by generally accepted accounting principles to be reflected or reserved for in the financial statements of the Company on Form 10-Q for the quarter ended September 30, 1996, and on the September 30, 1996, balance sheet of the Thread Division, were so reflected or reserved.


                  Representations and Warranties. The Sale Agreement contains various representations and warranties of the Sellers including, among others, representations and warranties related to organization and similar corporate matters; authorization, performance, enforceability and related matters; the accuracy of financial statements and other financial information provided to the Buyer; undisclosed liabilities; taxes; litigation; ownership, condition and title to assets and properties; accounts receivables and inventories; contracts; employee benefit plans; absence of changes; compliance with applicable laws and environmental matters; licenses and permits; employee and labor relations; the use of corporate names; the Bridgeford fairness opinion; the disclosure in the Sale Agreement regarding representations and warranties of the Sellers; intercompany services; and the accuracy of information to be contained in this Proxy Statement.

                  The Sale Agreement contains various representations and warranties of the Buyer and Hicking Pentecost including, among others, representations and warranties related to organization and similar corporate matters; authorization, performance, enforceability and related matters;
ownership  of the  Buyer;  the  required  vote of the  shareholders  of  Hicking
Pentecost to approve the transactions set forth in the Sale Agreement, the Placing and Open Offer and related matters (the "Hicking Pentecost Shareholder Vote"); the execution of an underwriting agreement with respect to the Placing and Open Offer; the ability of Hicking Pentecost to consummate the transactions set forth in the Sale Agreement assuming the successful completion of the Placing and Open Offer; and the accuracy of certain information regarding Hicking Pentecost and the Buyer to be contained in this Proxy Statement.

                  The representations and warranties survive the Closing for a period of two years.

                  No Solicitation. Pursuant to the Sale Agreement, each of the Sellers has agreed that, prior to the Closing, it will not, nor will it permit any of its respective officers, directors, stockholders or other representatives to, directly or indirectly, encourage, solicit, initiate or participate in discussions or negotiations with or provide any information or assistance to, any corporation, partnership, person, or other entity or group (other than the Buyer, Hicking Pentecost or their representatives) regarding any merger or sale or disposition of securities or assets or similar transaction involving any Seller, or assist or participate in, facilitate or encourage any effort or attempt by any other person to do any of the foregoing (other than sales of inventory in the ordinary course of business consistent with past practice and other than any such transaction to acquire solely the assets of the Button Division).

                  Covenants. Pursuant to the Sale Agreement, the Sellers have agreed, among other things, that prior to the Closing, the Sellers (i) will give the Buyer and its representatives, employees, counsel, and accountants access to the personnel and records of the Thread Division,


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



(ii) will carry on the business of the Thread Division in the ordinary course consistent with past practice and will not authorize or agree to any action which would render the Sellers' representations or warranties untrue or incorrect or result in any of the conditions to Closing not being satisfied;
(iii) will use all reasonable efforts to keep all insurance policies in effect and, at the Closing, will assign any rights thereunder to the Buyer to the extent such rights cover claims relating to Assumed Liabilities; (iv) will notify Buyer of any material supplements or amendments to the schedules to the Sale Agreement or the commencement of any litigation, (v) will forward monthly financial statements to Buyer, (vi) will use all reasonable efforts to obtain all consents, effect all required filings, and, at the Closing, will transfer applicable governmental permits, and will cause certain assets to be transferred to Sellers; (vii) at the Closing, will assign all rights under executed confidentiality agreements to the Buyer to the extent assignable and thereafter will keep information with respect to the Thread Division confidential and will not solicit the employment of any of the employees of the Acquired Business, in each case as provided in the confidentiality agreement executed with Hicking Pentecost; (viii) will promptly file this Proxy Statement with the Securities and Exchange Commission and will use all reasonable efforts to hold a meeting of the Company's stockholders for consideration of the Sale as soon as practicable;
(ix) will change their respective corporate names to cease the use of any of the names "Belding", "Culver", "Danfield", "Heminway", "Bartlett", "Corticelli", or "Robinson"; and (x) will fully vest those employees who will continue as employees of the Buyer after the Sale in their benefits under the Company's savings plan .

                  Pursuant to the Sale Agreement, Hicking Pentecost and the Buyer have agreed, among other things that prior to Closing, Hicking Pentecost and the Buyer shall (i) use all reasonable efforts to call a meeting of Hicking Pentecost's shareholders for the purpose of obtaining the Hicking Pentecost Shareholder Vote and, subject to the accuracy of the Sellers' representations and warranties in the Sale Agreement, cause the Board of Directors of Hicking Pentecost to recommend unanimously such matters to the Hicking Pentecost shareholders for approval; (ii) use all reasonable efforts to cause the Hicking Pentecost Shareholder Vote to be obtained and the underwritten equity offering to be successfully completed as soon as practicable and keep the Company apprised of the status thereof; (iii) not authorize or agree to take any action which would render its representations or warranties materially untrue or incorrect or result in the conditions to Closing not being satisfied; (iv) maintain the terms of the confidentiality agreement executed with the Company;
(v) make certain required filings in the State of Connecticut; and (vi) follow certain procedures relating to certain environmental matters.


                  The Sale Agreement also contains mutual covenants relating to the use of reasonable efforts by both parties to complete the Sale; cooperation; publicity; filings under the HSR Act; the delivery of records by the Sellers; the continued employment of certain employees and the continuation of certain employee compensation, benefit and severance plans for a period of one year from the Closing; the establishment of a profit sharing plan within the meaning of
Section 401(k) of the Code by the Buyer; tax indemnification; indemnification with respect to breaches of representations, warranties, covenants or agreements; and indemnification by the Sellers with respect to all Excluded
Liabilities and, subject to the limitations as to time and amount discussed below, with respect to Assumed Liabilities to the extent that such Assumed Liabilities (i) exceed the amount, if any, reflected or reserved in respect thereof on the Thread Division's September 30, 1996 balance sheet, (ii) relate to the assessment and remediation of specified environmental conditions, but only to the extent that the aggregate cost thereof is in excess of $735,000, and
(iii) arise out of or relate to any litigation or claims with respect to the Acquired Business; and indemnification by the Buyer and the Parent with respect to Assumed Liabilities (but only to the

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




extent the Sellers' are not obligated to indemnify the Buyer against such Assumed Liabilities). The Sellers' indemnification obligations for losses, except for losses relating to Excluded Liabilities, are limited as follows: the total indemnification shall not exceed $3,000,000; only losses of $20,000 or more may be submitted for indemnification; and no indemnification shall be made until the aggregate amount of losses equal $200,000 (provided that the Sellers shall be liable from the first dollar of such losses in the event the aggregate of such losses exceeds such amount). The indemnification obligations of the Buyer and Hicking Pentecost are similarly limited except that losses relating to Assumed Liabilities (but only to the extent the Sellers' are not obligated to indemnify the Buyer against such Assumed Liabilities) are not limited in amount and the Buyer's and Hicking Pentecost's indemnification obligations with respect to such Assumed Liabilities do not terminate. All indemnification payments required to be made by the Sellers, other than with respect to Excluded Liabilities but including losses relating to the Assumed Liabilities referenced in clauses (i), (ii) and (iii) of the preceding sentence, shall be paid first out of the portion of the Purchase Price held in escrow, which amount will initially be $3,000,000. Indemnification payments required to be made by the Sellers with respect to Excluded Liabilities shall, at the option of the Buyer, be made either directly by the Sellers or out of the escrow. The Sellers' indemnification obligations with respect to Excluded Liabilities or Excluded Assets are not limited in amount and do not terminate. Each party's indemnification obligations under the Sale Agreement shall (i) in the case of tax indemnification, terminate at the time the applicable statutes of limitations expire, (ii) in the case of indemnification for breaches of representations, warranties, covenants or agreements, terminate two years after the Closing and (iii) in the case of indemnification with respect to Excluded Liabilities or Assumed Liabilities, as applicable, not terminate, provided that none of such indemnification obligations shall terminate if notice of an indemnification claim shall have been given to the indemnifying party prior to the expiration of the applicable period.


                  Termination; Arbitration. The Sale Agreement may be terminated by mutual written consent of the Company and Hicking Pentecost, by either party if the Closing does not occur on or prior to March 31, 1997 or if the conditions to such party's obligation to consummate the transaction shall have become incapable of fulfillment (provided that such condition shall not have become incapable of fulfillment as a result of any breach by such party of any of its representations, warranties, covenants, or agreements under the Sale Agreement). The Sale Agreement may also be terminated by Hicking Pentecost or the Buyer in the event that the waiting period under the HSR Act is extended by a request for additional information by the Federal Trade Commission or the Antitrust Division, provided that such termination right is exercised within 30 business days after notice of such request is received. If the agreement is terminated by either party as a result of a material breach of the other party, the breaching party shall pay the expenses of the other party up to a maximum of $250,000.

                  Any disagreement or dispute arising out of or relating to the Sale Agreement shall be settled by arbitration if the parties, through good faith negotiation, are unable to resolve such dispute within thirty days.

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



FEDERAL INCOME TAX CONSEQUENCES OF THE SALE

                  The Sale will result in a taxable disposition for Federal income tax purposes. Gain on the Sale generally will be taxable to the Company based on the amount realized (including liabilities assumed) in excess of the tax basis of assets sold. See "Unaudited Pro Forma Consolidated Financial Statements".


                  The Sale should have no direct income tax consequences to the Company's shareholders. If the Company uses any portion of the proceeds of the Sale to pay accrued dividends on, or to redeem, Preferred Stock, this may result in the receipt of taxable income by the holders of Preferred Stock.


                  The Company will not seek an opinion of counsel with respect to the anticipated tax treatment. THE FOREGOING SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS INCLUDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY SHAREHOLDER. THE COMPANY RECOMMENDS THAT EACH SHAREHOLDER CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE SALE OR ANY SUBSEQUENT DISTRIBUTIONS.

ACCOUNTING TREATMENT OF THE SALE


                  If the Sale is consummated, the Company will record the disposition of the Thread Division as a discontinued operation. The pro forma loss to be recorded in the disposal is approximately $11.3 million, including a tax provision of $4.5 million. A tax provision is required because the loss includes the write-off of approximately $18.0 million of goodwill. The estimate does not consider the proceeds, if any, which may be received by the Company from the $3.0 million of sales proceeds to be held in escrow or the related taxes payable (estimated to be approximately 40%) with respect to any such proceeds. The actual loss will depend on results of operations through the disposal date, working capital at the disposal date, and the Company's 1997 tax position. See "Capitalization" and "Unaudited Pro Forma Consolidated Financial Statements."


ABSENCE OF DISSENTERS' RIGHTS OF APPRAISAL

                  The General Corporation Law of the State of Delaware governs stockholders' rights in connection with the Sale. Under the applicable provisions of Delaware law, the Company's stockholders will have no right in connection with the Sale to dissent and seek appraisal of their shares of Capital Stock.

                             BUSINESS OF THE COMPANY

                  The Company and its subsidiaries manufacture and market industrial sewing threads and distribute a line of home sewing and craft products, principally buttons. The Company currently operates in two industry segments: Industrial Products and Consumer Products. Industrial products are principally sewing threads used in industrial applications. Consumer products are principally sewing threads and buttons used in consumer product applications. For additional information on Industry Segments, see "Note 21 of the Company's Consolidated Financial Statements".

                  The Company was the surviving corporation in a merger (the "Merger") with BH Acquisition Corporation, a Delaware corporation wholly-owned by Noel. The Merger, completed on October 29, 1993, was the second step of a transaction pursuant to which Noel acquired the entire equity interest in the Company. References herein to the "Predecessor" shall be deemed to refer to the Company, as it existed prior to October 1, 1993. The Company's principal executive offices are located in 17,000 square feet of leased premises at 1430 Broadway, New York, New York and its telephone number is 212-556-4700.

THREAD DIVISION

                  The business of the Company's Thread Division is conducted through various subsidiaries, including a wholly-owned subsidiary, The Belding Thread Group, LLC, a Connecticut limited liability company ("BTG"), which was formed through the transfer of the net assets of the Belding Corticelli Thread Company, a division of the Company ("BCTC"), and the Heminway & Bartlett Manufacturing Company, a wholly-owned subsidiary of the Company ("H&B"). The Thread Division also includes the business of Danfield Threads, Inc. ("Danfield") which was acquired in June 1994 and Culver International, Inc. and Culver Textile Corp. (together, "Culver") which was acquired in August 1995. Danfield and Culver were merged in August 1996 with Danfield continuing as the surviving corporation. Danfield's and Culver's main products are specialty threads marketed primarily to the wholesale bedding and embroidery market.

                  Products. The Thread Division manufactures and markets industrial thread and special engineered yarn used in non-sewing products. The products are generally made of synthetic materials such as nylon, polyester, and other specialty fibers. The Thread Division's manufacturing and packaging operation, where filaments are twisted, dyed, bonded, wound onto bobbins and packaged, are conducted at the four plants located in the eastern United States, as more particularly described below.

                  The Thread Division's sewing threads are targeted to niche markets, characterized by demanding sewing conditions. The Thread Division is distinguished from many of its competitors in that its manufacturing systems are sufficiently flexible to produce relatively small lots in a wide range of custom sizes, colors and packages.

                  Filament synthetic sewing threads are marketed by the Company to a number of industries, including automotive, apparel (specialty applications), mattress and bedding, footwear recreational products, athletic equipment and furniture. Special engineered yarn is marketed by the Company to manufacturers of wire, telecommunications cable, fibre optics, aircraft harnesses, and dental hygiene products. The Thread Division does not compete in the commodity thread market (generally polyester/cotton) principally used by the apparel industry. The Company estimates that the thread market in which the Company competes represents approximately 22% of the overall thread market in the United States.

                  Competitive Factors. The industry in which the Thread Division operates is highly competitive and management believes that competition in this industry is based primarily upon service, quality and pricing of products. The Thread Division competes with many manufacturers and/or distributors of industrial threads, some of which have substantially greater assets and financial resources and more extensive international operations than the Company.

                  Substantially all the materials used in the Thread Division's production processes are commodity items. The raw materials for thread production include synthetic materials such as nylon, polyester and other specialty fibers, all of which are obtained in the unfinished and undyed state. The raw materials are purchased directly from various suppliers and are generally purchased from multiple sources. Management believes that raw materials are in ready supply, but because its raw materials are commodities, the future prices of such materials are unpredictable.

                  The bulk of the Thread Division's revenues are derived in the United States. In 1995, approximately 6% of revenues related to export sales of threads. Inventory levels in the Thread Division remain relatively constant throughout the year. Policies related to the return of products and payment terms are in accordance with industry standards.

                  Research, Development and Engineering. The Thread Division maintains a research and development staff of six, which focuses on the development of products, processes and finishes. In addition, one full-time engineer oversees machinery development projects. The Company's expenditures in product research and development and process engineering during each of the last three fiscal years totaled approximately 1% of the Company's sales.

                  Employees; Labor Relations. The Thread division has approximately 680 employees. None of the employees of the Thread Division are represented by collective bargaining agreements and the Company believes relations with its employees are satisfactory.

                  Facilities. The Thread Division is headquartered in Charlotte, North Carolina and its customer service group is based in Hendersonville, North Carolina. The following table describes each of the facilities currently operated by the Thread Division:

                                          Owned/
     Location          Size (Sq. Ft.)     Leased               Purpose
     --------          --------------     ------               -------

Watertown, CT                196,000      Owned     Twisting, finishing and
                                                    winding of synthetic
                                                    industrial sewing thread and
                                                    braids. Bobbin winding.

Hendersonville, NC           104,000      Owned     Twisting, finishing and
                                                    winding of nylon monocord
                                                    thread and other synthetic
                                                    thread. Bobbin winding. R&D
                                                    and engineering center.
                                                    Customer service.

Winsted, CT                   97,000      Owned     Twisting, finishing and
                                                    winding of nylon and
                                                    polyester thread. Bobbin
                                                    manufacturing.

Bronx, NY                     30,000      Owned     Winding of nylon and
                                                    polyester threads and
                                                    bobbins.

Hendersonville, NC            11,000      Leased    Distribution

Ft. Worth,TX                   7,200      Leased    Distribution

Ontario, CA                    3,000      Leased    Distribution

Tupelo, MS                     3,000      Leased    Distribution

                                          Owned/
     Location          Size (Sq. Ft.)     Leased               Purpose
     --------          --------------     ------               -------

Charlotte, NC                   5,300     Leased    Divisional headquarters

Fairview, NJ                    1,500     Leased    Sales office


                  The Thread Division also owns the following four facilities, no longer used in operations: a 100,000 square foot former production facility at Watertown, Connecticut of which approximately 48,000 square feet are leased to unrelated third parties; a 160,000 square foot former production facility at North Grosvenordale, Connecticut; a 120,000 square foot former production and dye house facility in Putnam, Connecticut; a 49,000 square foot former Culver production facility in West New York, New Jersey. Under the terms of the Sale Agreement, if the Sale is consummated, the Company will continue to hold these four facilities and any liabilities related thereto. See, "The Sale Transaction
- Terms of the Sale Agreement."

BUTTON DIVISION

                  The Company's button business is conducted through the Blumenthal/Lansing Company, which was formed from the merger of B. Blumenthal & Co., Inc., a wholly-owned subsidiary of the Company, and Lansing Company, Blumenthal's wholly-owned subsidiary. The corporate name was changed to Blumenthal/Lansing Company on January 1, 1995.

                  Products. The Button Division packages and distributes an extensive variety of buttons for home sewing and crafts to mass merchandisers, specialty chains, and independent retailers and wholesalers throughout the United States. Buttons and buckles, sold under the La Mode and Le Chic registered trademarks and the Le Bouton, La Petite, Classic and Boutique brand names, are available in thousands of styles, colors, materials and sizes to meet every consumer need. The Button Division also produces and distributes private-label lines for some of the nation's best-known retailers.

                  The Button Division also markets complimentary product lines, including appliques, craft kits and fashion and jewelry accessories to its home sewing and craft customers. Craft kits include Button Craft carded items, Crafter's Choice packages of mixed, color-coordinated buttons for major craft projects and Button Bargain bags and containers of mixed buttons. Fashion and jewelry accessories consist of buckles, earring backs and other accessories for jewelry making. Though these other product lines constitute a relatively small portion of the overall sales, management believes they could represent a significant growth opportunity.

                  Markets. The Button Division's products are sold primarily for use in the home sewing market where buttons are used for garment construction, replacement, and the upgrading and/or restyling of ready-to-wear clothing. More modest button usage is found in craft projects, home decorating, and garment manufacturing on a small scale and done by dressmakers and other cottage industry consumers. The market is served by large fabric specialty chains, mass merchandisers (such as Wal-Mart), local and regional fabric specialty chains of 4 to 25 stores, independent fabric stores, notions wholesalers, and craft stores and chains. The Button Division does not concentrate on lower-margin apparel markets.

                  Product Sourcing, Distribution and Sales. The button lines are sourced from more than 75 button manufacturers around the world, with most buttons coming from the traditional markets of Holland, Italy, and the Orient. Button manufacturers specialize in different materials (plastic, wood, glass, leather, metal, jewel, pearl, etc.) and have varying approaches to fashion, coloration, finishing, and other factors. The Button Division maintains a staff of buyers who travel regularly in Europe and the Orient to work with suppliers and seek out new sources. New styles are selected twice a year by management staff and fashion department personnel who have studied the fashion and color trends for approaching seasons.

                  All imported and domestically purchased buttons are shipped to the Lansing, Iowa facility for carding and distribution to customers. As thousands of button styles are received in bulk, computerized card printing systems enable Blumenthal/Lansing to economically imprint millions of button cards with such necessary data as style number, price, number of buttons, bar code, country of origin, and care instructions. Buttons are then attached to cards primarily through stapling, a process that involves nearly one-half of Lansing's warehouse employees and requires stapling machines which are no longer available except through expensive custom-manufacture. The Button Division also blister-packages and shrink-wraps some products. Shipments are made primarily to individual stores with a small percentage to warehouse locations. Shipments average over 14,000 per month and 700 per day, and most are made via UPS.

                  The Button Division's accounts include major fabric specialty chains, most mass merchandisers carrying buttons, most regional fabric specialty chains and many independent stores. Mass merchandisers and specialty chain customers are characterized by the need for sophisticated electronic support, rapid turn-around of merchandise and direct-to-store service for hundreds to thousands of locations nationwide. The Button Division enjoys long-standing ties to all of its key accounts and the average relationship with its ten largest customers extends over 20 years. Although the Button Division has more than 1,000 accounts, its sales are highly concentrated and the loss of one or more of its large customers would have a material adverse effect on the Button Division. Due to the large account nature of its customer base, most customer contact is coordinated by management; additional sales coverage is provided by regional sales managers. Certain retailers are serviced by independent representatives and representative organizations.

Competitive Factors

                  The retail button market is served by several competitors. The Company competes primarily with JHB International and Streamline Industries, Inc., which are full-line button packagers and distributors in the general button market and several smaller competitors in the promotional button market. Management believes that the principal bases for competition are product innovation, range of selection, brand names, price, display techniques and speed of distribution. Management believes the Button Division's broad base of supplier relationships, wide distribution and ability to serve nationwide retail chains impose significant barriers to entry into this market.

                  Management believes that retail button distribution depends on trends in the home-sewing market, which management believes is mature. The retail customer base for buttons has changed substantially over the past two decades as department stores and small independent fabric stores have been replaced by mass merchandisers and specialty retail chains which have continued to consolidate recently through mergers and store closings.

                  The bulk of the Button Division's revenues are derived in the United States. In 1995, less than 1% of revenues related to export sales. Inventory levels remain relatively constant throughout the year. The Button Division's policies related to merchandise return and payment terms are in accordance with industry standards.

Employees;  Labor Relations

                  The Button Division has approximately 165 employees, two of whom are covered by a collective bargaining agreement with the United Auto Workers which expires on May 31, 1997. Management believes relations with both the non-union and unionized employees are satisfactory.

Properties

                  The Button Division operates from a 104,000 square foot packaging and distribution facility located in Lansing, Iowa which is owned by the Company. Divisional management, sales and marketing, product development, fashion and purchasing are headquartered in a 6,307 square foot office facility in Carlstadt, New Jersey which is leased by the Company. Management believes that the Button Division's facilities are in good condition and adequate for the Division's present and reasonably foreseeable future needs.

                  In addition to the properties operated by the Button Division, the Company owns a 214,000 square foot former dye facility located in Emporia, Virginia, which facility is leased to the purchaser of the Company's Home Furnishings Division under a triple net fifty-year lease with a nominal base rent.


LEGAL PROCEEDINGS

                  General.   The  Company  is  not  currently  a  party  to  any
significant litigation except as indicated below.

                  Environmental Matters. The Company is subject to a number of federal, state and local environmental laws and regulations, including those concerning the treatment, storage and disposal of waste, the discharge of effluents into waterways, the emissions of substances into the air and various health and safety matters. In addition, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA") and comparable state statutes generally impose joint and several liability on present and former owners and operators, transporters and generators for remediation of contaminated properties regardless of fault. These parties are typically identified as "potentially responsible parties" or PRP.

                  Several years ago a property owned by H&B located at 30 Echo Lake Road in Watertown, Connecticut was being investigated by the United States Environmental Protection Agency ("EPA") for possible inclusion on the National Priorities List promulgated pursuant to CERCLA but no such listing has yet occurred. A Site Inspection conducted at this location detected certain on-site soil and groundwater contamination, as well as contamination of nearby water. This site is listed on the Connecticut State Hazardous Waste Disposal Site list, but remediation activity has not been required by the Connecticut Department of Environmental Protection ("CTDEP").

                  Belding Chemical Industries owns an inactive facility located in North Grosvenordale, Connecticut at which soil contamination has been found. The Company reported this contamination to the CTDEP in 1989 and is presently working with the CTDEP to define remedial options for the site, which it expects will focus primarily on removal and possible stabilization of contaminated soil onsite. The Company estimates the cost of remediation at this site to be approximately $100,000 based upon information on the costs incurred by others in remediating similar contamination at other locations. As the actual cost of remediation at this site will depend on the areal extent of soil contamination and the remediation options approved for this site in the future by the CTDEP, no assurances can be given that the actual cost will not be higher than the Company's current estimate.


                  In or about June 1992, the Company received notice from the EPA that the Company, Belding Corticelli Thread Company and H&B had been identified, along with 1,300 other parties, as potentially responsible parties in connection with the alleged release of hazardous substances from the Solvents Recovery Superfund site in Southington, Connecticut. The Company has settled its alleged liability with the EPA by paying $1,626 in connection with the de minimis settlement approved by EPA in June 1994. The Company's subsidiaries, along with other potentially responsible parties, have committed to perform the Remedial Investigation and Feasibility Study (RIFS) and two Non-Time Critical Removal Actions at the site. The aggregate cost to complete the first Non-Time Critical Removal Action is approximately $6 million. The Company is not obligated to pay the entire cost of the first Non-Time Critical Removal Action at the Solvents Recovery Superfund site. It is obligated to pay a portion of the cost of that removal action, which is based upon the pro rata share of the waste its subsidiaries allegedly disposed of at the site. H&B's alleged contribution of waste disposed of at this site is approximately 1%. Belding Corticelli's alleged contribution of waste is de micromis. The Company is unable, at this time, to estimate the ultimate cost of the remedy for this site, remedial investigation for the site is underway and EPA does not expect to be able to determine a remedy for the site until some time in late 1998.


                  By letter dated January 21, 1994, the EPA notified H&B that it was a potentially responsible party, along with approximately 335 other parties, with respect to the Old Southington Landfill in Southington, Connecticut. H&B's alleged contribution of waste disposed of at this site is 0.0637%. H&B's alleged contribution of waste at the Old Southington Landfill, along with the waste contributions of other PRP's whose waste was transshipped from the Solvents Recovery Superfund site to the Old Southington Landfill, was determined by EPA, using information that EPA had compiled for the Solvents Recovery Superfund site, and factoring in shipments of waste that were made directly to Old Southington Landfill. The ultimate cost of the remedy for this site has not yet been determined and EPA has not yet offered to settle with parties that allegedly sent less than 1% of total waste to the site, like H&B. Accordingly, the Company's liability with respect to this site cannot be accurately be estimated. However, given the de minimis nature of H&B's alleged contribution, and assuming EPA offers a settlement to de minimus parties, the Company currently believes that its liability for this site should not exceed $50,000, although no assurance can be given that the ultimate cost will not exceed such amount.

                  The Company received notice in April 1995 that the State of New Jersey has made a $34 million demand for payment for expenses incurred for cleanup and claims at the Chemical Control Superfund Site. H&B, identified as a PRP at this site, was one of the 167 parties that settled its liability with the EPA. The State's demand, however, is separate from the federal settlement. H&B's alleged contribution of waste disposed at the site was identified as 0.89342%.

H&B's alleged contribution of waste at the Chemical Control Superfund site, along with the waste contributions of other potentially responsible parties, was determined initially by EPA based upon a list it developed. EPA then established a process whereby PRPs were allowed to supply additional information, including defenses to liability and challenges to EPA's information, and, in addition, were given a credit if the PRPs could prove that they either removed waste from the site or paid for the same waste disposal at another site. There is a larger number of PRPs in the state proceeding involving the site than in the EPA proceeding, and it is possible that H&B's percentage share of waste allegedly sent to the site may be adjusted in connection with the state proceeding to reflect the contribution of additional PRPs. However, based on the $34 million demand and the current percentage for H&B's alleged waste contribution (0.89342%), the amount that H&B likely would be required to pay to settle its liability is approximately $322,000.

                  By third-party summons and complaint dated November 27, 1991, H&B has been named as a third-party defendant in an action pending in the United States District Court for the District of Rhode Island entitled United States vs. Williams M. Davis et al vs. American Cyanamid Company et al. In addition to H&B, approximately 60 other companies have been joined as third-party defendants. The third-party complaint alleges claims for contribution under CERCLA. The third-party complaint alleges that H&B and the majority of the other third-party defendants shipped waste to Chemical Control Corporation, which was commingled with other wastes and shipped to the Davis Liquid Waste Site located in Smithfield, RI. H&B had entered into an agreement to settle its liability in connection with these claims for payment of the sum of $200,000. The agreement has not yet been approved by the court.


                  The  estimates  provided  above do not include  costs that the
Company or its subsidiaries may incur for consultants' or attorneys' fees or for administrative expenses in connection with their participation as part of the PRP group at the Solvents Recovery, Old Southington Landfill, or Chemical Control Superfund sites. The reserve the Company has established for environmental liabilities, in the amount of $5.1 million, represents the Company's best current estimate of the costs of addressing all identified environmental problems, including the obligations of the Company and its subsidiaries relating to the Remedial Investigation and two Non-Time Critical Removal Actions at the Solvents Recovery Superfund site, based on the Company's review of currently available evidence, and takes into consideration the Company's prior experience in remediation and that of other companies, as well as public information released by EPA and by the PRP groups in which the Company or its subsidiaries are participating. Although the reserve currently appears to be sufficient to cover these environmental liabilities, there are uncertainties associated with environmental liabilities, and no assurances can be given that the Company's estimate of any environmental liability will not increase or decrease in the future. The uncertainties relate to the difficulty of estimating the ultimate cost of any remediation that may be undertaken, including any operating costs associated with remedial measures, the duration of any remediation required, the amount of consultants' or attorneys' fees that may be incurred, the administrative costs of participating in the PRP groups, and any additional regulatory requirements that may be imposed by the federal or state environmental agencies.


                  Under the terms of the Sale Agreement, all of the matters described in this section under the heading "Environmental Matters" are Excluded Liabilities and will not be assumed by the Buyer or Hicking Pentecost upon consummation of the Sale.

                  Other Litigation.  The Company purchased Culver International,
Inc. from Bruce Goldwyn ("Goldwyn") in August of 1995. The Company filed suit in September 1996 in the Superior Court for New York County against Goldwyn for breach of the representations and warranties made about the quality, merchantability and salability of the inventory acquired in the transaction, seeking damages of approximately $1.4 million. As part of the acquisition, the Company had given Goldwyn a note (the "Goldwyn Note") in the face amount of $530,964 (representing the discounted value of the Company's obligation to pay $200,000 per year for three years), the first $200,000 payment of which was due in August 1996. The Goldwyn Note allowed Belding to set-off its damages arising from violations of the representations and warranties in the purchase agreement and, based on its claims, Belding withheld the entire August 1996 payment. Goldwyn moved to dismiss the action on the grounds that his representations and warranties were not breached, which motion was granted in December 1996 and has been appealed by the Company. In addition, there is a pending motion by Goldwyn seeking summary judgement for the full, accelerated amount of the Goldwyn Note ($530,964) together with accumulated interest and his attorneys' fees for the collection of the Goldwyn Note.


                  Under the terms of the Sale Agreement, the Goldwyn Note and the Goldwyn litigation is included as an Assumed Liability under the Sale Agreement, although the Buyer will be entitled to seek indemnification from the Company for any amounts required to be paid by the Buyer in respect of this litigation (including reasonable legal fees), other than any payment in respect of the Goldwyn Note. Any such indemnification by the Company would be subject to the general limitations on indemnification discussed under the heading "Terms of the Sale Agreement - Covenants."


                                 CAPITALIZATION

                  The following table sets forth the consolidated capitalization of the Company as of September 30, 1996, and pro forma amounts giving effect to the proposed Sale Transaction as described in Note 1. The capitalization table should be read in conjunction with the "Unaudited Pro Forma Consolidated Financial Statements", "Selected Financial Data" and "Consolidated Financial Statements" appearing elsewhere in this Proxy Statement.

                                September 30,      Pro Forma
                                    1996          Adjustments         Pro Forma
                                   ------         ------------        ---------
Short term debt                    37,786         (37,786) (B)              -
                                                      (52) (A)
Long term debt                        227            (175) (B)              -
Other liabilities                  18,698          (6,116) (A)         12,582
                                   ------                              ------
                                   56,711                              12,582


Redeemable Preferred Stock, par value $0.01 per share

  20,805,060 shares authorized;
  Shares issued and outstanding:

      Series A. - None

      Series B - 20,805,060                      20,805                  20,805
  Accumulated dividends on preferred stock        2,388                   2,388
                                                 ------                 -------
                                                 23,193                  23,193
                                                 ------                 -------

Common Stock, par value $0.01 per share
  20,000,000 shares authorized;
  Shares issued and outstanding - 7,388,282          74                      74
Paid in Capital                                  19,858                  19,858
Retained Earnings                               (32,057)  (11,311) (C)  (43,368)
                                               --------                 -------
Total Common Stockholders' Equity               (12,125)                (23,436)
                                               --------                 -------
Total Capitalization                             67,779                  12,339
                                               ========                 =======


(1) Information in the Pro Forma column is based upon the amounts outstanding at September 30, 1996, as adjusted to give effect to the following:

     (A) Sale of assets to, and the assumption of certain liabilities by, the Buyer in exchange for estimated proceeds, net of escrow proceeds of $3 million and transaction costs, of $49,619,000.

     (B) Reduction of debt in the amount of $38,013,000 using proceeds received in the transactions.

     (C)   Represents   the  estimated   loss  to  be  recorded  upon  the  Sale
           Transaction, including a tax provision of $4,500,000. See "The Sale Transaction - Accounting Treatment of the Sale".

          See "Unaudited Pro Forma Consolidated Financial Statements."

                               UNAUDITED PRO FORMA
                        CONSOLIDATED FINANCIAL STATEMENTS

     The following unaudited pro forma financial information gives effect to the proposed Sale Transaction. The Pro Forma Consolidated Balance Sheet gives effect to the proposed Sale Transaction as if such transaction occurred on September 30, 1996. The Pro Forma Consolidated Statements of Operations for the year and nine months ended December 31, 1995 and September 30, 1996, respectively, assume that the proposed Sale Transaction occurred on January 1, 1995 and 1996, respectively. The Pro Forma Consolidated Statements of Operations are presented for comparative purposes only and are not intended to be indicative of what the actual results of operations would have been had the Sale Transaction actually occurred as of the beginning of the respective periods. The Pro Forma
Consolidated Statements of Operations also do not purport to indicate the results which may be attained in the future and do not reflect any adjustments which may be made in the future to the Company's general and administrative expenses or as a result of any future payment of dividends on the Preferred Stock or the redemption of shares of Preferred Stock. The Unaudited Pro Forma Consolidated Financial Statements should be read in conjunction with the "Selected Financial Data" and "Consolidated Financial Statements" appearing elsewhere in this Proxy Statement.

     If the Sale Transaction closes, the Company will record the disposition of the Thread Division as a discontinued operation. The current estimate of the loss to be recorded in the disposal is approximately $11.3 million including a tax provision of $4.5 million. A tax provision is required because the loss includes the write-off of approximately $18.0 million of goodwill. The estimate does not consider the proceeds, if any, which may be received by the Company from the $3.0 million of sales proceeds to be held in escrow or the related taxes payable (estimated to be approximately 40%) with respect to any such proceeds. The actual loss will depend on results of operations through the disposal date, working capital at the disposal date, and the Company's 1997 tax position.

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                               September 30, 1996
                                   (Unaudited)
                                ($ in thousands)



                                                                                    Pro Forma
ASSETS                                                             Historical       Adjustments         Pro Forma
                                                                   ----------       -----------         ---------
Current Assets:                                                                     $  (7,860) (2)
                                                                                      (37,941) (3)
                                                                                          165  (1)
   Cash and cash equivalents                                       $     448           49,619  (1)       $  4,431
   Accounts receivable trade, net                                     11,927           (9,838) (1)          2,089
   Inventories                                                        18,081          (15,388) (1)          2,693
   Federal income taxes receivable                                       100                                  100
   Current deferred tax asset                                          1,483                                1,483
   Other current assets                                                  632             (109) (1)            523
                                                                   ---------                              -------
           Total current assets                                       32,671                               11,319
                                                                   ---------                              -------

Property, plant and equipment, at cost                                32,809          (29,202) (1)          3,607
Less: Accumulated depreciation and amortization                      (4,913)            4,016  (1)          (897)
                                                                   ---------                              -------
   Net property, plant and equipment                                  27,896                                2,710
                                                                   ---------                              -------

Goodwill, net                                                         20,322          (18,058) (1)          2,264
Deferred tax asset                                                         -            3,362  (2)          3,362
Other assets                                                           1,723             (565) (1)          1,158
                                                                   ---------          --------           --------
   Total Assets                                                    $  82,612          $61,799            $ 20,813
                                                                   =========          ========           ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:

   Accounts payable                                                $   5,208        $  (3,597) (1)        $ 1,611
                                                                                      (37,766) (3)
   Current maturities of long-term debt                               37,786              (20) (1)              -
   Other current liabilities                                           9,625           (2,762) (1)          6,863
                                                                   ---------                             --------
                                                                      52,619                                8,474
                                                                                         (175) (3)
Long-term debt                                                           227              (52) (1)              -
Deferred tax liability                                                     -
Other liabilities                                                     18,698           (6,116) (1)         12,582
                                                                   ---------         ---------           --------
   Total Liabilities                                                  71,544          (50,488)             21,056
                                                                   ---------         ---------           --------

Redeemable  Preferred  Stock,  par  value  $0.01  per  share
  20,805,060  shares authorized;
  Shares issued and outstanding
      Series A. - None
      Series B - 20,805,060                                           20,805                               20,805
  Accumulated dividends on preferred stock                             2,388                                2,388
                                                                   ---------                             --------
                                                                      23,193                               23,193
                                                                   ---------                             --------

Common Stock, par value $0.01 per share                                   74                                   74
  20,000,000 shares authorized;
  Shares issued and outstanding;
     September 30, 1996: 7,388,282
     December 31, 1995:   7,409,282

Paid in Capital                                                       19,858                               19,858
                                                                                      (4,498)  (2)
Retained Earnings                                                   (32,057)          (6,813)  (1)       (43,368)
                                                                   ---------        ---------            --------
Total Common Stockholders' Equity                                   (12,125)         (11,311)            (23,436)
                                                                   ---------       ----------            --------
Total Liabilities and Stockholders' Equity                         $  82,612       $ (61,799)            $ 20,813
                                                                   =========       ==========            ========



See Notes to Unaudited Consolidated Financial Statements

                   Notes To Unaudited Pro Forma Balance Sheet


(1) To record proceeds on the sale of the Thread Division and the elimination of Thread Division net assets.

           Cash                                              49,619
           Loss on sale                                       6,813
           Thread division net assets (see below)                       56,432
                                                             ------     ------
                                                             56,432     56,432
                                                             ======     ======

           Thread Division net assets:
           Cash                                                (165)
           Accounts receivable                                9,838
           Inventory                                         15,388
           Other current assets                                 109
           Fixed assets                                      29,202
           Accumulated depreciation                          (4,016)
           Goodwill, net                                     18,058
           Other assets                                         565
           Accounts payable                                  (3,597)
           Current maturities of long term debt                 (20)
           Other current liabilities                         (2,762)
           Long term debt                                       (52)
           Other liabilities                                 (6,116)
                                                             ------
           Net book value                                    56,432
                                                             ======

(2) To record the income tax provision on the sale of the Thread Division.
           Provision for income taxes                         4,498
           Deferred tax asset                                 3,362
           Cash (for Income taxes payable)                               7,860
                                                             ------     ------
                                                              7,860      7,860
                                                              =====      =====

(3) To record the reduction of outstanding debt using proceeds on sale of Thread Division.
           Current portion - debt                            37,766
           Noncurrent portion - debt                            175
           Cash                                                         37,941

                                                             ------     ------
                                                             37,941     37,941
                                                             ======     ======

                       PRO FORMA CONSOLIDATED STATEMENT OF
                 OPERATIONS Nine Months Ended September 30, 1996
                                   (Unaudited)
                                ($ in thousands)


                                                                     Pro Forma          Pro
                                                    Historical      Adjustments         Forma
                                                    ----------      -----------         -----
Net Sales                                            $ 67,158       (50,962) (1)      $ 16,196
Cost of sales                                          48,063       (40,123) (1)         7,940
                                                     --------       --------
   Gross Profit                                        19,095       (10,839) (1)         8,256

                                                                       (324) (2)

Selling, general & administrative                      10,508        (4,947) (1)         5,237
Other (income) expense                                  (384)           336  (1)          (48)
                                                     --------                         --------
Income from continuing operations before
   interest and income taxes                            8,971        (5,904) (1)         3,067
                                                                     (3,382) (3)
Interest expense                                        3,395           (13) (1)             -
                                                     --------                         --------
Income from continuing operations before
   income taxes                                         5,576        (2,509) (1)         3,067
Provision for income taxes                              2,367        (1,176) (4)         1,191
                                                     --------                         --------
Income from continuing operations                       3,209                            1,876
Less dividends on preferred stock                       1,014                            1,014
                                                     --------                         --------
Income applicable to common stock from
   continuing operations                             $  2,195                         $    862
                                                     ========                         ========

Earnings per common share:

   Continuing operations                             $   0.30                         $   0.12
                                                     ========                         ========
Weighted average common shares                          7,397                            7,397
                                                     ========                         ========


Notes to Unaudited Pro Forma Consolidated Statements of Operations

   (1) To eliminate the results of the Thread Division through September 30, 1996.

   (2) To eliminate goodwill amortization related to the Thread Division.

   (3) To eliminate interest expense from results of operations due to the elimination of debt utilizing proceeds received from the sale of the Thread Division.

   (4) To provide for income taxes on pro forma book taxable income.

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                          Year Ended December 31, 1995
                                   (Unaudited)
                                ($ in thousands)

                                                                      Pro Forma
                                                    Historical       Adjustments        Pro Forma
                                                    ----------       -----------        ---------
Net Sales                                           $  88,654        (68,301)           $ 20,353
Cost of sales                                          65,905        (56,081) (1)          9,824
                                                    ---------        --------           --------
   Gross Profit                                        22,749        (12,220) (1)         10,529

                                                                      (1,185) (2)

Selling, general & administrative                      15,940         (7,522) (1)          7,233
Other (income) expense                                  (324)             96  (1)          (228)
                                                     --------                          ---------
Income from continuing operations before
   interest and income taxes                            7,133         (3,609) (1)          3,524
Impairment charge                                      25,000        (25,000) (1)(5)           -
                                                    ---------                           --------
Income (loss) from continuing operations
   before interest and income taxes                  (17,867)                              3,524
                                                                      (3,987) (3)
Interest expense                                        4,000            (13) (1)              -
                                                     --------                           --------
Income from continuing operations before
   income taxes                                      (21,867)         25,391  (1)          3,524
Provision for income taxes                              (314)          1,687  (4)          1,373
                                                    ---------                           --------
Income from continuing operations                    (21,553)                              2,151
Less dividends on preferred stock                       1,282                              1,282
                                                    ---------                           --------
Income applicable to common stock
   from continuing operations                       $(22,835)                             $  869
                                                    =========                           ========
Earnings per common share:
   Continuing operations                             $ (3.08)                           $  0.12
                                                     ========                           =======
Weighted average common shares                          7,414                              7,414
                                                     ========                             ======


Notes to Unaudited Pro Forma Consolidated Statements of Operations

   (1) To eliminate the results of the Thread Division through December 31, 1995.

   (2) To eliminate goodwill amortization related to the Thread Division.

   (3) To eliminate interest expense from results of operations as a result of elimination of debt utilizing proceeds received from the sale of the Thread Division.

   (4) To provide for income taxes on pro forma book taxable income.

   (5) The 1995 impairment charge relating entirely to the Thread Division.

                            SELECTED FINANCIAL DATA

         The following selected consolidated financial data relating to the Company and its subsidiaries have been taken or derived from the financial statements and other records of the Company and the Predecessor. Such selected consolidated financial data are qualified in their entirety by, and should be read in conjunction with, the "Consolidated Financial Statements" and the "Unaudited Pro Forma Consolidated Financial Statements".

                         BELDING HEMINWAY COMPANY, INC.
                                AND SUBSIDIARIES
                      SELECTED CONSOLIDATED FINANCIAL DATA
                    (IN thousands, except per share amounts)

                                                                        COMPANY
                                -----------------------------------------------------------------------------
                                         Nine Months                  Years Ended              Three Months
                                        September 30,                 December 31,             December 31,
                                 1996                  1995   1995                   1994          1993
                                 --------------------------   ---------------------------      ------------

SUMMARY OF OPERATIONS:

Net sales                             $67,158       $65,769      $  88,654      $  76,767             $17,978
                                      =======       =======      =========      =========             =======

Income (loss) applicable to
 common stock before gain
 on preferred stock
 redemption                             2,195           914      $(22,835)      $   (315)             $   332

Gain on preferred stock
  redemption                                -             -              -          4,099                   -
                                    ---------      --------      ---------      ---------           ---------


Income (loss) applicable to
 common stock from
 continuing operations                  2,195           914       (22,835)          3,784                 332

Income (loss) from
 discontinued operations,
 net of taxes                             358           377           (17)          1,497                 611

Loss on disposal of
 discontinued operations,
 net of taxes                           -0-           -0-         (17,983)              -                   -
                                     --------       -------      ---------       --------             -------

Net income (loss)
 applicable to
 common stock                        $  2,553         1,291      $(40,835)       $  5,281             $   943
                                     ========       =======      =========       ========             =======

PER COMMON SHARE DATA:

Continuing operations                $   0.30       $  0.12      $  (3.08)         $(.06)              $ .07

Discontinued operations                  0.05          0.05         (2.43)            .28                .12

Gain on preferred stock
 redemption                                 -             -              -            .78                   -
                                   ----------     ---------     ----------       --------              ------

         Total                       $   0.35       $  0.17       $ (5.51)         $ 1.00              $  .19
                                     ========       =======       ========         ======              ======

Cash dividend per
 common share                            None          None           None           None                None
                                       ======         =====          =====         ======              ======


                                                      PREDECESSOR
                                      ------------------------------------------
                                        Nine Months            Years Ended
                                       September 30,          December 31,
                                            1993           1992             1991
                                      ---------------      ---------------------
SUMMARY OF OPERATIONS:
Net sales                                   $57,766        $91,829       $91,859
                                            =======        =======       =======

Income (loss) applicable to
 common stock before gain
 on preferred stock
 redemption                               $(18,554)        $ (515)       $   406

Gain on preferred stock
  redemption                                      -              -             -
                                           --------       --------      --------

Income (loss) applicable to
 common stock from
 continuing operations                     (18,554)          (515)           406

Income (loss) from
 discontinued operations,
 net of taxes                                 1,130          2,829         1,719

Loss on disposal of
 discontinued operations,
 net of taxes                                     -              -             -
                                            -------        -------      --------

Net income (loss)
 applicable to
 common stock                             $(17,424)       $  2,314       $ 2,125
                                          =========       ========       =======

PER COMMON SHARE DATA:

Continuing operations                       $(9.45)        $ (.26)       $   .21

Discontinued operations                        .58           1.45            .90

Gain on preferred stock
 redemption                                      -              -              -
                                           --------       --------       -------

         Total                             $ (8.87)       $  1.19        $  1.11
                                           ========       ========       =======

Cash dividend per
 common share                              $   .32        $   .64        $  .64
                                           =======        =======        ======

                                                           COMPANY                                  PREDECESSOR
                             ------------------------------------------------------------    -----------------------------
                             September 30,   December 31,    December 31,    December 31,    December 31,     December 31,
                                 1996            1995            1994           1993            1992             1991
                             -------------   ------------    ------------    ------------    ------------     ------------
BALANCE SHEET DATA:
Working Capital                $(19,948)      $  9,786       $ 10,355         $ 18,018        $14,024          $22,588
Total Assets                   $ 82,612       $ 94,124       $128,452         $124,552        $95,734          $92,476


Long-term debt, capital
lease obligations and
redeemable preferred
stock                          $ 23,420       $ 66,845       $ 61,262         $ 81,085        $19,297          $24,275

Common stockholders'
equity                         $(12,125)      $(14,677)      $ 26,162         $  1,943        $47,188          $45,646




                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

                              RESULTS OF OPERATION

         The following discussion supplements the financial information presented in the historical consolidated financial statements of the Company. The discussion for 1993 is based upon the results of the Predecessor through September 30, 1993 and the results of the Company from October 1, 1993 to December 31, 1993.

YEAR-TO-DATE

SALES

         Sales during the nine month period ended September 30, 1996 totaled $67.2 million as compared to $65.8 million during the same period of 1995 for an increase of $1.4 million.

         Sales in the consumer product segment totaled $36.0 million during the first nine months of 1996 as compared to $29.7 million in the first nine months of 1995 for an increase of $6.3 million. The increase in consumer segment sales was mostly the result of incremental sales contributed by Culver.

         Sales in the industrial product segment totaled $31.2 million in 1996 as compared to $36.1 million during the first nine months of 1995 for a decrease of $4.9 million. All of this year to year reduction occurred during the first two quarters of 1996. The lower volume of customer orders in 1996 as compared to 1995 in the industrial segment was spread over most product categories and reflected a weakened level of demand in our customers' primary markets, particularly during the first quarter.

GROSS MARGIN

         Gross margin during the first nine months of 1996 totaled $19.1 million as compared to $18.3 million during the same period in 1995 for an increase of $.8 million. The gross margin percent during the first nine months of 1996 was 28.4% as compared to 27.8% during the nine months ended September 30, 1995.

         Gross margin in the consumer product segment during the first nine months of 1996 totaled $11.6 million as compared with $10.1 million during the first nine months of 1995. Increased sales by the Button division and incremental sales resulting from the Culver acquisition provided the additional margin dollars. The gross margin percentage during the first nine months of 1996 in the consumer product segment was 32.3% as compared to 33.9% during the same period in 1995. The decline in gross margin percentage in the consumer product segment was due to the lower Culver margins.

         Gross margin in the industrial segment during the first nine months of 1996 totaled $7.5 million as compared to $8.2 million in 1995. The decline in margin dollars was directly attributable to the decline in year-to-date sales volume of this segment. The gross margin percentage during the nine months of 1996 for the industrial segment was 24.0% as compared to 22.3% during the first nine months of 1995.

SELLING, GENERAL AND ADMINISTRATIVE

         Selling, general and administrative expenses during the first nine months of 1996 totaled $10.5 million as compared to $11.7 million during the first nine months of 1995.

         Selling, general and administrative expenses in the consumer product segment in the first nine months of 1996 totaled $3.9 million as compared to $3.3 million in 1995. The increase in selling, general and administrative costs in the consumer product segment was the result of additional expenses attributable to Culver operations.

         Selling, general and administrative expenses in the industrial product segment totaled $6.6 million during the nine months ended September 30, 1996 as compared to $8.4 million during the first nine months of 1995. The decline in selling, general and administrative expenses in the industrial product segment was the result of reduced spending totaling $1.6 million, principally the result of headcount reductions and lower goodwill amortization of $.3 million.

INTEREST EXPENSE

         Interest expense during the nine month period ended September 30, 1996 totaled $3.4 million as compared to $3.0 million during the same period in 1995. The weighted average interest rate during the first nine months of 1996 was 9.33% as compared to 8.66% in 1995. Weighted average debt during the nine months ended September 30, 1996 was $46.1 million as compared to $44.8 million during the nine months ended September 30, 1995.

INCOME TAXES

         The provision for income taxes during the nine months ended September 30, 1996 was $2.4 million as compared to $2.0 million during the same period last year. The combined effective income tax rate in 1996 totaled 42.4% as compared to 52.0% in 1995. The combined effective income tax rates are higher than combined statutory rates because of nondeductible goodwill. The 1996 combined effective income tax rate is lower than the 1995 rate because of the reduction in goodwill amortization.

DISCONTINUED OPERATIONS

         During the fourth quarter of 1995 the Company announced its decision to divest the Home Furnishings division. On July 31, 1996, the Company completed the sale of the division. Proceeds received on the sale were used to repay outstanding bank indebtedness. The results of the Home Furnishings division for the period January 1, 1996 through July 31, 1996 and for all prior periods have been presented as results of discontinued operations.

         Summarized condensed operating results of the Home Furnishings division through date of sale in 1996 and for the nine month period in 1995 are as follows (dollars in thousands):

                                                       1996               1995
                                                       ----               ----
Net sales                                           $19,206            $25,200
Gross margin                                          1,690              3,198
Selling, general and administrative                   1,543              2,553
Operating income                                         76                645



PREFERRED DIVIDENDS

         Preferred dividends during the first nine months of 1996 totaled $1.0 million as compared to $1.0 million during the same period in 1995. Preferred dividends are accrued and compound at rate of 6%. Preferred dividend payments for these periods were subject to the approval of the Company's bank lenders. Such approval was not granted and no dividend payments were made by the Company.

1995 COMPARED TO 1994

SALES

         Sales for 1995 were $88.7 million as compared with $76.8 million in 1994, an increase of $11.9 million or 16%.

         Sales in the consumer products segment were $43.6 million in 1995, an increase of $13.4 million over 1994 consumer segment sales of $30.2 million. The increase in consumer products segment sales during 1995 was primarily driven by the full year inclusion of Danfield in 1995 results. Danfield was acquired on June 30, 1994 and had sales of $18.9 million during 1995 versus $9.0 million in the six months ended December 31, 1994. Also contributing to the favorable sales variance in 1995 was $2.1 million of sales contributed by Culver which was acquired on August 31, 1995 and a $1.4 million increase in sales by the Buttons division and thread consumer segment.

         Sales in the industrial segment were $45.1 million in 1995 as compared with $46.6 million in 1994, for a decline of $1.5 million. Weakness in customers' primary markets resulted in the 3% sales decline during 1995.

GROSS MARGIN

         The gross margin in 1995 was $22.7 million or 25.7% of sales as compared with $22.7 million in 1994 or 29.6% of sales.

         The consumer products segment gross margin in 1995 was $13.8 million as compared with $11.7 million in 1994. The gross margin percentage in 1995 was 31.7% compared with 38.9% in 1994. The gross margin dollar improvement in 1995 was primarily the result of Danfield which was included for a full year in 1995 as compared to six months in 1994. The gross margin percentage decline was principally the result of lower margin on Culver sales.

         Gross margin in the industrial segment in 1995 was $8.9 million or 19.8% of sales as compared with $11.0 million in 1994 or 23.6% of sales, for a decline of $2.1 million. During 1995, the industrial segment experienced higher raw material and labor costs and higher than historical levels of manufacturing inefficiencies due to the effects of the consolidation and relocation of facilities that occurred in 1994 and implementation issues related to the new management information system. These increased costs were not fully recouped through sales price increases.

SELLING, GENERAL AND ADMINISTRATIVE

         Selling, general and administrative expense totaled $15.9 million or 18.0% of sales in 1995 as compared to $15.8 million or 20.6% of sales in 1994.

         Selling, general and administrative expense in the consumer products segment totaled $4.8 million in 1995 or 11.0% of sales as compared with $3.7 million in 1994 or 12.3% of sales. The dollar increase in consumer segment selling, general and administrative expenses was the result of a full year of Danfield activity in 1995 versus six months in 1994 in addition to four months inclusion of Culver activity in 1995 versus none in 1994.

         Selling, general and administrative expense in the industrial segment was $7.3 million in 1995 versus $6.9 million in 1994.

IMPAIRMENT CHARGE

         An impairment charge was recorded during 1995 related to the Thread division (See Note 2 to the Consolidated Financial Statements). The charge represented a $6.4 million write down of certain property, plant and equipment to estimated fair value as of December 31, 1995 and the write-off of a proportionate amount of goodwill allocated to the Thread division in connection with the 1993 acquisition. The goodwill write-off was $17.4 million and other related charges were $1.2 million. There were no such impairment charges in 1994.

DISCONTINUED OPERATIONS

         During the fourth quarter of 1995, the Company announced its decision to divest the Home Furnishings division. Consequently, the results of operations of the Home Furnishings division for 1995 and all prior periods have been classified as results of discontinued operations.

         As a result of the decision to sell the Home Furnishings division, the Company also recorded an estimated loss on disposition in the amount of $18 million net of income tax benefit during the fourth quarter of 1995, including $7.6 million of goodwill write-off. The resulting book value of the division is a net liability of $793 and is classified as a current liability as of December 31, 1995.

         The loss on disposition of discontinued operations includes the Company's estimate in December of 1995 of the amount expected to be realized upon the sale of the Home Furnishings division. The amounts the Company will ultimately realize could differ materially in the near term from the amounts assumed in arriving at the loss on disposal of the discontinued operations.

         Summarized condensed operating results of the Home Furnishings division are as follows (dollars in thousands):

                                 1995                   1994
                                 ----                   ----

Net sales                       $30,084                $40,734
                                =======                =======

Gross margin                   $  3,380               $  6,585

Selling, general                  3,298                  4,307
 and administrative            --------                -------


Operating income               $     82                $ 2,278
                               ========                =======





INTEREST EXPENSE

         Interest expense increased to $4.0 million in 1995 compared to $3.2 million in 1994. The increase was attributable to an increase in average outstanding debt during 1995 to $45.9 million from $41.4 million in 1994. In addition to the increase in the average debt level there was also an increase in the weighted average interest rate from 7.8% in 1994 to 8.7% in 1995.

INCOME TAXES

         The income tax benefit for 1995 was $314 thousand. The write-off of nondeductible goodwill was the primary reason for the lower than statutory tax benefit.

1994 COMPARED TO 1993

SALES

         Sales for 1994 were $76.8 million, an increase of $1.1 million or 1.5% over the $75.7 million of net sales in 1993.

         Sales in the industrial segment were $46.6 million during 1994, compared with $47.0 in 1993. Sales in the consumer segment increased $1.5 million to $30.2 million in 1994 as compared to $28.7 million in 1993. The increase in consumer division sales was primarily the result of the acquisition of

Danfield during 1994 and the $9.0 million of Danfield sales recorded during the second six months of 1994. Offsetting the increase in sales attributable to the Danfield acquisition were the effects of the disposition of the net assets of Pentapco, Inc. during the second quarter of 1993 which contributed $4.6 million of sales in 1993. Further offsetting the increase in sales attributable to Danfield was a decline of $3.0 million in sales of buttons and consumer segment thread.

GROSS MARGIN

         Gross margin for 1994 was $22.7 million or 29.6% of sales as compared to $24.7 million in 1993 or 32.7% of sales.

         The industrial segment gross margin was $11.0 million and 23.6% of sales in 1994 compared to $13.4 million or 28.5% of sales in 1993. The decline in the industrial segment gross margin in 1994 was mostly attributable to an unfavorable price variance as the decline in sales volume was not a significant contribution to the gross margin decline.

         The unfavorable price variance in the industrial segment during 1994 was primarily caused by increased costs resulting from inefficiencies that occurred in connection with the consolidation of certain activities during 1994. Those consolidation activities included:

                 closing the Putnam, CT mill and dyehouse operation;
                 moving production to the Company's mill in Watertown, CT; moving dyeing operations to the Company's dyehouse in Southampton, VA; and closing a warehouse in Atlanta, GA.

         Costs associated with these consolidation efforts included increased freight costs from moving product to new locations, increased shipping costs to meet expedited delivery dates of certain customers and increased salary costs associated with start up operations when inventory was moved from Atlanta and Putnam locations to new locations in Watertown and Hendersonville.

         The consumer products segment gross margin was $11.7 million and 38.9% of sales in 1994 compared to $11.3 million or 39.4% of sales in 1993 for an overall improvement of $ .4 million. A favorable volume variance of $ .3 million was mostly attributable to the addition of gross margin dollars related to Danfield.

SELLING, GENERAL AND ADMINISTRATIVE

         Selling, general and administrative expense totaled $15.8 million or 20.6% of sales during 1994 compared to $44.3 million in 1993 for a decline of $28.5 million.

         Selling, general and administrative expenses at the Corporate level declined from $31.7 million in 1993 to $5.2 million in 1994 for a decline of $26.5 million.

         During the third quarter of 1993, selling, general and administrative expenses included nonrecurring acquisition related restructuring charges of $18.5 million and a nonrecurring charge of $4.6 million to establish a provision for environmental liabilities, both recorded by the Predecessor.

         Additionally, reductions in general and administrative expenses totaling $3.4 million at the Corporate level were recorded in 1994 mainly as the result of the replacement of a centralized mainframe computer system with a new decentralized local area/wide area network based information system and the resultant elimination of related staff functions.

         In the industrial products segment, selling, general and administrative expense increased from $6.6 million in 1993 to $6.9 million in 1994.

         In the consumer products segment, selling, general and administrative expenses declined from $6.1 million in 1993 to $3.7 million. Pentapco contributed to 1993 selling, general and administrative expenses in the amount of $1.7 million. Additional reductions during 1994 were achieved by closing the Carlstadt, New Jersey warehousing and distribution facility and consolidating those functions in Lansing, Iowa.

INTEREST EXPENSE

         Interest expense increased to $3.2 million in 1994 compared to $3.0 million in 1993. The increase was attributable to an increase in average outstanding debt during 1994 to $41.4 million from $32.5 million in 1993. Offsetting the interest effects of the increase in average outstanding debt was a reduction in average interest rates from 8.8% in 1993 to 7.8% in 1994.

INCOME TAXES

         The effective combined income tax rate for 1994 was 51%. The primary reason for the higher than statutory rate was the non-deductible goodwill amortization recorded during 1994.

                               IMPACT OF INFLATION

         The Company's results are affected by the impact of inflation on manufacturing and operating costs. Historically, the Company has used selling price adjustments, cost containment programs and improved operating efficiencies to offset the otherwise negative impact of inflation on its operations.

                         LIQUIDITY AND CAPITAL RESOURCES

         On December 30, 1996, the Company entered into a new credit agreement with Sanwa Business Credit Corporation and Heller Financial, Inc. (the "Lenders") pursuant to which the Lenders have provided a credit facility to the Company and certain of its subsidiaries in the aggregate amount of $42 million, consisting of two term loans aggregating $22 million and a $20 million revolving credit facility (the "Heller Facility"). The term loans are amortizable in installments over a period of five years and bear interest, at the option of the Company, in the case of the first tranche of $14 million ("Tranche A"), at prime plus 1.50% or LIBOR plus 3.50% and, in the case of the second tranche of $8 million ("Tranche B"), at prime plus 1.75% or LIBOR plus 3.75%. The revolving loan bears interest, at the option of the Company, at prime plus 1.25% or LIBOR plus 3.25%. The rates are subject to a reduction of up to .75% in the aggregate if the Company meets certain EBITDA levels (defined to mean net income before taxes, interest, amortization, depreciation and other non-cash charges, but exclusive of extraordinary, non-recurring gains, gains and losses from asset dispositions and certain income derived from affiliates) in fiscal 1997 and 1998. Amounts outstanding under the term loans and the revolving loan may be prepaid without penalty. The loan agreement contains customary negative covenants and financial conditions. Among them, the Company continues to be prohibited from making any payments to its preferred stockholders as dividend, redemption or otherwise until Tranche B of the term loan has been discharged in full.
Thereafter, the Company may apply up to 25% of its excess cash flow to these payments, assuming certain additional conditions are met. The credit agreement also provides that it shall be an event of default if, prior to December 31, 1997, Noel ceases to control at least 35% of the voting stock of the Company as a result of Noel's "private sale" (as defined) of shares of Preferred Stock of the Company, without the consent of the lenders (which consent may be withheld only under certain circumstances). The term "private sale" does not include any distribution by Noel of Preferred Stock or Common Stock of the Company to Noel's stockholders or the redemption by the Company of such shares pursuant to the terms of the Company's Restated Certificate of Incorporation. The Company has applied the proceeds from the Heller Facility to discharge in full its obligations under the Company's credit facility with its prior lender.

         Pursuant to the terms of the Company's Series B Preferred Stock, 20% of such shares were scheduled to be redeemed on March 15 of each year commencing in 1995 and ending in 1999. Dividends on the Series B Preferred Stock accrue at an annual rate of 6% and are payable quarterly on March 15, June 15, September 15, and December 15. In 1995 and 1996, both the preferred stock redemptions and the quarterly dividend payments were subject to approval of the banks participating in the Company's credit facility then in effect. As such banks declined approval of the dividend and redemption payments, no such payments have been made. As a result, additional dividends are accruing on the scheduled but unpaid dividends at a rate of 6% per annum. The amount of accrued but unpaid dividends at December 31, 1996 was approximately $2.7 million. The amount of scheduled but unpaid Preferred Stock redemptions as of December 31, 1996 was approximately $8.3 million. In addition, the availability of resources to make payments to the holders of Preferred Stock in the future will depend on the Company's future cash flow, the timing of the settlement of the liabilities recorded in the financial statements of the Company; and the ability of the Company to obtain financing. In addition, as the Company has agreed to notify the PBGC thirty (30) days prior to taking certain actions including the payment of any dividend on or any redemption of stock, the Company's decision to make any such payments will depend on the successful resolution of any issues which may arise with the PBGC.


         The reserve the Company has established for environmental liabilities, in the amount of $5.1 million, represents the Company's best current estimate of the costs of addressing all identified environmental problems, based on the Company's review of currently available evidence, and takes into consideration the Company's prior experience in remediation and that of other companies, as well as public information released by EPA and by the PRP groups in which the Company or its subsidiaries are participating. Although the reserve currently appears to be sufficient to cover these environmental liabilities, there are uncertainties associated with environmental liabilities, and no assurances can be given that the Company's estimate of any environmental liability will not increase or decrease in the future. The uncertainties relate to the difficulty of estimating the ultimate cost of any remediation that may be undertaken, including any operating costs associated with remedial measures, the duration of any remediation required, the amount of consultants' or attorneys' fees that may be incurred, the administrative costs of participating in the PRP groups, and any additional regulatory requirements that may be imposed by the federal or state environmental agencies.

         Cash provided by operations during the nine months ended September 30, 1996 totaled $4.3 million which included income from continuing operations of $3.2 million, depreciation and amortization of $2.3 million and deferred tax provision of $2.0 million offset by $3.1 million of changes in operating assets and liabilities, principally resulting from an increase in accounts receivable, inventories and reduction of other current liabilities.

         Net cash provided by investing activities during the nine months ended September 30, 1996 totaled $7.3 million which included net proceeds of $8.2 million from the sale of the Home Furnishings division and $.5 million from the sale of an unused parcel of land, offset by $1.0 million of capital expenditures and $.4 million of investments in other assets.

         Net cash used by financing activities totaled $11.8 million. Net proceeds of $8.2 million from the sale of Home Furnishings division were used to repay bank debt during the quarter. Reductions in long term liabilities of $1.1 million reflect primarily payments to the Company's pension plan and payments of other long term liabilities.

         At September 30, 1996, the Company's principal sources of liquidity included cash and cash equivalents of $.4 million and trade accounts receivable of $11.9 million. At September 30, 1996 the Company had $.9 million of unused availability under its revolving credit facility (the "Revolving Facility").

         Cash provided by operations in 1995 totaled $8.3 million and represents principally net loss from continuing operations of $21.6 million, adjusted by:
$25.0 million of noncash asset impairment, $3.3 million of depreciation and amortization and $6.0 million of cash flow from discontinued operations. These cash inflows were reduced by a deferred tax benefit of $.7 million and changes in operating assets of $3.7 million. The discontinued operations cash inflows are due primarily to the sale of the Company's knit yarn product line in the Button division and reduced working capital in the Company's Home Furnishings division.

         Net cash used by investing activities during 1995 totaled $7.1 million and represents principally $3.1 million paid to acquire the noncash net assets of Culver and $3.8 million in capital expenditures.

         Net cash used by financing activities totaled $1.7 million. Reductions in long term liabilities of $3.0 million reflects primarily pension payments and payments on other long term liabilities.

         At December 31, 1995, the Company's principal sources of liquidity included cash and cash equivalents of $.6 million and trade accounts receivable of $11.3 million. At December 31, 1995 the Company had $2.1 million of unused availability under its Revolving Facility.

               MARKET INFORMATION AND RELATED STOCKHOLDER MATTERS


         (A) Market Information. The Company's Common Stock has been trading on the NYSE, under the symbol BHY since February 15, 1995. The following table sets forth certain information as to the high and low sales prices per share of the Company's Common Stock as quoted on the NYSE for each calendar quarter since February 15, 1995. On December 11, 1996, the last full trading day prior to the public announcement of the proposed Sale, the high and low sales prices for a share of Common Stock, as quoted on the NYSE, were $1.875 and $1.75 respectively. On February 21, 1997, the high and low sales prices per share of Common Stock, as quoted on the NYSE, were $2.50 and $2.375, respectively. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT QUOTATIONS FOR THE COMPANY'S COMMON STOCK.


                                                              COMMON STOCK
CALENDAR                                                   -------------------
 YEAR                                                       Low          High
--------                                                    ---          ----
1995

  First Quarter (from February 15, 1995).................   $7.25        $8.25

  Second Quarter.........................................   $5.50        $8.00

  Third Quarter..........................................   $4.25        $5.75

  Fourth Quarter ........................................   $2.75        $4.75

1996

  First Quarter..........................................   $2.00        $3.125

  Second Quarter.........................................   $1.75        $2.50

  Third Quarter .........................................   $1.125       $2.375

  Fourth Quarter ........................................   $1.125       $3.125



         (B) Holders. There were 232 record holders of the Company's Common Stock as of November 25, 1996. The Company believes that, as of December 19, 1996, there were in excess of 2,097 beneficial holders, including those stockholders whose shares are held of record by depository companies.

         (C) Dividends. No cash dividends on the Common Stock have been paid to date and the Company has no intention of paying dividends in the foreseeable future. Currently, agreements between the Company and its lenders restrict the Company from paying any cash dividends on the Common and Preferred Stock unless certain conditions are met. In addition, dividends on the Common Stock are subject to the prior right of holders of the Preferred Stock to receive cumulative dividends at the rate of $ .06 per annum per share (or, if the Company defaults on its obligation to redeem shares of Preferred Stock on the mandatory redemption dates, at the rate of 6% per annum on the principal amount of the Preferred Stock then outstanding plus accrued and unpaid dividends thereon). In addition, the holders of Preferred Stock are entitled, upon a dissolution, liquidation or winding up of the Company, to a liquidation preference of $1 per share plus all accrued and unpaid dividends. In 1995 and 1996, under the terms of the Company's credit facility then in effect, the Banks were required to approve any payments related to the Preferred Stock. As the Banks declined approval of the preferred dividend and redemption payments, additional dividends are accruing on the scheduled but unpaid dividends at a rate of 6% per annum.

         The Predecessor paid common stock dividends on a per share basis of $ .32 and $ .64 during 1993 and 1992 respectively.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock and/or Preferred Stock of the Company as of December 18, 1996. Beneficial ownership has been determined for purposes herein in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), under which a person is deemed to be the beneficial owner of securities if such person has or shares voting power or investment power in respect of such securities or has the right to acquire beneficial ownership within 60 days. On December 18, 1996, there were outstanding 7,388,282 shares of Common Stock and 20,805,060 shares of Preferred Stock of the Company.

                           Common Stock         Series B Preferred Stock
                           ------------         ------------------------
                                                                                  Percent of
                                                                                  Aggregate
                           Amount of                  Amount of                   Voting
                           Shares                     Shares                      Power of
Name and Address of        Beneficially    Percent    Beneficially    Percent     Capital
Beneficial Owner           Owned           of Class   Owned           of Class    Stock
----------------           -----           --------   -----           --------    -----
The Noel Group, Inc.       2,205,814       29.86%     19,312,837.5    92.83%      76.3%
667 Madison Avenue
New York, New York(1)



(1) Noel acquired the entire equity interest in the Company in October 1993. In February 1994, Noel made an irrevocable distribution to its common stockholders of 3,542,404 shares of the Company's Common Stock. In a series of other transactions, Noel sold, or caused the Company to issue, shares of the Company's Common Stock and/or Preferred Stock to various affiliates of Noel and certain members of the Company's management group. As Noel does not have or share voting or investment power over the securities transferred to its affiliates or members of the Company's management group, the shares reported in this table reflect Noel's remaining equity interest in the Company as of December 18, 1996. Messrs. Joseph S. DiMartino, William L. Bennett and Samuel F. Pryor, IV and Ms. Karen Brenner, directors of the Company, are affiliated in various capacities with Noel and Mr. Lamphere is a former officer and director of Noel. Each of these directors also beneficially own shares of common stock, par value $.01 per share, of Noel ("Noel Common Stock") as more particularly set forth in the footnotes to the following table.

CHANGES IN CONTROL

         As of December 18, 1996, Noel owned beneficially 2,205,814 shares of Common Stock and 19,312,837.5 shares of Preferred Stock (76.3% of the issued and outstanding Capital Stock of the Company). By virtue of its ownership of the Common Stock and the Preferred Stock, Noel holds voting control of the Company. Under the terms of the Company's charter, the Preferred Stock is required to be redeemed by the Company in installments on or prior to March 1999, subject to the approval of the Banks. The Banks did not approve the redemption payment due in March 1995 or March 1996. To the extent that the Preferred Stock is redeemed by the Company in accordance with the charter, voting control of the Company will pass to the holders of the Common Stock on or prior to March 1999.

                   EQUITY SECURITIES BENEFICIALLY OWNED BY THE
                        DIRECTORS AND EXECUTIVE OFFICERS

         According to information furnished to the Company as of December 18, 1996, the directors of the Company, certain of the Company's executive officers as of December 18, 1996 (the "Named Executive Officers") within the meaning of
Item 402(a)(3) of Regulation S-K of the Securities and Exchange Commission (the "SEC") and all current directors and executive officers as a group, beneficially owned shares of Capital Stock of the Company as set forth below. Beneficial ownership has been determined for purposes herein in accordance with Rule 13d-3 of the Exchange Act under which a person is deemed to be the beneficial owner of securities if such person has or shares voting power or investment power in respect of such securities or has the right to acquire beneficial ownership within 60 days.


                                           Common Stock               Series B Preferred Stock
                                           ------------               ------------------------
                                                                                                           Percent of
                                                                                                           Aggregate
                                    Amount of                           Amount of                          Voting
                                      Shares                             Shares                            Power of
Name and Address of                Beneficially       Percent         Beneficially        Percent          Capital
Beneficial Owner                      Owned           of Class            Owned           of Class         Stock
----------------                      -----           --------            -----           --------         -----
William L. Bennett                  2,336,948(1)       31.63%         19,410,849(2)       93.30%(2)        77.14%(3)
c/o HealthPlan Services,
 Corp.
3501 Frontage Road
Tampa, Florida 33607

Gilbert H. Lamphere                   184,828(3)        2.50%            245,028.5(4)      1.18%            1.52%
c/o The Fremont Group
50 Fremont Street
San Francisco, California
 94105

                                           Common Stock               Series B Preferred Stock
                                           ------------               ------------------------
                                                                                                           Percent of
                                                                                                           Aggregate
                                    Amount of                            Amount of                         Voting
                                      Shares                              Shares                           Power of
Name and Address of                Beneficially       Percent          Beneficially       Percent          Capital
Beneficial Owner                      Owned           of Class             Owned          of Class         Stock
----------------                      -----           --------             -----          --------         -----
Samuel F. Pryor, IV                   134,066(5)        1.81%            245,028.5(6)      1.18%            1.34%
645 Madison Avenue
Suite 2200
New York, New York
10021

Robert A. Levinson                    140,170(7)        1.90%            610,120           2.93%            2.66%
c/o Andrex Industries
Corp.
1071 Avenue of the
Americas
New York, New York
10019

Joseph S. DiMartino                 2,230,892(8)       30.18%         19,508,860.5(9)     93.77%           77.11%
c/o Noel Group, Inc.
667 Madison Avenue
New York, New York

Alan E. Woltz                          4,600(10)           (11)               --             --                (12)
Bay Lane
Water Mill, NY 11976

Karen Brenner                        254,200(13)        3.35%                 --             --                (12)
c/o Noel Group, Inc.
667 Madison Avenue
New York, New York

Gary P. Silverman                     15,875(14)           (11)               --             --                (12)
c/o Belding Heminway
 Company, Inc.
1430 Broadway
New York, New York
10018

Edward F. Cooke                       10,000(15)          (11)                --             --                (12)
c/o Belding Heminway
 Company, Inc.
1430 Broadway
New York, New York
10018

                                           Common Stock               Series B Preferred Stock
                                           ------------               ------------------------
                                                                                                           Percent of
                                                                                                           Aggregate
                                    Amount of                           Amount of                          Voting
                                      Shares                             Shares                            Power of
Name and Address of                Beneficially       Percent         Beneficially        Percent          Capital
Beneficial Owner                      Owned           of Class            Owned           of Class         Stock
----------------                      -----           --------            -----           --------         -----
All directors and executive       3,115,766(17)(18)    40.82%         20,707,049(19)      99.53%           83.77%
officers as a group (9
persons)(16)(17)

(1) Consists of: (i) 105,124 shares held of record by Mr. Bennett; (ii) 19,885 shares owned by Constance Leeds Bennett, Mr. Bennett's wife, and 525 shares held by Constance Leeds Bennett as trustee for the benefit of Mr. Bennett's children, as to all of which shares Mr. Bennett disclaims beneficial ownership; and (iii) 5,600 shares which Mr. Bennett could acquire upon the exercise of director's stock options. Also includes 2,205,814 shares held by Noel, as to which Mr. Bennett, a director of Noel, disclaims beneficial ownership. Mr. Bennett also beneficially owns the following shares of Noel Common Stock which are not reflected in the table set forth above: 445,315 shares (2.2%) of Noel Common Stock including 3,000 shares of Noel Common Stock held by Constance Leeds Bennett as trustee for the benefit of Mr. Bennett's children, as to all of which shares Mr. Bennett disclaims beneficial ownership, and 442,315 shares of Noel Common Stock issuable upon exercise of Noel stock options.

(2) Includes 19,312,837.5 shares held by Noel, as to which Mr. Bennett, a director of Noel, disclaims beneficial ownership.


(3) Consists of: (i) 50,238 shares held of record by Mr. Lamphere; (ii) 128,601 shares held by various irrevocable trusts for the benefit of Mr. Lamphere's minor children, as to all of which shares Mr. Lamphere disclaims beneficial ownership; (iii) 389 shares held in Mr. Lamphere's 401(k) account; and (iv) 5,600 shares which Mr. Lamphere could acquire upon the exercise of director's stock options. Mr. Lamphere also beneficially owns the following shares of Noel Common Stock which are not reflected in the table set forth above: 479,998 shares (2.3%) of Noel Common Stock including 1,362 shares held directly; 9,747 shares of Noel Common Stock held by various irrevocable trusts for the benefit of Mr. Lamphere's minor children and 2,222 shares of Noel Common Stock held in Mr. Lamphere's 401(k) account, as to all of which shares Mr. Lamphere disclaims beneficial ownership; and 466,667 shares of Noel Common Stock issuable upon exercise of Noel stock options.

(4) Consists of shares of Preferred Stock held by various irrevocable trusts for the benefit of Mr. Lamphere's minor children, as to all of which shares Mr. Lamphere disclaims beneficial ownership.

(5) Consists of: (i) 48,102 shares held of record by Mr. Pryor; (ii) 56,809 shares held by an irrevocable trust for the benefit of Mr. Pryor's minor children, as to all of which shares Mr. Pryor disclaims beneficial ownership;
(iii) 23,102 shares held by The Prospect Group, Inc. Capital Accumulation IRC and Profit Sharing Plan for the benefit of Mr. Pryor; (iv) 453 shares held by Mr. Pryor's wife; end (v) 5,600 shares which Mr. Pryor could acquire upon the exercise of director's stock options. Mr. Pryor also beneficially owns the following shares of Noel Common Stock which are not reflected in the table set forth above: 301,665 shares (1.5%) of Noel Common Stock including 2,583 shares held by Mr. Pryor's wife and 5,748 shares of Noel Common Stock held by certain trusts for the benefit of Mr. Pryor's minor children as to all of which shares Mr. Pryor disclaims beneficial ownership; and 293,334 shares of Noel Common Stock issuable upon exercise of Noel stock options.

(6) Consists of: (i) 73,508.5 shares of Preferred Stock held of record by Mr. Pryor; (ii) 98,011.5 shares of Preferred Stock held by an irrevocable trust for the benefit of Mr. Pryor's minor children, as to all of which shares Mr. Pryor disclaims beneficial ownership; and (iii) 73,508.5 shares held by The Prospect Group, Inc. Capital Accumulation IRC and Profit Sharing Plan for the benefit of Mr.

Pryor.

(7) Consists of: (i) 59,570 shares held of record by Mr. Levinson; (ii) 75,000 shares held by three trusts for the benefit of Mr. Levinson's children, as to all of which trusts Mr. Levinson serves as co-trustee; and (iii) 5,600 shares of Common Stock which could be acquired by Mr. Levinson upon the exercise of director's stock options.


(8) Consists of: (i) 4,600 shares which could be acquired upon exercise of director's stock options, (ii) 20,478 shares held by Mr. DiMartino as trustee under two Rabbi Trusts (the "Rabbi Trusts") established by the Company for the benefit of former executives under the Company's deferred compensation program, and (iii) 2,205,814 shares held by Noel, of which Mr. DiMartino is a director, as to all of which shares Mr. DiMartino disclaims beneficial ownership. Mr.
DiMartino also beneficially owns 808,334 shares (3.8%) of Noel Common Stock which consists solely of shares issuable upon exercise of stock options and warrants.

(9) Consists of (i) 196,023 shares held by Mr. DiMartino as trustee under the Rabbi Trusts and (ii) 19,312,837.5 shares held by Noel, of which Mr. DiMartino is a director, as to all of which shares Mr. DiMartino disclaims beneficial ownership.


(10) Consists of 4,600 shares which could be acquired upon exercise of director's stock options.


(11) Represents less than 1% of the outstanding shares.

(12) Represents less than 1% of the aggregate votes entitled to be cast.


(13) Consists of: (i) 50,000 shares held by the Noel Group, Inc. Retirement Plan FBO K. Brenner, and (ii) 204,200 shares which Ms. Brenner could acquire upon the exercise of stock options.

(14) Includes: (i) 12,875 shares held of record by Mr. Silverman, of which 2,650 shares are subject to employment vesting restrictions; and (ii) 3,000 shares which Mr. Silverman could acquire upon the exercise of stock options. An aggregate of shares reported in this column are subject to employment vesting restrictions."

(15) Includes: (i) 5,000 shares held of record by Mr. Cooke, of which 2,000 are subject to employment vesting restrictions; and (ii) 5,000 shares which Mr. Cooke could acquire upon the exercise of stock options.

(16) For purposes of computing the aggregate number of shares beneficially owned by directors and Executive Officers of the Company as a group, the same shares are not counted more than once.

(17) Includes 243,800 shares subject to stock options.


(18) Includes 2,205,814 shares held by Noel, as referred to in footnotes (1) and
(8) above.

(19) Includes 19,312,837.5 shares held by Noel, as referred to in footnotes (2) and (9) above.


                              INDEPENDENT AUDITORS

         Arthur Andersen LLP, certified public accountants, have been appointed by the Board of Directors, upon recommendation of the Audit Committee of the Board as independent auditors for the Company to examine and report on its financial statements for the 1996 fiscal year. Representatives of Arthur Andersen are expected to be present at the Meeting, with the opportunity to make a statement if they desire to do so, and to be available to respond to appropriate questions.

                             STOCKHOLDERS' PROPOSALS

         Any proposal by a stockholder of the Company intended to be presented at the 1997 Annual Meeting of Stockholders was required to have been received by the Company at its principal executive office not later than December 31, 1996 for inclusion in the Company's proxy statement and form of proxy relating to that meeting. Any such proposal must also comply with the other requirements of the proxy solicitation rules of the Securities and Exchange Commission.

                                 OTHER BUSINESS

         Management does not know of any other matters to be brought before the Meeting except those set forth in the notice thereof. If other business is properly presented for consideration at the Meeting, it is intended that the Proxies will be voted by the persons named therein in accordance with their judgment on such matters.

                                        By order of the Board of Directors,

                                        EDWARD F. COOKE

                                        Secretary


March 3, 1997

                         INDEX TO FINANCIAL STATEMENTS


Consolidated Balance Sheets
as of September 30, 1996 and December 31, 1995..........................F-2

Consolidated Statements of Operations
for the Nine months Ended September 30, 1996 and 1995...................F-3

Consolidated Statements of Cash Flows
for the Nine months Ended September 30, 1996 and 1995...................F-4

Notes to Unaudited Consolidated Financial Statements
September 30, 1996......................................................F-5

Report of Independent Public Accountants - December 31, 1995............F-7

Consolidated Balance Sheets- December 31, 1995 and 1994 ................F-8

Consolidated Statements of Operations -
     Company -     for the Years Ended December 31, 1995 and 1994 and
                   the Three Months December 31, 1993

     Predecessor - for the Nine Months September 30, 1993..............F-10

 Consolidated Statements of Cash Flows -
     Company    -  for the Years Ended December 31, 1995 and 1994 and
                   the Three Months December 31, 1993
     Predecessor - for the Nine Months September 30, 1993..............F-11

Consolidated Statements of Stockholders' Equity
     for the year ended December 31, 1995 and
     for the period October 1, 1993 to December 31, 1994...............F-12

Notes to Consolidated Financial Statements
     for the Year Ended December 31, 1995..............................F-13



PART I - FINANCIAL INFORMATION
ITEM 1. FINANCIAL STATEMENTS

                         BELDING HEMINWAY COMPANY, INC.
                                AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                       ASSETS               SEPTEMBER 30, 1996  DECEMBER 31, 1995
                                                 (UNAUDITED)         (NOTE)
                                                 -----------         ------
     Current Assets:
         Cash and cash equivalents                 $   448         $   629
         Accounts receivable trade, net             11,927          11,314
         Inventories                                18,081          18,360
         Federal income taxes receivable               100             787
         Current deferred tax asset                  1,483             313
         Other current assets                          632             953
                                                   -------         -------
                       Total current assets         32,671          32,356
                                                   -------         -------

     Property, plant and equipment, at cost         32,809          33,013
     Less: Accumulated depreciation and
           amortization                             (4,913)         (3,538)
                                                   -------         -------
              Net property, plant and equipment     27,896          29,475
                                                   -------         -------

     Goodwill, net                                  20,322          20,450
     Deferred tax asset                                 --           9,515
     Other assets                                    1,723           2,328
                                                   -------         -------
                       Total Assets                $82,612         $94,124
                                                   =======         ========

     LIABILITIES AND STOCKHOLDERS' EQUITY
     Current Liabilities:
         Accounts payable                           $5,208          $5,593
         Current maturities of long-term debt       37,786           4,029
         Other current liabilities                   9,625          12,948
                                                   -------         -------
                                                    52,619          22,570
                                                   -------         -------

     Long-term debt                                    227          44,666
     Other liabilities                              18,698          19,386
                                                   -------         -------
                      Total Liabilities             71,544          86,622
                                                   -------         -------

     Redeemable Preferred  Stock,  par value
      $0.01 per share  20,805,060  shares
      authorized; Shares issued and outstanding:
                       Series A - None
                       Series B - 20,805,060        20,805          20,805
         Accumulated dividends on preferred stock    2,388           1,374
                                                   -------         -------
                                                    23,193          22,179
                                                   -------         -------
     Common Stock, par value $0.01 per share
          20,000,000 shares authorized;
         Shares issued and outstanding:
            September 30, 1996:  7,388,282              74
            December 31, 1995:   7,409,282                              74

     Paid in Capital                                19,858          19,859
     Retained Earnings                             (32,057)        (34,610)
                                                   -------         -------
     Total Common Stockholders' Equity             (12,125)        (14,677)
                                                   -------         -------
     Total Liabilities and Stockholders' Equity    $82,612         $94,124
                                                   =======         =======

     See Notes to Unaudited Consolidated Financial Statements.

                         BELDING HEMINWAY COMPANY, INC.
                                AND SUBSIDIARIES
                 UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                 NINE MONTHS
                                             ENDED SEPTEMBER 30,
                                              1996       1995
                                             ------------------

Net sales                                     $ 67,158     $ 65,769
Cost of sales                                   48,063       47,487
                                             --------      --------
  Gross profit                                  19,095       18,282
Selling, general & administrative expenses      10,508       11,654
Other (income) expense -- net                     (384)        (222)
                                              --------     --------
Income from continuing operations before
  interest and income taxes                      8,971        6,850
Interest expense                                 3,395        2,961
                                               --------    --------
Income from continuing operations before
  income taxes                                    5,576       3,889
Provision for income taxes                        2,367       2,023
                                               --------    --------
Income from continuing operations                 3,209       1,866
Less dividends on preferred stock                 1,014         952
                                               --------    --------
Income applicable to common stock
  from continuing operations                      2,195         914
Income (loss) from discontinued operations,
  net of income tax provision                       358         377
                                               --------    --------
Income applicable to common stock              $  2,553    $  1,291
                                               ========    ========

Earnings per common share:
Continuing operations                          $   0.30    $   0.12
Discontinued operations                            0.05        0.05
                                               --------    --------
  Total                                        $   0.35    $   0.17
                                               ========    ========
Weighted average common shares
  outstanding (in thousands)                      7,397       7,416
                                               ========    ========

Total depreciation and amortization               2,344       2,644
                                               ========    ========

            See Notes to Unaudited Consolidated Financial Statements.

                         BELDING HEMINWAY COMPANY, INC.
                                 AND SUBSIDIARIES
                  UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
                               (DOLLARS IN THOUSANDS)


                                                       NINE MONTHS ENDED SEPTEMBER  30,
                                                           1996           1995
                                                           ----           ----
CASH FLOWS FROM OPERATING ACTIVITIES:
Income from continuing operations                           $  3,209   $   1,866
Reconciliation of net income from continuing
  operations to net cash provided by operations:
    Depreciation and amortization                              2,344       2,644
    Deferred tax provision                                     1,993       1,105
    Gain on asset sale                                          (131)       --
    Changes in operating assets and liabilities:
                   Accounts receivable                          (613)       (419)
                   Inventories                                  (752)     (3,972)
                   Federal income taxes receivable               565        --
                   Other current assets                          443         259
                   Accounts payable                             (385)      1,842
                   Other current liabilities                  (1,894)     (2,709)
                   Other liabilities                            (637)       --
                   Other operating assets and liabilities        164         131
                   Cash flow from discontinued operations        (44)      2,207
                                                            --------    --------
                                                               4,262       2,954
                                                            --------    --------

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of discontinued operations                  8,190       2,623
Capital expenditures                                            (970)     (2,915)
Investments in other assets                                     (389)       (199)
Proceeds from asset sales                                        534        --
Acquisition of Culver noncash net assets                        --        (2,800)
Adjustments related to acquisitions                              (42)       (123)
                                                            --------    --------
                                                               7,323      (3,414)
                                                            --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving credit facility and capitalized
   lease obligations                                          31,787      29,801
Repayment of long term debt and capital lease obligations    (42,469)    (27,295)
Payment of long term liabilities                              (1,084)     (2,427)
                                                            --------    --------
                                                             (11,766)         79
                                                            --------    --------
Decrease in cash and cash equivalents                           (181)       (381)
Cash and cash equivalents beginning of period                    629       1,015
                                                            --------    --------
Cash and cash equivalents end of period                     $    448    $    634
                                                            ========    ========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
  Interest                                                  $  3,393    $  2,007
                                                            ========    ========
  Income taxes                                              $    103    $    798
                                                            ========    ========

See Notes to Unaudited Consolidated Financial Statements


                                       F-4






                         BELDING HEMINWAY COMPANY, INC.
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1996

NOTE 1: BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for fair presentation have been included. Certain reclassifications have been made to prior year amounts in order to present them on a basis consistent with the current year. Operating results for the nine-month period ended September 30, 1996 are not necessarily indicative of the results that may be expected for the year ending December 31, 1996. For further information, refer to the consolidated financial statements and footnotes included in the Company's annual report on Form 10-K for the year ended December 31, 1995.

NOTE 2:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operation: The Company and its subsidiaries manufacture and market industrial and consumer threads and distribute a line of home sewing and craft products, principally buttons. The Company has divested the Home Furnishings division (See Note 5).

Consolidation: The accompanying consolidated financial statements include the accounts of the Company and all subsidiaries after elimination of intercompany items and transactions.

Depreciation  and  Amortization:  Depreciation  and  amortization  are  computed principally  by the  straight-line  method  for each  class of  depreciable  and
amortizable  asset  based  on  their  estimated  useful  lives.   Buildings  and
improvements,  machinery and equipment,  and  furniture,  fixtures and leasehold improvements  are  generally  depreciated  over periods of 20-35,  5-25 and 5-10 years, respectively.

Revenue Recognition: Revenue is recognized upon shipment of merchandise.

Cash Equivalents: The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 3: EARNINGS PER SHARE

Earnings per common share for the Company have been computed on the basis of weighted average common shares outstanding after providing for quarterly preferred dividend requirements.


                                       F-5





                         BELDING HEMINWAY COMPANY, INC.
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1996

NOTE 4:  INVENTORIES:

The components of inventories, net of reserves, are as follows (dollars in thousands):


                                               SEPTEMBER 30, 1996    DECEMBER 31, 1995
                                               ------------------    -----------------
           Raw materials and greige goods              $ 5,264           $ 3,189
           Manufacturing supplies                        1,202             1,346
           Work in Progress                              5,231             6,033
           Finished goods                                6,384             7,792
                                                       -------           -------
                                                       $18,081           $18,360
                                                       =======           =======


NOTE 5:  DISCONTINUED OPERATIONS

On July 31, 1996 the Company completed the sale of its Home Furnishings division. Proceeds received on the sale, adjusted for closing costs and changes in net asset value of the division subsequent to the contract date were used to repay the Company's revolving bank loan. Such net proceeds approximated the amount that had been borrowed under the revolving loan in support of the Home Furnishings division's inventories and receivables. The repayment of bank debt was sufficient in amount to avoid bank fees that would have been payable had the Company not completed the sale within the time frame prescribed by the Company's Credit Agreement dated October 29, 1993, as amended ("Credit Agreement") or in an amount sufficient to repay amounts borrowed against the division's inventories and receivables.

The results of the Home Furnishings division for the period January 1, 1996 through July 31, 1996 and all prior periods have been presented as results of discontinued operations.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

 To the Stockholders and Board of Directors of Belding Heminway Company, Inc.

     We have audited the accompanying consolidated balance sheets of Belding Heminway Company, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, cash flows and stockholders' equity for the years ended December 31, 1995 and 1994 and the period October 1, 1993 to December 31, 1993 (post-acquisition basis). We have also audited the accompanying consolidated statements of operations and cash flows for the nine month period ended September 30, 1993 (pre-acquisition basis). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Belding Heminway Company, Inc. and subsidiaries as of December 31, 1995 and 1994, and the results of their operations, cash flows and stockholders' equity for the years ended December 31, 1995 and 1994 and the periods October 1, 1993 to December 31, 1993, (post-acquisition basis) and January 1, 1993 to September 30, 1993
(pre-acquisition basis) in conformity with generally accepted accounting principles.


     Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The 1995, 1994 and 1993 schedules listed in the index of financial statements and schedules are presented for purposes of complying with the Securities and Exchange Commission's rules and are not part of the basic financial statements. These 1995, 1994 and 1993 schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.



                                                  /s/  ARTHUR ANDERSEN LLP


                                                       ARTHUR ANDERSEN LLP



New York,  New York
February  23, 1996 (Except for the  amendment to the
                   Credit Agreement (Notes 4 and 9) as
                   to which the date is March 15, 1996)

                         BELDING HEMINWAY COMPANY, INC.
                                AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                           DECEMBER 31, 1995      DECEMBER 31, 1994
                                                           -----------------      -----------------
ASSETS
Current Assets:
    Cash and cash equivalents                                   $     629             $   1,015
    Accounts receivable trade  (net of allowance
      of $2,127 and $2,376 respectively)                           11,314                10,815
    Inventories                                                    18,360                15,733
    Federal income taxes receivable                                   787                   525
    Current deferred tax asset                                        313                 2,180
    Other current assets                                              953                 1,250
                                                                ---------             ---------
                                                                   32,356                31,518
                                                                ---------             ---------

 Property, plant and equipment, at cost:
     Land                                                           2,283                 1,986
     Building and improvements                                     13,312                16,477
     Machinery and equipment                                       17,418                14,370
                                                                ---------             ---------
                                                                   33,013                32,833

 Less: Accumulated depreciation and amortization                   (3,538)               (1,763)
                                                                ---------             ---------
                                                                   29,475                31,070
                                                                ---------             ---------

Goodwill (net of amortization of $2,947 and $1,467 respectively)   20,450                33,481
Deferred tax assets                                                 9,515                   469
Net assets of discontinued operations                                  --                29,049
Other assets                                                        2,328                 2,865
                                                                ---------             ---------
            Total Assets                                        $  94,124             $ 128,452
                                                                =========             =========




See Notes to Consolidated Financial Statements

                         BELDING HEMINWAY COMPANY, INC.
                                AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                              DECEMBER 31, 1995      DECEMBER 31, 1994
                                                              -----------------      -----------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
    Accounts payable                                             $     5,593             $     4,127
    Current maturities of long-term debt                               4,029                   4,123
    Federal income taxes payable                                          --                     773
    Other current liabilities                                         12,948                  12,140
                                                                 -----------             -----------
                                                                      22,570                  21,163
                                                                 -----------             -----------
Long-Term Debt                                                        44,666                  40,365
Other Liabilities                                                     19,386                  19,865
                                                                 -----------             -----------
        Total Liabilities                                             86,622                  81,393
                                                                 -----------             -----------
Redeemable Preferred Stock, par value $0.01 per share
    20,805,060 shares authorized;
    Shares issued and outstanding:
        Series A - None
        Series B - 20,805,060                                         20,805                  20,805
    Accumulated dividends on preferred stock                           1,374                      92
                                                                 -----------             -----------
                                                                      22,179                  20,897
                                                                 -----------             -----------
Common Stock, par value $0.01 per share
    20,000,000 shares authorized;
    Shares issued and outstanding:
         December 31, 1995:   7,409,282                                   74                      74
         December 31, 1994:   7,429,032

Paid in Capital                                                       19,859                  19,863
Retained Earnings                                                    (34,610)                  6,225
                                                                 -----------             -----------
Total Common Stockholders' Equity                                    (14,677)                 26,162
                                                                 -----------             -----------
Total Liabilities and Stockholders' Equity                       $    94,124              $  128,452
                                                                 ===========              ==========


See Notes to Consolidated Financial Statements

                         BELDING HEMINWAY COMPANY, INC.
                                AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                COMPANY                               PREDECESSOR
                                                        -----------------------------------------------------        --------------
                                                                  YEARS ENDED                    THREE MONTHS          NINE MONTHS
                                                                  DECEMBER 31,                   DECEMBER 31,         SEPTEMBER 30,
                                                           1995                 1994                 1993                  1993
                                                        -----------------------------            ------------         -------------
Net sales                                               $ 88,654             $ 76,767             $ 17,978             $ 57,766
Cost of sales                                             65,905               54,043               11,767               39,241
                                                        --------             --------             --------             --------
                                                          22,749               22,724                6,211               18,525
Selling, general & administrative expenses                15,940               15,846                3,881               21,910
Other (income) expense -- net                               (324)                (507)                 (78)               2,402
Impairment charge                                         25,000                   --                   --                   --
Restructuring charge                                          --                   --                   --               18,548
                                                        --------             --------             --------             --------
Income (loss) from continuing operations
  before interest and income taxes                       (17,867)               7,385                2,408              (24,335)
Interest expense                                           4,000                3,245                  864                2,136
                                                        --------             --------             --------             --------
Income (loss) from continuing operations
  before income taxes                                    (21,867)               4,140                1,544              (26,471)
Provision (benefit) for income taxes                        (314)               2,113                  605               (7,917)
                                                          ------               ------               ------               ------
Income (loss) from continuing operations                 (21,553)               2,027                  939              (18,554)
Less dividends on preferred stock                          1,282                2,342                  607                   --
Gain on preferred stock redemption                            --                4,099                   --                   --
                                                        --------             --------             --------             --------
Income (loss) applicable to common
  stock from continuing operations                       (22,835)               3,784                  332              (18,554)
                                                        --------             --------             --------             --------
Income (loss) from discontinued operations,
  net of income tax provision                                (17)               1,497                  611                1,130
Loss on disposal of discontinued operations,
  net of income tax benefit                              (17,983)                  --                   --                   --
                                                        --------             --------             --------             --------
Income (loss) applicable to common stock                $(40,835)            $  5,281             $    943             $(17,424)
                                                        ========             ========             ========             ========

Earnings per common share:
  Continuing operations                                 $  (3.08)            $    .72             $    .07             $  (9.45)
  Discontinued operations                                  (2.43)                 .28                  .12                  .58
                                                        --------             --------             --------             --------
  Total                                                 $  (5.51)            $   1.00             $    .19             $  (8.87)
                                                        ========             ========             ========             ========

Dividend declared per common share                          None                 None                 None             $    .32
                                                        ========             ========             ========             ========
Weighted average common shares
  outstanding (in thousands)                               7,414                5,265                5,000                1,964
                                                        ========             ========             ========             ========


See Notes to Consolidated Financial Statements.

Effective October 1, 1993, the Company revalued its assets and liabilities to reflect the price paid to purchase 100% of the Predecessor's issued and outstanding common stock. Accordingly, the Predecessor's Consolidated Statement of Operations is not comparable to the Company's Consolidated Statement of Operations.

                         BELDING HEMINWAY COMPANY, INC.
                                AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)


                                                                                     COMPANY                PREDECESSOR
                                                                   --------------------------------------  -------------
                                                                         YEARS ENDED         THREE MONTHS    NINE MONTHS
                                                                         DECEMBER 31,        DECEMBER 31,   SEPTEMBER 30,
                                                                     1995          1994         1993            1993
                                                                   -----------------------  ------------   -------------
Cash Flows From Operating Activities:
Income (loss) from continuing operations                          $(21,553)   $   2,027      $   939        $(18,554)
Reconciliation of net income (loss) from continuing operations to net cash  provided (used) by operations:
  Depreciation and amortization                                      3,278        2,251          936           1,295
  Noncash impairment charge                                         25,000           --           --             --
  Noncash restructuring charge                                          --           --           --          15,549
  Deferred tax provision (benefit)                                    (674)         825          770          (6,949)
  Changes in operating assets and liabilities:
    Accounts receivable trade                                          294         (630)        (170)          2,265
    Inventory                                                         (564)         169          504             260
    Other current assets                                               157          678          (22)         (4,220)
    Other assets                                                       137         (662)          (6)           (185)
    Accounts payable                                                    94       (1,969)         496            (666)
    Federal income taxes payable                                      (773)          --           --            (571)
    Other current liabilities                                       (3,070)      (1,482)      (1,333)          1,390
  Cash flow from discontinued operations                             6,018        3,677        1,012           7,021
                                                                  --------    ---------      -------        --------
                                                                     8,344        4,884        3,126          (3,365)
                                                                  --------    ---------      -------        --------
Cash Flows From Investing Activities:
Acquisitions of  operating companies noncash net assets             (3,050)      (8,390)     (64,542)             --
Adjustments related to acquisitions                                    (57)      (4,470)      (6,560)             --
Proceeds from asset sales                                               --       18,747        3,098           9,620
Capital expenditures                                                (3,820)      (3,617)        (764)           (844)
Investments in other assets                                           (123)      (2,524)          --             318
                                                                  --------    ---------      -------        --------
                                                                    (7,050)        (254)     (68,768)          9,094
                                                                  --------    ---------      -------        --------
Cash Flows From Financing Activities:
Issuance of preferred stock                                             --           --       40,500              --
Acquisition related increase in long-term debt                          --           --       47,000              --
Acquisition related repayments of long-term debt                        --           --      (19,500)             --
Proceeds from revolving credit facility and
  capitalized lease obligations                                     40,551       21,906           --          21,386
Repayments of short-term borrowings                                     --           --           --         (23,843)
Repayment of long-term debt and capital lease obligations          (39,219)     (27,031)      (1,223)         (3,409)
Acquisition related payments                                          (290)        (145)          --              --
Changes in other long-term liabilities                              (2,722)        (432)      (1,921)             --
Other, net                                                              --           --           --            (112)
                                                                  --------    ---------      -------        --------
                                                                    (1,680)      (5,702)      64,856          (5,978)
                                                                  --------    ---------      -------        --------
Decrease in cash and cash equivalents                                 (386)      (1,072)        (786)           (249)
Cash and cash equivalents beginning of period                        1,015        2,087        2,873           3,122
                                                                  --------    ---------      -------        --------
Cash and cash equivalents end of period                           $    629     $  1,015      $ 2,087        $  2,873
                                                                  ========     ========      =======        ========
Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:
   Interest                                                       $  4,349     $  2,762     $    818        $  2,427
                                                                  ========     ========     ========        ========
   Income taxes                                                   $  1,146     $    935     $     68        $    826
                                                                  ========     ========     ========        ========


See Notes to Consolidated Financial Statements

                 BELDING HEMINWAY COMPANY INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)

                             PREFERRED STOCK                                    COMMON STOCK
                   ----------------------------------------    --------------------------------------------------
                                                                                                                   Paid In  Retained
                       Series A       Series B                   Series A           Series B           Common      Capital  Earnings
                   ----------------------------------------    ---------------------------------------------------------------------
                                                     Accum.
                   Shares Amount   Shares  Amount  Dividend    Shares  Amount    Shares    Amount   Shares Amount
                   ------ ------   ------  ------  --------    ------  ------    ------    ------   ------ ------

OCTOBER 1, 1993         -     -           -       -       -          -      -           -     -          -     -        -       -

Issuance of stock       5  $500  40,000,000 $40,000          3,542,404   $708   1,457,596  $292
Dividends accrued
   on preferred stock                                $1,085                                                               $   (606)
Net income                                                                                                                   1,550

                      ---  ----  ---------- -------  ------  ---------   ----   ---------  ----  ---------  ----  ------- --------
DECEMBER 31, 1993       5  $500  40,000,000 $40,000  $1,085  3,542,404   $708   1,457,596   292          -     -               944
                      ---  ----  ---------- -------  ------  ---------   ----   ---------  ----  ---------  ----  ------- --------
Series B Common Shares
   Issued                                                                         128,000    26
Series B Common Shares
   Returned                                                                        (2,000)

Dividends accrued on                                                                                                        (2,342)
   preferred stock                                    2,342
Dividends paid on                                                                                  333,543     3   $2,738
   12/4/94                                           (3,335)

Conversion of Series B                                                                                               16,170
   Preferred                    (19,694,940)(19,695)                                             1,969,489    20
Gain on preferred                                                                                                            4,099
   conversion
Conversion of Series A
   Pfd. to B Pfd.      (5) (500)    500,000     500
Reclassification of
   Series
   Common                                                   (3,542,404)  (708) (1,583,596) (318) 5,126,000    51      975
Net income                                                                                                                   3,524
Legal fees related to
   recapitalization                                                                                                   (20)
                      ---  ----  ---------- -------  ------  ---------   ----   ---------  ----  ---------  ----  ------- --------
DECEMBER 31, 1994       -     -  20,805,060 $20,805  $   92          -      -           -     -  7,429,032  $ 74  $19,863  $ 6,225
                      ---  ----  ---------- -------  ------  ---------   ----   ---------  ----  ---------  ----  ------- --------
Net loss                                                                                                                   (39,553)
Dividends accrued on
   preferred stock                                    1,282                                                                 (1,282)
Common stock returned
                                                                                                   (19,750)            (4)
                      ---  ----  ---------- -------  ------  ---------   ----   ---------  ----  ---------  ----  ------- --------
DECEMBER 31, 1995       -     -  20,805,060 $20,805  $1,374          -      -           -     -  7,409,282  $ 74  $19,859 $(34,610)
                      ===  ====  ========== =======  ======  =========   ====   =========  ====  =========  ====  ======= =========

See Notes to Consolidated Financial Statements

                 Belding Heminway Company, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

          Nature of Operation: The Company and its subsidiaries manufacture and market industrial and consumer threads and distribute a line of home sewing and craft products, principally buttons. The Company has announced its decision to divest the Home Furnishings division (See Note 3).

         Basis of Presentation: For financial accounting purposes, the Company revalued its assets and liabilities as of October 1, 1993, to reflect the price paid by Noel to acquire 100% of the Company's Common Stock (Note 5). The Company's consolidated financial statements through September 30, 1993 reflect the historical cost of its assets, liabilities and results of operations and are referred to as the "Predecessor" consolidated financial statements.

          Consolidation: The accompanying consolidated financial statements include the accounts of the Company and all subsidiaries after elimination of intercompany items and transactions.

         Depreciation and Amortization: Depreciation and amortization are computed principally by the straight-line method for each class of depreciable and amortizable asset based on their estimated useful lives. Buildings and improvements, machinery and equipment, and furniture, fixtures and leasehold improvements are generally depreciated over periods of 20-35, 5-25 and 5-10 years, respectively.

          Revenue   Recognition:   Revenue  is   recognized   upon  shipment  of
merchandise.


          Allowance for doubtful accounts--The Company maintains a reserve for doubtful accounts which includes 100% of all invoices past due 61 days or more and other items that management deems doubtful of collection.

          Sales returns--The Company estimates an allowance for sales returns based on historical sales and sales returns and records a related allowance, if significant.

          Environmental liabilities--The Company accrues for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable. Accurals for estimated losses from environmental remediation obligations generally are recognized no later than completion of the remedial feasiblity study. Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present value.

          Income taxes--Deferred income taxes are determined using the liability method whereby the future expected consequences of temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements are recognized as deferred tax assets and liabilities.

Goodwill--Goodwill is amortized over a thirty year period.

          Impairment--Long term assets are reviewed for impairment following the provisions of SFAS Number 121. Goodwill not associated with particular assets is reviewed for impairment based on an analysis of undiscounted future cash flows associated with the related operation.


          Cash Equivalents: The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

         Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. THREAD DIVISION ASSET IMPAIRMENT:

         During 1995, the Thread division's results were substantially below historical levels and the levels expected when the Company was acquired in 1993. Based on the performance and expected future levels of operations, management determined that the book value of certain property, plant, and equipment, which was adjusted to reflect the 1993 acquisition, was impaired. As a result, the Company recorded an impairment charge of $6.4 million to adjust the book value of the equipment to its estimated December, 1995 fair value. Fair value was based on estimated realizable value in a sale. The amounts actually realized in the future could differ materially from the amounts assumed in determining the impairment charge. Among other factors, the write down reflects the failure of plant consolidations made in connection with the acquisition to achieve expected results and the estimated effect of future cost reduction activities on the revenues associated with those assets. A proportionate amount of goodwill allocated to the Thread division in connection with the 1993 acquisition was also written-off following the principals in

Statement of Financial Accounting Standard No. 121. The goodwill write off was $17.4 million and other related charges were $1.2 million. The Company's adoption of Statement of Financial Accounting Standard No. 121 (Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed
Of). was effective January 1, 1995, and the adoption had no impact on the consolidated financial statements as of that date.

3. DISCONTINUED OPERATIONS:

         During the fourth quarter of 1995, the Company announced its decision to divest the Home Furnishings division. Consequently, the results of operations of the Home Furnishings division for 1995 and all prior periods have been classified as discontinued operations. In connection with this decision, the Company has retained an investment banker and has begun the process of identifying prospective buyers. It is anticipated a sale could be completed by mid year 1996.

         As a result of the decision to sell the Home Furnishings division, the Company recorded an estimated loss on disposition in the amount of $18 million net of income tax benefit during the fourth quarter of 1995, including $7.6 million of goodwill write-off. The resulting book value of the division is a net liability of $793 thousand and is classified as a current liability as of December 31, 1995. The Home Furnishings division had revenues of (in thousand of dollars) $39,324, $40,734 and $30,084 during the years ended December 31, 1993, 1994 and 1995 respectively.

         The loss on discontinued operations includes the Company's best estimate in December 1995 of the amounts expected to be realized on the sale of the Home Furnishings division. The amounts the Company will ultimately realize could differ materially in the near term from the amounts assumed in arriving at the loss on disposal of the discontinued operations.

4. LIQUIDITY:

       At December 31, 1995, the Company was in default on certain of its loan covenants. On March 15, 1996, the Company amended its Credit Agreement dated October 29, 1993, as amended ("Credit Agreement"). As further described in Note 9, $4.029 million principal amount of the Company's long term debt must be paid in 1996, and $44.488 million or substantially all of the Company's long-term debt must be paid in 1997. In addition, a schedule of fees is required to be paid beginning July 31, 1996, if the sale of the Home Furnishings division has not been completed and progress toward completion or completion of other asset sales has not taken place. Based on its current 1996 budgets, progress to date on the sale of the Home Furnishings division, and preliminary discussions regarding the sale of other assets, the Company believes that it will remain in compliance with the provisions of the revised Credit Agreement through December 31, 1996. However, there can be no assurance that budgets will be achieved or that asset sales, including the sale of the Home Furnishings division, will take place at expected prices or take place at all. Failure of these events to occur as expected could result in non-compliance with the terms of the revised Credit Agreement in 1996. If such non-compliance occurred and the lender demanded payment or refused to make further loans and the Company was unable to obtain alternate financing, the lack of adequate liquidity would have a material adverse effect on the Company's results of operations and its ability to continue as a going concern.

5. ACQUISITION BY NOEL GROUP, INC.:

         On July 21, 1993 Noel Group, Inc. ("Noel"), through its wholly-owned subsidiary, BH Acquisition Corporation ("BH Acquisition"), accepted for payment 1,434,712 shares of common stock, par value $1.00 per share (the "Shares"), of the Predecessor, representing approximately 73% of all outstanding shares, pursuant to a tender offer to the stockholders of the Predecessor at $30.25 per share, net to the seller in cash (the "Offer"). The Offer was made pursuant to an Agreement and Plan of Merger dated as of June 16, 1993 among the Predecessor, Noel and BH Acquisition. In October 1993, BH Acquisition was merged with and into the Predecessor (with the Company being the surviving corporation) pursuant to a merger among the Predecessor, Noel, and BH Acquisition. The total purchase price for 100% of the Shares, including the 27%, acquired following the tender offer was approximately $64.5 million.

         Effective October 1, 1993, the Company increased the carrying amounts of its net assets to reflect the price paid for 100% of its common stock, a process generally referred to as "push down" accounting.

6. INCENTIVE PROGRAM:

         As of December 6, 1994, the Company's voting stockholders adopted the Belding Heminway Company, Inc. 1994 Incentive Program ("the Program"). Grants under the Program may consist of incentive stock options, non-qualified stock options, stock appreciation rights in tandem with stock options or freestanding, restricted stock grants, or restored options. In connection with the Program, 500,000 shares of Common Stock were available for grants at the start of the Program. The following table summarizes stock option activity under the Program:

                                                         Option
                                                   -----------------
   (Dollars in thousands except per share amounts) Shares      Price    Aggregate
   ----------------------------------------------- ------      -----    ---------
         Outstanding at December 31, 1993             -           -            -
         Granted                                   190,000     $10.00     $1,900
         Exercised                                    -           -            -
         Cancelled                                    -           -            -
                                                   -------  ------------  ------
         Outstanding at December 31, 1994          190,000     $10.00      1,900
         Granted                                    76,000   $7.50-$3.13     402
         Exercised                                      -         -            -
         Cancelled                                 (20,000)    $10.00       (200)
                                                   -------  ------------  ------
         Outstanding at December 31, 1995          246,000  $10.00-$3.13  $2,102
                                                   =======  ============  =======

         At December 31, 1995, 1994 and 1993 exercisable options totaled 123,400, 38,000 and none, respectively.


         In 1996, the Company entered into an agreement with a consultant for a specified amount of cash consideration and 200,000 stock options (See Note 23).

7. INVENTORIES:

         The components of inventories as of December 31, net of reserves are as follows (dollars in thousands):

                                                         1995               1994
                                                      -------            -------
       Manufacturing supplies                         $ 1,346            $ 1,291
       Raw materials and greige goods                   3,189              3,872
       Work in progress                                 6,033              5,106
       Finished goods                                   7,792              5,464
                                                      -------            -------
                                                      $18,360            $15,733
                                                      =======            =======

         At December 31, 1995 and 1994, $12,455 and $11,718 respectively, of inventories were valued by the last-in first-out ("LIFO") method. If the first-in, first-out ("FIFO") method (which approximates replacement costs) of inventory accounting had been used by the Company, inventories would not have been materially affected.

         Inventories are stated at lower of cost or market with cost determined principally on an average cost, or LIFO basis.

8. OTHER CURRENT LIABILITIES AND OTHER LIABILITIES:

         Other liabilities as of December 31 consist of the following (dollars in thousands):

    CURRENT                                                      1995               1994
    -------                                                   -------            -------
    Insurance ............................................    $ 2,754            $ 3,383
    Salaries, wages, bonuses and other compensation ......      2,741              1,628
    Plant consolidations .................................      1,187              1,907
    Net liabilities of discontinued operations ...........        793                 --
    Other ................................................      5,473              5,222
                                                              -------            -------
                                                              $12,948            $12,140
                                                              =======            =======


    LONG TERM                                                    1995               1994
    ---------                                                 -------            -------
    Pension liability ............................            $ 6,483            $ 6,647
    Environmental liabilities ....................              4,600              4,523
    Other post-retirement benefits ...............              4,249              4,315
    Other ........................................              4,054              4,380
                                                              -------            -------
                                                              $19,386            $19,865
                                                              =======            =======

9. DEBT:

          Debt obligations as of December 31 consist of (dollars in thousands):

                                                            1995              1994
                                                            ----              ----
Senior Bank Facilities
    Term facility (a) ........................            $20,650            $18,339
    Revolving facility (a) ...................             25,450             26,000
Capitalized lease obligations ................              2,508                149
Note Payable Connecticut Development Authority                 87                 --
                                                          -------            -------
                                                           48,695             44,488
Less:  Current installments ..................              4,029              4,123
                                                          -------            -------
                                                          $44,666            $40,365
                                                          =======            =======

         (a) The Senior Bank Facilities  under the Credit  Agreement  consist of
(i) a $25.0 million amortizing senior term loan facility (the "Term Facility") and (ii) a $29.0 million senior revolving credit facility (the "Revolving Facility") up to $2.5 million of which is available as standby and trade letters of credit (which letters of credit are subject to certain fees).

         On December 31, 1995, the Company was in default on certain of its loan covenants specified in the Credit Agreement. As a result, on March 15, 1996, the Credit Agreement was amended to provide, among other changes, the following:

          Defaults at December 31, 1995 were waived.

          Maturity of Senior Bank Facilities was changed to July 1, 1997 from December 31, 1999.

          Loans bear interest at the rate of NationsBank prime rate plus 1.75%. Previously the Company had the option of selecting an interest rate equivalent to (a) 1.75% plus the higher of (1) NationsBank's prime rate and (2) the Federal funds rate plus 1/2 of 1% or (b) a rate based upon certain rates offered for U.S. dollar deposits in the London interbank market plus 2.75%.

          If Revolving Facility advances exist against the Company's Home Furnishings division receivables and inventory on July 31, 1996 and August 31, 1996, the Company will pay fees of $100,000 and $200,000, respectively.

          If the Company has not refinanced or repaid the Term Facility in full by December 31, 1996, the Company will be obligated to demonstrate progress towards disposition of assets in addition to the Home Furnishings division and complete a sale of those assets by the due date, at sufficient levels to repay the Term Facility, in order to avoid the payment of fees as follows: September 30, 1996, $300,000; November 15, 1996, $700,000; December 31, 1996, $1,500,000.

          The  requirement  for the Company to  maintain  an  interest  rate cap
          agreement  was  deleted.  (See  Note  10  to  Consolidated   Financial
          Statements)

          Financial covenant tests were revised.

          Terms of the Revolving Facility were revised to reduce advances available against work in process inventory effective September 30 and December 31, 1996.

        On the basis of preliminary discussions with financial institutions and financial consultants, the Company believes that it can complete the sale of its Home Furnishings Division on or prior to July 31, 1996 (and use the net proceeds to repay existing credit facility advances against the Company's Home

Furnishings Division receivables and inventory) and thus avoid the fees which would otherwise be payable under the credit facility if advances against the Home Furnishings Division remain outstanding on that date.

        There can be no assurance the Company will complete a sale of Home Furnishings prior to July 31. If the transaction is not completed by that date, the Company believes that the fees could be funded by cash flows from operations. However, there can be no assurance such funds will be available. If the Company is unable to pay those fees when due it will be in default under the credit facility.

        In addition, the Company may not generate sufficient proceeds from the sale of Home Furnishings to repay the revolving credit facility advances existing against the Company's Home Furnishings Division. If the Company generates insufficient proceeds from the sale, the Banks could prevent the sale or the Company could be in default under the credit agreement.

        In order to meet the requirements of the Term Facility and thus avoid fees payable on September 30, November 15 and December 31, the Company expects that it will have to refinance the Term Facility by September 30, 1996. If the Company is not successful in refinancing the Term Facility by September 30, 1996 it will be obligated to demonstrate progress toward the sale of assets in addition to the Home Furnishings division by September 30 and complete a sale of these assets by December 31, 1996, at sufficient levels to repay the Term Facility by December 31, 1996, in order to avoid the payment of fees. If the Company refinances the Term Facility, it is likely that the new borrowing arrangements will carry higher rates of interest and increased administrative costs. If the Company raises funds through asset sales to discharge the Term
Facility, the reduction in interest expense resulting therefrom will not be sufficient to offset the diminution in income that would result from such asset sales. There can be no assurance that the Company will be able to refinance the Term Facility on commercially acceptable terms or demonstrate sufficient progress towards asset sale(s) by the dates fees are due and/or complete a transaction sufficient to discharge the Term Facility by December 31, 1996. If the Company cannot satisfy those conditions, the Company would be obligated to pay fees under the agreement. There is no assurance that the Company's cash flow would be sufficient to pay those fees. If the Company is unable to pay any of the fees when due it will be in default under the Term Facility.

        The Company's ability to make interest and installment principal payments on outstanding debt also depends on generating sufficient cash flow from operations as well as maintaining certain levels of receivables and inventory. However, there can be no assurance the Company will have sufficient cash flow or working capital levels will be sufficient to make such payments. If the Company is unable to make installment principal and interest payments when due it will be in default of the Credit Agreement.

        If the Company is not successful in refinancing the Credit Agreement and thereby does not repay all of the amounts outstanding under the Credit Agreement on its final maturity date of July 1, 1997 or meet other covenant provisions it will be in default under the Credit Agreement.

        Any such default or non-compliance with the Credit Agreement would entitle the lender to require immediate payment of the outstanding indebtedness and to refuse advances and to exercise various rights against the Company, including, without limitation, the right to foreclose its security interest in the Company's assets and realize upon its collateral by any available judicial procedure and/or to take possession of and sell any or all of the collateral with or without judicial process. If such non-compliance occurred and the lender demanded payment or refused to make further loans and the Company was unable to obtain alternative financing, the lack of appropriate liquidity would have a material adverse effect on the Company's results of operations and its ability to continue as a going concern.

         The Company paid a fee of $150,000 for this amendment.

         The Company was also in default on one covenant of certain leasing arrangements totaling $2.2 million in debt at December 31, 1995. The leasing arrangements have been amended on substantially similar terms to the amendment of the Credit Agreement. The maturity date has been moved to July 1, 1997 and interest rate increased to prime rate plus 1.50%. Lessor has also received second lien on certain Company assets. The Company believes it will be in compliance with the provisions of these leasing arrangements during 1996. If the Company does not comply with the provisions and is unable to obtain alternative financing, the Company would be in default and the lender could take back the equipment under lease which would have an adverse effect on the Company's operations.

         Loans outstanding as of December 31, 1995, under the Term Facility total $20.650 million and are repayable in consecutive quarterly installments: one installment of $.804 million, three installments of $.902 million each, two installments of $1.263 million each, and one installment of $14.614 million. Each bank is entitled to a commitment fee of 1/2% per annum on the unused portion of its commitment under the Senior Bank Facilities, payable quarterly in arrears. In addition, NationsBank is entitled to an administrative agency fee of $100 thousand payable annually in advance for the life of the Facilities.

         The Senior Bank Facilities are guaranteed, subject to certain limitations, by all direct and indirect domestic subsidiaries of the Company. The Senior Bank Facilities are secured by a first priority lien or security interest in substantially all the assets of the Company. The Senior Bank Facilities contain representations and warranties, covenants and events of default customary for credit facilities of this nature. Such customary covenants include restrictions on the ability to borrow more debt, acquire other companies, pay dividends, and the use of proceeds from the sale of assets. The Company must maintain certain current asset and debt to equity ratios. In addition, the Company must meet certain coverage tests related to interest and cash flow.

         Payments on principal of long-term debt outstanding, as of December 31, 1995, required are as follows (dollars in thousands):

                                     1996        $ 4,029
                                     1997         44,488
                                     1998             72
                                     1999             78
                                     2000             28
                                                 -------
                                                 $48,695
                                                 =======

         These payments may be adjusted based on the Company's proceeds from asset sales and "excess cash flow" as defined in the Credit Agreement.

         Interest expense for the nine months ended September 30, 1993 includes $150 thousand of interest on BH Acquisition debt. This interest expense is reflected in the Company's historical cost financial statements because the Company was obligated to repay the debt. In addition, interest expense for that nine month period reflects $99 thousand on $7.3 million loaned to the Company by BH Acquisition.

10. INTEREST RATE CAP AGREEMENT:

         The Company has a two-year 6% interest rate cap agreement with NationsBank in the notional amount of $12 million for the purpose of hedging against increases in interest rates on its bank debt. The agreement, dated April 22, 1994 provides for a quarterly determination of the amount by which the three-month LIBOR rates exceed 6%. If the three-month LIBOR rate exceeds 6%, a payment will be made to the Company three months in arrears. Payments of $19 thousand were made to the Company under this agreement in 1995. The cost of the agreement to the Company was $139 thousand which is being amortized over the life of the agreement.

11. LEASE PAYMENTS:

         The following is a schedule by year of future minimum lease payments under capital and non-cancelable operating leases with initial or remaining terms of one year or more at December 31, 1995 (dollars in thousands):

                                                  CAPITAL            OPERATING
                                                  -------            ---------
            1996............................      $  702              $  757
            1997............................       2,041                 576
            1998............................          63                 502
            1999............................          63                 486
            2000............................          21                  40
            Later Years................               --                  --
                                                  ------              ------
            Total minimum lease payments          $2,890              $2,361
                                                                      =======
            Amount representing interest....         382
                                                  ------
            Present value of future minimum
               lease payments (including
               current portion of $519).....      $2,508
                                                  ======

         Rental expense for premises and machinery and equipment leased by the Company under operating leases was as follows (dollars in thousands):

                                                       COMPANY                 PREDECESSOR
                                            --------------------------------  -------------
                                               YEARS ENDED     THREE MONTHS    NINE MONTHS
                                               DECEMBER 31,    DECEMBER 31,   SEPTEMBER 30,
                                             1995       1994       1993              1993
                                            ----------------   -------------    ---------
         Premises...................         $532       $573       $ 86              $562
         Machinery..................         $104       $151       $115              $349


12. FINANCIAL INSTRUMENTS:

         The Company's financial instruments are comprised of cash, cash equivalents, accounts receivable, debt and Series B Preferred Stock and the interest rate cap agreement. The carrying amounts of cash, cash equivalents and accounts receivable approximate fair values due to the short-term maturity of the instruments. It was not practicable to obtain an estimate of the fair value of the Company's outstanding debt obligations or Series B Preferred Stock.

13. PENSION PLAN:

         The  Company   sponsors  a  defined  benefit  plan  which  requires  no
contribution from the employees. The plan was frozen as of December 31, 1994, and no new employees are eligible to join this plan after that date. Prior to December 31, 1994, the Plan covered substantially all employees. The employees covered under this plan do not receive any additional accruals for service rendered after December 31, 1994. Plan assets consist principally of common stocks, U.S. Government and corporate obligations.

         Net periodic pension cost of the pension plan was as follows (dollars in thousands):

                                                         COMPANY                 PREDECESSOR
                                            -------------------------------    --------------
                                               YEARS ENDED     THREE MONTHS      NINE MONTHS
                                               DECEMBER 31,    DECEMBER 31,      SEPTEMBER 30,
                                             1995       1994       1993              1993
                                            ----------------   -------------   --------------
Service cost on benefits earned
    during the year...................      $ ---     $   338       $ 16             $ 164
Interest cost on projected benefit
   obligations........................       1,455      1,354         65               674
Actual return on plan assets..........      (3,558)       (67)       (18)            $(186)
Amortization, net.....................       2,271     (1,013)       ---               ---
                                            ------    -------       ----             -----
   Net periodic pension costs.........      $  168    $   612       $ 63             $ 652
                                            ======    =======       ====             =====

         The benefits under the plans are determined based on formulas which reflect the employees' years of service and compensation during their employment period. The projected unit credit method is used to determine pension costs. Funding requirements for the plan are based on the unit credit method. The Company's policy is to fund pension cost as required by ERISA.

         During 1995, the Danfield pension plan was merged into the Company's plan. The Danfield plan, which was also frozen as of December 31, 1994, was overfunded in the amount of $611 thousand as of that date.

         As of December 31, 1994, as required by the purchase method of accounting, a liability was recorded reflecting the excess of the Company's projected benefit obligation measured at an 8.5% discount rate over the fair value of plan assets.

         The following table sets forth information on the plan as of December 31 (dollars in thousands):

                                                   1995                 1994                  1993
                                                   ----                 ----                  ----
Actuarial present value of benefit obligations
   Vested ...................................    $ 19,352             $ 15,644            $ 26,293
                                                 ========             ========            ========
   Accumulated ..............................    $ 19,407             $ 16,370            $ 26,370
                                                 ========             ========            ========
   Projected ................................    $ 19,407             $ 16,370            $ 27,150
Fair value of plan assets ...................      17,202               11,713              21,592
                                                 --------             --------            --------
Unfunded projected benefit obligation               2,205                4,657               5,558
Unrecognized gain ...........................        (583)                  --                  --
                                                 --------             --------            --------
Accrued pension cost ........................    $  2,788             $  4,657            $  5,558
                                                 ========             ========            ========

          Assumptions used in measuring the pension obligation at December 31 were:

                                                                  1995       1994     1993
                                                                  ----       ----     ----
                Weighted average discount rate                    7.5%       8.5%     7.5%
                Rate of increase of compensation levels           N/A        5.0%     5.0%
                Expected long-term rate of return on assets       9.5%       9.5%     9.0%

         In addition to its liability for the Company sponsored plan, the Company also had an additional pension liability in the amount of $3.6 million as of December 31, 1995 in connection with a terminated multi-employer plan.

14. OTHER POST-RETIREMENT BENEFITS:

         The Company provides certain health and life insurance benefits for eligible retirees and their dependents. The Predecessor adopted, effective January 1, 1993, SFAS No. 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions," whereby the cost of post-retirement benefits are accrued during employees' working careers. These costs were previously recognized by Predecessor as a charge to income in the period the benefits were paid. The plan is not funded. The Company's policy is to pay the cost of benefits as incurred.

         Certain benefits are available to full-time employees who were over age 30, as of January 1, 1992, provided such employees work for the Company for 25 years and reach certain ages, but not less than age 55. Employees hired after January 1, 1993 will not be eligible to receive benefits under this Plan.

         In its historical financial statements, the Predecessor elected to amortize the January 1, 1993 obligation over a 20 year period. As of October 1, 1993, as required by the purchase method of accounting, the liability as of that date was recorded in the Company's consolidated financial statements.

         The present value of the postretirement benefit accrual at December 31, 1995 and 1994 measured in accordance with the standard at a 7.5% and 8.5% discount rate, respectively, is estimated as follows (dollars in thousands):

                                                         1995              1994
                                                         ----              ----
Retirees ...................................            $3,388            $3,279
Fully eligible active plan participants ....               647               557
Other active participants ..................               769               479
                                                        ------            ------
   Subtotal ................................             4,804             4,315
Unrecognized net loss ......................               555                --
                                                        ------            ------
                                                        $4,249            $4,315
                                                        ======            ======

         An 8.5% discount rate was used to measure expense for the year ended December 31, 1995. A 7.5% discount rate was used to measure expense for the year ended December 31, 1994 and the three month period ended December 31, 1993. The assumed discount rate was 8.5% at January 1, 1993 for purposes of determining the Predecessor's 1993 net postretirement benefit expense and for determining the accumulated postretirement benefit obligation at January 1, 1993.

                                                                   COMPANY                    PREDECESSOR
                                                 ---------------------------------------     -------------
                                                     YEARS ENDED            THREE MONTHS      NINE MONTHS
                                                     DECEMBER 31,           DECEMBER 31,     SEPTEMBER 30,
                                                 1995            1994            1993            1993
                                                 --------------------       ------------     -------------
Service Cost ........................            $ 33            $ 32            $ 14            $ 33
Interest Cost .......................             367             352              81             243
Amortization of Transition Obligation              --              --              --             147
                                                 ----            ----            ----            ----
                                                 $400            $384            $ 95            $423
                                                 ====            ====            ====            ====

         The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation at December 31, 1995 was 11% for 1995, decreasing gradually to 5.5% by the year 2005. A one-percentage point increase in the assumed health care cost trend rate would increase the accumulated postretirement benefit obligation as of December 31, 1995 by $72 thousand and the sum of service costs and interest costs on an annual basis by $6 thousand.

15. STOCKHOLDERS' EQUITY:

       COMMON STOCK

       Each share of Common Stock is entitled to one vote per share. As of December 31, 1995 there were 20,000,000 shares of Common Stock authorized and 7,409,282 shares outstanding. Payment of dividends on the common stock are prohibited under the current terms of the Company's bank credit facility.

       PREFERRED STOCK

       Each share of Series B Preferred Stock is entitled to one vote per share. As of December 31, 1995 there were 20,805,060 shares of Series B Preferred Stock authorized and outstanding. The Series B Preferred Stock is entitled to a preference on liquidation equal to $1 per share plus accrued and unpaid dividends at the rate of $.06 per annum per share.

       Twenty percent of the shares of Series B Preferred Stock amounting to approximately $4.2 million are scheduled to be redeemed by the Company from funds legally available therefore, on March 15th of each year commencing in 1995 and ending in 1999. Such shares may also be redeemed at any time at the Company's option.

         Dividends on the Series B Preferred Stock accrue at an annual rate of 6% and are payable quarterly on March 15, June 15, September 15, and December
15. Both the preferred stock redemptions and the quarterly dividend payments are subject to approval of the banks participating in the Company's credit facility. The Company was notified as of March 15, 1995 that the banks declined approval of the dividend and redemption payments and no such payments have been made. As a result, additional dividends will accrue on the scheduled but unpaid dividends at a rate of 6% per annum. Dividends in arrears as of December 31, 1995 and 1994 were $1,374,000 and $92,000 respectively. Because of its holdings of both Common and Preferred stock, Noel has approximately 76.3% of the vote with respect to the Company's capital stock.

16. EXCHANGE OF PREFERRED STOCK:

         On November 14, 1994, the Board of Directors adopted the 1994 Voluntary Recapitalization Plan (as subsequently amended, the "Plan") pursuant to which the Company offered its preferred stockholders the right to exchange up to 50% of their outstanding shares of Series B Preferred Stock (and all accrued but unpaid dividends thereon through December 4, 1994) for shares of Common Stock of the Company on the basis of one share of common stock for each ten dollars face amount of Series B Preferred Stock. The Company also allowed the preferred stockholders to exchange the accrued but unpaid dividends on their unexchanged shares of Series B Preferred Stock and their shares of Series A Preferred Stock for shares of Common Stock of the Company on the same basis.

         Pursuant to the Plan, the preferred stockholders exchanged an aggregate sum of 19,694,940 shares of Series B Preferred Stock (representing approximately 49% of the then issued and outstanding shares of Series B Preferred Stock) and all of the accrued but unpaid dividends on the Series A and Series B Preferred Stock through December 4, 1994, for 2,303,032 shares of Common Stock. The difference between the carrying value of preferred stock and accrued dividends exchanged, $23.0 million, and the fair value of the common stock issued, $18.9 million, has been recorded as a gain on redemption of preferred stock which is accounted for as a negative preferred stock dividend in the amount of $4.1 million.

         In addition, Noel, formerly the holder of all of the issued and outstanding shares of Series A Preferred Stock of the Company, exercised its right under the Company's charter to convert all of its Series A Preferred Stock into shares of Series B Preferred Stock on the basis of 100,000 Series B preferred shares for each share of Series A Preferred Stock surrendered for conversion. After giving effect to the Plan and the Series A Conversion, there remain 20,805,060 shares of Series B Preferred Stock issued and outstanding.

         On December 13, 1994, the Company amended its Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 13,542,404 shares to 20,000,000 shares and to grant to all holders of capital stock, irrespective of class or series, one vote per share on all matters on which stockholders are entitled to vote. Formerly, only the holders of preferred stock were entitled to vote.

17. UNSTAPLING OF COMMON STOCK:

         On February 28, 1994, Noel distributed 3,542,404 shares of the Company's Series A Common Stock to Noel shareholders at a ratio of 0.175434 shares of Series A Common Stock for each share of common stock of Noel. During the period from February 28, 1994 to December 14, 1994, the shares of Series A Common Stock of the Company traded stapled to the shares of common stock of Noel, i.e., no separate stock certificates representing shares of Series A Common Stock were issued and the certificates representing shares of Noel's common stock were deemed to evidence ownership of the Series A Common Stock of the Company. The Company also sold shares of Series B Common Stock during that period of time to certain management employees and their affiliates, which shares are represented by separate stock certificates.

          On December 15, 1994, shares of Series A Common Stock of the Company ceased to be stapled to the shares of Noel (the "Unstapling Date"). On the Unstapling Date, all authorized shares of Series A and Series B Common Stock of the Company were automatically reclassified as shares of Common Stock without series to create a single class of Common Stock. The Company has delivered stock certificates representing shares of Common Stock of the Company, and cash in lieu of fractional shares thereof, to the holders of record of its Series A Common Stock as of December 5, 1994. The certificates representing shares of Series B Common Stock are deemed to represent the same number of shares of Common Stock of the Company. Holders of Series B Common Stock have the right, but are not required, to exchange their certificates for new certificates representing shares of Common Stock of the Company.

         The Company's Common Stock commenced trading independently on the Unstapling Date on the NASDAQ Small-Cap Market and on February 15, 1995, delisted from the NASDAQ and began trading on the New York Stock Exchange under the symbol BHY.

18. ACQUISITION RELATED RESTRUCTURING CHARGE:

         The accompanying Predecessor consolidated financial statements for the nine months ended September 30, 1993, include a restructuring charge of $18.5 million. This restructuring was directly related to the acquisition. The principal components of the charge were (dollars in thousands):

Severance ...............................................                $ 7,283
Write down of real estate investments ...................                  7,329
Acquisition related fees and expenses ...................                  1,841
Other write downs of assets to be disposed ..............                  1,382
Other ...................................................                    713
                                                                         -------
                                                                         $18,548
                                                                         =======

         The write down of real estate investments represents the difference between their estimated short term cash liquidation value and their estimated long-term realizable value. The charges reflect new management's intention to dispose of these investments.

         The  accompanying  financial  statements  for  the  nine  months  ended
September 30, 1993 also include a $4.6 million provision for environmental liabilities which was included in selling, general and administrative expenses.

19. INCOME TAXES:

         Effective January 1, 1993, the Predecessor adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". The cumulative effect of adopting the new standard was to increase deferred income tax liabilities by $200 thousand as of January 1, 1993, which amount is reflected in the tax provision for the nine months ended September 30, 1993.

         The income (loss) before income taxes are for the periods 1995, 1994 and 1993 are substantially all domestic in origin.

         The components of the income tax provision or benefit are (dollars in thousands):

CONTINUING OPERATIONS                                                        COMPANY                           PREDECESSOR
---------------------                                 -------------------------------------------------        -----------
                                                              YEARS ENDED                  THREE MONTHS        NINE MONTHS
                                                              DECEMBER 31,                  DECEMBER 31,       SEPTEMBER 30,
                                                         1995                1994               1993                1993
                                                      ---------------------------          -------------       -------------
Cumulative effect of adopting SFAS No. 109            $    --               $  --              $  --             $   200
Current provision (benefit)                               360               1,288               (165)             (1,168)
Deferred provision (benefit)                             (674)                825                770              (6,949)
                                                      -------             -------            -------             -------
                                                      $  (314)            $ 2,113            $   605             $(7,917)
                                                      =======             =======            =======             =======

DISCONTINUED OPERATIONS                                     COMPANY                        PREDECESSOR
-----------------------                 ---------------------------------------------      ------------
                                                YEARS ENDED              THREE MONTHS       NINE MONTHS
                                                DECEMBER 31,             DECEMBER 31,      SEPTEMBER 30,
                                           1995               1994           1993              1993
                                        --------------------------      -------------      -------------
Current provision                       $     2             $  260            $228            $307
Deferred provision (benefit)             (6,642)               836             201             424
                                        -------             ------            ----            ----
                                        $(6,640)            $1,096            $429            $731
                                        =======             ======            ====            ====


         The Company's tax provision or benefit differed from that which would have been provided at a 34% rate as follows (dollars in thousands):

CONTINUING OPERATIONS                                                 COMPANY                          PREDECESSOR
---------------------                           -----------------------------------------------        -------------
                                                       YEARS ENDED                 THREE MONTHS         NINE MONTHS
                                                       DECEMBER 31,                DECEMBER 31,        SEPTEMBER 30,
                                                  1995               1994              1993                1993
                                                -------------------------          ------------        -------------
Federal provision at 34%                        $(7,435)            $1,416            $   503             $(9,196)
State and local provision, net                      242                317                (16)                386
Non-deductible restructuring charges                 --                 --                 --                 668
Cumulative effect of SFAS No. 109                    --                 --                 --                 200
Amortization/write-off of goodwill                6,847                333                 84                  --
Other, net                                           32                 47                 34                  25
                                                -------             ------            -------             -------
                                                $  (314)            $2,113            $   605             $(7,917)
                                                =======             ======            =======             =======



DISCONTINUED OPERATIONS                                         COMPANY                       PREDECESSOR
-----------------------                  -----------------------------------------------      -------------
                                                   YEARS ENDED              THREE MONTHS       NINE MONTHS
                                                   DECEMBER 31,             DECEMBER 31,      SEPTEMBER 30,
                                             1995               1994            1993              1993
                                         ---------------------------        ------------      -------------
Federal provision at 34%                  $(8,378)            $  873            $ 401             $482
Foreign loss (income)                          30                  9              (47)             151
State and local provision, net               (755)               147               57               98
Amortization of goodwill                    2,463                 67               18               --
                                          -------             ------            -----             ----
                                          $(6,640)            $1,096            $ 429             $731
                                          =======             ======            =====             ====

       The income tax benefit applicable to discontinued operations as of December 31, 1995 (in thousand of dollars) consisted of $6,603 from loss on disposal and $37 from loss from operations.

       At December 31, 1995 and 1994, the components of the net deferred tax asset are (dollars in thousands):

                                                                     1995               1994
                                                                     ----               ----
Loss on discontinued operations                                    $ 6,658             $    --
Book value of fixed assets over tax basis                           (6,893)             (8,966)
Pension liability                                                    2,533               2,659
Other post-retirement benefit liability                              1,839               1,787
Environmental liabilities                                            2,192               2,164
Operating loss carryforwards                                         1,271                 789
Estimated value of assets held for sales over tax basis                 --                 112
Other,  net                                                          2,228               4,104
                                                                   -------             -------
                                                                   $ 9,828             $ 2,649
                                                                   =======             =======

         The Company was a member of the Noel Group, Inc.'s consolidated tax group for the period of October 30, 1993 through June 30, 1994. For the nine months ended September 30, 1993 and for all periods subsequent to June 30, 1994, the Company filed its own consolidated tax return.

         Net operating losses (NOL) of $2.6 million and $500 thousand were generated for the periods of July 1, 1994 through December 31, 1994 and for the calendar year 1995, respectively. The $2.6 million NOL is available to offset future taxable income while the $500 thousand can offset both prior and future taxable income.

         The Federal income tax receivable of $787 thousand consists of $112 thousand which represents a carryback of losses and $675 thousand representing payments to the Internal Revenue Service for future liabilities.

         Based on the Company's business plan for the future, management is of the opinion that it is more likely than not that the deferred tax asset at December 31, 1995 will be realized.

20. EARNINGS PER COMMON SHARE:

         Earnings per common share for the Company have been presented as earnings from continuing operations, earnings from discontinued operations, and earnings resulting from the exchange of Preferred Stock (See Note 16). Earnings per share from continuing operations have been calculated as net income from continuing operations after preferred dividend requirements divided by weighted average common shares outstanding during the period. Earnings per common share from discontinued operations have been calculated as income (loss) from discontinued operations plus net loss on disposition of discontinued operations divided by the weighted average number of common shares outstanding. Earnings per common share from the gain on preferred redemption have been calculated as the gain on preferred redemption divided by the weighted average number of common shares outstanding during the period.

21. INDUSTRY SEGMENT DATA:

         The Company operates in two principal segments, Industrial Products and Consumer Products. Industrial involves the production and marketing of industrial threads and yarns used in industrial applications. Consumer is involved in the distribution of buttons, notions, braids and yarns to major retail chains and outlets and specialty threads marketed primarily to the wholesale bedding and embroidery market and dental floss. Consumer thread operations, other than dental floss, are conducted principally through operations acquired in 1994 and 1995 (Danfield and Culver, respectively). The 1994 and 1993 segment data has been restated to conform to the 1995 segment classifications.

         Button sales are made predominantly to retailers, general merchandisers and specialty hobby and craft stores. Thread sales are made to manufacturers and jobbers. Almost all of the Company's Button and Thread customers are located in the United States. The Company grants credit and performs periodic credit evaluations of its customers' financial conditions. (Dollars in thousands).

                                                                              COMPANY                             PREDECESSOR
                                                    ----------------------------------------------------          -------------
                                                             YEARS ENDED                   THREE MONTHS            NINE MONTHS
                                                             DECEMBER 31,                   DECEMBER 31,          SEPTEMBER 30,
                                                      1995                 1994                 1993                  1993
                                                    -----------------------------          -------------          -------------
SALES:
Industrial                                          $ 45,081             $ 46,600             $ 11,893             $ 35,136
Consumer Products                                     43,573               30,167                6,085               22,630
                                                    --------             --------             --------             --------
Net Sales                                           $ 88,654             $ 76,767             $ 17,978             $ 57,766
                                                    ========             ========             ========             ========
DEPRECIATION AND AMORTIZATION:
Industrial                                          $  2,302             $  1,837             $    890             $    765
Consumer Products                                        849                  290                   40                  177
Corporate                                                127                  124                    6                  353
                                                    --------             --------             --------             --------
Total depreciation and amortization                 $  3,278             $  2,251             $    936             $  1,295
                                                    ========             ========             ========             ========
OPERATING PROFIT:

Industrial                                          $(24,011)            $  5,296             $  1,619             $  5,234
Consumer Products                                      9,126                7,122                1,937                  779
General corporate expenses, net                       (2,982)              (5,033)              (1,148)             (30,348)
Interest expense                                      (4,000)              (3,245)                (864)              (2,136)
                                                    --------             --------             --------             --------
Income before Federal income taxes                  $(21,867)            $  4,140             $  1,544             $(26,471)
                                                    ========             ========             ========             ========

CAPITAL EXPENDITURES:
Industrial                                          $  3,254             $  2,364             $    629             $    538
Consumer Products                                        527                  465                  135                   49
Corporate                                                 39                  788                   --                  257
                                                    --------             --------             --------             --------
                                                    $  3,820             $  3,617             $    764             $    844
                                                    ========             ========             ========             ========





                                   DECEMBER 31,       DECEMBER 31,
IDENTIFIABLE ASSETS:                  1995                1994
                                   ------------       ------------
Industrial .....................    $45,358            $ 61,337
Consumer Products ..............     36,059              30,994
Corporate ......................     12,707               7,072
Discontinued Operations ........         --              29,049
                                    -------            --------
Total Assets ...................    $94,124            $128,452
                                    =======            ========


22. COMMITMENT AND CONTINGENCIES:

           Although there can be no assurances, based on information currently available, the Company does not believe that the outcome of all known or threatened litigation and other claims will have a material adverse effect on the Company's financial condition, liquidity or operating results.

23.    RELATED PARTY TRANSACTION:

         A director of the Company who is also a managing director of the Company's majority stockholder was engaged by the Company as a financial consultant in February 1996 at an annual rate of $100,000. The agreement also provided for 200,000 stock options exercisable over a twelve-month period at fair market value as of the date of grant.

24.    QUARTERLY RESULTS OF OPERATIONS:  (UNAUDITED)

                                                                  DECEMBER 31,       SEPTEMBER 30,        JUNE 30,         MARCH 31,
QUARTER ENDED                                                         1995               1995               1995             1995
                                                                      ----               ----               ----             ----
Net sales                                                           $ 22,885           $ 20,612           $ 21,844          $ 23,313
Cost of sales                                                         18,418             15,212             15,970            16,305
                                                                    --------           --------           --------          --------
Gross margin                                                        $  4,467           $  5,400           $  5,874          $  7,008
                                                                    ========           ========           ========          ========
Income (loss) from continuing operations                            $(23,749)          $    151           $    166          $    597
Income (loss) from discontinued operations                           (18,377)               (49)               128               298
                                                                    --------           --------           --------          --------
Income (loss) applicable to common stock                            $(42,126)          $    102           $    294          $    895
                                                                    ========           ========           ========          ========
Income (loss) per common share:
Continuing operations                                               $  (3.21)          $    .02           $    .02          $    .08
Discontinued operations                                                (2.48)              (.01)               .02               .04
                                                                    --------           --------           --------          --------
    Total                                                           $  (5.69)          $    .01           $    .04          $    .12
                                                                    ========           ========           ========          ========


                                                                   DECEMBER 31,       SEPTEMBER 30,        JUNE 30,        MARCH 31,
QUARTER ENDED                                                          1994               1994               1994            1994
                                                                       ----               ----               ----            ----
Net sales                                                             $ 21,287          $ 20,356           $17,622          $17,502
Cost of sales                                                           16,704            14,337            11,337           11,665
                                                                      --------          --------           -------          -------
Gross margin                                                             4,583             6,019             6,285            5,837
                                                                      ========          ========           =======          =======
Income (loss) from continuing  operations                             $   (581)              (17)              297              (14)
Income (loss) from discontinued operations                                 730               315               288              164
Gain on preferred stock redemption                                       4,099                --                --               --
                                                                      --------          --------           -------          -------
Income applicable to common stock                                     $  4,248          $    298           $   585          $   150
                                                                      ========          ========           =======          =======
Income (loss) per common share:
      Operating income                                                $   (.10)         $     --           $   .06          $    --
      Gain on preferred stock redemption                                   .71                --                --               --
                                                                      --------          --------           -------          -------
                                                                           .61                --               .06               --
      Discontinued operations                                              .12               .06               .05              .03
                                                                      --------          --------           -------          -------
        Total                                                         $    .73          $    .06           $   .11          $   .03
                                                                      ========          ========           =======          =======



     SEASONALITY
     ------------

        Although there is no pronounced seasonality in demand for the Company's products, typically the second quarter is the Company's best in terms of profitability. In the third quarter, plants are closed for the first week of July for normal maintenance. All but one plant generally close for a week between Christmas and the New Year during the fourth quarter. Results can also be adversely affected by regional weather, as they were in 1994 at Thread's Northeast facilities.

       1995
       -----

        Results for the fourth quarter of 1995 were negatively impacted by the $6.4 million impairment charge, the $17.4 million goodwill write off, the $1.2 million of other related charges and the $18.4 million loss from discontinued operations. In addition, during each quarter of 1995, the Thread division experienced higher than historical levels of manufacturing inefficiencies due to higher raw material costs, the effects of the consolidation and relocation of facilities that occurred in 1994 and implementation issues related to the new management information system. Results of operations for 1995 also include the effects of the acquisition of Culver Textile Company, Inc. as of August 31, 1995.

       1994
       -----

        Results for each of the quarters in 1994 were affected by unusual or nonrecurring events. Poor winter weather reduced production and shipments at the Company's Connecticut facilities which reduced first quarter results.

        The button division had completed the closing of its Carlstadt and Kansas City facilities by the end of the first quarter, thereby reducing costs in the second, third and fourth quarters.

        Danfield was acquired on June 30, 1994 and contributed sales of $4.5 million in each of the third and fourth quarters. Danfield contributed $.2 million and $.8 million to income before interest and taxes in the third and fourth quarters, respectively.

        A number of changes in the Thread division adversely affected results in the third and fourth quarters. The division experienced delays in production and ability to ship to customers due to implementation of a new management information system; transfer of production from its Putnam, Connecticut facility (now closed) to other Company facilities; closing of the Atlanta warehouse; and the relocation of the customer service department from Atlanta to Hendersonville. The division experienced higher raw material and freight costs as well as greater manufacturing inefficiencies during this period. These expenses were particularly pronounced in the fourth quarter.

        Earnings per share for the year 1994 does not equal the sum of the 1994 quarterly earnings per share because of the preferred stock conversion on December 15, 1994 and the resultant effect on fourth quarter weighted average common shares outstanding.


25.    OTHER:

     The Company has approximately 1,192 employees, of whom approximately 31 are sales and marketing personnel and the balance are employed in its mills and offices. Approximately 142 employees are covered by three collective bargaining agreements with labor unions two of which expire within the next twelve months. The Company believes relations with its employees are satisfactory.

 26.   PREDECESSOR CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY:

                                              COMMON STOCK
                                          --------------------
                                                  ISSUED                                MINIMUM     PARENT      TREASURY STOCK
                                                  ------          CAPITAL   RETAINED    PENSION    COMPANY      --------------
                                           SHARES       AMOUNT    SURPLUS   EARNINGS   LIABILITY     DEBT      SHARES       COST
                                           ------       ------   --------   -------    ---------     ----      ------       ----
Balances as of  December 31, 1992         3,605,113     $3,605    $14,470   $57,153          -         -     1,683,531     $28,040

Net loss for the period ended
September 30, 1993                                                          (17,424)

Acquisition of Treasury Stock                                                                                                  (52)

Issuance of stock in connection
with employer compensation plan                                        3                                         1,629          96

Issuance of stock in connection
with stock option plan                                               (11)                                      (52,550)       (868)

Recording of parent company debt                                                                 $(6,461)

Recording of minimum pension
liability as required by FASB #87                                                      $(3,953)

Cash dividend $.32 per share                                                   (928)

                                          ---------     ------   -------    -------    -------   -------     ---------     -------
Balances September 30, 1993               3,605,113     $3,605   $14,462    $38,801    $(3,953)  $(6,461)    1,632,610     $27,216
                                          =========     ======   =======    =======    =======   =======     =========     =======

                                                                      Appendix A

   The
Bridgeford
  Group

                                                      December 12, 1996

Board of Directors
Belding Heminway Company
1430 Broadway
New York, NY 10018

Attention:  Ms. Karen Brenner

Dear Sirs and Madam:

               We understand that Hicking Pentecost PLC ("Hicking") has made an offer to acquire the net assets of the Thread Division (the "Business") of Belding Heminway Company ("Belding") for total consideration of $62 million. The consideration be will be comprised of approximately $55 million in cash and $7 million of assumed liabilities. The terms and conditions of this transaction (the "Proposed Transaction") are set forth in more detail in the Asset Purchase Agreement dated December 12, 1996 (the "Agreement") by and among Belding, The Belding Thread Group, LLC, Danfield Threads, Inc., Culver International, Inc., American Collars, Inc., The Bridge Realty Company, HP Belt Acquisition Corporation, and Hicking.

               We have been requested by Belding to render our opinion with respect to the fairness, from a financial point of view, to Belding and its shareholders of the Proposed Transaction.

               In arriving at our opinion, we reviewed and analyzed: (1) publicly available information concerning Belding which we believe to be relevant to our inquiry, (2) financial and operating information with respect to the business, operations and prospects of Belding furnished to us by Belding,
(3) a comparison of the historical financial results and present financial condition of Belding with those of other companies which we deemed relevant, and
(4) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other recent transactions which we deemed relevant. In addition, we have had discussions with the management of Belding concerning their businesses, operations, assets, present condition and future prospects and undertook such other studies, analyses and investigations as we deemed appropriate.

Board of Directors
Belding Heminway Company
December 12, 1996

Page 2

               We have assumed and relied upon the accuracy and completeness of the financial and other information furnished to us in arriving at our opinion without independent verification. In arriving at our opinion, we have conducted a limited physical inspection of the properties and facilities of the Business and have not made nor obtained any independent evaluations or appraisals of the assets or liabilities of the Business but utilized appraisals provided by Belding. Our opinion is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

               Prior to this Proposed Transaction, you authorized us to act as your advisor in evaluating strategic alternatives for Belding. We have acted as financial advisor to Belding in connection with the Proposed Transaction and will receive a fee for our services which is contingent upon the consummation of the Proposed Transaction. In addition, Belding has agreed to indemnify us against certain liabilities which may arise from rendering this opinion.

               Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Proposed Transaction is fair to Belding and its shareholders.

                                       Very truly yours,

                                       By:/s/ Alexander P. Lynch
                                          --------------------------------------
                                          Alexander P. Lynch
                                          Co-President and
                                          Co-Chief Executive Officer

                                                                      Appendix B





                                                               December 10, 1996



Special Committee of the Board of Directors
Belding Heminway Company, Inc.
c/o  Gilbert H. Lamphere
     The Fremont Group
     50 Fremont Street
     San Francisco, CA 94105

Dear Sirs:

               We have been requested by the Special Committee (the "Committee") of the Board of Directors of Belding Heminway Company, Inc. (the "Company") to render to the Committee an opinion with respect to the fairness, from a financial point of view, to the Company's common shareholders of the consideration to be received in the proposed sale of the Company's Thread Division (the "Transaction").

               Advest, Inc., as part of its investment banking business, is engaged in the valuation of securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements, and in valuations for corporate and other purposes.

               In arriving at our opinion, we reviewed and analyzed: (i) publicly available information with respect to the Company its outstanding securities nd such other information as Advest deemed appropriate, (ii) financial and operating information with respect to the business and prospects of the Company furnished to us by the Company and its advisors, (iii) a comparison of the financial results and condition of the Company with those of other companies that we deemed relevant, and (iv) a comparison of the financial terms of the Transaction with those of certain other recent transactions that we deemed relevant. In addition, we have had discussions with the Company's management concerning its present condition and future prospects.

               We have relied upon the accuracy of the financial and other information provided to us by the Company and its advisors. We have assumed the accuracy and completeness of such information and have not attempted to independently verify any of such information.

               In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company. Our opinion is necessarily based upon conditions as they exist and can be evaluated as of December 10, 1996.

               Based upon and subject to the foregoing, we are of the opinion that the Transaction is fair, from a financial point of view, to the Company's common shareholders.

                                                   Very truly yours,

                                                   Advest, Inc.


                                                   By:/s/
                                                      --------------------------
                                                      Randolph Guggenheimer, Jr.
                                                      Managing Director

                                                                      Appendix C

                                                                  EXECUTION COPY

================================================================================




                            ASSET PURCHASE AGREEMENT

                          Dated as of December 12, 1996

                                      among

                         BELDING HEMINWAY COMPANY, INC.

                          THE BELDING THREAD GROUP, LLC

                             DANFIELD THREADS, INC.

                           CULVER INTERNATIONAL, INC.

                             AMERICAN COLLARS, INC.

                            THE BRIDGE REALTY COMPANY

                         HP BELT ACQUISITION CORPORATION

                                       and

                              HICKING PENTECOST PLC



================================================================================

                                TABLE OF CONTENTS


                                                                                          Page
1.       Purchase, Sale and Assumption.....................................................C-4

2.       Closing; Transactions to be Effected; Purchase Price
         Adjustment.......................................................................C-10

3.       Conditions to Closing............................................................C-13

4.       Representations and Warranties of the Sellers....................................C-15

5.       Representations and Warranties of the Parent and
         the Buyer........................................................................C-32

6.       Covenants of the Sellers.........................................................C-34

7.       Covenants of the Parent and the Buyer............................................C-40

8.       Mutual Covenants.................................................................C-42

9.       Employee and Related Matters.....................................................C-45

10.      Further Assurances...............................................................C-46

11.      Indemnification..................................................................C-47

12.      Assignment.......................................................................C-52

13.      No Third-Party Beneficiaries.....................................................C-52

14.      Termination......................................................................C-52

15.      Survival of Representations......................................................C-53

16.      Expenses.........................................................................C-54

17.      Arbitration......................................................................C-55

18.      Amendments.......................................................................C-55

19.      Notices..........................................................................C-56

20.      Interpretation...................................................................C-57


21.      Counterparts.....................................................................C-57

22.      Entire Agreement.................................................................C-57

23.      Fees.............................................................................C-57

24.      Severability.....................................................................C-57

25.      Consent to Jurisdiction..........................................................C-58

26.      Governing Law; Specific Performance..............................................C-58


Appendix A                     Index of Defined Terms
Exhibit A                      Form of Escrow Agreement
Exhibit B                      Form of Zimet, Haines, Friedman & Kaplan Opinion
Exhibit C                      Form of Sidley & Austin/Edwards Geldard Opinions
Schedule 1(c)(iii)             Certain Environmental Liabilities
Schedule 1(f)                  Allocation Schedule
Schedule 2(b)(ii)              Secured Debt Payment
Schedule 2(c)(i)               Calculation of Working Capital
Schedule 3(a)(v)               Material Consents
Schedule 4(a)                  Jurisdictions in which Sellers are qualified to do business
Schedule 4(b)                  Consents
Schedule 4(c)                  Subsidiaries and Equity Interests
Schedule 4(d)                  Financial Statements
Schedule 4(f)                  Tax Returns
Schedule 4(g)                  Encumbrances
Schedule 4(h)-1                Real Property Owned in Fee
Schedule 4(h)-2                Real Property Leased
Schedule 4(j)                  Intellectual Property
Schedule 4(k)                  Contracts
Schedule 4(l)                  Litigation
Schedule 4(n)                  Insurance Policies
Schedule 4(o)(i)               Benefit Plans
Schedule 4(o)(ii)-1            Benefit Plan Documents
Schedule 4(o)(ii)-2            Proceedings
Schedule 4(o)(iii)             Contributions and Payments
Schedule 4(o)(v)               Liabilities to Multiemployer Plans
Schedule 4(o)(vi)              Pension Plans
Schedule 4(o)(vii)             Employee Welfare Benefit Plans
Schedule 4(p)                  Material Events
Schedule 4(q)                  Compliance with Applicable Laws; Environmental Matters
Schedule 4(r)                  Material Licenses and Permits
Schedule 4(s)                  Employee and Labor Relations
Schedule 4(t)                  Corporate Name
Schedule 4(v)                  Intercompany Services
Schedule 6(b)                  Conduct of the Sellers
Schedule 9(a)                  Continued Employees


                            ASSET PURCHASE AGREEMENT

               ASSET PURCHASE AGREEMENT dated as of December 12, 1996, among BELDING HEMINWAY COMPANY, INC., a Delaware corporation (the "Company" or a "Seller"), THE BELDING THREAD GROUP, LLC, a Connecticut limited liability company ("Belding Thread Group" or a "Seller"), DANFIELD THREADS, INC., a Connecticut corporation ("Danfield" or a "Seller"), CULVER INTERNATIONAL, INC., a New Jersey corporation ("Culver International" or a "Seller"), AMERICAN COLLARS, INC., a Connecticut corporation ("American Collars" or a "Seller"), THE BRIDGE REALTY COMPANY, a Connecticut corporation ("Bridge Realty" or a "Seller"; together with the Company, Belding Thread Group, Danfield, Culver International, American Collars and Bridge Realty, the "Sellers"), HP BELT ACQUISITION CORPORATION, a Delaware corporation (the "Buyer"), and HICKING PENTECOST PLC, a public limited company registered in England and Wales (the "Parent").

               WHEREAS the parties desire that the Buyer purchase from the Sellers, and that the Sellers sell to the Buyer, the Acquired Assets (as defined in Section 1(a)), and that the Buyer assume the Assumed Liabilities (as defined in Section 1(c)), upon the terms and subject to the conditions set forth in this Agreement;

               WHEREAS in consideration of the Parent and the Buyer entering into this Agreement, Noel Group, Inc., a Delaware corporation and the majority stockholder of the Company ("Noel"), is entering into an agreement dated the date hereof with the Parent and the Buyer (the "Noel Agreement");

               NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto hereby agree as follows:

               1. Purchase, Sale and Assumption. (a) Purchase and Sale. On the terms and subject to the conditions of this Agreement, the Sellers agree to sell, transfer, assign and deliver to the Buyer, and the Buyer agrees to, and the Parent agrees to cause the Buyer to, accept and purchase from the Sellers, at the Closing (as defined in Section 2(a)) all the business and operations of any of the Sellers related to the manufacturing, marketing and sale of industrial and consumer thread, including sewing threads and non-sewing yarn products but excluding yarn marketed by Blumenthal/Lansing Company ("Blumenthal"), a subsidiary of the Company (such business and operations being herein called, collectively, the "Acquired Business") and all the assets and properties of any of the Sellers of every kind and description in current use or held for future use or sale in connection with the Acquired Business, wherever located and whether tangible or intangible or real, personal or mixed, as the same shall exist on the Closing Date (as defined in Section 2(a)) other than Excluded Assets (as defined in Section 1(b)) (such assets being herein called, collectively, the "Acquired Assets"), including, without limitation, all right, title and interest of any of the Sellers in, to and under the following assets of the Acquired Business:

                      (i) all real property, leases of real property and all
               other interests in real property listed or described on Schedules 4(h)-(1) and 4(h)-(2), in each case together with all buildings, improvements, fixtures and all other appurtenances thereto;

                      (ii) all accounts receivable and indebtedness owed to the
               Sellers with respect to the Acquired Business and all inventories, deferred items, machinery, equipment, supplies, computer hardware, office furniture and other assets of the Acquired Business, other than Excluded Assets;

                      (iii) all right, title and interest of any of the Sellers
               in and to all patents, patent applications, copyrights (registered or unregistered), trademarks (registered or unregistered), trademark registrations, trademark registration applications, service marks (registered or unregistered) and trade names used or employed by any of the Sellers in or associated with the Acquired Business (including, without limitation, the names "Belding", "Culver", "Danfield", "Heminway", "Bartlett", "Corticelli", "Robinson", all variations and combinations of such names and all other names under which any of the Sellers conduct the Acquired Business), and all license and other rights of any of the Sellers associated with, used or employed by any of the Sellers in the Acquired Business, together with the goodwill of such business;

                      (iv) all inventions, discoveries, processes, formulae,
               specifications, data, computer software, trade secrets, know-how and proprietary information of the Acquired Business, other than Excluded Assets;

                      (v) all sales and promotional literature and other selling material owned, associated with, used or employed in or by the Acquired Business;

                      (vi) all books of account, records, files, invoices,
               customers' lists, suppliers' lists, mailing lists and other data owned, associated with, used or employed by any of the Sellers in connection with the Acquired Business, other than Excluded Assets;

                      (vii) all rights of any of the Sellers under all
               contracts, agreements, licenses, leases (whether as lessee or lessor), commitments, and sales and purchase orders relating to the Acquired Business and under all commitments, bids and offers and all rights and claims (including, without limitation, refunds and claims thereto) with respect to all Assumed Liabilities;

                      (viii) all prepaid expenses relating to the Acquired
               Assets or the Acquired Business;

                      (ix) all rights, claims (including refunds (other than Tax refunds relating to periods ending on or prior to the Closing Date or relating to any portion of any Straddle Period (as defined in Section 11(a)) ending on the Closing Date) and claims thereto) and causes of action relating to the Acquired Assets or the Acquired Business, including all rights to indemnification under any agreement pursuant to which any Seller acquired any of the Acquired Assets and all rights under any insurance policies of any of the Sellers with respect to the Acquired Assets or the Acquired Business;

                      (x) all renewal rights, rights to contingent commissions,
               profit-sharing commissions, or other similar commission rights and other similar rights of the Sellers relating to the Acquired Business; and

                      (xi) all other assets, rights and claims of every kind and nature, real or personal, tangible or intangible, of any of the Sellers, other than the Excluded Assets.

               (b) Excluded Assets. The term "Excluded Assets" means, collectively, the following:

                      (i) the business and all assets and properties of
               Blumenthal, or otherwise exclusively relating to the Company's Button Division;

                      (ii) all rights, claims (including refunds (including Tax
               refunds) and claims thereto) and causes of action of any Seller with respect to the Excluded Assets or the Excluded Liabilities (as defined in Section 1(d)) and all rights under any insurance policies of any of the Sellers with respect to the Excluded Assets or the Excluded Liabilities;

                     (iii) the capital stock of any of the Sellers;

                      (iv) any and all minute books, stock transfer records,
               corporate seals and records of Taxes (as defined in Section 4(f)(iv)), including without limitation all Tax Returns (as defined in Section 4(f)(iv)) and related files (including without limitation payroll records and paid invoices) and backup documentation with respect to Taxes of any Seller and all corporate and other records and files located at the Company's corporate headquarters at 1430 Broadway, New York, New York ("Corporate Headquarters");

                       (v) all cash in banks and all marketable securities held
               by any of the Sellers;

                      (vi) all furniture, fixtures, computer equipment, E-mail
               software, supplies and other assets located at the Company's Corporate Headquarters and not primarily used by any Continued Employee (as defined in Section 9(a));

                      (vii) all real property, leases of real property and all
               other interests in real property, in each case together with all buildings, improvements, fixtures and all other appurtenances thereto located at or otherwise relating to (A) 520 Reese Street, Emporia, Virginia, (B) 30-40 Echo Lake Road, Watertown, Connecticut, (C) Route 12, Village of Grosvenordale, Thompson, Connecticut, (D) 107 Providence Street, Putnam, Connecticut, (E) 523-525 52nd Street, West New York, New Jersey, and (F) Corporate Headquarters, and all files and records primarily relating to such properties;

                      (viii) all assets of, under or held in connection with any
               Benefit Plan (as defined in Section 4(o)) maintained, or contributed to, by any Seller for the benefit of any employees of any Seller, other than the assets of Sellers' 401(k) Plan (as defined in Section 6(o)); and

                      (ix) all rights under any contract or agreement
               exclusively between or among any of the Sellers.

               (c) Assumed Liabilities. On the terms and subject to the conditions of this Agreement, the Buyer agrees to assume, at and effective from the Closing, and shall pay, perform or otherwise discharge the Assumed Liabilities, other than the Excluded Liabilities. The term "Assumed Liabilities" means, collectively, all liabilities and obligations of any Seller arising out of or related to the Acquired Business or the Acquired Assets (including any Unassigned Assets (as defined in Section 1(g))) including without limitation the following:

                       (i) all liabilities and obligations to the extent
               reflected or reserved for on the Interim Balance Sheet (as defined in Section 4(d)) or that arise in connection with the operation of the Acquired Business after the date of the Interim Balance Sheet;

                      (ii) all liabilities and obligations of any Seller
               arising out of or related to the Acquired Business or the Acquired Assets, which liabilities or obligations (x) are of a kind not reflected or reserved for on the Interim Balance Sheet and were not required to have been, under United States generally accepted accounting principles ("GAAP"), so reflected or reserved for, other than the Excluded Liabilities, (y) are reflected or reserved for on the Interim Balance Sheet but not to the extent required by GAAP to be so reflected or reserved for (but only to the extent not so reflected or reserved for) or (z) are of a kind that are reflected or reserved for on the Interim Balance Sheet, to the extent the amount of such liabilities and obligations exceeds the amount so reflected or reserved for;

                     (iii) all costs in excess of $735,000 incurred by the
               Buyer after the Closing Date in connection with the assessment, remediation or correction of the environmental conditions reflected in the items in Schedule 1(c)(iii);

                      (iv) all liabilities and obligations arising out of or
               related to any litigation or claims with respect to the Acquired Business or the Acquired Assets, other than the Excluded Liabilities;

                       (v) all liabilities and obligations arising out of or
               related to any contract, agreement or lease in effect immediately prior to the Closing comprising part of the Acquired Assets;

                      (vi) all liabilities and obligations arising out of or
               related to any Environmental Law, Contaminant or Release (as such terms are defined in Section 4(q)) or otherwise relating to the environment, regardless of whether such liabilities and obligations arose on or before the Closing Date, other than the Excluded Liabilities; and

                     (vii) all liabilities and obligations arising out of or
               related to any event occurring after the Closing in connection with the operation of the Acquired Business or the use or ownership of any of the Acquired Assets after the Closing.

               (d) Excluded Liabilities. The term "Excluded Liabilities" means, collectively, the following liabilities and obligations of any Seller:

                       (i) all liabilities and obligations arising out of or
               related to any of the Excluded Assets, including all such liabilities and obligations relating to the Excluded Assets (A) arising out of or related to any Environmental Law, Contaminant or Release or (B) otherwise relating to the environment;

                      (ii) all liabilities and obligations of any Seller for
               any Taxes (except Taxes (other than federal, state, local or foreign income taxes) to the extent taken into account as Current Liabilities for purposes of preparing the WC Statement (as defined in Section 2(c))) attributable to taxable years or periods ending at the time of or prior to the close of business on the Closing Date, or, in the case of any Straddle Period (as defined in Section 11(a)(i)), the portion of such Straddle Period (as determined in Section 11(a)(i)) ending at the close of business on the Closing Date;

                     (iii) all liabilities and obligations related to or
               arising out of any indebtedness of any Seller for borrowed money and all direct or indirect guarantees of any Seller (including through take-or-pay, keep-well or similar agreements or security agreements pledging assets as security for obligations of a third party) of indebtedness, liabilities or obligations of others (including any other Seller), other than indebtedness and other obligations owed by Danfield to the State of Connecticut Department of Economic Development (the "CDA") under the Assistance Agreement dated as of November 19, 1993 between Danfield and the CDA;

                      (iv) all liabilities and obligations of any Seller with
               respect to any contract, agreement, arrangement or understanding (including without limitation any payables) with any of their respective affiliates (other than the agreement referred to in Item 8 on Schedule 4(k));

                       (v) all liabilities and obligations of any Seller arising
               out of or related to the matters identified in Item 5 on Schedule 4(l);

                      (vi) all liabilities and obligations arising out of or
               related to the failure of any Seller timely to give any required notice under the WARN Act (as defined in Section 4(s)) with respect to employee terminations effected by the Sellers;

                     (vii) all liabilities and obligations that are not
               reflected or reserved for on the Interim Balance Sheet in any amount but that were required to have been so reflected or reserved for in accordance with GAAP (other than liabilities and obligations relating to the environment and disclosed in Schedule 4(q));

                    (viii) all pension or similar liabilities and obligations
               of any Seller to any employee or retired employee of such Seller under any pension or similar Benefit Plan (other than the Sellers' post-retirement medical and life insurance plans with respect to the employees and retirees listed in Schedule 4(o)(i)) maintained, or contributed to, by any Seller for the benefit of any employees of any Seller;

                      (ix) all liabilities and obligations for workers
               compensation or medical insurance for any event or occurrence before the Closing (other than the Sellers' post-retirement medical and life insurance plans with respect to the employees and retirees listed in Schedule 4(o)(i));

                       (x) all other liabilities and obligations of any Seller
               under any medical, life or long-term disability self-insurance program or plan (other than the Sellers' post-retirement medical and life insurance plans with respect to the employees and retirees listed in Schedule 4(o)(i));

                      (xi) all liabilities and obligations under or relating to
               the Company's 1994 Incentive Program, as amended;

                     (xii) audit, legal and financial adviser fees payable by
               any Seller;

                    (xiii) all liabilities and obligations related to or
               arising out of the off-site disposal of any Contaminants on or prior to the Closing Date at Beacon Heights Landfill, Beacon Falls, Connecticut, Davis Liquid Waste Landfill, Smithfield, Rhode Island, Solvents Recovery Service of New England, Inc., Lazy Lane, Southington, Connecticut, Old Southington Landfill, Old Turnpike Road, Southington, Connecticut, Chemical Control Corporation, 23 South Front Street, Elizabeth, New Jersey, and Barkhamsted-New Hartford Landfill (a/k/a Regional Refuse Disposal District One Landfill), Route 44 (New Hartford Road) Barkhamsted and New Hartford, Connecticut; and

                     (xiv) all liabilities and obligations of a type recorded
               by any of the Sellers on their books of account or related records as a "corporate" or intercompany liability, including tax compliance costs, consultant, broker or actuary fees and premiums payable to any insurance company, other than such liabilities and obligations to the extent shown on the Interim Balance Sheet.

               (e) Purchase Price. The purchase price for the Acquired Assets shall be $54,924,200 (the "Purchase Price"), payable by the Buyer pursuant to, and as set forth in, Section 2(b)(ii). The Purchase Price shall be subject to adjustment as provided in Section 2(c). No separate amount shall be payable by any Seller in respect of the assumption by the Buyer of the Assumed Liabilities and no such assumption shall reduce the Purchase Price payable hereunder.

               (f) Allocation of Purchase Price. A schedule (the "Allocation Schedule") prepared in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended

(the "Code"), and the regulations thereunder, allocating the Purchase Price (including, for purposes of this Section 1(f), any other consideration to be paid to the Sellers, including the Assumed Liabilities) among the Acquired Assets is attached as Schedule 1(f). Promptly following the making of the Purchase Price adjustments contemplated by Section 2(c), the Buyer and the Sellers shall in good faith negotiate adjustments to the Allocation Schedule to reflect any differences between the Purchase Price and the Adjusted Purchase Price (as defined in Section 2(c)), and execute a revised Allocation Schedule. Each of the Sellers and the Buyer agrees to file Internal Revenue Service Form 8594, and all federal, state, local and foreign Tax Returns (as defined in Section 4(f)(iv)), in accordance with the Allocation Schedule. Each of the Sellers and the Buyer agrees promptly to provide the other parties hereto with any other information reasonably necessary to complete Form 8594.

               (g) Nonassignable Assets. (i) To the extent that any lease, contract, permit, license or other asset included in the Acquired Assets is not capable of being assigned, transferred, subleased or sublicensed without the consent or waiver of a third party (whether or not a Governmental Entity as defined in Section 4(b)), or if such assignment, transfer, sublease or sublicense would constitute a breach thereof or a violation of applicable law, this Agreement (and any related documents delivered at the Closing) shall not constitute an actual or attempted assignment, transfer, sublease or sublicense thereof unless and until such consent or waiver of such third party has been duly obtained or such assignment, transfer, sublease or sublicense has otherwise become lawful (any lease, contract, permit, license or other asset otherwise included in the Acquired Assets and not assigned, transferred, subleased or sublicensed as a result of this Section 1(g)(i) is hereinafter referred to as an "Unassigned Asset").

                      (ii) To the extent that the consents and waivers referred to in Section 1(g)(i) are not obtained prior to the Closing, or until the impracticalities of transfer referred to therein are resolved, (x) each Seller shall use all reasonable efforts to (A) provide or cause to be provided to the Buyer the benefits of any Unassigned Asset, (B) cooperate in any arrangement, reasonable and lawful as to both the Sellers and the Buyer, designed to provide such benefits to the Buyer and (C) enforce for the account of the Buyer any rights of the Sellers arising from such Unassigned Asset, including all rights to indemnification, insurance and the right to elect to terminate in accordance with the terms thereof, in each case after consulting with and upon the advice and direction of the Buyer. In connection with the foregoing, the Sellers agree to make their personnel, and applicable books and records, reasonably available to the Buyer (at no cost to the Buyer) in order to effect all actions reasonably required to be taken by the Sellers under this Section 1(g). The Buyer agrees to reimburse the Sellers for all reasonable out-of-pocket expenses incurred by the Sellers in connection with the foregoing.

               2. Closing; Transactions to be Effected; Purchase Price Adjustment. (a) Closing. The closing (the "Closing") of the purchase and sale of the Acquired Assets and the assumption by the Buyer of the Assumed Liabilities shall be held at the offices of Sidley & Austin, 875 Third Avenue, New York, New York, at 10:00 a.m. on February 14, 1997 (the "Scheduled Closing Date"), or if the conditions to Closing set forth in Section 3 of this Agreement shall not have been satisfied by such date, as soon as practicable (but in any event not later than three business days) after such conditions shall have been satisfied. The date on which the Closing shall occur is hereinafter referred to as the "Closing Date".

               (b) Transactions to be Effected. At the Closing, on the terms and subject to the conditions of this Agreement:

                      (i) the Sellers shall deliver to the Buyer such
               appropriately executed and authenticated instruments of sale, assignment, transfer and conveyance to the Buyer of the Acquired Assets as the Buyer or its counsel may reasonably request, such instruments to be reasonably satisfactory in form to the Buyer and its counsel; and

                      (ii) (A) the Buyer shall deliver to the Escrow Agent (as
               defined in the escrow agreement substantially in the form of Exhibit A (the "Escrow Agreement") to be executed at the Closing by each party hereto and the Escrow Agent) by wire transfer immediately available funds in an amount equal to $3,000,000 (the "Escrow"); the Escrow shall be held and invested by the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement; (B) the Buyer shall pay, on behalf of the Sellers, all amounts owed to the obligees with respect to the indebtedness listed on Schedule 2(b)(ii) (the "Secured Debt Payment"); (C) the Buyer shall deliver to the Sellers, by wire transfer to a bank account designated in writing by the Company on behalf of the Sellers at least two business days prior to the Closing Date, immediately available funds in an amount equal to the difference between the Purchase Price and the sum of (x) the Escrow and (y) the Secured Debt Payment; and (D) the Buyer shall deliver to the Sellers such instruments of assumption with respect to the Assumed Liabilities, appropriately executed and authenticated by the Buyer, as the Sellers or their counsel may reasonably request, such instruments to be reasonably satisfactory in form to the Sellers and their counsel. The Sellers shall deliver to the Buyer at least two business days prior to the Closing Date a certificate signed by an authorized officer of the Company setting forth the amount of the Secured Debt Payment.

               (c) Purchase Price Adjustments. (i) WC Adjustment. Within 60 days after the Closing Date, the Buyer shall prepare and deliver to the Company a statement (the "WC Statement"), setting forth the Working Capital (as defined below) as of the close of business on the Closing Date (the "Closing Working Capital").

               The Purchase Price shall be increased by the amount by which the Closing Working Capital exceeds $21,662,000, which is the amount of Working Capital as of the date of the Interim Balance Sheet (the "WC Amount"), and the Purchase Price shall be decreased by the amount by which the Closing Working Capital is less than the WC Amount (the Purchase Price as so increased or decreased shall hereinafter be referred to as the "Adjusted Purchase Price"). If the Purchase Price is less than the Adjusted Purchase Price, the Buyer shall, and if the Purchase Price is more than the Adjusted Purchase Price, the Sellers shall, within five business days after the WC Statement becomes final and binding on the parties, make payment to the Sellers or to the Buyer, as the case may be, by wire transfer in immediately available funds of the amount of such difference, together with interest thereon at a rate equal to the rate of interest from time to time announced publicly by Citibank, N.A. as its base rate, calculated on the basis of the actual number of days elapsed over 365, from the Closing Date to the date of payment.

               The term "Working Capital" shall mean Current Assets minus Current Liabilities. The terms "Current Assets" and "Current Liabilities" shall mean current assets and current liabilities of the Acquired Business, calculated in accordance with Schedule 2(c)(i) and, to the extent not inconsistent therewith, with GAAP applied on a basis consistent with past practice from September 30, 1993, through September 30, 1996.

                      (ii) Preparation of WC Statement; Resolution of Disagreements. The Buyer shall prepare the WC Statement. A physical count of all inventory shall be conducted by the Buyer after and as close as practicable to the Closing Date for the purpose of preparing the WC Statement, and the Company and the Buyer and their respective independent auditors shall have the right to observe and participate in the taking of such physical inventory. A copy of all documents prepared in connection with such inventory (including without limitation all count sheets) shall be provided or made available to the Company promptly after such inventory shall have been conducted. During the 30-day period following the Company's receipt of the WC Statement, the Company and its independent auditors will be permitted to review the working papers of the Buyer relating to such WC Statement and to discuss the WC Statement and the preparation thereof with representatives of the Buyer familiar therewith. The WC Statement shall become final and binding upon the parties on the 30th day following receipt thereof by the Company unless the Company, on behalf of the Sellers, gives written notice of their disagreement (a "Notice of Disagreement") with respect to the WC Statement to the Buyer prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. If a Notice of Disagreement is received by the Buyer in a timely manner, then the WC Statement (as revised in accordance with clause (i) or (ii) below) shall become final and binding upon the parties on the earlier of (i) the date the parties hereto resolve in writing any differences they have with respect to any matter specified in the Notice of Disagreement or (ii) the date any disputed matters are finally resolved in writing by the Arbitrator (as defined below). During the 30 business-day period following the delivery of a Notice of Disagreement, the Sellers and the Buyer shall seek in good faith to resolve in writing any differences which they may have with respect to any matter specified in the Notice of Disagreement. At the end of such 30 business-day period, the Sellers and the Buyer shall submit to an arbitrator (the "Arbitrator") for review and resolution any and all matters with respect to the WC Statement that remain in dispute. The Arbitrator shall be such nationally recognized independent public accounting firm as shall be agreed upon by the parties hereto in writing. Absent such agreement, the Buyer and the Sellers shall each designate a nationally recognized independent public accounting firm and such two firms shall jointly select a third nationally recognized independent public accounting firm to serve as the Arbitrator. If such procedure fails to result in the selection of an Arbitrator, such Arbitrator shall be selected in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "Arbitration Rules"). The Seller and the Buyer shall jointly request that the arbitration be conducted in New York City in accordance with the Arbitration Rules. The Arbitrator shall render a decision resolving the matters submitted to the Arbitrator within 30 days following submission thereto, which decision shall be strictly limited to the issues relating to the WC Statement submitted to such Arbitrator pursuant to this
Section 2(c)(ii) and shall be within the range represented by the Sellers' position and the Buyer's position. The cost of any arbitration (including the fees of the Arbitrator) pursuant to this Section 2(c)(ii) shall be borne by the Buyer and by the Sellers in such proportion as shall be determined by the Arbitrator in accordance with the results of the arbitration and the reasonableness of the respective positions taken by the parties. The fees and disbursements of the Buyer's independent auditors shall be borne by the Buyer, and the fees and disbursements of the Sellers' independent auditors shall be borne by the Sellers.

               3. Conditions to Closing. (a) Conditions to Buyer's Obligation. The obligation of the Buyer to, and of the Parent to cause the Buyer to, effect the Closing is subject to the satisfaction (or waiver by the Buyer) as of the Closing of the following conditions:

                      (i) The representations and warranties of the Sellers made in this Agreement and qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects on and as of the Closing, as though made on and as of the Closing Date, and the Sellers shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Sellers by the time of the Closing; and the Sellers shall have delivered to the Buyer a certificate dated the Closing Date and signed by an authorized officer of each Seller confirming the foregoing.

                      (ii) The Buyer shall have received an opinion dated the
               Closing Date of Zimet, Haines, Friedman & Kaplan, counsel for the Sellers, substantially to the effect set forth in Exhibit B.

                      (iii) No injunction or order of any Governmental Entity of competent jurisdiction shall be in effect, and no statute, rule or regulation of any Governmental Entity of competent jurisdiction shall have been promulgated or enacted, as of the Closing which restrains or prohibits the purchase and sale of the Acquired Business or any of the Acquired Assets.

                      (iv) The waiting period under the Hart-Scott-Rodino
               Antitrust Improvements Act of 1976, as amended (the "HSR Act"), if applicable to the purchase and sale of the Acquired Assets, shall have expired or been terminated.

                      (v) The Sellers shall have (A) obtained consents, in form
               reasonably satisfactory to the Buyer, to the transactions contemplated hereby from the persons whose consent is required for the transfer or assignment to the Buyer of any of the Acquired Assets, or no such consent shall be required, under each of the agreements identified on Schedule 3(a)(v), and (B) made all filings, in form reasonably satisfactory to the Buyer, with, and paid all related filing fees to, all persons whose receipt of a filing is required for the transfer or assignment to the Buyer of any of the Acquired Assets, or no such filing shall be required.

                      (vi) Each of the Required Parent Vote (as defined in
               Section 5(a)) and the Required Company Vote (as defined in
               Section 4(b)) shall have been obtained.

                      (vii) The Parent shall have issued the Parent Loan Stock
               as contemplated by Section 5(d) and such Parent Loan Stock shall have been admitted to the official list of the LSE (each term as defined in Section 5(a)) in accordance with paragraph 7.1 of the rules of the LSE.

                      (viii) Except as set forth in Schedule 4(b), the Buyer
               shall have received evidence reasonably satisfactory to it and its counsel that all Acquired Assets are being acquired by the Buyer free and clear of all Liens and Encumbrances other than Permitted Liens and Permitted Encumbrances (each term as defined in Section 4(g) or (h), as applicable).

                      (ix) The Fairness Opinion (as defined in Section 4(u))
               shall not have been withdrawn or modified in any respect by the Investment Bank (as defined in Section 4(u)).

                      (x) The Buyer shall have received evidence, reasonably
               satisfactory to it, that Kenney Drapery Associates, Inc. has irrevocably waived in writing its privilege, if any, to purchase, as a result of the transactions contemplated by this Agreement, 135 East 144th Street, Bronx, New York, pursuant to Section 32 of the Commercial Lease dated June 9, 1993, between Bridge Realty and Kenney Drapery Associates, Inc.

                      (xi) The Buyer shall have received evidence, reasonably
               satisfactory to it, that all assets comprising part of the Acquired Assets that as of the date of this Agreement are owned by Belding Chemical Industries, Inc. or by Heminway & Bartlett Manufacturing Company (such assets being the "Non-Seller Assets") have been properly transferred to one or more Sellers.

               (b) Conditions to Sellers' Obligation. The obligation of the Sellers to effect the Closing is subject to the satisfaction (or waiver by the Sellers) as of the Closing of the following conditions:

                      (i) The representations and warranties of the Buyer and
               the Parent made in this Agreement and qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects on and as of the Closing, as though made on and as of the Closing Date, and the Buyer and the Parent shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Buyer and the Parent by the time of the Closing; and the Buyer and the Parent shall have delivered to the Sellers a certificate dated the Closing Date and signed by an authorized officer of the Buyer and of the Parent confirming the foregoing.

                      (ii) The Sellers shall have received opinions dated the
               Closing Date of Sidley & Austin, U.S. counsel for the Buyer, and of Edwards Geldard, U.K. counsel for the Buyer, substantially to the effect set forth in Exhibits C-1 and C-2, respectively.

                      (iii) The conditions contemplated by Sections 3(a)(iii)
               and 3(a)(iv) shall have been satisfied.

                      (iv) Definitive copies of the Company's Proxy Statement
               (as defined in Section 6(l)) shall have been filed with the Securities and Exchange Commission

               (the "SEC") and mailed as contemplated by such Section, and the Required Company Vote shall have been obtained.

               4. Representations and Warranties of the Sellers. The Sellers jointly and severally represent and warrant to the Buyer and the Parent as follows:

               (a) Organization and Standing of the Sellers. Each of the Sellers is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of the Sellers has full corporate (or limited liability company, as the case may be) power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals (other than any relating to environmental matters for which the Sellers' sole representations and warranties are set forth in paragraph (q) of this Section 4) necessary to enable it to use its corporate name (as such) and to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted consistent with past practice, except where the failure to have such governmental franchises, licenses, permits, authorizations or approvals would not, individually or in the aggregate with all such other failures, result in a material adverse effect on the assets, liabilities, business, financial condition, or results of operations or prospects of the Acquired Business, taken as a whole (a "Material Adverse Effect"). Each of the Sellers is duly qualified and in good standing to do business in each jurisdiction in which the nature of the Acquired Business or the ownership, leasing or holding of the Acquired Assets makes such qualification necessary, except such jurisdictions where the failure to so qualify would not, individually or in the aggregate with all such other failures, result in a Material Adverse Effect. A list of the jurisdictions in which each Seller is so qualified is set forth on Schedule 4(a).

               (b) Authority; No Conflict. Each of the Sellers has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the approval of this Agreement, the sale of the Acquired Assets as contemplated hereby and the other transactions contemplated hereby by the affirmative vote of a majority of the aggregate votes that holders of the outstanding shares of the Company's Common Stock, par value $.01 per share, and the Company's Series B Preferred Stock, par value $.01 per share (collectively, the "Company Voting Stock"), are entitled to cast with respect thereto (the "Required Company Vote"), to perform its obligations hereunder. All corporate and stockholder acts and other proceedings required to be taken by each of the Sellers to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken, subject to the setting of a record date for and the calling of the Company Stockholders' Meeting (as defined in Section 6(p)) and to obtaining the Required Company Vote. This Agreement has been duly executed and delivered by each of the Sellers and constitutes a valid and binding obligation of each of the Sellers enforceable against each of the Sellers in accordance with its terms, except to the extent that enforcement hereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general principles of equity. The execution and delivery of this Agreement by the Sellers do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not: (i) except as set forth in Schedule 4(b), require any consent or approval (other than those that have heretofore been obtained and are set forth in Schedule 4(b)) under, result in the breach of, result in or permit the termination of, constitute a default (or any event which might, with the passage of time or the giving of notice or both, constitute a default) under, or result in the acceleration of any Seller's obligations, or the loss of any benefit to any Seller, under, any note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment or other agreement or arrangement to which any Seller or any of its affiliates is a party or by which any of them or any of the Acquired Assets is bound or encumbered (except where the failure to obtain such consent or approval, and except where such breaches, terminations or defaults, would not, individually or in the aggregate with all such other failures and/or breaches, terminations and defaults, (x) have a Material Adverse Effect or (y) prevent, materially delay or materially impair the ability of the Sellers to consummate the transactions contemplated hereby), (ii) violate or breach any provision of the Certificate of Incorporation or By-laws (or comparable constitutive documents) of any Seller or any of its affiliates, (iii) violate or breach any foreign or domestic judgment, order or decree, or any foreign or domestic statute, law, ordinance, rule or regulation applicable to any Seller or any of its affiliates or the Acquired Business (except where such violations or breaches would not, individually or in the aggregate with all such other violations and breaches, (x) have a Material Adverse Effect or (y) prevent, materially delay or materially impair the ability of the Sellers to consummate the transactions contemplated hereby) or (iv) result in the creation or imposition of any lien, charge, encumbrance or restriction of any nature whatsoever upon any of the Acquired Assets (except where the creation or imposition of such lien, charge, encumbrance or restriction would not, individually or in the aggregate with all such other liens, charges, encumbrances or restrictions, (x) have a Material Adverse Effect or (y) prevent the consummation of any of the transactions contemplated hereby). No consent, approval, license, permit, or authorization of, or registration, declaration or filing with, any federal, state, local or foreign court, administrative or regulatory agency or commission or other governmental authority or instrumentality, or any arbitral tribunal (collectively, "Governmental Entities") or any other third party (except where the failure to obtain such consents, approvals or authorizations of any such other third parties would not, individually or in the aggregate with all such other failures, (x) have a Material Adverse Effect or (y) prevent, materially delay or materially impair the ability of the Sellers to consummate the transactions contemplated hereby), is required to be obtained or made by or with respect to any Seller or any of its affiliates in connection with (i) the execution and delivery of this Agreement or the consummation by the Sellers of the transactions contemplated hereby or (ii) the conduct of the Acquired Business following the Closing as presently conducted consistent with past practice, in each case other than (A) as set forth in Schedule 4(b), (B) compliance with and filings under the HSR Act, (C) the filings and/or notices pursuant to Section 6(l) and other filings required under the Securities Exchange Act of 1934, as amended (the "Exchange Act"),(D) those that may be required solely by reason of the Buyer's (as opposed to any third party's) participation in the transactions contemplated hereby and (E) those that have heretofore been obtained, made or filed and are set forth in Schedule 4(b).

               (c) Subsidiaries and Equity Interests of the Sellers. Except for other Sellers, Belding Thread Limited, a company incorporated under the laws of Hong Kong ("Belding Thread Limited") and as set forth in Schedule 4(c), none of the Sellers directly or indirectly owns any capital stock of or other equity interests in or controls, directly or indirectly, any corporation, partnership, trust, limited liability company, joint venture or other entity currently engaged (or engaged at any time during the past three years) in the Acquired Business.

               (d) Financial Statements.  (i)  Schedule 4(d) sets forth:

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



               the consolidated balance sheets of the Acquired Business as of December 31, 1995, December 31, 1994 and December 31, 1993, and the consolidated statements of operations of the Acquired Business for the fiscal years ended December 31, 1995, December 31, 1994 and December 31, 1993, together with the notes to such financial statements; and (B) the consolidated balance sheets of the Acquired Business as of September 30, 1996 (the "Interim Balance Sheet") and September 30, 1995, and the consolidated statements of operations of the Acquired Business for the nine-month periods ended September 30, 1996 and September 30, 1995 (the "Interim Financial Statements"; and together with the financial statements referred to in clause (A) above, the "Financial Statements").

                      (ii) The Financial Statements: (A) except as set forth in
Schedule 4(d), have been prepared in accordance with GAAP consistently applied from September 30, 1993, through September 30, 1996, and present fairly the financial condition of the Acquired Business as at their indicated dates, and the results of its operations for the indicated periods (it being understood that such Financial Statements give effect to acquisitions made by the Acquired Business only from and after the respective dates of such acquisitions); (B) except as set forth in Schedule 4(d), reflect accurately in all material respects all the costs and expenses of the Acquired Business from and after January 1, 1994; and (C) except as set forth in Schedule 4(d), reflect no grant of financial assistance by any Governmental Entity or other person or income, gain or credit from any disposal of any fixed assets. The Acquired Assets constitute, with the exception of any Excluded Assets, all the assets, properties, rights and interests reflected on the Interim Balance Sheet (after giving effect to all transactions in the ordinary course of the Acquired Business, consistent with past practice, since the date of the Interim Balance Sheet).

               (e) Undisclosed Liabilities. To the Sellers' knowledge, the Acquired Business does not have any liabilities, debts, claims or obligations of any nature (whether accrued, absolute, contingent, unasserted or otherwise and whether or not of a nature required by GAAP to be reflected, disclosed or reserved against in a balance sheet of the Acquired Business or in the notes thereto) which are, individually or in the aggregate, material in relation to the Interim Balance Sheet, except (i) to the extent reflected, disclosed or reserved against in the Interim Balance Sheet (or described in the notes thereto), (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the Interim Balance Sheet and not in violation of this Agreement, (iii) Excluded Liabilities and
(iv) as reflected in the Schedules hereto.

               (f) Taxes. (i) Except as set forth on Schedule 4(f), the Sellers have, in respect of the Acquired Business, filed all Tax Returns (as defined below) which are required to have been filed (except for such Tax Returns the failure of which to file would not, individually or in the aggregate, have a Material Adverse Effect), and all such returns are true, correct and complete in all material respects. The Sellers have paid all Taxes (as defined below) shown to be due on such Tax Returns, and all monies required to be withheld by the Sellers from employees of the Acquired Business for income Taxes and social security and other payroll Taxes have been collected or withheld, and either paid to the respective taxing authorities, set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of the Acquired Business (except for such Taxes the failure of which to have paid, withheld, collected, set aside, accrued or reserved against would not, individually or in the aggregate, have a Material Adverse Effect).

                      (ii) The reserve for Taxes reflected in the Interim Balance Sheet is adequate for the payment of all liabilities for Taxes (other than federal, state, local or foreign income Taxes) with respect to or imposed upon the Acquired Business or the Acquired Assets through the date of such Interim Balance Sheet. Any Taxes in respect of the period since the date of such Interim Balance Sheet have arisen in the ordinary course of business and not in violation of this Agreement. Except as set forth in Schedule 4(f), there are no ongoing audits or examinations of any of the Tax Returns of any of the Sellers and none of the Sellers has been notified in writing by any Governmental Entity that any such audit is contemplated or pending. Except as set forth in Schedule 4(f), no Governmental Entity is now asserting or threatening to assert against any of the Sellers any deficiency or claim for additional Taxes. Except as set forth in Schedule 4(f), no waiver agreement by any of the Sellers is in force for the extension of time for the assessment or payment of any Taxes.

                     (iii) Except as set forth in Schedule 4(f), none of the Sellers has any agreement or arrangement with any other person regarding the filing of Tax Returns or relating to the sharing of tax benefits or liabilities with such persons.

                      (iv) For purposes of this Agreement, "Taxes" shall mean federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Entity (other than any fee, assessment, charge, or penalty imposed with reference to the specific environmental conditions of a particular piece of property comprising part of the Acquired Assets). For purposes of this Agreement, "Tax Returns" shall mean all federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax Returns relating to Taxes.

                       (v) The consummation of the transactions contemplated hereby will not result in any payment by the Buyer pursuant to a contractual arrangement entered into by any Seller on or prior to the Closing which would reasonably be expected to be an "excess parachute payment" under Section 280G of the Code.

               (g) Assets Other than Real Property. The Sellers own all the Acquired Assets comprising property other than real property and interests in real property (including but not limited to the Acquired Assets comprising property other than real property and interests in real property reflected on the Interim Balance Sheet or thereafter acquired, except for inventory since sold, and accounts receivable since collected, in the ordinary course of business consistent with past practice), in each case free and clear of all liens, security interests, claims, encumbrances, pledges, options, rights of first refusal, and other charges, encumbrances or restrictions of any nature whatsoever ("Liens"), except (1) such as are disclosed in Schedule 4(g), (2) mechanics', carriers', workmen's, repairmen's or other like statutory liens arising from or incurred in the ordinary course of business for which the underlying payments are not yet delinquent and (3) Liens (other than Liens contractually agreed to by any Seller) which do not, individually or in the aggregate, materially impair the value or use in the Acquired Business as presently conducted of the property to which they relate (the Liens described in clauses (2) and (3) above or referred to in Items 3, 10 and 12 on Schedule 4(b) are hereinafter referred to as

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"Permitted Liens"). At the Closing, the Buyer shall acquire the Acquired Assets described in the preceding sentence free and clear of all Liens other than Permitted Liens.

               (h) Real Property Assets. (i) Schedule 4(h)-(l) sets forth a complete list of all Acquired Assets comprising real property and interests in real property owned in fee simple by the Sellers. The Sellers have good and valid fee title to all Acquired Assets comprising real property and interests in real property owned by them, free and clear of all Liens, mortgages, easements, restrictive covenants, encroachments, rights-of-way, zoning and building restrictions, and other liens, encumbrances, charges or restrictions of any nature whatsoever (collectively, "Encumbrances"), except (1) Encumbrances which relate to loan facilities provided by (a) Nationsbank of North Carolina, N.A. and (b) Fleet Bank, N.A., both of which with respect to the Acquired Assets shall be released and satisfied at or prior to the Closing Date, (2) subject to survey matters which violate the provisions of clause (5) of this paragraph (h), Encumbrances listed in Schedule 4(h)-(l) hereto, (3) liens for taxes, assessments and other governmental charges which are not yet due and payable,
(4) zoning, building and other similar governmental restrictions, provided the same are not violated in any material respect by any improvements of any Seller or by the use thereof for the conduct of the Acquired Business, and (5) (a) easements, covenants, rights-of-way or other similar restrictions that are not listed in Schedule 4(h)-(1) hereto, and (b) any other matters that would be disclosed by a current survey, provided that none of the items referred to in clauses (a) and (b) of this subparagraph (5) in any material respect either impair the value of the applicable Acquired Asset or interfere with the use thereof for the conduct of the Acquired Business. Sellers represent that the items referred to in clauses (2), (4), and (5) above, individually or in the aggregate, do not materially impair the value of the Acquired Asset(s) to which they relate or the use of such Acquired Asset(s) for the conduct thereon of the Acquired Business as presently conducted (the Encumbrances described in clauses
(2), (3), (4), and (5) above are hereinafter referred to collectively as "Permitted Encumbrances"). At the Closing, the Buyer shall acquire the Acquired Assets described in Schedules 4(h)-(1) free and clear of all Encumbrances other than Permitted Encumbrances.

                      (ii) Schedule 4(h)-(2) sets forth a complete list of all Acquired Assets comprising real property and interests in real property leased (as lessee or sublessee) by the Sellers. Except as may be set forth in Schedule 4(h)-(2), Sellers hereby represent as to each real property lease: (1) the applicable Seller (listed on Schedule 4(h)-(2)) is the owner of a valid and subsisting leasehold interest as tenant under the applicable lease, (2) the real property lease is in full force and effect, unmodified and not supplemented by any writing or otherwise, and true, correct and complete copies thereof (if in writing) have been delivered to Buyer, (3) all rent, additional rent and other charges reserved therein have been paid to the extent they are due and payable on the date hereof, (4) the applicable Seller has not received any assertions by third parties claiming any right to use or occupy the premises demised under such lease, (5) the applicable Seller(s) has not received any notice of default from the landlord under such applicable lease which default(s), if any, remains uncured, and to the Sellers' knowledge, the applicable Seller(s) is not in default beyond any applicable grace period under any of the terms thereof, and there are no circumstances which, with the passage of time or the giving of notice or both, would constitute an event of default thereunder, (6) to the Sellers' knowledge, the lessor under such real property lease is not in default in any material respect under any of the terms or provisions thereof on the part of the lessor to be observed or performed, (7) the lessor under the real property lease has satisfied all its repair or construction obligations, if any, to date pursuant to the terms of the real property lease and (8) the execution, delivery and performance

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



of this Agreement and the consummation of the transactions contemplated hereby do not require the consent (other than those consents which have been obtained and are in full force and effect) under, and will not contravene any provision of or cause a default under, such real property lease.

                     (iii) Other than the Bronx Space Lease (as defined in
Section 6(s)), there are no other leases and other agreements, whether written or oral, demising space in or providing for the use or occupancy of all or any portion of the Acquired Assets which constitute leased or owned real property. The Bronx Space Lease has not been amended, modified or supplemented, and Sellers have delivered a true and correct copy thereof to Purchaser. The Bronx Space Lease is in full force and effect, and is not in default in any material respect by either party thereto, and no Seller has received any written or oral notice or other communication of any alleged breach or default thereunder by the applicable Seller, nor does there exist any event, which, with notice or lapse of time or both, would constitute a default thereunder. Pursuant to the terms of the Bronx Space Lease, Sellers are holding a security deposit in the amount of $10,800. No brokerage or leasing commission, fee or other compensation is or will be due from Sellers as of the Closing Date or thereafter in connection with the Bronx Space Lease or any renewal thereof. The parties hereby acknowledge and agree that the Purchase Price has been reduced by $10,800 to account for the Seller's assumption of the obligations of Bridge Realty pursuant to the terms of the Bronx Space Lease with respect to the security deposit presently being held thereunder. No further adjustment to the Purchase Price shall be made in connection with such security deposit.

                      (iv) Except as set forth in Schedules 4(h)-(l) and 4(h)-(2), the Sellers have not granted, and the real estate and leaseholds identified in Schedules 4(h)-(l) and 4(h)-(2) are not subject to, any options to purchase or rights of first refusal. None of the real property owned or leased by the Sellers and described or required to be described in Schedules 4(h)-(1) or 4(h)-(2), nor the current use thereof by the Sellers, violates any restrictive covenants or any provision of any federal, state, local or foreign law, any ordinance, or any zoning regulation (except that with respect to Environmental Laws, the Sellers' sole representations and warranties are set forth in Section 4(q)), or encroaches on any property owned by others so as adversely to affect the continued use of such property in the Acquired Business for the purposes for which it is currently used, except for any such violation or encroachment which does not materially interfere, individually or in the aggregate with all other violations or encroachments, with the continued use of such property in the Acquired Business for the purposes for which it is currently used. No condemnation proceeding is pending or, to the Sellers' knowledge, threatened, which would preclude or impair the use of any real property described or required to be described in Schedules 4(h)-(1) or 4(h)-(2) in the Acquired Business for the purposes for which it is currently used.

               (i) Condition of Assets. (i) The tangible personal assets included in the Acquired Assets have been maintained in all material respects in accordance with generally accepted industry practice (it being understood that with respect to such assets that are in storage, such industry practice is that generally accepted for similar assets in storage). The tangible personal assets included in the Acquired Assets, taken as a whole, are in all material respects in good operating condition and repair, ordinary wear and tear excepted. The leased personal property included in the Acquired Assets is in all material respects in the condition required of such property by the terms of the leases applicable thereto.

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                      (ii) The equipment and machinery acquired or manufactured
by one or more of the Sellers for use in China in connection with Project Aurora (as such term is used by the Sellers) is hereinafter called the "Aurora Equipment". The Aurora Equipment (1) comprises part of the Acquired Assets and
(2) includes three bonding machines located at the Hendersonville, North Carolina plant used in the Acquired Business, of which machines one is a modular prototype (approximately two years old) that was in operation and has since been disassembled to convert it to a manufacturing format, and two are substantially new manufacturing format units that are in the process of being assembled.

               (j) Intellectual Property. Schedule 4(j) sets forth a true and complete list of all material patents, trademarks (registered or unregistered), trade names (registered or unregistered), service marks (registered or unregistered), registered copyrights and computer software applications, other than off-the-shelf applications, together with all applications therefor, owned or used by or licensed to any Seller which are material to the Acquired Business as presently conducted and all license agreements related thereto to which any Seller is a party (in each case, except those relating solely to the Excluded Assets) (collectively, "Intellectual Property") and specifies, with respect to each such item, where applicable, the date granted or applied for, the expiration date and, to the Sellers' knowledge, the current status thereof. Except as disclosed in Schedule 4(j), a Seller owns or has the valid right to use, without payment to any other party, the Intellectual Property used in or necessary for the conduct of the Acquired Business and the consummation of the transactions contemplated hereby will not alter or impair any such rights. To the Sellers' knowledge, all registrations listed in Schedule 4(j) related to Intellectual Property owned by the Sellers have been duly maintained except as otherwise set forth on such Schedule. Except for the license for use of the name "Belding Hausman" granted by the Company to Lewis Textiles Corporation (the "BH License") or as otherwise set forth in Schedule 4(j), there is no restriction affecting the use by the Sellers of any of the Intellectual Property. Except as disclosed in Schedule 4(j), all Intellectual Property owned by a Seller is owned free and clear of all Encumbrances. Except as disclosed in Schedule 4(j), no claims or other proceedings are pending or, to the Sellers' knowledge, threatened by any person or entity with respect to the ownership, validity, enforceability or use of any Intellectual Property. Except as set forth in
Schedule 4(j), (i) to the Sellers' knowledge the conduct of the Acquired Business does not infringe upon the rights of any third party, (ii) to the Sellers' knowledge no third party is infringing upon any Intellectual Property owned by a Seller, and (iii) no reexamination of or litigation with respect to any Intellectual Property is pending and no order, holding, decision or judgment has been rendered by any Governmental Entity, and no agreement, consent or stipulation exists, which would prevent any Seller from using any Intellectual Property. Except as set forth in Schedule 4(j), the Intellectual Property identified on such Schedule is all the Intellectual Property necessary to conduct the Acquired Business as presently conducted.

               (k) Contracts. Except (w) for this Agreement or as described in
Schedule 4(k) or any other Schedule to this Agreement, (x) for documents filed as exhibits to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 or in Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1996, as amended, (y) Excluded Liabilities and (z) for contracts or agreements (1) not relating to the Acquired Business or
(2) exclusively relating to the Excluded Assets, none of the Sellers is a party to or bound by, nor are any of the Acquired Assets subject to, any:

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



                       (i) employee collective bargaining agreement or other
               contract with any labor union, (B) plan, program, practice, arrangement or agreement that provides for the payment of severance, termination or similar type of compensation or benefits upon the termination, retirement or resignation of any employee or (C) plan, program, arrangement or agreement that provides for medical, life insurance, pension or other benefits for employees of any Seller or any of its affiliates upon their retirement from, or termination of employment with, any Seller;

                      (ii) covenant not to compete or other contract or
               commitment limiting or restraining any of the Sellers from engaging or competing in any products or lines of business with any corporation, partnership or other entity or person;

                     (iii) agreement, contract or commitment with any other
               Seller (or any affiliate of any such other Seller) or any officer, director or employee of any Seller or any of its affiliates (other than employment agreements arising by operation of law with the Sellers' directors, officers and employees);

                      (iv) lease or similar agreement under which a Seller is a
               lessor or sublessor of, or makes available for use by any third party, any real property owned or leased by such Seller or any portion of premises otherwise occupied by such Seller;

                      (v) lease or similar agreement under which a Seller is the lessee or lessor of, or holds or uses, any material machinery, equipment, vehicle or other material tangible personal property,
               (B) contract, order or commitment for the future purchase or sale of materials, supplies, services, products or equipment (other than purchase contracts and orders for inventory in the ordinary course of business consistent with past practice and which in any instance has an aggregate future liability not in excess of $50,000), (C) management, service, consulting or other similar type of contract, (D) distribution or sales agency agreement or other similar distribution or commission arrangement or (E) advertising agreement or arrangement, in any such case described in this paragraph (v) which in any instance has an aggregate future liability in excess of $50,000;

                      (vi) other than Excluded Liabilities, agreement, contract
               or instrument pursuant to or under which a Seller has (A) borrowed or loaned any money, including any note, bond, indenture or other evidence of indebtedness, or (B) directly or indirectly guaranteed (including, without limitation, through take-or-pay, keep-well or similar agreements or security agreements pledging assets as security for obligations of a third party) indebtedness, liabilities or obligations of others (other than endorsements for the purpose of collection in the ordinary course of business);

                     (vii) agreement or contract under which any other person
               has directly or indirectly guaranteed indebtedness, liabilities or obligations of a Seller (other than endorsements for the purpose of collection in the ordinary course of business);

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




                   (viii) mortgage, pledge, security agreement, deed of trust or other document granting a lien or other Encumbrance (including liens upon properties acquired under conditional sales, capital leases or other title retention or security devices) securing obligations in excess of $50,000;

                      (ix) agreement or contract providing for the payment by a
               Seller of any bonus or commission based on sales or earnings or return on net assets or other measure of performance of a Seller or providing for any bonus or other payment by a Seller based on the sale of any portion of the Acquired Business;

                       (x)  partnership or joint venture agreements;

                      (xi) agreements or commitments for capital expenditures;

                     (xii) agreements, contracts or commitments for any future
               charitable or political contribution;

                    (xiii) contract, commitment or other option relating to
               the sale or purchase of assets, other than purchases of raw materials not in excess of $50,000 in any case and sales of inventory in the ordinary course of business consistent with past practice;

                     (xiv) reimbursement or other agreements relating to
               letters of credit or performance bonds;

                      (xv) contract, commitment or other option relating to the
               purchase by a Seller of any equity or debt interest in or asset (other than purchases of assets in the ordinary course of business consistent with past practice) of any corporation or other entity, other than the Sellers; or

                     (xvi) other agreement, contract, lease, license,
               commitment or instrument to which a Seller is a party or by or to which any of them or any of the Acquired Assets or the Acquired Business is bound or subject which agreement, contract, lease, license, commitment or instrument individually has an aggregate future liability in excess of $50,000;

               Each agreement, contract, lease, license, commitment or instrument relating to the Acquired Business to which a Seller is a party or by which any of them or any of the Acquired Assets is bound (collectively, the "Contracts") is valid, binding and in full force and effect. Except as disclosed in Schedule 4(k), each Seller has performed all material obligations required to be performed by it to date under the Contracts and is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to the Sellers' knowledge, no other party to any of the Contracts is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder.

               (l) Litigation; Decrees. Except for litigation arising in the ordinary course of the Acquired Business which would not, individually or in the aggregate, reasonably be expected

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



to have a Material Adverse Effect or as set forth in Schedule 4(l), there are no lawsuits, claims, proceedings or investigations pending or, to the Sellers' knowledge, threatened before any Governmental Entity brought by or against or affecting a Seller, or any of its officers, directors, employees, agents or affiliates in their capacities as such, relating to the Acquired Business or the Acquired Assets, which (1) in each instance relate to or involve more than $50,000 (other than claims that are fully covered by the insurance policies set forth in Schedule 4(n)), (2) seek any injunctive relief, or (3) which relate to the transactions contemplated by this Agreement. Except as set forth in Schedule 4(l), there are no outstanding judgments, orders, consents, agreements or decrees of any Governmental Entity against any Seller relating to the Acquired Business. None of the Sellers is in default under, or has failed to comply in all material respects with, any judgment, order, consent, agreement or decree of any Governmental Entity applicable to the Acquired Business.

               (m) Accounts Receivable; Inventories. (i) All accounts receivable of the Sellers comprising part of the Acquired Assets have arisen from bona fide transactions in the ordinary course of business. To the Sellers' knowledge, all accounts receivable reflected on the Interim Balance Sheet are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserves for doubtful accounts reflected on the Interim Balance Sheet, and all accounts receivable of the Acquired Business arising since the date of the Interim Balance Sheet are, to the Seller's knowledge, good and collectible at the aggregate recorded amounts thereof, net of any applicable reserves for doubtful accounts set forth on the most recent internal financial statement of the Acquired Business consistent with past practice.

                      (ii) The inventories of the Acquired Business are of a quality and quantity usable and salable in the ordinary course of business consistent with past practice. The inventories of the Sellers are reflected on the Interim Balance Sheet and in the books and records of the Acquired Business in accordance with GAAP consistently applied (except as described in the notes to the Interim Balance Sheet).

               (n) Insurance. The insurance policies currently maintained with respect to (or, in the case of any comprehensive general liability policies (each a "CGL"), which would have applicability to) the Acquired Assets and the Acquired Business are listed in Schedule 4(n). All such policies are in full force and effect. The Sellers have heretofore made available to the Buyer true and complete copies of all such policies. Except as set forth in Schedule 4(n), no notice of cancellation or non-renewal with respect to, or disallowance of any claim under, any such insurance policy has been received by a Seller (other than disallowances under the Sellers' medical insurance policies). None of the Sellers has been refused in writing any insurance with respect to the Acquired Business, and no coverage has been limited by any insurance carrier to which a Seller has applied for or received insurance during the past three years.

               (o) Benefit Plans. (i) Schedule 4(o)(i) contains a list of all
(A)"employee pension benefit plans" (as defined in section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(l) of ERISA), bonus, stock option, stock purchase, deferred compensation plans or arrangements, post-retirement medical and life insurance and other employee fringe benefit plans or arrangements (all the foregoing being herein called "Benefit Plans") maintained, or contributed to, by any Seller for the benefit of any employees of any Seller who are employed primarily in the Acquired Business and (B)

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



employees or retired employees of any Seller who are or were employed primarily in the Acquired Business to whom any amount is owed under the Sellers' post-retirement medical and life insurance plans. The Sellers have delivered to the Buyer true, complete and correct copies of (1) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (2) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required), (3) the most recent summary plan description for each Benefit Plan for which such a summary plan description is required and (4) each trust agreement and group annuity contract relating to any Benefit Plan.

                      (ii) Each Benefit Plan has been administered in all material respects in accordance with its terms and the applicable provisions of ERISA and the Code. Except as disclosed in Schedule 4(o)(ii)-l, all material reports, returns and similar documents with respect to the Benefit Plans required to be filed with any governmental agency or distributed to any Benefit Plan participant have been duly and timely filed or distributed. Except as disclosed in Schedule 4(o)(ii)-2, there are no investigations by any governmental agency, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings against or involving any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan that could reasonably give rise to any material liability, and, to the Sellers' knowledge, there are no facts that could reasonably give rise to any material liability in the event of any such investigation, claim, suit or proceeding.

                      (iii) Except as disclosed in Schedule 4(o)(iii), all contributions to, and payments from, the Benefit Plans that may have been required to be made in accordance with the Benefit Plans have been timely made.

                      (iv) No "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred that involves the assets of any Benefit Plan and that could subject the Acquired Business or any of its employees, or, to the Sellers' knowledge, a trustee, administrator or other fiduciary of any trusts created under any Benefit Plan, to any material tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of ERISA. None of the Sellers nor, to the Sellers' knowledge, any trustee, administrator or other fiduciary of any Benefit Plan nor any agent of any of the foregoing has engaged in any transaction or acted or failed to act in a manner that could subject the Acquired Business to any material liability for breach of fiduciary duty under ERISA or any other applicable law. Except for annual premiums payable to the Pension Benefit Guaranty Corporation, no monetary liability under Title IV of ERISA has been incurred by the Sellers or their affiliates within six years prior to the date hereof that has not been satisfied in full and no condition exists that presents a material risk of incurring such liability.

                      (v) Except as disclosed in Schedule 4(o)(v), at no time within the five years preceding the Closing Date has any Seller been required to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) or incurred any withdrawal liability, within the meaning of Section 4201 of ERISA, which liability has not been fully paid as of the date hereof, or announced an intention to withdraw, but not yet completed such withdrawal, from any multiemployer plan.

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



                      (vi) Except as disclosed in Schedule 4(o)(vi), none of the Sellers maintains or contributes to a Pension Plan which is subject to Section 302 of ERISA or Section 412 of the Code.

                      (vii) With respect to any Benefit Plan that is an employee welfare benefit plan, except as disclosed in Schedule 4(o)(vii), (1) no such Benefit Plan is funded through a welfare benefits fund, as such term is defined in Section 419(e) of the Code and (2) each such Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code, complies with the applicable requirements of Section 4980B(f) of the Code.

                      (viii) Each Pension Plan which is intended to qualify under Section 401(a) of the Code, including the Sellers' 401(k) Plan, has been determined to be so qualified by the Internal Revenue Service, and, to the Sellers' knowledge, no circumstance has occurred or exists which might cause such plan to cease being so qualified.

               (p) Absence of Changes or Events. Except as set forth in Schedule 4(p), since the date of the Interim Balance Sheet the Acquired Business has been conducted in the ordinary course consistent with past practice; and there has not been any change, event or development (other than changes, events or developments relating to the economy or the Acquired Business's industry generally), or any discovery of any pre-existing facts, that has resulted or will result in a Material Adverse Effect. Without limiting the generality of the foregoing sentence, except as set forth in Schedule 4(p), since the date of the Interim Balance Sheet, none of the Sellers has, with respect to the Acquired Business or the Acquired Assets:

                      (i) incurred any material obligation or liability
               (absolute, accrued, contingent or otherwise), except (x) in the ordinary course of business consistent with past practice, (y) in connection with the performance of this Agreement or (z) Excluded Liabilities;

                      (ii) discharged or satisfied any Encumbrances, or paid or
               satisfied any material obligation or liability (absolute, accrued, contingent or otherwise) other than (x) liabilities shown or reflected on the Interim Balance Sheet, (y) liabilities incurred since the date of the Interim Balance Sheet in the ordinary course of business consistent with past practice or (z) Excluded Liabilities;

                   (iii) experienced any material change or any written threat of any material change in any Seller's relations with, or any loss or written threat of loss of, any significant suppliers, clients, customers or employees of the Acquired Business;

                      (iv) disposed of or failed to keep in effect any rights
               in, to or for the use of any material license or Intellectual Property;

                      (v) incurred any damage, destruction or loss (other than
               ordinary wear and tear), whether or not covered by insurance, having a Material Adverse Effect; or

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



                      (vi) taken any action of a type that would have required
               the consent of the Buyer if such action were to have been taken during the period between the date hereof and the Closing Date.

               (q) Compliance with Applicable Laws; Environmental Matters. (i) Except with respect to Environmental Laws or as set forth in Schedule 4(q), each Seller is in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, except where noncompliance would not, individually or in the aggregate with all other noncompliance, have a Material Adverse Effect. Except with respect to Environmental Laws or as set forth in Schedule 4(q), no notice, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or, to the Sellers' knowledge, threatened with respect to any alleged violation by any Seller, in respect of the Acquired Business, of any statute, law, ordinance, order, rule or regulation of any Governmental Entity.

               (ii) Except as set forth in Schedule 4(q), to the Sellers' knowledge, the condition of the Acquired Assets on the Closing Date is in compliance in material respects with the Environmental Laws, except where noncompliance would not have a Material Adverse Effect;

               (iii) Except as set forth on Schedule 4(q), there are no notices, citations, summons, complaints or orders issued or filed by any Governmental Entity and to Sellers' knowledge, there is no administrative process or internal investigation, which has been initiated by a Governmental Entity, which the Sellers' have been advised will result in a notice, citation, summons, complaint, or order to be issued or filed by any Governmental Entity, which allege a violation of any Environmental Laws with respect to the Acquired Business or the Acquired Assets, which have not been corrected or resolved;

               (iv) Except as set forth in Schedule 4(q), the operation of the Acquired Business and of the Acquired Assets on the Closing Date is in compliance in material respects with the Environmental Laws, except where noncompliance would not have a Material Adverse Effect;

               (v) Except as set forth in Schedule 4(q), the Sellers have obtained all licenses, permits, and authorizations from a Governmental Entity, which are necessary under the Environmental Laws for Sellers to own, lease or use the Acquired Assets or to carry on and conduct the Acquired Business, substantially as such assets are used and such business is conducted by Sellers on the Closing Date ("Governmental Permits"), except where the failure to obtain such Governmental Permits would not have a Material Adverse Effect. Except as set forth in Schedule 4(q), all such Governmental Permits are in good standing and the Sellers' conduct of the Acquired Business and the Sellers' operation of the Acquired Assets, on the Closing Date, comply in material respects with the terms and conditions of such Governmental Permits;

               (vi) Except as set forth in Schedule 4(q), none of the Acquired Assets is listed or, to the Sellers' knowledge, proposed for listing on the National Priorities List pursuant to CERCLA or on any similar state list;


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               (vii) Except as set forth in Schedule 4(q), none of the Sellers is subject, in connection with the Acquired Business or the Acquired Assets, to any judicial or administrative order, judgment, decree or settlement alleging or concerning:

               (A)    a violation, or liability under, any Environmental Laws;
                      or

               (B) liability or damage in connection with a Release or a Contaminant;

               (viii) Except as set forth in Schedule 4(q), with respect to the Acquired Business and the Acquired Assets, the Sellers have not within the four years immediately prior to the Closing Date reported to any Governmental Entity:

               (A) a Release of a Contaminant within the meaning of Section 103(a) of CERCLA, Section 304 of the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11004(a), or Section 311(b)(3) of the Clean Water Act, 33 U.S.C. Section 1321(b)(3), or similar State laws; or

               (B)    a violation of any Environmental Law;

               (ix) Except as set forth in Schedule 4(q), to the Sellers' knowledge, no underground storage tanks are now located or previously have been located, nor to the Sellers' knowledge, have RCRA-regulated hazardous wastes been buried on or in the real estate, which is the subject of this Agreement;

               (x) Except as set forth in Schedule 4(q), to the Sellers' knowledge, there is not now in any equipment included among the Acquired Assets any concentration of polychlorinated biphenyls (PCBs), nor, to the Sellers' knowledge, has there been released to the real estate, which is the subject of this Agreement, any concentration of PCBs;

               (xi) Except as set forth in Schedule 4(q), no written notice or claim of liability has been issued to the Sellers (nor, to the Sellers' knowledge, has the assertion or issuance of any claim been threatened prior to the Closing Date, which within four months of such threatened notice or claim, results in a written notice or claim liability) for a Release or threatened Release of a Contaminant actionable under CERCLA, RCRA, or similar State laws, or common laws with respect to the Acquired Business or the Acquired Assets;

               (xii) Except as set forth in Schedule 4(q) or Schedule 4(h)(1) or
(2), there is no lien, encumbrance, or restriction on the use of the real property to be transferred to the Buyer in connection with this Agreement that currently exists with regard to (A) any violation of the Environmental Laws or
(B) damages or costs incurred by a Governmental Entity in response to a Release or threatened Release of a Contaminant;

               (xiii) Except as set forth in Schedule 4(q) or Schedule 1(c)(iv), there is no material on or part of any Acquired Asset which, to the Sellers' knowledge, contains asbestos and is damaged;

               (xiv) Except as set forth in Schedule 4(q), none of the Acquired Assets is, on the Closing Date, in violation of RCRA, such that upon that basis, a Governmental Entity

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thereafter asserts a claim that any of the Acquired Assets is being operated as hazardous waste treatment, storage or disposal facility, which requires a permit, under RCRA or any State equivalent;

               (xv) Except as set forth in Schedule 4(q), with respect to the Acquired Assets and the Acquired Business, none of the Sellers is subject to any existing order or agreement, in writing, with any Governmental Entity or with any other person or entity, which (A) requires the clean up, removal or treatment of any Contaminant, (B) acknowledges or assumes liability for the Release of any Contaminant or (C) requires the defense or prosecution of any claim arising from the Release of a Contaminant.

               For purposes of this Agreement, the term "Environmental Laws" means all applicable federal, state and local laws, ordinances or regulations relating to or addressing the protection of the air, the land, the water or the environment, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss.ss. 9601 et seq. ("CERCLA"); the Resource Conservation and Recovery Act, 42 U.S.C. ss.ss. 6901 et seq., ("RCRA"); the Occupational Safety and Health Act, 29 U.S.C. ss.ss. 651 et. seq., ("OSHA"); and any similar state laws, ordinances, or regulations as such laws, ordinances and regulations exist and are in effect on the Closing Date. The term "Contaminant" shall mean petroleum, petroleum-based substances or any hazardous substance as defined in Section 101(14) of CERCLA, 42 U.S.C. ss. 9601(14). The term "Release" shall mean the release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of Contaminants into the outdoor environment, including the movement of Contaminants through or in the soil, surface water or groundwater.

               (r) Licenses, Permits, etc. Except as disclosed in Schedule 4(r), all licenses, permits, franchises, authorizations and approvals issued or granted to the Sellers by any Governmental Entity and applicable to the Acquired Business are validly held by a Seller and the same will not be subject to suspension, modification or revocation as a result of this Agreement or the consummation of the transactions contemplated hereby. All such licenses, permits, franchises, authorizations and approvals are in full force and effect and each of the Sellers is in compliance with the terms and conditions thereof, except where the failure to be in compliance would not, individually or in the aggregate with all such other failures, result in a Material Adverse Effect (except that with respect to Environmental Laws and licenses, permits, franchises authorizations and approvals issued or issuable thereunder, the Sellers' sole representations and warranties are set forth in Section 4(q)). None of such licenses, permits, franchises, authorizations or approvals is subject to any pending administrative or judicial proceeding to revoke, cancel or declare such license, permit, franchise, authorization or approval invalid in any respect and, to the Sellers' knowledge, no such proceeding is threatened.

               (s) Employee and Labor Relations. Except as set forth in Schedule 4(s) hereto:

                      (i) there is no labor strike, dispute, slowdown or work
               stoppage or lockout actually pending or, to the Sellers' knowledge, threatened against or affecting the Acquired Business and during the past three years there has not been any such action;

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

                      (ii) to the Sellers' knowledge, no union organizational
               campaign is in progress with respect to the employees of the Acquired Business and the Sellers have not been notified in writing as to any question concerning representation respecting such employees;

                      (iii) the Acquired Business is being conducted (and, to
               the Sellers' knowledge, has for the past three years been conducted) in compliance in all material respects with all applicable laws, rules and regulations, federal, state, local or foreign, respecting employment and employment practices, terms and conditions of employment and wages and hours, and occupational safety and health, and the Sellers are not engaged in any unfair labor practice with respect to employees of the Acquired Business;

                      (iv) there is no unfair labor practice charge or complaint against any Seller in connection with the Acquired Business pending or, to the Sellers' knowledge, threatened before the National Labor Relations Board or any other comparable Governmental Entity;

                      (v) there is no pending, or, to the Sellers' knowledge,
               threatened grievance that, if adversely decided, would have a Material Adverse Effect;

                      (vi) to the Sellers' knowledge, no charges with respect to or relating to any Seller in connection with the Acquired Business are pending before the Equal Employment Opportunity Commission or any Governmental Entity responsible for the prevention of unlawful employment practices and (B) none of the Sellers or any of their affiliates has received notice of the intent of any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to any Seller in connection with the Acquired Business and to the Sellers' knowledge no such investigation is in progress;

                   (vii) to the Sellers' knowledge, each employee of the
               Acquired Business who actually commenced such employment on or after December 6, 1986, was hired in material compliance with the Immigration Reform and Control Act of 1986 and the rules and regulations thereunder ("IRCA") and, with respect to the Acquired Business, each Seller prior to the Closing Date has complied in all material respects with all record keeping and other regulatory requirements under IRCA; and

                      (viii) no notice is required to be given by the Sellers
               under the Worker Adjustment and Retraining Notification Act of 1988 (the "WARN Act"), relating to any "plant closing" or "mass layoff" (as those terms are defined in the WARN Act) effected by the Sellers prior to the Closing in connection with the transactions contemplated by this Agreement.

               (t) Corporate Names. Except as set forth in Schedule 4(t), each of the Sellers (i) has, to the Sellers' knowledge, the exclusive right to use its exact name or "d/b/a" name(s), as applicable, as the name of a corporation in each jurisdiction in which it is required

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



to be qualified to do business and has no knowledge that it does not have the right so to use such names in each other jurisdiction in which it does business,
(ii) has not received any written notice of conflict with respect to the rights of others regarding its corporate name and (iii) is not aware of any infringing use of the name "Belding", "Culver", "Danfield", "Heminway", "Bartlett", "Corticelli", "Robinson", or derivatives or combinations thereof or any other name under which any of the Sellers conduct the Acquired Business by any corporation, partnership or other business or entity. Except for other Sellers, the use of the name "Belding Hausman" pursuant to the BH License or as set forth on Schedule 4(t), no person, firm or corporation or other business association is presently authorized by any Seller or any of its affiliates to use the name of any Seller as a corporate or business name.

               (u) Fairness Opinion. The written opinion (the "Fairness Opinion") of The Bridgeford Group (the "Investment Bank"), that as of the date of such opinion, the terms of this Agreement are fair to the Company and its stockholders from a financial point of view, has been delivered to the Company (which has delivered a copy to the Buyer).

               (v) Intercompany Services. Except as described in Schedule 4(v), there are no intercompany services currently being provided, directly or indirectly through third parties, by (i) the Acquired Business to any Seller or affiliate of a Seller or (ii) any Seller or any such affiliate to the Acquired Business, and there are no contracts between any Seller, on the one hand, and any of its affiliates, on the other, relating to or affecting the Acquired Business.

               (w) Full Disclosure. To the Sellers' knowledge, no representation or warranty of any Seller contained in this Agreement contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements made therein, in the context in which made, not misleading.

               (x) Proxy Statement; Other Information. None of the information that will be included in the Proxy Statement (including any amendments or supplements thereto), or in any schedules or other reports required to be filed by the Company with the SEC in connection with the transactions contemplated hereby (other than information furnished to the Company in writing by the Parent or the Buyer expressly for inclusion therein ("Buyer Information")), will, at the respective times such Proxy Statement or any amendments or supplements thereto or any such schedules or reports are filed with the SEC or mailed to stockholders of the Company or on the date of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order (i) to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) to correct any statement in any earlier communication with respect to the solicitation of proxies or otherwise. The Proxy Statement will comply in all material respects with the applicable requirements of the Exchange Act and the applicable rules and regulations thereunder.

               (y) Belding Thread Limited. Other than the right to use its exact name as the name of a corporation in Hong Kong and in any jurisdiction in which it does business, Belding Thread Limited does not own, lease or have an interest in any asset or property, wherever located and whether tangible or intangible or real, personal or mixed, in current use or held for future use or sale in connection with the Acquired Business.

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



               (z) Sellers' Knowledge; Receipt of Notices, etc. For purposes of this Agreement, (i) the terms "Sellers' knowledge" or "Sellers' best knowledge" or words of similar import shall mean the actual knowledge of Karen Brenner, Edward F. Cooke, Gary P. Silverman, George Hilton, David Seymour, Robert Hegan, Frederick Moore, William Stuckey, John Palmer, Palmer Morris, Sonya Morgan, Kim Hall, Paul Amaral or John Cleary and (ii) Belding Chemical Industries, Inc., and Heminway & Bartlett Manufacturing Company each shall be deemed an additional Seller for purposes of the phrases "no Seller has received a notice", "no claim has been received by the Sellers" or phrases of similar import.

               (aa) FIRPTA. Each Seller represents and warrants that it is not a "foreign person" for purposes of Section 1445 of the Code or any applicable regulations promulgated thereunder.

               5. Representations and Warranties of the Parent and the Buyer. The Parent and the Buyer jointly and severally hereby represent and warrant to each of the Sellers as follows:

               (a) Authority; No Conflict. Each of the Parent and the Buyer is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation and the Buyer is in good standing under the laws of the jurisdiction of its incorporation. Each of the Parent and the Buyer has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the approval by the shareholders of the Parent as required by law as set forth in Section 5(c) (the "Required Parent Vote"), to perform its obligations hereunder. All corporate and stockholder acts and other proceedings required to be taken by each of the Parent and the Buyer to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken, subject to obtaining the Required Parent Vote and the setting of a record date for and the calling of the meeting of the Parent's shareholders referred to in Section 7(a). This Agreement has been duly executed and delivered by each of the Parent and the Buyer and constitutes a valid and binding obligation of each of the Parent and the Buyer, enforceable against each of the Parent and the Buyer in accordance with its terms, except to the extent that enforcement hereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general principles of equity. The execution and delivery of this Agreement by the Parent and the Buyer do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not: subject to obtaining the Required Parent Consents (as defined below), (i) require any consent, approval or notice under, result in the breach of, result in or permit the termination of, constitute a default (or any event which might, with the passage of time or the giving of notice or both, constitute a default) under, or result in the acceleration of any of the Parent's or the Buyer's obligations under, any note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment or other agreement to which the Parent or the Buyer is a party or by which the Parent, the Buyer or any of their properties or assets is bound, (ii) violate or breach any provision of the Certificate of Incorporation or Bylaws (or comparable constitutive documents) of the Parent or the Buyer or any of their affiliates, or (iii) violate or breach any foreign or domestic judgment, order or decree, or any foreign or domestic statute, law, ordinance, rule or regulation applicable to the Parent, the Buyer or to the property or assets of the Parent or the Buyer. No consent, approval, license, permit, or authorization of, or registration, declaration or filing with, any Governmental Entity,

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



or any other third party (except where the failure to obtain such consents, approvals or authorizations of any such third parties would not, individually or in the aggregate with all other such failures, prevent, materially delay or materially impair the ability of the Parent or the Buyer to consummate the transactions contemplated hereby), is required to be obtained or made by or with respect to the Parent, the Buyer or any of their affiliates in connection with the execution and delivery of this Agreement by the Parent and the Buyer or the consummation by the Parent and the Buyer of the transactions contemplated hereby, other than (A) compliance with and filings under the HSR Act, (B) the making of all announcements and the publication and filing of all documents required under the Rules and Regulations of The London Stock Exchange Limited (the "LSE") and/or as may be required pursuant to the Financial Services Act 1986, including, without limitation, announcements of the transactions contemplated by this Agreement, the issue of a circular to the shareholders of the Parent and the publication of Listing Particulars in connection with the issue, as contemplated by Section 5(d), of up to 7,924,199 units of convertible non-interest bearing unsecured loan stock of the Parent (the "Parent Loan Stock"), (C) compliance with the laws of any state with respect to the ownership by a foreign entity of real property, and (D) compliance with any statute imposing environmental investigation, clean-up or notification obligations on a buyer of property, (collectively, the "Required Parent Consents").

               (b) The Buyer. The Parent indirectly owns all the outstanding shares of capital stock of the Buyer.

               (c) Required Parent Vote. The only resolution of the holders of any class or series of the Parent's securities necessary to approve this Agreement and the transactions contemplated hereby is as follows, which resolution has been authorized and approved by the boards of directors of the Parent and the Buyer: (i) to approve the purchase by the Buyer of the Acquired Assets and the assumption by the Buyer of the Assumed Liabilities, (ii)(x) to increase the authorized share capital of the Parent and (y) to authorize the directors of the Parent to allot relevant securities (as defined in Section 80 of the Companies Act 1985 of the United Kingdom (the "Companies Act")) and (iii) to empower the directors of the Parent to allot equity securities (within the meaning of Section 94 of the Companies Act) out of any relevant securities which they are authorized to allot, as if Section 89(l) of the Companies Act 1985 did not apply to such allotment. The resolution referred to in the next preceding sentence, as a special resolution (as defined in the Companies Act), will pursuant to applicable law and regulation require the affirmative vote of the holders of not less than 75% of the outstanding Ordinary Shares of 50 pence each of the Parent voting on such resolution.

               (d) Financing Documents. The Parent intends to finance approximately $40,000,000 of the aggregate Purchase Price payable as contemplated hereby through an underwritten offering of Parent Loan Stock (the "Financing"). The Parent has entered into an underwriting agreement dated as of December 12, 1996, between the Parent and Baring Brothers Limited (the "Underwriting Agreement"), providing for such an offering in the amount set forth therein, and has delivered to the Company a true and correct copy thereof. As of the date of this Agreement, nothing causes the Parent to believe that the conditions to the underwriter's obligations under the Underwriting Agreement are not capable of satisfaction.

               (e) Regulatory Filings, The Parent has previously delivered to the Company a true and complete copy of its Annual Report for its financial year ended 31 March 1996.

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




               (f) Ability to Consummate Transactions. Assuming the completion of the Financing and the receipt by the Parent of net proceeds from the Financing of the Pound Sterling equivalent of approximately $40,000,000, at the Closing the Parent and/or the Buyer will have on hand cash and/or available credit under existing or committed bank financing arrangements, in an amount in excess of the Purchase Price, which cash and/or credit shall be available for use in effecting the Closing under this Agreement.

               (g) Proxy Statement; Other Information. None of the Buyer Information that will be included in the Proxy Statement (including any amendments or supplements thereto), or in any schedules or other reports required to be filed by the Company with the SEC in connection with the transactions contemplated hereby, will, at the respective times such Proxy Statement or any amendments or supplements thereto or any such schedules or reports are filed with the SEC or mailed to stockholders of the Company or on the date of the Company Stockholders' Meeting, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order (i) to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) to correct any statement in any earlier communication with respect to the solicitation of proxies or otherwise.

               (h) The reports prepared by Law Engineering and Environmental Services, Inc. in connection with the transactions contemplated hereby and delivered to the Buyer and/or its counsel on or prior to the date hereof do not include any information that is required to be disclosed by the Sellers in
Schedule 4(q) and that is not so disclosed in such Schedule.

               6. Covenants of the Sellers. The Sellers jointly and severally covenant and agree as follows:

               (a) Access. Prior to the Closing, the Sellers will give the Buyer and its representatives, employees, counsel and accountants access, at reasonable times and upon reasonable notice (all requests for such access to be made through Karen Brenner, which requests shall not be unreasonably denied), to the officers, personnel, accountants, properties, contracts, books and records of the Acquired Business; provided that such access does not unreasonably disrupt the normal operations of the Sellers or the Acquired Business.

               (b) Conduct of the Sellers. Except as contemplated by this Agreement or with the prior written consent of the Buyer, during the period from the date of this Agreement to the Closing, the Sellers will conduct the Acquired Business only in the ordinary and usual course of business consistent with past practice and will use all reasonable efforts to preserve intact the present business organization of the Acquired Business, keep available the services of the present employees of the Acquired Business and preserve its relationships with licensors, licensees, customers, suppliers, employees and any others having business dealings with it with respect to the Acquired Business and to otherwise preserve unimpaired its goodwill and ongoing business. Without limiting the generality of the foregoing, and except as set forth on Schedule 6(b) or as otherwise expressly provided in this Agreement, no Seller will prior to the Closing, without the prior written consent of the Buyer:

                      (i) incur or assume any long-term or short-term
               indebtedness for borrowed money, except for indebtedness constituting Excluded Liabilities;

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                      (ii) make any loans, advances or capital contributions to, or investments in, any person, except for any Excluded Assets and except in the ordinary course of business consistent with past practice and in an amount not to exceed $50,000 in the aggregate;

                      (iii) settle or compromise any suit, proceeding or claim
               relating to the Acquired Business, other than Excluded Liabilities, or threatened suit, proceeding or claim relating to the Acquired Business, other than Excluded Liabilities, in an amount not covered by insurance in excess of $50,000 in the aggregate;

                      (iv) increase the compensation or fringe benefits payable
               or to become payable to any Continued Employee (as defined in Section 9(a)) (it being understood that the Buyer shall not unreasonably withhold its consent to any pay increase for any Continued Employee not in excess of 2% of the aggregate pay of such Continued Employee) or pay any benefit not required by any existing plan or arrangement (including the granting of, or waiver of performance or other vesting criteria under, stock options, stock appreciation rights, shares of restricted stock or deferred stock or performance units) or grant any severance or termination pay to (except pursuant to existing agreements or policies), or enter into any employment or severance agreement with, any Continued Employee or establish, adopt, enter into, terminate or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any Continued Employees, except to the extent such termination or amendment is required by applicable law; provided, however, that the Sellers' may terminate the wasting trust under the money purchase pension plan formerly maintained by the Sellers.

                      (v) other than the acquisition of the Non-Seller Assets,
               acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof to the extent that the same would comprise Acquired Assets or are or would be engaged in the Acquired Business, or otherwise acquire or agree to acquire any assets that would comprise Acquired Assets, other than in transactions that are in the ordinary course of business consistent with past practice and in the case of assets other than raw materials and inventory, not in excess of $50,000 in the aggregate;

                      (vi) sell, lease, mortgage or otherwise encumber or
               dispose of or agree to sell, lease, mortgage or otherwise encumber or dispose of, any of the Acquired Assets, other than
               (x) the sale of inventory in the ordinary course consistent with past practice, (y) Liens relating to Excluded Liabilities that will be released simultaneously with or prior to the Closing or
               (z) as permitted by the proviso to Section 6(d);


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



                      (vii) knowingly violate or fail to perform any obligation
               or duty imposed upon it by any applicable federal, state or local law, rule, regulation, guideline or ordinance applicable to or binding upon the Acquired Business, except where such violation or failure to perform would not, individually or in the aggregate with all other such violations and failures to perform, have a Material Adverse Effect;

                      (viii) (x) modify, amend or terminate any contract, (y)
               waive, release, relinquish or assign any contract (including any insurance policy) or other right or claim or (z) cancel or forgive any indebtedness owed to any Seller relating to the Acquired Business, other than, in each case specified in clause
               (x), (y) or (z), in a manner in the ordinary course of business consistent with past practice and which is not material to the Acquired Business;

                      (ix) change any of the accounting methods, principles or
               practices used by it with respect to the Acquired Business except as required by the SEC or the Financial Accounting Standards Board; or

                      (x) authorize, recommend, announce, propose or agree to
               take any of the foregoing actions or any action which would (x) make any representation or warranty in this Agreement that is qualified as to materiality untrue or incorrect, (y) make any representation or warranty in this Agreement that is not so qualified untrue or incorrect in any material respect or (z) result in any of the conditions to the Closing set forth in
               Section 3 not being satisfied.

               (c) Insurance. The Sellers shall use all reasonable efforts to keep, or cause to be kept, all insurance policies (including all CGLs) set forth on Schedule 4(n), or replacements therefor with reputable firms and providing no lesser coverage (in amount or scope), in full force and effect through the close of business on the Closing Date. As of the Closing, at the request of the Buyer, each of the Sellers shall cause to be assigned to the Buyer any and all assignable rights which any Seller may have under such insurance policies to the extent covering claims relating to the period on or prior to the Closing Date that are Assumed Liabilities; provided, however, that Buyer shall agree to pay any fees or premiums due or payable in connection with such assignment.

               (d) Other Transactions. Prior to the Closing, none of the Sellers or any of their affiliates shall, nor shall they permit any of their respective officers, directors, stockholders or other representatives to, directly or indirectly, encourage, solicit, initiate or participate in discussions or negotiations with, or provide any information or assistance to, any corporation, partnership, person, or other entity or group (other than the Parent, the Buyer and their representatives) concerning any merger or sale or disposition of securities or assets (other than sales of inventory in the ordinary course of business consistent with past practice) or similar transaction involving any Seller (each, an "Acquisition Proposal"), or assist or participate in, facilitate or encourage any effort or attempt by any other person to do or seek to do any of the foregoing; provided, however, that the Company may solicit, encourage the submission of, participate in discussions or negotiations regarding, and furnish to any person information with respect to, any Acquisition Proposal to acquire solely the assets of the button business of the Company. In the event that any Seller or any of its affiliates receives an Acquisition Proposal, it


                                     C-36



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will promptly notify the Buyer of such proposal. Each of the Sellers represents and warrants to, and covenants and agrees with, the Buyer that none of the Sellers or any of their affiliates has incurred any obligation to any potential acquiror that would be violated by reason of the execution, delivery and consummation of this Agreement.

               (e) Supplemental Disclosure. Each of the Sellers shall, prior to the Closing, supplement or amend the Schedules hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have required a material change from the information set forth or described in such Schedules at such date; provided, however, that for the purpose of determining the rights and obligations of the parties hereunder, any such supplemental or amended disclosure shall not be deemed to have been disclosed as of the date of this Agreement unless so agreed to in writing by the Buyer. The Sellers will promptly notify the Buyer in writing of any event, condition or circumstance occurring from the date hereof through the Closing of which Sellers become aware and which would constitute a violation or breach of this Agreement by a Seller.

               (f) Litigation. Each of the Sellers shall promptly notify the Buyer of any litigation or other legal proceeding which after the date hereof is commenced against any Seller with respect to the affairs of the Acquired Business or the Acquired Assets or that may adversely affect the ability of any Seller to satisfy its obligations hereunder or to the Sellers' knowledge against any director, officer, employee, consultant, agent or stockholder thereof with respect to the affairs of the Acquired Business or the Acquired Assets.

               (g) Additional Financial Statements. As soon as available after the end of each calendar month, the Company shall deliver to the Buyer such monthly financial statements of the Acquired Business as are prepared from time to time for senior management of the Acquired Business; provided, however, that no representations or warranties are made or shall be deemed to have been made with respect to any of such financial statements.

               (h) Confidentiality Agreements. The Company has entered into certain additional confidentiality agreements (similar to the Confidentiality Agreement (as defined in paragraph (i) below)) with third parties regarding the possible sale of the Company, any other Seller or any material portion of the Acquired Business, and, at Closing, the Company shall (i) subject to clause (ii) of this sentence, assign all rights relating to the Acquired Business or the Acquired Assets in such confidentiality agreements to the Buyer and (ii) to the extent such assignment is not permitted, otherwise hold and maintain such confidentiality agreements for the benefit of the Buyer (it being understood that no Seller shall by virtue of this paragraph be required to breach any such confidentiality agreement).

               (i) Confidentiality; No Solicitation. From and after the Closing Date, the Sellers agree that they shall comply with the provisions of the agreement dated as of March 18, 1996 (the "Confidentiality Agreement"), between the Company and the Parent, in accordance with the terms thereof (including the termination provisions thereof) as though for purposes thereof they were the Parent, mutatis mutandis.

               (j) Non-Seller Assets. The Sellers shall cause the Non-Seller Assets to be transferred to one or more Sellers prior to the Closing.


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               (k) Consents. The Sellers shall use all reasonable efforts to obtain as soon as practicable the consent, approval or waiver from, or to make such filings with, in form reasonably satisfactory to the Buyer, any person whose consent, approval or waiver, or receipt of a filing, is necessary to assign or transfer any Acquired Asset to the Buyer (whether or not such consent, approval, waiver or receipt is set forth in Schedule 4(b)) or otherwise to satisfy the conditions set forth in Section 3(a)(v); provided that the Sellers shall not hereby be required to pay any fees (other than filing fees) or other amounts or waive material rights or make other material concessions in connection with or as a condition to the granting of any such consents, approvals or waivers or the making of any such filings.

               (l)    Proxy Statement.

                      (i) As soon as reasonably practicable after the date hereof, the Company shall prepare for filing and file with the SEC a proxy statement in preliminary form relating to the Required Company Vote (as amended or supplemented from time to time, the "Proxy Statement"), respond to comments and requests from the SEC, file such document in definitive form with the SEC, mail such document to its stockholders entitled thereto, solicit proxies with respect to the Company Voting Stock as contemplated thereby and appoint persons to vote such proxies. The Company shall promptly deliver to the Parent and the Buyer copies of any comments or requests with respect to the Proxy Statement that it receives from the SEC. The Parent, the Buyer and the Company will consult and cooperate with each other in preparing and filing such document and responding to such comments and requests, and the Company shall not file with the SEC or mail to its stockholders the Proxy Statement or any amendment or supplement thereto, or respond to such comments or requests, without the prior approval of the Parent and the Buyer, which approval will not be unreasonably withheld. The Proxy Statement shall include a copy of the Fairness Opinion referred to in Section 4(u), together with a description of the analyses and procedures utilized by the Investment Bank in arriving at their opinion.

                      (ii) If at any time prior to the Closing any event or circumstance relating to any Seller or any of its affiliates, or their respective officers and directors, should be discovered by such party, that is required to be set forth in a supplement to the Proxy Statement, such party shall promptly inform the other parties hereto. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder.

               (m) Governmental Permits. The Sellers shall cooperate with the Buyer to effect the timely transfer of applicable Governmental Permits to the Buyer and to provide any joint notification of change in ownership to Governmental Entities as the Buyer may reasonably determine is necessary or advisable.

               (n) Corporate Name. Each Seller and each of their respective subsidiaries shall change its corporate name effective as of the Closing or as soon thereafter as is practicable and thereafter shall cease to use any of the names "Belding", "Culver", "Danfield", "Heminway", "Bartlett", "Corticelli", "Robinson", or any derivative or combination thereof or any other name under which any of the Sellers conduct the Acquired Business, except to the extent that any such


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name is currently used by any such Seller or subsidiary in connection with the button business of the Company and except that nothing herein shall affect the BH License.

               (o) Sellers' 401(k) Plan. The Sellers shall amend their profit-sharing plan that includes a qualified cash or deferred arrangement (the "Sellers' 401(k) Plan") to the extent necessary to provide that the Continued Employees of the Acquired Business whose employment with the Sellers is terminated prior to or as of the Closing as a result of the transactions contemplated hereby shall be fully vested in their benefits under the Sellers' 401(k) Plan.

               (p) Company Stockholders' Meeting. The Company shall use all reasonable efforts to call a meeting of the holders of the Company Voting Stock to be held as promptly as practicable after the date hereof, for the purpose of obtaining the Required Company Vote (the "Company Stockholders' Meeting") and shall use all reasonable efforts to hold such meeting. Subject to the accuracy of the representations and warranties of the Parent and the Buyer set forth in
Section 5, the Company will, through its Board of Directors, recommend to the holders of the Company Voting Stock approval of such matters. The Company hereby covenants that without the prior written consent of the Parent and the Buyer, prior to the vote of such holders on this Agreement, the Company Stockholders' Meeting shall not be adjourned, except pursuant to an order of a court of competent jurisdiction.

               (q) Certificates of Occupancy; Permits and Authorizations. Sellers shall use reasonable efforts to obtain for Buyer as soon possible after the date hereof an original or a true copy of the certificates of occupancy or such other similar permits or authorizations, if any, as are customarily issued in the applicable jurisdictions permitting the use and occupancy of each of the Acquired Assets which constitutes a fee simple interest in real property.

               (r) FIRPTA Certification. At Closing, the Company, Bridge Realty and any other Seller which will be conveying a real property interest to Buyer shall execute and deliver to Buyer an affidavit stating that none of such parties is a "foreign person" within the meaning of Section 1445 of the Code, and otherwise sufficient to exempt Buyer from the withholding requirements set forth therein.

               (s) Required Title Insurance Documents. At Closing, the Company, Bridge Realty and any other Seller which will be conveying a real property interest to Buyer shall execute, acknowledge and deliver such instruments and documents as may reasonably be required by the title insurance company (the "Title Company") selected by Buyer to issue owner's title insurance policies (in the forms set forth in the next succeeding sentence) insuring the Acquired Assets which constitute fee simple real property against all title defects or encumbrances other than the Permitted Encumbrances, or as may be required to effectuate the transactions contemplated hereunder, including but not limited to such title affidavits, indemnities and proofs as may be required by the Title Company to eliminate exceptions for unfiled mechanics' or materialmen's liens, for the insolvency of Sellers, for the occupancy of any party other than the tenant under that certain Commercial Lease dated as of June 9, 1983 (the "Bronx Space Lease"), between Bridge Realty, as lessor, and Kenney Drapery Associates, Inc., as lessee (as tenant only) and to enable the Title Company to insure the "gap" between the Closing Date and recordation of the deeds. The owner's title insurance policies shall be written on the following forms: (i) with respect to the fee simple real property assets situated in North


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Carolina, the title insurance policy shall be written on ALTA Form 1970 (or on a later form endorsed to delete the exclusions from coverage relating to creditors' rights, environmental matters and waiver of arbitration, to the extent allowable under state law or regulation governing the title insurance industry), and (ii) with respect to the fee simple real property assets situated in New York and Connecticut, the title insurance policy shall be written on ALTA Form 1992. The Sellers shall deliver originals or certified copies of any resolutions, partnership agreements, trust indentures, agency agreements, powers of attorney, consents and other documentation, and shall execute such affidavits and indemnities, as may be reasonably required by the Title Company, with respect to the authority of the Sellers or of the Person(s) signing on behalf of the Sellers, to enable the Sellers to deliver the state of title to the Acquired Assets constituting real property and interests therein that is required hereunder.

               7. Covenants of the Parent and the Buyer. The Parent and the Buyer jointly and severally covenant and agree as follows:

               (a) Parent Shareholder Meeting. The Parent shall use all reasonable efforts to call a meeting of its shareholders to be held as promptly as practicable after the date hereof, for the purpose of voting upon the matters set forth in Section 5(c) and obtaining the Required Parent Vote and shall use all reasonable efforts to hold such meeting. Subject to the accuracy of the representations and warranties of the Sellers set forth in Section 4, the Parent will, through a unanimous resolution of its board of directors, recommend to its shareholders approval of such matters.

               (b) Parent's Efforts to Obtain Financing. Subject to the rules of the LSE and the terms and conditions of the Parent Loan Stock and the Underwriting Agreement, the Parent shall use all reasonable efforts to cause the conditions set forth in Sections 3(a)(vi) and 3(a)(vii) to be satisfied as promptly as practicable.

               (c) Supplemental Information. The Buyer and the Parent shall keep the Company apprised of the status of, and events relating to the meeting of the Parent's shareholders and the Parent's efforts to obtain financing, and without limiting the generality of the foregoing, the Parent shall promptly notify the Company of the satisfaction of the conditions set forth in Sections 3(a)(vi) and 3(a)(vii) and, in reasonable detail, of the occurrence of any event (or non-occurrence of a required event) that could reasonably be expected to prevent or materially impair the Parent's efforts to obtain the Required Parent Vote or to satisfy the conditions set forth in Sections 3(a)(vi) and 3(a)(vii) or otherwise to consummate the transactions contemplated hereby. The Parent shall deliver to the Company, promptly following the filing or mailing to shareholders thereof, a copy of each circular and other public document relating to the Required Parent Vote or the Parent's efforts to obtain financing as herein contemplated.

               (d) Conduct of the Parent and the Buyer. Neither the Parent nor the Buyer shall authorize, recommend, announce, propose or agree to take any action which would (i) make any representation or warranty of the Parent or the Buyer in this Agreement that is qualified as to materiality untrue or incorrect,
(ii) make any representation or warranty of the Parent or the Buyer in this Agreement that is not so qualified untrue or incorrect in any material respect or (iii) result in any of the conditions to the Closing set forth in Section 3 not being satisfied.


                                     C-40



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               (e) Confidentiality; No Solicitation. From and after the date hereof until the Closing Date and, in the event this Agreement is terminated pursuant to Section 14, from and after the date of such termination, the provisions of the Confidentiality Agreement shall remain in full force and effect in accordance with the terms thereof (including the termination provisions thereof) and the Parent hereby confirms its agreement to be bound thereby and to comply therewith.

               (f) Connecticut Certification. The Buyer shall serve as the "certifying party" and shall make such filings and certifications with respect to the real property located on Callendar Road in Watertown, in the State of Connecticut and included in the Acquired Assets as are required to be made by the "certifying party" under or pursuant to the Connecticut Hazardous Waste Establishment Transfer Act (the "Connecticut Act") with respect to the transfer of such real property to the Buyer at the Closing. The Sellers shall make such filings with respect to the real property located on North Main Street in Winsted, in the State of Connecticut and included in the Acquired Assets (the "Winsted Property") as are required of the transfer or to be made under or pursuant to the Connecticut Act with respect to the transfer of such real property to the Buyer at the Closing. The Sellers have determined that a Form 1 is appropriate under the Connecticut Act and shall file a Form 1 with the State of Connecticut with respect to the Winsted Property.

               (g)    Environmental Matters.

               (i) The Buyer shall not initiate nor shall it conduct any assessment or investigation, including the collection of samples, undertake any correction or remediation, or install any pollution control device, including all activities relating to the foregoing, related to any Environmental Law, Contaminant or Release or otherwise relating to the environment ("Environmental Measures"), for which it intends to seek indemnification from the Sellers pursuant to this Agreement, and notwithstanding Section 11(b) hereof, the Sellers shall not be required to indemnify the Buyer (under any provision of this Agreement) for such Environmental Measures, unless (i) the Buyer is under a legal obligation to undertake such Environmental Measure pursuant to a written claim, demand or request by, or a written requirement imposed by, a Governmental Entity or other person or entity or (ii) after consultation with United States environmental counsel, the Buyer reasonably determines that it is required to undertake such Environmental Measure in order to comply with Environmental Law.

               (ii) After the Closing, the Buyer shall, except for the Excluded Liabilities and except for the Buyer's right to be indemnified by the Sellers pursuant to Section 11(b), be solely responsible and liable for any Environmental Measures in connection with the Acquired Business and Acquired Assets required of the Buyer after the Closing Date.

               (iii) Except for the Buyer's right to be indemnified by the Sellers pursuant to Section 11(b) and except for claims of fraud committed by any of the Sellers against the Buyer or the Parent, the Buyer and the Parent jointly and severally agree to release and forever discharge and covenant not to sue (except as otherwise contemplated by Section 26(b) hereof) the Sellers and their respective affiliates, officers, directors, employees, and agents from any Losses arising from or related to any claim against the Sellers or their respective affiliates, officers, directors, employees or agents with respect to any Environmental Law, Contaminant or


                                     C-41



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Release or otherwise relating to the environment in connection with the Acquired
Business and the Acquired Assets.

               (iv) The Buyer shall provide to the Sellers, including their respective environmental consultants, at Sellers' expense, prior to submission to a Governmental Entity or other person, copies of any documents to be so submitted, so long as such documents relate to an Environmental Measure for which the Buyer has asserted or intends to assert a claim of indemnification pursuant to Section 11(b). The Buyer, including its respective environmental consultants, shall notify the Sellers, orally or in writing at least five (5) business days prior to conducting any environmental assessment or remediation activity at any of the facilities comprising part of the Acquired Assets, including field work or sampling, for which the Buyer has asserted or intends to assert a claim of indemnification pursuant to Section 11(b). At the written request of any Seller, or its environmental consultant, the Buyer, including its environmental consultant, shall allow split or duplicate samples to be taken by the requesting Seller or its authorized representative, at the cost of such Seller, of any samples collected by or on behalf of the Buyer, including its environmental consultants, regarding any Environmental Measures for which the Buyer has asserted or intends to assert a claim of indemnification pursuant to
Section 11(b). Any Seller, and its environmental consultants, shall be allowed to conduct its own independent sampling at its expense at any of the facilities comprising part of the Acquired Assets, upon giving notice to the Buyer, in writing at least five (5) business days prior to conducting such sampling, as long as such sampling relates to any Environmental Measure for which the Buyer seeks indemnification and such sampling does not interfere with the operations of the Buyer.

               (v) The Buyer agrees that any Environmental Measures undertaken by it for which it will seek indemnification shall be conducted through cost-effective and cost-reasonable means, taking into consideration, where applicable, reasonably available site specific data and the best estimates of the risk to the extent feasible and scientifically appropriate.

               (h) Certain Accounts Receivable. The Buyer shall promptly pay to the Company all amounts, if any, received by the Buyer prior to the second anniversary of the Closing Date from account debtors with respect to any accounts receivable of the Acquired Business at the Closing Date specified in item 2(iv) (relating to receivables subject to insolvency, bankruptcy, reorganization or similar proceedings) under the heading "Receivables" on
Schedule 2(c)(i) for which a bad debt reserve of 100% was deducted in calculating Closing Working Capital.

               8. Mutual Covenants. Each of the Sellers, the Parent and the Buyer covenants and agrees as follows:

               (a) All Reasonable Efforts. Subject to the terms and conditions of this Agreement, each party will use all reasonable efforts to cause to be satisfied the conditions to the obligations of the other parties to effect the Closing. The covenant contained in this Section 8(a) shall continue after the Scheduled Closing Date.

               (b) Cooperation. The Buyer and the Sellers shall cooperate and shall cause their officers, employees, agents, auditors and representatives to cooperate with each other during the period prior to the Closing (in order to effect the Closing) and for a period of 180


                                     C-42


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days after the Closing to ensure the orderly transition of the Acquired Assets from the Sellers to the Buyer and to minimize any disruption to the respective businesses of the Sellers and the Buyer that might result from the transactions contemplated hereby. If so requested by the Buyer, the Sellers will negotiate in good faith with the Buyer a transition services agreement contemplating the provision by the Sellers to the Buyer for a reasonable period of time following the Closing Date services historically provided by the Sellers to the Acquired Business. None of the Sellers or the Buyer shall be required by this Section 8(b) to take any action that would unreasonably interfere with the conduct of its business.

               (c) Publicity. The Sellers and the Buyer agree that, from the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued by either party without the prior consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may, in the opinion of counsel to the disclosing party, be required by applicable law, whether domestic or foreign, or the rules or regulations of any United States or foreign securities exchange, or in connection with the Parent's efforts contemplated by Section 7(b) in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance. In furtherance of the foregoing, the parties agree that the Company will promptly following the execution and delivery of this Agreement issue a press release in substantially the form heretofore approved by the Buyer.

               (d) Antitrust Notification; Other Filings. (i) The Parent will as promptly as practicable, but in no event later than two business days following the execution and delivery of this Agreement, file with the Antitrust Division of the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "DOJ") the notification and report form, if any, required for the transactions contemplated hereby and, subject to Section 14(a)(iii), any supplemental information requested in connection therewith pursuant to the HSR Act. Any such notification and report form and supplemental information will be in substantial compliance with the requirements of the HSR Act. Each of the Sellers, the Buyer and the Parent shall furnish to the others such necessary information and assistance as the others may reasonably request in connection with the preparation of any filing or submission which is necessary under the HSR Act. The Company and the Parent shall keep each other apprised of the status of any communications with, and inquiries or requests for additional information from, the FTC and the DOJ and, subject to Section 14(a)(iii), shall comply promptly with any such inquiry or request. Each of the Company and the Parent will use all reasonable efforts to obtain any clearance required under the HSR Act for the purchase and sale of the Acquired Business; provided, however, that such reasonable efforts obligation shall not require the Parent, the Buyer or any of the Sellers to restructure any of the transactions contemplated by, or to divest any of its assets or, in the case of the Parent and the Buyer, any of the assets to be acquired pursuant to, this Agreement.

                      (ii) The Sellers and the Buyer each shall cooperate with each other and use all reasonable efforts to prepare and file as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as practicable all permits, consents, approvals and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement. Subject to applicable laws relating to the


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exchange of information, the Buyer shall have the right to review in advance, and to the extent practicable the Sellers will consult the Buyer on, all the information relating to the Acquired Business that appears in any filing made by the Sellers with, or written materials submitted by the Sellers to, any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, the Buyer shall act reasonably and as promptly as practicable.

                      (iii) The Sellers, the Buyer and the Parent each shall, upon request by any other, promptly furnish the others with all information concerning itself, its subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary in connection with the Financing or with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of the Sellers, the Buyer, the Parent, or any of their respective subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement.

                      (iv) The Sellers, the Buyer and the Parent each shall keep the others apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the others with copies of notices or other communications received by the Sellers, the Buyer and the Parent, as the case may be, from any third party (other than such party's legal counsel or other advisors or consultants) and/or any Governmental Entity with respect to the transactions contemplated by this Agreement.

               (e) Records. (i) On the Closing Date, the Sellers shall deliver or cause to be delivered to the Buyer all of the Sellers' original agreements, documents, books, records and files relating to the Acquired Business (collectively, "Records"), subject to the following exceptions:

                                    The Buyer recognizes that certain Records
               may contain incidental information relating to the Sellers or may relate primarily to Excluded Assets and/or Excluded Liabilities, and that the Sellers may retain such Records and shall provide copies of the relevant portions thereof to the Buyer;

                                    The Sellers may retain all Records relating
               to the sale of the Acquired Assets, including bids received from other parties and analyses relating to the Acquired Business;

                                    The Sellers may retain any Tax Returns and
               any files and records relating thereto (including without limitation payroll records and paid invoices). The Buyer shall be provided with copies of such Tax Returns, files and records only to the extent that they relate to the Acquired Business or the Acquired Assets or the Buyer's obligations under this Agreement. The Sellers shall not dispose of or destroy such records without first offering to turn over possession thereof (to the extent relating to the Acquired Business or the Acquired Assets or the Buyer's obligations under this Agreement) to the Buyer (at the Buyer's expense) by written notice to the Buyer at least 30 days prior to the proposed date of such disposition or destruction;


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                                    The Sellers may retain their respective
               corporate record books and stock records containing their certificates of incorporation, bylaws, minutes of the meetings of the board(s) of directors and stockholders, and similar corporate governance documents; and

                                    The Sellers may retain all records
               exclusively relating to, or that themselves are, Excluded Assets. The Sellers shall not dispose of or destroy such records without first offering to turn over possession thereof (to the extent relating to the Buyer's obligations under this Agreement) to the Buyer (at the Buyer's expense) by written notice to the Buyer at least 30 days prior to the proposed date of such disposition or destruction.

                      (ii) The Buyer shall not dispose of or destroy any Records delivered to the Buyer pursuant to this Section 8(e) or Section 9(c) without first offering to turn over possession thereof to the Company (at the Company's expense) by written notice to the Company at least 30 days prior to the proposed date of such disposition or destruction.

                      (iii) After the Closing, upon reasonable written notice, the Buyer and the Sellers agree to furnish or cause to be furnished to each other and their representatives, employees, counsel and accountants reasonable access, during normal business hours, to such information and Records pertinent to the Acquired Business and assistance (relating to the Acquired Business) as is reasonably necessary for financial reporting, benefits administration and accounting matters, the preparation and filing of any Tax Returns or other filings required to be made with any Governmental Entity or the defense of any Tax claim or assessment or other claim; provided, however, that such access does not unreasonably disrupt the normal operations of the Sellers, the Buyer or the Acquired Business.

               9.     Employee and Related Matters.

               (a) Employment Offers; Continuation of Comparable Benefit Plans. The Buyer and the Sellers agree that all employees of the Acquired Business who are listed on Schedule 9(a) (as updated by the Buyer on the Closing Date) ("Continued Employees") employed on the Closing Date shall be offered employment with the Buyer. The Buyer shall establish and maintain, for a period of at least one year from and after the Closing, employee compensation and employee benefit plans or arrangements (including severance, medical and flexible spending plans and policies, but excluding the Sellers' defined benefit pension plans) that will provide benefits to the Continued Employees that, in the aggregate, are no less favorable than those provided pursuant to the employee compensation and employee benefit plans and arrangements in effect on the date hereof as disclosed on Schedule 4(o)(i). Continued Employees shall receive credit for all service with the Sellers and their affiliates for purposes of eligibility and level or amount of benefits under all of such employee compensation and employee benefit plans and arrangements, and Continued Employees and their dependents shall not be subject to any restrictions or limitations relating to pre-existing medical conditions as a result of the purchase by the Buyer of the Acquired Business. Without limiting the generality of the foregoing, the Buyer shall pay to any Continued Employee terminated by the Buyer prior to the end of such one year period the amount to which such Continued Employee would be entitled under the severance plans and policies disclosed on Schedule 4(o)(i).


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               (b) 401(k) Plan. Effective as of the Closing, the Buyer shall have in effect a profit-sharing plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the "Buyer's 401(k) Plan") that will provide benefits (including the availability of participant loans) to Continued Employees substantially identical in all material respects (except for investment options and such changes as may be required by law) to those provided by the Sellers' 401(k) Plan as of the date hereof. Each Continued Employee participating in the Sellers' 401(k) Plan as of the Closing shall become a participant in the Buyer's 401(k) Plan as of the Closing. Continued Employees shall receive credit for all service with the Sellers and their affiliates for purposes of eligibility and vesting under the Buyer's 401(k) Plan. As soon as practicable after the Closing, Sellers shall cause to be transferred from Sellers' 401(k) Plan to Buyer's 401(k) Plan an amount in cash and notes representing participant loan balances (or such assets as are approved by Buyer; which approval shall not be unreasonably withheld) equal to the then account balances of the Continued Employees (including investment gains and losses to the time of transfer). Such amounts shall be credited to the appropriate accounts of the Continued Employees under the Buyer's 401(k) Plan upon receipt.

               (c) Employee Withholding and Reporting. Promptly after the Closing, the Sellers shall transfer to the Buyer any records or copies of such records (including, but not limited to, Forms W-4 and Employee Withholding Allowance Certificates) relating to withholding and payment of income and employment taxes (federal, state and local) and FICA taxes with respect to wages paid by the Sellers during the 1997 calendar year to any Continued Employees. The Buyer shall, to the extent permitted by applicable law, provide all such employees with properly completed Forms W-2, Wage and Tax Statements for the 1997 calendar year setting forth the wages and taxes withheld with respect to such employees for the 1997 calendar year by the Sellers and the Buyer as predecessor and successor employers, respectively. The Buyer and the Sellers shall also comply with the filing requirements set forth in Revenue Procedure 84-77, 1984-2 C.B. 753, to implement this Section 9(c). If the Buyer shall determine that it is not permitted by applicable law to provide such Forms W-2, the Buyer shall so inform the Sellers and shall return such records to the Sellers not later than thirty days prior to the time that the Sellers are required to provide such employees with such Forms W-2.

               (d) No Right of Employment. Nothing in this Section 9, express or implied, is intended to confer or shall confer upon any of the Sellers' employees, former employees or any Continued Employee any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, including, without limitation, any rights of employment.

               10. Further Assurances. From time to time before or after the Closing, as and when requested by the Buyer or the Company (the "requesting party"), the Company or the Buyer, as the case may be (the "other party") shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as the requesting party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement; provided, however, that if such execution and delivery or further or other actions is not necessary properly to consummate such transactions, then the requesting party shall reimburse the other party for its reasonable out-of-pocket expenses incurred in connection therewith.

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               11. Indemnification. (a) (i) Tax Indemnification. The Sellers
shall be jointly and severally liable for and shall pay and indemnify the Buyer and its affiliates and each of their respective officers, directors, employees and agents and hold them harmless from (1) all Taxes constituting Excluded Liabilities (whether assessed or unassessed) applicable to the Acquired Business or the Acquired Assets, in each case attributable to taxable years or periods ending at the time of or prior to the close of the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending at the close of the Closing Date, and (2) all liability for reasonable legal fees and expenses attributable to any item in clause (1) above. The Buyer shall be liable for and shall pay and shall indemnify the Sellers, their affiliates and each of their respective officers, directors, employees and agents from (x) all Taxes (whether assessed or unassessed) applicable to the Acquired Business or the Acquired Assets, in each case attributable to taxable years or periods beginning after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date and (y) all liability for reasonable legal fees and expenses attributable to any item in clause (x) above. For purposes of this Agreement, any Straddle Period shall be treated on a "closing of the books" basis as two partial periods, one ending at the close of the Closing Date and the other beginning after the Closing Date; provided, however, that Taxes (such as property Taxes) imposed on a periodic basis shall be allocated pro rata on a daily basis in accordance with the principles under Section 164(d) of the Code. "Straddle Period" means any taxable year or period beginning before and ending after the Closing Date.

                      (ii) Notwithstanding paragraph (i), any sales Tax, use Tax, real property transfer or gains Tax, documentary stamp Tax or similar Tax attributable to the sale or transfer of the Acquired Business or the Acquired Assets shall be paid by the Buyer. The Buyer and the Sellers agree timely to sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns with respect to, such Taxes.

                      (iii) The Sellers or the Buyer, as the case may be, shall provide prompt reimbursement for any Tax paid by one party all or a portion of which is the responsibility of the other party in accordance with the terms of this Section 11(a). Within a reasonable time prior to the payment of any said Tax, the party intending to pay such Tax shall give notice to the other party of the Tax payable and the portion which is the liability of each party, although failure to do so will not relieve the other party from its liability hereunder, unless and to the extent that the failure to give timely notice to such party shall have prejudiced such party's right or ability to contest the amount of Tax due or such party's responsibility therefor. Notwithstanding the foregoing, the Sellers (or the Buyer, as the case may be) shall not pay any portion of any Tax which is the responsibility of the other party without the consent of such other party, which consent may not be unreasonably withheld, unless the payment of such Tax is required pursuant to a demand for payment issued by a Tax authority and may not be contested prior to the payment thereof. If such a Tax is paid in contravention of the preceding sentence, such Tax will not be subject to reimbursement pursuant to this Section 11(a) if the payment of such Tax shall have prejudiced the other party's right or ability to contest the amount of Tax due and obtain refund thereof or such party's responsibility therefor or if the other party has not been given reasonable notice prior to such payment. If a Tax is paid by the Sellers (or the Buyer) and reimbursed by the other party and the other party wishes to seek a refund of such Tax, the Sellers (or the Buyer) will cooperate with such other party to allow such other party to seek a refund of such Tax.

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                      (iv) The Buyer (or the Sellers, as the case may be) shall
promptly notify the Sellers (or the Buyer, as the case may be) in writing, upon receipt by the Buyer (or the Sellers, as the case may be) or any of its (or their) affiliates of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments which may affect the Tax liabilities for which the Sellers (or the Buyer, as the case may be) would be required to indemnify the Buyer (or the Sellers, as the case may be) pursuant to paragraph (i) of this Section 11(a), although failure to do so will not relieve the Sellers (or the Buyer, as the case may be) from their liability hereunder , unless and to the extent that such failure shall have prejudiced the Sellers' (or the Buyer's, as the case may be) right or ability to defend against or otherwise contest such claim, the amount of Tax due or the Sellers' (or the Buyer's, as the case may be) responsibility therefor. If there is a Tax audit or administrative or court proceeding for which indemnity will be sought hereunder, the indemnifying party will be entitled to participate in such audit or administrative or court proceeding and, if it so chooses, assume the control of the portion of such audit or administrative or court proceeding related to the Tax for which indemnity is sought, with counsel or other representatives selected by the indemnifying party and reasonably satisfactory to the indemnified party. Should the indemnifying party so elect to assume the control of the relevant portion of such Tax audit or administrative or court proceeding, the indemnifying party will not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with such audit or administrative or court proceeding. If the indemnifying party assumes such control, the indemnified party shall have the right to participate in the audit or administrative or court proceeding and to employ counsel or other representatives, at its own expense, separate from the representatives employed by the indemnifying party, it being understood that the indemnifying party shall control the relevant portion of such audit or administrative or court proceeding. The indemnifying party shall be liable for the reasonable fees and expenses of the counsel or other representative employed by the indemnified party for any period during which the indemnifying party has not assumed the control thereof (other than during any period in which the indemnified party shall have failed to give notice of the claim as provided above). If the indemnifying party chooses to control the relevant portion of such audit or administrative or court proceeding, all the parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information which are reasonably relevant to such claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party shall have assumed the control of a claim, the indemnified party shall not settle any Tax claim for any taxable year or period which may be the subject of indemnification under paragraph (i) of this
Section 11(a) without the prior written consent of the indemnifying party, which consent may not be unreasonably withheld. The indemnifying party shall, if it deems it to be advisable, be entitled to pay the Tax directly to the taxing authority rather than reimburse the indemnified party.

                      (v) After the Closing, each of the Sellers, the Buyer and the Parent shall:

                             (i) at the requesting party's cost and expense,
                      assist to the extent reasonably requested the other parties in preparing any Tax Returns which such other parties are responsible for preparing and filing;

                             (ii) at the requesting party's cost and expense, to
                      the extent reasonably requested by the Sellers or the Buyer cooperate in preparing

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



                      for any audits of, or disputes with taxing authorities regarding, any Tax Returns relating to the Acquired Business or the Acquired Assets;

                             (iii) make available to the other parties and to
                      any taxing authority as reasonably requested all information, records, and documents relating to Taxes relating to the Acquired Business or the Acquired Assets;

                             (iv) provide timely notice to the other parties in
                      writing of any pending or threatened Tax audits or assessments relating to the Acquired Business or the Acquired Assets for taxable periods for which the other parties may have a liability under this Section 11(a); and

                             (v) furnish the other parties with copies of all
                      correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period for which the other may have indemnification liability under this Section 11(a).

               (b) Other Indemnification by the Sellers. The Sellers jointly and severally agree to indemnify the Buyer, its affiliates and each of their respective officers, directors, employees and agents (collectively, the "Buyer Indemnified Parties") and hold them harmless from any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) (collectively, "Loss")suffered or incurred by any such Buyer Indemnified Party (other than any relating to Taxes for which the exclusive indemnification provisions are set forth in paragraph (a) of this Section 11) to the extent arising from:

                      (i) any breach of any representation or warranty of the
               Sellers contained in this Agreement or in any Schedule, certificate, instrument or other document delivered pursuant hereto or in connection herewith or any breach of any representation or warranty of Noel contained in the Noel Agreement (regardless of whether any such breach is related to any Assumed Liability); provided that, for purposes of determining the occurrence of a breach of any representation or warranty of the Sellers or Noel in connection with any claim made for indemnification under this Section 11(b), as well as for determining the amount of any Losses arising therefrom, the materiality qualifiers (including without limitation the "material adverse change", "material adverse effect" and "material" qualifiers) shall be disregarded; provided further that the Sellers shall have no obligation under this clause (i) with respect to any breach by the Sellers of Section 4(p) after the date of this Agreement and prior to the Closing Date to the extent that the Sellers have given written notice specifying the details of such breach to the Buyer at least one business day prior to the Closing Date;

                      (ii) any breach of any covenant or agreement of the
               Sellers contained in this Agreement, whether requiring performance before or after the Closing Date;

                      (iii) any Assumed Liabilities referred to in Sections
               1(c)(ii)(x),(y) or (z), 1(c)(iii) or 1(c)(iv); or

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                      (iv) any Excluded Liabilities;

provided, however, that the Sellers shall not have any liability under clauses
(i), (ii) and (iii) above unless the aggregate of all Losses relating thereto for which the Sellers would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to $200,000 (it being understood and agreed that the Sellers shall be liable from the first dollar of such Losses in the event that the aggregate of such Losses exceeds such amount); provided further, however, that the Sellers shall not have any liability under clauses (i), (ii) and (iii) above for any individual items where the Loss relating thereto is less than $20,000 (which individual items shall not be included in determining whether the aggregate amount of Losses exceeds the amount set forth in the next preceding proviso); and provided further, however, that the aggregate amount required to be paid by the Sellers pursuant to Section 11(b)(i), (ii) and (iii) (including any fees and expenses of counsel and any other amounts payable pursuant to Section 11(f) or otherwise relating to Section 11(b)(i),(ii) or
(iii)) shall not exceed $3,000,000. The Buyer acknowledges and agrees that, from and after the Closing, its sole and exclusive remedy for monetary damages with respect to any and all claims relating to the subject matter of this Agreement (other than claims of fraud committed by any of the Sellers against the Buyer or the Parent) shall be pursuant to the indemnification provisions set forth in this Section 11.

               (c) Other Indemnification by the Buyer. The Buyer and Parent, jointly and severally, shall indemnify the Sellers (and each of them), their affiliates and each of their respective officers, directors, employees and agents against and hold them harmless from any Loss suffered or incurred by any such indemnified party (other than any relating to Taxes for which the exclusive indemnification provisions are set forth in paragraph (a) of this Section 11) to the extent arising from:

                      (i) any breach of any representation or warranty of the
               Buyer or the Parent contained in this Agreement or in any Schedule, certificate, instrument or other document delivered pursuant hereto or in connection herewith; provided that, for purposes of determining the occurrence of a breach of any representation or warranty of the Buyer or the Parent in connection with any claim made for indemnification under this
               Section 11(c), as well as for determining the amount of any Losses arising therefrom, the materiality qualifiers (including without limitation "material adverse change", "material adverse effect" and "material" qualifiers) shall be disregarded;

                      (ii) any breach of any covenant or agreement of the Buyer
               contained in this Agreement, whether requiring performance before or after the Closing Date;

                          (iii) any Assumed Liabilities (but only to the extent
               the Sellers are not obligated to indemnify the Buyer Indemnified Parties against such Assumed Liabilities pursuant to Section 11(b)(iii));

provided, however, that the indemnification baskets and cap from Section 11(b) shall apply to the Buyer's indemnification obligations under Section 11(c)(i) or
(ii). Each of the Sellers acknowledges and agrees that, from and after the Closing, its sole and exclusive remedy for monetary damages with respect to any and all claims relating to the subject matter of this

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Agreement (other than claims of fraud committed by the Buyer against the
Sellers) shall be pursuant to the Indemnification provisions set forth in this
Section 11.

               (d) Losses Net of Insurance, etc. The amount of any Loss or Tax for which indemnification is provided under this Section 11 shall be net of (i) any amounts actually recovered by the indemnified party under insurance policies with respect to such Loss or Tax and (ii) the amount of any adjustment to the Purchase Price pursuant to Section 2(c) resulting from such Loss or Tax or from the facts or circumstances underlying, resulting in or giving rise to such Loss or Tax. Any indemnity payment under this Agreement shall be treated as an adjustment to the Adjusted Purchase Price, for Tax purposes, unless either party determines in good faith that such reporting position is incorrect.

               (e) Termination of Indemnification. The obligations to indemnify and hold harmless a party hereto, (i) pursuant to Section 11(a), shall terminate at the time the applicable statutes of limitations with respect to the Tax liabilities in question expire (giving effect to any extension thereof); (ii) pursuant to Sections 11(b)(i), (ii) and (iii) and 11(c)(i) and (ii), shall terminate on the date that is two years after the Closing Date; and (iii) pursuant to Sections 11(b)(iv) and 11(c)(iii) shall not terminate; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified or the related party hereto shall have, before the expiration of the applicable period, previously made a claim by delivering a notice (stating in reasonable detail the basis of such claim) to the indemnifying party.

               (f) Procedures Relating to Indemnification (Other than under
Section 11(a)). In order for a party (the "indemnified party") to be entitled to any indemnification provided for under this Agreement (other than under Section 11(a)) in respect of, arising out of or involving a claim or demand made by any person, firm, Governmental Entity or corporation against the indemnified party (a "Third Party Claim"), such indemnified party must notify the indemnifying party in writing, and in reasonable detail, of the Third Party Claim within 10 business days after receipt by such indemnified party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure. Thereafter, the indemnified party shall deliver to the indemnifying party, within five business days after the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

               If a Third Party Claim is made against an indemnified party, the indemnifying party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party will not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The assumption of such defense by the indemnifying party shall not affect the limitations on the indemnifying party's liability set forth in Section 11(b) or (c), as the

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case may be. The indemnifying party shall be liable for the reasonable fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof (other than during any period in which the indemnified party shall have failed to give notice of the Third Party Claim as provided above). If the indemnifying party chooses to defend or prosecute any Third Party Claim, all the parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party's prior written consent (which consent shall not be unreasonably withheld).

               (g) Payment by Sellers. All payments, if any, required to be made by the Sellers under this Section 11: (i) with respect to any Excluded Liabilities shall, at the option of the Buyer, be made either directly by the Sellers to the applicable Buyer Indemnified Party or by the Escrow Agent to such Buyer Indemnified Party out of the proceeds of the Escrow, in the manner set forth in the Escrow Agreement or (ii) other than with respect to any Excluded Liabilities shall be made by the Escrow Agent to the applicable Buyer Indemnified Party out of the proceeds of the Escrow, in the manner set forth in the Escrow Agreement (it being understood and agreed that in the event such payments by the Escrow Agent pursuant to either clause (i) or (ii) exhaust the proceeds of the Escrow, the Sellers shall remain liable under this Section 11 for all amounts remaining due to the Buyer Indemnified Parties in excess of such proceeds, subject to any applicable limitations set forth in Section 11(b)).

               12. Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by the Buyer or the Sellers (other than by operation of law in connection with a merger, a sale of substantially all the assets, or a liquidation of the Buyer or the Sellers) without the prior written consent of the other parties hereto (which consent shall not be unreasonably withheld); provided, however, that the Buyer may upon notice to the Company not less than five business days prior to the Closing assign its right to purchase all or any portion of the Acquired Assets hereunder to one or more subsidiaries or affiliates of the Buyer without the prior written consent of the Sellers and, following the Closing Date, may freely dispose of the Acquired Business; provided further, however, that no assignment shall limit or affect the assignor's obligations hereunder.

               13. No Third-Party Beneficiaries. Except as provided for indemnified parties in Section 11, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person or entity, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

               14. Termination. (a) Anything contained herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

                      (i) by mutual written consent of the Company and the
               Parent;

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                      (ii) by the Sellers if (x) any of the conditions set forth in Section 3(b) hereof shall have become incapable of fulfillment, and shall not have been waived by the Sellers in their sole and absolute discretion or (y) either of the conditions set forth in Section 3(a)(vi) or 3(a)(vii) hereof shall have become incapable of fulfillment, and shall not have been waived by the Buyer in its sole and absolute discretion, provided that in the case of both clauses (x) and (y) above, such condition shall not have become incapable of fulfillment as a result of any breach by any Seller of any of its respective representations, warranties or agreements under this Agreement;

                      (iii) by the Buyer if (x) any of the conditions set forth
               in Section 3(a) hereof shall have become incapable of fulfillment, and shall not have been waived by the Buyer in its sole and absolute discretion, provided that such condition shall not have become incapable of fulfillment as a result of any breach by the Parent or the Buyer of any of its respective representations, warranties or agreements under this Agreement or
               (y) the Parent or the Buyer shall have received notice under the HSR Act that the FTC or the DOJ has formally extended the applicable waiting period under the HSR Act by requesting additional information concerning the purchase and sale of the Acquired Business or any related transaction of the Parent or the Buyer; provided, however, that the Buyer's right to terminate this Agreement under this clause (y) shall terminate if unexercised at or prior to the close of business on the 30th business day after such notice is so received; or

                      (iv) by either party hereto, if the Closing does not occur on or prior to March 31, 1997;

provided, however, that the party seeking termination pursuant to clause (ii) or
(iii) is not in material breach of any of its representations, warranties, covenants and agreements contained in this Agreement.

               (b) In the event of termination by the Sellers or the Buyer pursuant to this Section 14, written notice thereof shall forthwith be given to the other parties and the transactions contemplated by this Agreement shall be terminated, without further action by either party.

               (c) If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 14, this Agreement shall become void and of no further force and effect, except for the provisions of (i) Section 7(e) relating to confidentiality and non-solicitation,
(ii) Section 8(c) relating to publicity, (iii) this Section 14, (iv) Section 16 relating to expenses, (v) Section 23 relating to finder's fees and broker's fees and (vi) Sections 17, 19, 20, 25 and 26, relating to arbitration, notices, interpretation, consent to jurisdiction and governing law, respectively. Nothing in this Section 14 shall be deemed to impair the right of either party to compel specific performance by the other party of its obligations under this Agreement.

               15. Survival of Representations. The representations and warranties in this Agreement and in any other document delivered in connection herewith shall survive the

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Closing solely for purposes of Sections 11(b) and 11(c) of this Agreement and shall terminate at the close of business two years following the Closing Date.

               16. Expenses. (a) Subject to the proviso to Section 10, to
Section 11(a)(ii) and to paragraphs (b) and (c) of this Section 16, whether or not the transactions contemplated hereby are consummated, each party hereto shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby (including, in the case of the Parent and the Buyer, the payment by the Parent of its $45,000 filing fee under the HSR Act), except that the Company shall pay all filing, printing and mailing fees and expenses relating to the filing, printing and dissemination of the Proxy Statement and any information agent and similar fees incurred by the Sellers relating to the transactions contemplated hereby.

               (b) If (i) this Agreement is terminated as a result of a breach by any Seller of any of its respective representations, warranties or agreements under this Agreement and (ii) the Parent and the Buyer are not in material breach of their representations, warranties and agreements under this Agreement, then the Company shall (notwithstanding paragraph (a) of this Section 16), on the date of such termination, pay to the Buyer the cash amount necessary to permit the Buyer fully to reimburse the Parent and its affiliates for all actual out-of-pocket fees and expenses incurred by any of them or on their behalf in connection with the preparation of this Agreement and the transactions contemplated by this Agreement (including the Financing and any currency or interest rate hedging activities in connection with the transactions contemplated hereby), including all fees and expenses of counsel, investment banking firms, accountants, experts and consultants to the Parent or any of its affiliates and all fees and expenses payable to banks, investment banking firms and other financial institutions and their respective counsel, accountants and agents in connection with arranging or providing financing; provided, however, that the aggregate amount payable by the Company pursuant to this paragraph (b) shall not exceed $250,000.

               (c) If (i) this Agreement is terminated as a result of a breach by the Parent or the Buyer of any of its respective representations, warranties or agreements under this Agreement and (ii) the Sellers are not in material breach of their representations, warranties and agreements under this Agreement, then the Parent and the Buyer shall (notwithstanding paragraph (a) of this Section 16), on the date of such termination, pay to the Company the cash amount necessary to permit the Company fully to reimburse the Sellers for all actual out-of-pocket fees and expenses incurred by any of them or on their behalf in connection with the preparation of this Agreement and the transactions contemplated by this Agreement, including all fees and expenses of counsel, investment banking firms, accountants, experts and consultants to the Sellers; provided, however, that the aggregate amount payable by the Parent and the Buyer pursuant to this paragraph (c) shall not exceed $250,000.

               (d) The parties hereto acknowledge and agree that in the event of the termination of this Agreement, the parties' sole and exclusive remedy for monetary damages with respect to or arising out of this Agreement (other than claims of fraud committed by one party against another or claims relating to the intentional refusal by any party to effect the Closing as contemplated hereby upon satisfaction of the conditions to such party's obligations set forth in
Section 3) shall be pursuant to this Section 16.


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               17. Arbitration. (a) Subject to the provisions of Sections 2(c)
and 25, any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the transactions contemplated hereby, including without limitation, the interpretation hereof and any breach, termination or invalidity hereof, shall be settled exclusively and finally (i) through good faith negotiation of the parties for a period not in excess of 30 days and (ii) in the event such negotiations do not yield a settlement within such 30-day period, by arbitration (irrespective of the magnitude thereof, the amount in controversy or whether such matter would otherwise be considered justiciable or ripe by a court or arbitral tribunal).

               (b) The arbitration shall be conducted in accordance with the Arbitration Rules, except as those rules conflict with the provisions of this
Section 17, in which event the provisions of this Section 17 shall control.

               (c) The arbitral tribunal shall consist of three arbitrators chosen in accordance with the Arbitration Rules. The arbitration shall be conducted in New York City. Any submission of a matter for arbitration shall include joint written instructions of the parties requiring the arbitral tribunal to render a decision resolving the matters submitted within 60 days following the submission thereof.

               (d) Any decision or award of the arbitral tribunal shall be final and binding upon the parties to the arbitration proceeding. The parties agree that the arbitral award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be found and that a judgment upon the arbitral award may be entered in any court having jurisdiction thereof.

               (e) All out-of-pocket costs and expenses incurred by any party in connection with the resolution of any disagreement, dispute, controversy or claim pursuant to this Section 17, including, but not limited to, reasonable attorney's fees and disbursements, shall be borne by the party incurring the same; provided, however, that the arbitral tribunal shall have the discretion to declare any party as the "prevailing party" with respect to one or more of the issues that were the subject of the arbitration and to require the other parties to the arbitration to reimburse such "prevailing party" for some or all of its costs and expenses incurred in connection with such proceeding.

               (f) The costs of the arbitral tribunal shall be divided evenly between any parties thereto affiliated with the Sellers, on the one hand, and any parties thereto affiliated with the Buyer, on the other hand, unless there is a "prevailing party", in which case the arbitral tribunal may allocate more or all of such costs to the party thereto that is not the "prevailing party".

               (g) This Section 17 shall not prohibit or limit in any way any party from seeking or obtaining preliminary or interim injunctive or other equitable relief from a court for a breach or alleged breach of any of the covenants and agreements of another party contained in this Agreement.

               18. Amendments. No amendment to this Agreement shall be effective unless it shall be in writing and signed by all parties hereto.

               19. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by telecopy, or sent, postage prepaid, by registered, certified or express mail, or reputable overnight courier service and shall be deemed given when so delivered by hand or telecopied (but only if receipt thereof is acknowledged or if a confirming copy is delivered or sent within one business day thereafter by any other means of delivery permitted by this Section 19), or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

               (i)  if to the Parent or the Buyer,

                      Hicking Pentecost PLC
                      19 Stanwell Road
                      Penarth
                      Vale of Glamorgan
                      CF642EZ
                      United Kingdom
                      attention:  Ceri M. Jones
                      telecopy:  011 44 122 271 1666

                      with a copy to:

                      Sidley & Austin
                      875 Third Avenue
                      New York, New York  10022
                      attention:  Scott M. Freeman
                      telecopy:  (212) 906-2021

               (ii)  if to the Sellers,

                      Belding Heminway Company, Inc.
                      1430 Broadway
                      New York, New York  10018
                      attention:  Karen Brenner
                      telecopy:  (212) 593-6127

                      with a copy to:

                      Zimet, Haines, Friedman & Kaplan
                      460 Park Avenue
                      New York, New York 10022
                      attention:  Herbert M. Friedman
                      telecopy:  (212) 223-1151

or to such other address as shall be furnished in writing by such party; provided that any notice or communications changing any of the addresses set forth above shall be effective and deemed given only upon its receipt.

               20. Interpretation. The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents and index of defined terms to this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. For purposes of this Agreement, the term "including" shall be deemed to mean "including, without limitation" and the term "affiliate" or "affiliates" shall have the meaning specified in Rule 405 under the Securities Act of 1933, as amended. The parties hereto hereby agree that none of the Parent, the Buyer or any of their affiliates shall be or shall be deemed to be a "successor" to the Sellers or any of them for any purpose whatsoever and the only assets the Buyer shall acquire or be deemed to acquire hereunder and the only liabilities the Buyer shall assume or be deemed to assume hereunder shall be the Acquired Assets and the Assumed Liabilities, respectively.

               21. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

               22. Entire Agreement. This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter, including the Letter Agreement dated August 9, 1996 (the "Letter Agreement") between the Parent and the Company, which Letter Agreement the Parent and the Company are terminating concurrently herewith and which will be of no further force and effect.

               23. Fees. Each party hereto hereby represents and warrants that the only brokers or finders that have acted for such party in connection with this Agreement or the transactions contemplated hereby or that may be entitled to any brokerage fee, finder's fee or commission in respect thereof are Baring Brothers International Limited and Dillon, Read & Co. Inc. with respect to the Buyer and The Bridgeford Group with respect to the Sellers. The Buyer agrees to pay the fees or commissions payable by the Buyer to Baring Brothers International Limited and Dillon, Read & Co. Inc., in connection with the transactions contemplated hereby. The Company agrees to pay the fees or commissions payable by the Company to The Bridgeford Group, in connection with the transactions contemplated hereby. The Buyer agrees to indemnify the Sellers against, and to hold them harmless from, any claims for brokerage or similar commission or other compensation which may be made against the Sellers by any third party in connection with the transactions contemplated hereby, which claim is based upon such third party having acted as broker, finder, investment banker, or in any similar capacity on behalf of the Buyer or any of its affiliates. The Company agrees to indemnify the Buyer against, and to hold it harmless from, any claims for brokerage or similar commission or other compensation which may be made against the Buyer by any third party in connection with the transactions contemplated hereby, which claim is based upon such third party having acted as broker, finder, investment banker, or in any similar capacity on behalf of the Sellers or any of its affiliates.

               24. Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

               25. Consent to Jurisdiction. (a) To the extent permitted by applicable law, each of the Sellers, the Parent and the Buyer irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, solely for the purposes of seeking specific performance or enforcing an arbitral award arising out of this Agreement or any transaction contemplated hereby. To the extent permitted by applicable law, each of the Sellers, the Parent and the Buyer agrees to commence any such action, suit or proceeding relating thereto either in the United States District Court for the Southern District of New York or, if, for jurisdictional or other legal reasons, such suit, action or other proceeding may not be brought in such court, in the Supreme Court of the State of New York, New York County. To the extent permitted by applicable law, each of the Sellers, the Parent and the Buyer further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth above in this Section 25(a). To the extent permitted by applicable law, each of the Sellers, the Parent and the Buyer irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding described above in (a) the Supreme Court of the State of New York, New York County, or (b) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

               (b) Should any litigation be commenced in connection with the matters described in the preceding Section 25(a), the party prevailing shall be entitled, in addition to such other relief as may be granted, to a reasonable sum for such party's attorneys' fees and expenses determined by the court in such litigation or in a separate action brought for that purpose.

               26. Governing Law; Specific Performance. (a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

               (b) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

               IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

                                            BELDING HEMINWAY COMPANY, INC.



                                            By:___________________________
                                               Name:
                                               Title:

                                            THE BELDING THREAD GROUP, LLC



                                            By:___________________________
                                               Name:
                                               Title:

                                            DANFIELD THREADS, INC.



                                            By:___________________________
                                               Name:
                                               Title:

                                            CULVER INTERNATIONAL, INC.



                                            By:___________________________
                                               Name:
                                               Title:

                                            AMERICAN COLLARS, INC.



                                            By:___________________________
                                               Name:
                                               Title:

                                            THE BRIDGE REALTY COMPANY



                                            By:___________________________
                                               Name:
                                               Title:

                                            HP BELT ACQUISITION CORPORATION



                                            By:___________________________
                                               Name:
                                               Title:

                                            HICKING PENTECOST PLC



                                            By:___________________________
                                               Name:
                                               Title:

                             INDEX OF DEFINED TERMS


                                                                                 Section
                                                                                 -------

Acquired Assets.....................................................................1(a)
Acquired Business...................................................................1(a)
Acquisition Proposal................................................................6(d)
Adjusted Purchase Price..........................................................2(c)(i)
Allocation Schedule.................................................................1(f)
American Collars................................................................Recitals
Arbitration Rules...............................................................2(c)(ii)
Arbitrator......................................................................2(c)(ii)
Assumed Liabilities.................................................................1(c)
Aurora Equipment................................................................4(i)(ii)
Belding Thread Group............................................................Recitals
Belding Thread Limited..............................................................4(c)
Benefit Plans....................................................................4(o)(i)
BH License..........................................................................4(j)
Blumenthal..........................................................................1(a)
Bridge Realty...................................................................Recitals
Bronx Space Lease...................................................................6(s)
Buyer...........................................................................Recitals
Buyer Indemnified Parties..........................................................11(b)
Buyer Information...................................................................4(x)
Buyer's 401(k) Plan.................................................................9(b)
CDA............................................................................1(d)(iii)
CERCLA..............................................................................4(q)
CGL.................................................................................4(n)
Closing.............................................................................2(a)
Closing Date........................................................................2(a)
Closing Working Capital.............................................................2(c)
Code................................................................................1(f)
Companies Act.......................................................................5(c)
Company.........................................................................Recitals
Company Stockholders' Meeting.......................................................6(p)
Company Voting Stock................................................................4(b)
Connecticut Act.....................................................................7(f)
Confidentiality Agreement...........................................................6(i)
Contaminants........................................................................4(q)
Continued Employees.................................................................9(a)
Contracts...........................................................................4(k)
Corporate Headquarters..........................................................1(b)(iv)
Culver International............................................................Recitals
Current Assets...................................................................2(c)(i)
Current Liabilities..............................................................2(c)(i)
Danfield........................................................................Recitals
DOJ.................................................................................8(d)


                                                                                 Section
                                                                                 -------

Encumbrances........................................................................4(h)
Environmental Laws..................................................................4(q)
Environmental Measures..............................................................7(g)
ERISA............................................................................4(o)(i)
Escrow..........................................................................2(b)(ii)
Escrow Agreement................................................................2(b)(ii)
Exchange Act........................................................................4(b)
Excluded Assets.....................................................................1(b)
Excluded Liabilities................................................................1(d)
Fairness Opinion....................................................................4(u)
Financing...........................................................................5(d)
Financial Statements.............................................................4(d)(i)
FTC.................................................................................8(d)
GAAP............................................................................1(c)(ii)
Governmental Entities...............................................................4(b)
Governmental Permits.............................................................4(q)(v)
HSR Act.........................................................................3(a)(iv)
indemnified party..................................................................11(f)
Intellectual Property...............................................................4(j)
Interim Balance Sheet............................................................4(d)(i)
Interim Financial Statements.....................................................4(d)(i)
Investment Bank.....................................................................4(u)
IRCA...........................................................................4(s)(vii)
Letter Agreement......................................................................22
Liens...............................................................................4(g)
Loss...............................................................................11(b)
LSE.................................................................................5(a)
Material Adverse Effect.............................................................4(a)
Noel............................................................................Recitals
Noel Agreement..................................................................Recitals
Non-Seller Assets...............................................................3(a)(xi)
Notice of Disagreement..........................................................2(c)(ii)
OSHA................................................................................4(q)
Parent..........................................................................Recitals
Parent Loan Stock...................................................................5(a)
PCBs.............................................................................4(q)(x)
Pension Plans.......................................................................4(o)
Permitted Encumbrances..............................................................4(h)
Permitted Liens.....................................................................4(g)
Proxy Statement..................................................................6(l)(i)
Purchase Price .....................................................................1(e)
RCRA................................................................................4(q)
Records.............................................................................8(e)
Release.............................................................................4(q)


                                                                                 Section
                                                                                 -------

Required Company Vote...............................................................4(b)
Required Parent Consents............................................................5(a)
Required Parent Vote................................................................5(a)
Scheduled Closing Date..............................................................2(a)
SEC.............................................................................3(b)(iv)
Secured Debt Payment............................................................2(b)(ii)
Seller..........................................................................Recitals
Sellers' Knowledge..................................................................4(z)
Sellers' 401(k) Plan................................................................6(o)
Straddle Period....................................................................11(a)
Tax Returns.....................................................................4(f)(iv)
Taxes...........................................................................4(f)(iv)
Third Party Claim..................................................................11(f)
Title Company.......................................................................6(s)
Unassigned Asset....................................................................1(g)
Underwriting Agreement..............................................................5(d)
WARN Act......................................................................4(s)(viii)
WC Amount........................................................................2(c)(i)
WC Statement.....................................................................2(c)(i)
Winstead Property...................................................................7(f)
Working Capital..................................................................2(c)(i)


                                                                      APPENDIX D

                         CERTIFICATE OF AMENDMENT OF THE

                    RESTATED CERTIFICATE OF INCORPORATION OF

                         BELDING HEMINWAY COMPANY, INC.

                                 -------------
                         Pursuant to Section 242 of the
                             General Corporation Law
                                 -------------

               THE UNDERSIGNED, the President of Belding Heminway Company, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

               FIRST:        Article FIRST of the Restated Certificate of
Incorporation of the Corporation is hereby amended so that, as amended, said Article shall be and read as follows:

                      "FIRST: The name of the Corporation is Carlyle
               Industries, Inc.

               SECOND: This amendment has been duly adopted by the holders of a majority of the issued and outstanding shares of capital stock of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.


                      IN WITNESS WHEREOF, the undersigned has executed this Certificate this __th day of February, 1996.



                                           _____________________________________

                                    APPENDIX


                         BELDING HEMINWAY COMPANY, INC.

                                      PROXY

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

               Special Meeting of Stockholders, February 14, 1997


               The undersigned stockholder of BELDING HEMINWAY COMPANY, INC., a Delaware corporation (the "Company") hereby acknowledges receipt of the Notice and Proxy Statement dated January __, 1997 and appoints Karen Brenner and Edward
F. Cooke, or any of them, voting singly in the absence of the others, attorneys and proxies, with full power of substitution and revocation, to vote, as designated on the reverse side, all shares of Common Stock of the Company which the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company to be held at Company's executive offices, at 1430 Broadway, New York, New York 10018 on February 14, 1997 at 10:00 A.M. (local time) or any adjournment thereof, in accordance with the following instructions:

                (Continued and to be signed on the reverse side)




                              FOLD AND DETACH HERE

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN        Please mark          [X]
BY THE UNDERSIGNED STOCKHOLDER.  IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED    your vote as
"FOR" PROPOSAL NO. 1.                                                                indicated in
                                                                                     this example


1. PROPOSAL NO. 1 - To Approve the sale of substantially all the business, operations and assets of the Company and its subsidiaries related to the manufacturing, marketing and sale of industrial and consumer thread pursuant to the terms of the Sale Agreement dated as of December 12, 1996
[ ] FOR [ ] AGAINST [ ] ABSTAIN


                    In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting PLEASE SIGN EXACTLY AS NAME APPEARS HEREON.

                    Date: _________________________, 1997


                    _____________________________________
                                  Signature


                    _____________________________________
                           Signature if held jointly

                    When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such, if a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by an authorized person.

                    PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING ENCLOSED ENVELOPE.



                              FOLD AND DETACH HERE



                       STATEMENT OF DIFFERENCES
                       ------------------------

The section symbol shall be expressed as ................ 'SS'